As filed with the Securities and Exchange Commission on December 15, 2010

Registration No. 333-169476

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEKTOWN SUPERHOLDINGS, INC.

(Exact name of registrant as specified in its organizational document)

DELAWARE
(State or other jurisdiction of incorporation or organization)

7990
(Primary Standard Industrial Classification Code Number)

27-2216916
(IRS Employer Identification No.)

555 East Lafayette
Detroit, MI 48226
(313) 223-2999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clifford J. Vallier
555 East Lafayette
Detroit, MI 48226
(313) 223-2999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Allan S. Brilliant
Richard A. Goldberg
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Telephone: (212) 698-3500
Facsimile: (212) 698-3599

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of class of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)

Series A 13% Senior Secured Notes due 2015	$280,167,000	100%	$280,167,000	$19,975.91
Series B 13% Senior Secured Notes due 2015	$104,833,000	100%	$104,833,000	$7,474.59
Guarantees of Series A 13% Senior Secured Notes due 2015 by each of the Additional Registrants listed below	N/A	N/A	N/A	(3)
Guarantees of Series B 13% Senior Secured Notes due 2015 by each of the Additional Registrants listed below	N/A	N/A	N/A	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price. The filing fees were previously paid in connection with the Registration Statement of Form S-4 (File No. 333-169476) previously filed by the registrants.

(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantees is payable.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant Guarantor as Specified in its Organizational Document*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.

Greektown Newco Sub, Inc.	Delaware	7990	27-2217104

Greektown Holdings, L.L.C.	Michigan	7990	20-3579386

Greektown Casino, L.L.C.	Michigan	7990	38-3337941

Realty Equity Company, Inc.	Michigan	7990	38-1292405

Contract Builders Corporation	Michigan	7990	38-2178721

* The address, including zip code, and telephone number, including area code, for each of the additional registrants’ principal executive offices are the same as such information for Greektown Superholdings, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2010

PRELIMINARY PROSPECTUS

Greektown Superholdings, Inc.

Offer to Exchange

$280,167,000 Series A 13% Senior Secured Notes due 2015 and
$104,833,000 Series B 13% Senior Secured Notes due 2015
that have been registered under the Securities Act of 1933
(which we refer to collectively as the “Exchange Notes”)

For any and all of its outstanding
$280,167,000 Series A 13% Senior Secured Notes due 2015 and
$104,833,000 Series B 13% Senior Secured Notes due 2015
(which we refer to collectively as the “Initial Notes”)

This exchange offer will expire at 5:00 p.m., New York City time, on             , 2011, unless extended.

THE NOTES
•

We are offering to issue $280,167,000 Series A 13% Senior Secured Notes due 2015 and $104,833,000 Series B 13% Senior Secured Notes due 2015, whose issuance is registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to collectively as the Exchange Notes, in exchange for a like aggregate principal amount of issue $280,167,000 Series A 13% Senior Secured Notes due 2015 and $104,833,000 Series B 13% Senior Secured Notes due 2015, which were issued on June 30, 2010 and which we refer to collectively as the Initial Notes. The Exchange Notes will be issued under the existing indenture, dated as of June 30, 2010.

•

Interest on the Exchange Notes will accrue at a rate per annum equal to 13% and will be payable semi-annually in cash in arrears on each January 1 and July 1, beginning on January 1, 2011. The Exchange Notes will mature on July 1, 2015.

•

The Exchange Notes will be our general second-priority senior secured obligations. Our obligations under the Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a second-priority senior secured basis by all of our current and future domestic subsidiaries, subject to certain exceptions. The Exchange Notes and the related Exchange Note guarantees will be secured by a second-priority lien on (i) substantially all the properties and assets of Greektown Superholdings, Inc. and each guarantor, whether now owned or hereafter acquired, except certain excluded assets and (ii) a pledge of all the capital stock of all the subsidiaries of Greektown Superholdings, subject to certain limitations (in each case subject only to certain permitted prior liens and liens securing certain permitted priority lien debt, including borrowings under our revolving credit facility). The Exchange Notes will be senior to any future subordinated indebtedness that we may incur. See “Description of Exchange Notes.”

THE TERMS OF THE EXCHANGE OFFER

•	It will expire at 5:00 p.m., New York City time, on , 2011, unless we extend it.

•	If all the conditions to the exchange offer are satisfied, we will exchange all of our Initial Notes that are validly tendered and not withdrawn for the Exchange Notes.
•

You may withdraw your tender of Initial Notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding Initial Notes that are validly tendered and not withdrawn.

•

We believe that the exchange of the Initial Notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Certain U.S. Federal Income Tax Considerations” on page 140 of this prospectus for more information.

•	We will not receive any proceeds from the exchange offer.
•

The Exchange Notes that we will issue to you in exchange for your Initial Notes will be substantially identical to your Initial Notes except that, unlike your Initial Notes, the Exchange Notes will have no transfer restrictions, registration rights or provisions for special interest other than in certain circumstances affecting the effectiveness of this registration statement of which this prospectus is a part. We are making the exchange offer to satisfy your registration rights, as a holder of the Initial Notes.

•

The Exchange Notes that we will issue to you in exchange for your Initial Notes are new securities with no established market for trading. We do not intend to list the Exchange Notes on any national securities exchange or quotation system.

•	Broker-dealers who receive Exchange Notes pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such Exchange Notes.
•

Broker-dealers who acquired the Initial Notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the Exchange Notes.

           You should see the Risk Factors beginning on page 15 of this prospectus for a discussion of business and financial risks that you should consider carefully prior to participating in the exchange offer.

           Neither the Securities and Exchange Commission (the “SEC”) nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010

          We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

INCORPORATED INFORMATION

          This prospectus incorporates important business and financial information that is not included or delivered with this prospectus. This information is available free of charge to noteholders upon written or oral request to:

Greektown Superholdings, Inc.
555 East Lafayette
Detroit, MI 48226
Attention: Clifford J. Vallier
(313) 223-2999

          To ensure timely delivery, you should request any information no later than five business days prior to the expiration of the exchange offer.

PRESENTATION OF FINANCIAL INFORMATION

          Due to our emergence from Chapter 11 and the consummation of the Plan, we are now required to adopt fresh-start accounting in accordance with Accounting Standards Codification (“ASC”) No. 852, “Reorganizations.” Accordingly, our emergence from Chapter 11, the consummation of the Plan and our application of fresh-start accounting will affect our future reported results of operations and make it difficult to compare our historical, pre-emergence reported results of operations with those that we report in the future. The initial fresh-start accounting valuations are included in our Financial Statements for the quarter ending June 30, 2010.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy and objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plan and forecasts, budgets, working capital needs and sources of liquidity. The safe harbor protections provided under the Private Securities Litigation Reform Act do not apply to statements made in connection with the offer to exchange the outstanding Initial Notes pursuant to this prospectus.

          Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which, in turn, are based on currently available information. Important assumptions relating to the forward-looking statements in this prospectus include, among others, assumptions regarding the markets and demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate.

          Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from the forward-looking statements in this prospectus as a result of the risks discussed in “Risk factors” or as a result of additional risks not presently known to us.

          Accordingly, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. We do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

PROSPECTUS SUMMARY

          The following summary should be read in connection with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus. See “Risk Factors” for a discussion of certain factors that should be considered in connection with the exchange offer.

           In this prospectus, unless the context otherwise requires, the terms “Greektown Superholdings,” “Greektown,” “we,” “us,” “our,” “our company,” and “our business” refer to Greektown Superholdings, Inc. When we use the term “Notes” in this prospectus, the term includes the Initial Notes and the Exchange Notes.

Our Company

          Greektown Superholdings was incorporated under the laws of the State of Delaware on March 17, 2010. Greektown Superholdings was formed to hold, directly and indirectly through Greektown Newco Sub, Inc., all outstanding membership interests of Greektown Casino, L.L.C. (“Greektown LLC”), as of the Effective Date. Through Greektown LLC, we own and operate Greektown Casino. Greektown Casino opened in November 2000 in downtown Detroit. In February 2009, Greektown Casino completed its Expanded Complex at a cost of approximately $336.3 million. Greektown Casino is one of only three commercial casinos licensed to operate in Michigan and our Expanded Complex offers a full range of gaming, dining and entertainment alternatives, including:

•

an approximately 100,000 square-foot casino with 2,600 slot machines, 67 table games, including an approximately 12,500 square-foot salon dedicated to high-limit gaming and the largest live poker room in the Metro Detroit Gaming Market (as defined below);

•	approximately 2,810 attached and 1,750 unattached parking spaces, including over 600 parking spaces for valet parking services;

•	10,000 square feet of convention space;

•	a 400-room hotel;

•	four restaurants, including a 260-seat “International Buffet”;

•	several food outlets on the gaming floor; and

•	nine bars and two entertainment facilities.

           We generate cash flow from our casino operations, inclusive of our slot machine and table game businesses, as well as from our food and beverage operations and hotel operations. For the three months ended September 30, 2010, revenues from our slot machine-based business accounted for 88.2% of revenues from our casino operations, and revenues from our casino operations accounted for 89.7% of our total revenues. For the nine months ended September 30, 2010, revenues from our slot machine-based business accounted for 88.3% of revenues from our casino operations, and revenues from our casino operations accounted for 89.9% of our total revenues.

Our Strengths

Proven Gaming Market with Strong Demographics

          The gaming market in the Detroit area, which consists of three commercial casinos in Michigan (the “Metro Detroit Gaming Market”), together with the commercial casino in Windsor, Ontario, has demonstrated favorable demographics and resilience since its inception in late 1999. Despite being only a decade old, the Metro Detroit Gaming Market has evolved into a mature industry and the fifth largest gaming center in the U.S. based on 2008 annual gross revenues. Following the re-development of the casinos into Las Vegas-style venues, the gaming environment has experienced renewed excitement while increasing exposure to non-traditional players.

          We have historically enjoyed an established customer base that prefers Greektown to other casinos due to the intimate atmosphere and proximity to Detroit’s major roads and transportation alternatives. We estimate that Greektown Casino attracts an average of approximately 18,000 patrons per day, and we believe a significant number of these patrons make regular visits to our property. Our players’ club, known as “Club Greektown,” is a membership/loyalty program that attracts customers by offering incentives to frequent casino visitors. We had approximately 1.3 million people in our database for Club Greektown as of September 30, 2010, approximately 172,000 of whom had visited Greektown Casino during the preceding 90 days. We believe the Metro Detroit Gaming Market is primarily a “drive-to” gaming market, with over 95% of our patrons residing within 100 miles of Greektown Casino.

Attractive Location Benefiting From Urban Revitalization

          Greektown is located in the historic Greektown district of metropolitan Detroit. The neighborhood is generally considered one of the safest in Detroit and a destination district for entertainment, sports and food. The immediate area and landmarks surrounding

Greektown have been designed and developed with a Greek influence in mind. Additionally, many of the restaurants are known for offering the best authentic Greek cuisine in the region.

          A number of public attractions and corporate office complexes are located within walking distance or a short drive from Greektown, including stadiums for the Detroit Tigers, Detroit Lions and Detroit Red Wings; the Renaissance Center (corporate headquarters for General Motors); headquarters for Compuware Corporation; headquarters for Blue Cross Blue Shield of Michigan; the Cobo Conference / Exhibition Center; Detroit’s theater district; Campus Martius and the riverfront. For the last 10 years, the surrounding area has experienced significant public and private investment as part of Detroit’s revitalization effort. It is estimated that over this time, over $15 billion has been invested in projects in downtown Detroit, much of which is in close proximity to Greektown. This includes construction of brand new football and baseball stadiums. As a result, the area is one of the newest and most vibrant in downtown Detroit. With further planned and anticipated investments by the public and private sector in the vicinity, Greektown stands to benefit from its centralized downtown location.

          Getting to Greektown is convenient, with access facilitated by a nearby off-ramp from Interstate 375 and six interstate highways passing through downtown Detroit. The most frequented and traditional routes to downtown Detroit require travelers to drive by Greektown, providing a constant visual reminder of the Greektown venue. Many frequent casino patrons split time among the casinos of the area, providing Greektown the opportunity to capture incremental revenue based on the ease and accessibility of its location. Greektown also benefits from the convenience provided by the People Mover, a 2.9 mile automated transportation system that operates on a single-track, one-way loop through the central business district of downtown Detroit. The People Mover has a “Greektown” stop which is at the front entrance of Greektown Casino and steps from the gaming floor.

Limited Competition due to Regulatory Barriers

          Under Proposition E passed by Michigan voters in 1996 and amended by the Michigan Legislature and signed into law in 1997, only three commercial casinos are currently permitted to operate in Michigan. Michigan’s Constitution requires a three-fourths vote of both houses of the legislature to amend the law, an event we view as unlikely, particularly given the revenue these casinos bring to Detroit. Other existing casinos in Michigan are located on Native American reservations, the nearest of which is approximately 113 miles from Greektown Casino. In November 2004, Michigan voters approved Proposal 1, which requires a voter referendum before new forms of gambling are permitted in Michigan. This limits the government’s ability to enact changes to state laws permitting incremental gaming sites in Michigan. Proposal 1 does not apply to tribal gaming or to the three existing Detroit casinos, but applies to new lottery games, consisting of “table games” and “player operated mechanical or electronic devices”. See “Risk Factors—We face significant competition in the market in which we operate and other markets, which could impair our revenues, increase our expenses and hinder our ability to generate sufficient cash flows” for a discussion of the significant competition in the market in which Greektown operates.

State-of-the-Art Gaming and Hotel Property

          Greektown completed construction of the state-of-the-art Expanded Complex, including a 400 room hotel, which opened in February 2009. The new facility was designed with the local clientele in mind while providing full-service amenities previously absent. Additionally, the new venue was designed to provide the opportunity to promote and increase awareness of Greektown as a destination for nongaming activities. Through the completion of the Expanded Complex, Greektown expanded its offerings and created opportunities to increase traffic through the casino.

Plan of Reorganization

          The following discussion provides a summary of the events leading to our emergence from Chapter 11 bankruptcy and is not intended to be exhaustive.

          On May 29, 2008 (the “Petition Date”), Greektown Holdings, L.L.C. (“Greektown Holdings”), its direct and indirect subsidiaries and certain affiliates (collectively, the “Debtors”) filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Michigan (the “Bankruptcy Court”). These cases were consolidated under the caption, “In re Greektown Holdings, L.L.C., et al. Case No. 08-53104.” On August 26, 2009, the Debtors filed the Second Amended Joint Plans of Reorganization (the “Debtor Plan”) and the Second Amended Disclosure Statement for Joint Plans of Reorganization (the “Debtor Disclosure Statement”). On September 3, 2009, the Bankruptcy Court approved the Debtor Disclosure Statement.

          On November 2, 2009, certain holders of the 10-3/4% Senior Notes due 2013 (the “Old Notes”) issued by Greektown Holdings and Greektown Holdings II, Inc. and certain other parties (collectively, the “Put Parties”) entered into a Purchase and Put Agreement (as amended, the “Purchase and Put Agreement”). Pursuant to the Purchase and Put Agreement:

•

the Put Parties proposed and filed an alternative plan of reorganization on terms consistent with the Purchase and Put Agreement, providing, among other things, for (i) the payment in full of all DIP financing claims and all claims under Greektown’s prior senior secured credit facility, (ii) the issuance of $385,000,000 of Initial Notes, (iii) an offering to the holders of Old Notes of rights (the “Rights Offering”) to purchase 1,850,000 shares of our preferred stock, par value $0.01 per share (the “Preferred Stock”) at a purchase price of $100 per share and the issuance to the holders of Old Notes of 140,000 shares of our common stock, par value $0.01 per share (the “Common Stock”), in each case, in exchange for the Old Notes and (iv) the sale of 150,000 shares of Preferred Stock to certain Put Parties at a purchase price of $100 per share as further described below;

•

the Put Parties who were holders of Old Notes agreed to exercise their right to purchase Preferred Stock in the Rights Offering and the other Put Parties agreed to purchase 150,000 shares of Preferred Stock;

•	the Put Parties agreed to purchase any shares of Preferred Stock not subscribed for by the other holders of Old Notes in the Rights Offering;

•	certain of the Put Parties committed to participate in debtor-in-possession credit facilities; and

•

in consideration for entering into the Purchase and Put Agreement, the Put Parties became entitled to a put premium in the aggregate equal to (i) $10 million (the “Cash Put Premium”) and (ii) 222,222 shares of Preferred Stock (the “Stock Put Premium”); however, each Put Party had the right to accept its pro rata share of up to 111,111 additional shares of Preferred Stock in lieu of the Cash Put Premium.

          On November 3, 2009, the Debtors agreed to voluntarily continue the hearing on confirmation of the Debtor Plan (the “Debtor Plan Confirmation Hearing”), which was scheduled for that date, for 24 hours, to engage in discussions with the Put Parties. On November 4, 2009, the Bankruptcy Court further continued the Debtor Plan Confirmation Hearing to allow for further discussions regarding a consensual resolution. On November 29, 2009, the Debtors, the Put Parties, the agent for the pre-petition secured lenders, the agent for the lenders under the debtor-in-possession credit facility (the “DIP Facility”), an ad hoc group of pre-petition secured lenders, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), and the indenture trustee for the Old Notes (the “Old Indenture Trustee”) filed a stipulation containing the terms on which all such parties would support the confirmation of the plan proposed by the Put Parties described in the Purchase and Put Agreement. On December 7, 2009, the Put Parties, joined by the Creditors’ Committee and the Old Indenture Trustee as “Noteholder Plan Proponents,” filed the Second Amended Joint Plans of Reorganization for the Debtors Proposed by Noteholder Plan Proponents Including Official Committee of Unsecured Creditors and Indenture Trustee, which we refer to as the Plan, and the Disclosure Statement for Second Amended Joint Plans of Reorganization for the Debtors Proposed by Noteholder Plan Proponents Including Official Committee of Unsecured Creditors and Indenture Trustee (the “Disclosure Statement”). The Disclosure Statement had been previously presented to the Bankruptcy Court, and on December 4, 2009, the Bankruptcy Court approved the Disclosure Statement.

          Commencing on December 11, 2009, the Disclosure Statement, ballots for voting to accept or reject the Plan and other solicitation documents were distributed to all classes of creditors eligible to vote on the proposed Plan. The deadline for submitting ballots for voting to accept or reject the Plan was January 4, 2010. On January 11, 2010, the Debtors’ claims and voting agent filed its certification of voting results with the Bankruptcy Court reporting that, pursuant to the Bankruptcy Code, the requisite number of creditors to provide an impaired accepting class at each Debtor approved the Plan. Pursuant to the “cram-down” provisions of the Bankruptcy Code, the Plan was confirmed by the Bankruptcy Court without the affirmative vote of other classes of creditors on January 22, 2010. The Plan became effective on June 30, 2010 (the “Effective Date”) and the Debtors emerged from bankruptcy.

          The Plan, which was substantially consistent with the terms set forth in the Purchase and Put Agreement, generally provided for the full payment or reinstatement of allowed administrative claims, priority claims, post-petition secured claims, and pre-petition secured claims, the satisfaction of general unsecured claims through the distribution of cash and litigation trust interests and the cancellation of the existing equity interests in Greektown Holdings. The deadline to file administrative claims, professional claims and substantial contribution claims occurred on August 14, 2010. As provided in the Plan and confirmation order, such claims, if any, may not be subject to resolution under the Plan. The Plan also provided that the holders of Old Notes receive all of the shares of our Common Stock issued pursuant to the Plan and the rights issued in the Rights Offering (as defined below) plus interests in litigation trust (the “Litigation Trust”). The Litigation Trust, which has been established pursuant to the Plan, has authority and standing to, among other things, (i) monitor distributions to general unsecured creditors under the Plan and (ii) perform the general unsecured creditors’ claims reconciliation process. On the Effective Date, rights to certain claims or causes of action of the Debtors were placed into the Litigation Trust. On the Effective Date, Greektown LLC loaned $375,000 on a non-recourse basis to the Litigation Trust to fund the fees, expenses, and costs of the Litigation Trust (the “Litigation Trust Loan”), which is evidenced by a note payable by the

Litigation Trust to Greektown LLC. On the Effective Date, all outstanding Avoidance Claims (as defined in the Plan) of the Debtors were placed into the Litigation Trust. A trustee was appointed for the Litigation Trust who will, among other things, hold the assets of the trust for the benefit of the holders of general unsecured claims and such other beneficiaries as described in the Plan, prosecute or resolve certain unsettled litigation claims and make distributions of consideration received by the Litigation Trust as a result of any judgment, settlement, or compromise of any such claims.

          Pursuant to the Plan, the sale of 1,850,000 shares of Preferred Stock in a rights offering (the “Rights Offering”), together with the direct purchase of 150,000 shares of Preferred Stock by certain of the Put Parties, all at a purchase price of $100 per share, provided approximately $196 million in net proceeds to the Debtors’ estates. Such net amount reflects the determination of the Put Parties to receive $4 million of the Cash Put Premium from Greektown Superholdings in cash and 66,666 shares of Preferred Stock in lieu of the remaining $6 million of the Cash Put Premium. All of the purchases of Preferred Stock were completed on the Effective Date and the shares of Preferred Stock were issued on the Effective Date. Each party who agreed to purchase Preferred Stock was given the option to purchase Preferred Stock with regular or reduced voting rights. However, certain parties that elected to purchase Preferred Stock and were concerned that they might acquire more than 4.9% of the capital stock of Greektown Superholdings, or certain parties that qualified as “Institutional Investors” under Michigan gaming law that were concerned that they may acquire more than 14.9% of the capital stock of Greektown Superholdings, elected to receive Warrants to purchase Preferred Stock at an exercise price of $0.01 per share representing a portion of the Preferred Stock that they had elected to purchase. As a result, the holders of Old Notes and the Put Parties own all of the outstanding equity interests of Greektown Superholdings as of the Effective Date. In addition, under the Plan, at the end of the day on the Effective Date, Greektown Holdings’ existing members’ capital (deficit) was extinguished and no distributions were made to existing members. Certain of the Put Parties assigned their Put Commitment and certain of their other rights and obligations under the Purchase and Put Agreement to other Put Parties pursuant to an Assignment and Assumption Agreement dated as of March 31, 2010.

          On the Effective Date, Greektown Superholdings issued the Initial Notes and entered into a $30 million revolving credit facility with Comerica Bank, $20 million of which is currently available for borrowings (the “Revolving Loan” and, together with the Initial Notes, the “Exit Financing”). On the Effective Date, the proceeds of the Rights Offering, the proceeds of the direct purchase of Preferred Stock, and the proceeds from the sale of the Initial Notes were used to pay all outstanding borrowings under the DIP Facility, to repay the pre-petition secured claims, and to make other payments required upon exit from bankruptcy. The proceeds from the sale of the Initial Notes remaining after the foregoing payments were made, as well as the Revolving Loan, will be used to provide ongoing liquidity to conduct our post-reorganization operations.

Impact of Emergence from Chapter 11

          Our emergence from Chapter 11, the consummation of the Plan and our application of fresh-start accounting affect our future reported results of operations and make it difficult to compare our historical, pre-emergence reported results of operations with those that we currently report and will report in the future.

          In connection with our emergence from Chapter 11, the MGCB order granting approval of our new ownership structure, capitalization and management provides that we must comply with a minimum fixed charge coverage ratio maintenance covenant and a limitation on certain restricted payments. Failure to comply with these requirements could result in restrictions on our ability to operate our casino business, fines and suspension or revocation of our gaming license. See “Regulatory Covenants” and “Risk Factors—We will be subject to compliance with a regulatory fixed charge coverage ratio maintenance covenant required by the MGCB.”

Summary Organizational Structure

          Pursuant to the Plan, Greektown Superholdings was incorporated under the laws of the State of Delaware on March 17, 2010. Each of Greektown Superholdings and its wholly-owned subsidiary, Greektown Newco Sub, Inc. (the “Greektown Sub”), hold 50% of the outstanding membership interests of Greektown Holdings. Greektown Superholdings is a holding company that has no operating assets and owns 50% of the issued and outstanding membership interests of Greektown Holdings and 100% of the issued and outstanding stock of Greektown Sub. Through its direct and indirect ownership of Greektown LLC, Greektown Superholdings owns and operates Greektown Casino. Greektown LLC also holds all the ownership interests in Contract Builders Corporation (“Contract Builders”) and Realty Equity Company, Inc. (“Realty Equity”), each of which own real estate near Greektown Casino. Greektown Superholdings’ corporate headquarters are located at 555 East Lafayette, Detroit, Michigan 48226. The following organizational chart describes our organizational structure.

Summary of the Exchange Offer

          Below is a summary of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section in this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer.

Note Offering

We sold the Initial Notes on June 30, 2010 to Goldman, Sachs & Co. (the “initial purchaser”). The initial purchaser subsequently resold the Initial Notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act.

Registration Rights Agreement

On the date the Initial Notes were issued, we entered into an agreement with the initial purchaser, for the benefit of holders of the Initial Notes, in which we agreed to (1) use our reasonable best efforts to consummate this exchange offer within 180 calendar days after the issue date of the Initial Notes (which period may be extended for 60 days under certain limited circumstances) and (2) file a shelf registration statement for the resale of the Initial Notes if we cannot effect an exchange offer within the time period provided.

The Exchange Offer	We will exchange the Initial Notes for a like aggregate principal amount of the Exchange Notes.

Expiration Date

5:00 p.m., New York City time, on          , 2011, unless we extend the expiration date. The expiration date of the exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. For more information, see the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon the exchange of any minimum principal amount of the Initial Notes.

Procedures for Tendering Initial Notes

To participate in the exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your Initial Notes to be exchanged and all other documents required by the letter of transmittal, to Wilmington Trust FSB, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your Initial Notes by bookentry delivery following the procedures described in this prospectus. For more information on tendering your Initial Notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Initial Notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Initial Notes, either make appropriate arrangements to register ownership of your Initial Notes in your name or obtain a properly completed bond power from the person or entity in whose name your Initial Notes are registered. The transfer of registered ownership may take considerable time. For more information, see the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Guaranteed Delivery Procedures

If you wish to tender your Initial Notes and you cannot get the required documents to the exchange agent on time, you may tender your Initial Notes by using the guaranteed delivery procedures described under the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your Initial Notes at any time before 5:00 p.m.,

New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes

If all the conditions to the completion of the exchange offer are satisfied, we will accept any and all Initial Notes that are tendered in the exchange offer in accordance with the procedures set forth below under “The Exchange Offer—Procedures for Tendering Initial Notes” on or before 5:00 p.m., New York City time, on the expiration date. We will return any Initial Note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the Exchange Notes to you promptly after the expiration date. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

U.S. Federal Income Tax Considerations Relating to the Exchange Offer

We believe that exchanging your Initial Notes for Exchange Notes will generally not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent

Wilmington Trust FSB is serving as exchange agent in the exchange offer. For the address, telephone number and facsimile number of the exchange agent, please refer to the section in this prospectus entitled “The Exchange Offer—Exchange Agent.”

Fees and Expenses	We will pay certain expenses related to the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds

We will not receive any proceeds from the issuance of the Exchange Notes. We are making the exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the Initial Notes.

Consequences to Noteholders Who Do Not Participate in the Exchange Offer

In general, if you do not participate in the exchange offer (i) except as set forth below, you will not necessarily be able to require us to register your Initial Notes under the Securities Act; (ii) you will not be able to resell, offer to resell or otherwise transfer your Initial Notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and (iii) the trading market for your Initial Notes will become more limited to the extent other holders of Initial Notes participate in the exchange offer. In addition, if you do not participate in the exchange offer, you will not be able to require us to register your Initial Notes under the Securities Act unless:

	•	the exchange offer is not permitted by applicable law or SEC policy;

	•	the exchange offer is not consummated within 180 calendar days after the issue date of the Initial Notes (which period may be extended for 60 days under certain limited circumstances);

	•	you are prohibited by applicable law or SEC policy from participating in the exchange offer;

•

you may not resell the Exchange Notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

	•	you are a broker-dealer and hold Initial Notes acquired directly from us or one of our affiliates.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the Initial Notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any Initial Notes that remain outstanding after completion of the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that it may be possible for you to resell the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your Initial Notes in the exchange offer and resell the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

	•	you are authorized to tender the Initial Notes and to acquire Exchange Notes, and that we will acquire good and unencumbered title to those Initial Notes;

	•	the Exchange Notes acquired by you are being acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and are not participating in, and do not intend to participate in, the distribution of such Exchange Notes;

	•	you are not an “affiliate,” as defined in Rule 144 promulgated under the Securities Act, of ours;

	•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of Exchange Notes;

•

if you are a broker-dealer, Initial Notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such Exchange Notes; and

	•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Please refer to the sections in this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” and “Plan of Distribution.”

Obligations of Broker-Dealers

If you are a broker-dealer that receives Exchange Notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the Exchange Notes. If you are a broker-dealer who acquired the Initial Notes as a result of market-making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the Exchange Notes. If you are a broker-dealer who acquired the Initial Notes directly from the issuers in the note offering and not as a result of market-making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the Exchange Notes.

Summary of Terms of the Exchange Notes

          The Exchange Notes will be governed by the indenture, dated as of June 30, 2010, by and among Greektown Superholdings, Inc., the guarantors named therein and Wilmington Trust FSB, as trustee and collateral agent. The terms of the Exchange Notes and those of the outstanding Initial Notes are substantially identical, except that (i) the transfer restrictions and registration rights relating to the Initial Notes do not apply to the Exchange Notes, and (ii) the Initial Notes provide for special interest to be paid to the holders of such Initial Notes if the exchange offer does not occur. The following is a summary of certain terms of the indenture and the Exchange Notes and is qualified in its entirety by the more detailed information contained under the heading “Description of Exchange Notes” elsewhere in this prospectus.

Issuer	Greektown Superholdings, Inc.

Exchange Notes Offered	$280.17 million in aggregate principal amount of our Series A 13% Senior Secured Notes due 2015 and $104.83 million in aggregate principal amount of our Series B 13% Senior Secured Notes due 2015.

Maturity Date	July 1, 2015.

Interest	The Exchange Notes will bear interest at a rate of 13.0% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees

Our obligations under the Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a second-priority senior secured basis by all of our current and future domestic subsidiaries, subject to certain exceptions. See “Description of Exchange Notes—Note Guarantees.”

Interest Payment Dates	Interest on the Exchange Notes will be payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2011.

Collateral

The notes and the related note guarantees will be secured by a second-priority lien on (i) substantially all of the properties and assets of Greektown Superholdings and each guarantor, whether now owned or hereafter acquired, except certain excluded assets and (ii) a pledge of all the capital stock of all the subsidiaries of Greektown Superholdings, subject to certain limitations (in each case subject to certain permitted prior liens and liens securing certain permitted priority lien debt, including borrowings under our new revolving credit facility). See “Description of Exchange Notes—Collateral and Security Documents.”

Ranking	The Exchange Notes and the guarantees will be our and the guarantors’ general second-priority senior secured obligations and will rank:

• senior in right of payment to all of our and the guarantors’ future subordinated indebtedness;

• equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

• effectively junior to our and the guarantors’ obligations under our Revolving Loan and any other priority lien debt to the extent of the value of the collateral securing such debt; and

• effectively junior to all of the liabilities and obligations of any of our subsidiaries that do not guarantee the Exchange Notes.

As of September 30, 2010, we had approximately:

• $425.0 million of total indebtedness, which represents the Initial Notes and other liabilities; and

• $363.4 million of secured indebtedness, all of which represents the Initial Notes.

We also have commitments of $20 million available to us under our Revolving Loan (which will be increased to $30 million upon the discharge and release of existing mortgages on a small parcel of real property underlying a portion of our casino operations securing indebtedness owed by third parties (the “Trappers Parcel”)), which would rank effectively senior to the Exchange Notes to the extent of the value of the collateral securing such debt if borrowed. The Company has not drawn under the Revolving Loan; however the Company had approximately $0.8 million of letters of credit outstanding as of September 30, 2010.

Intercreditor Agreement

The trustee and the collateral agent under the indenture governing the Notes and the administrative agents and the collateral agents under the Revolving Loan have entered into an intercreditor agreement as to the relative priorities of their respective security interests in the assets securing the Notes and borrowings under the senior credit facility and certain other matters relating to the administration of security interests. See “Description of Exchange Notes—Intercreditor Agreement.”

Optional Redemption

We may redeem some or all of the Exchange Notes at any time prior to January 1, 2013 at a price equal to 100% of the principal amount of the Exchange Notes to be redeemed, plus a make-whole premium and accrued and unpaid interest to the redemption date. Thereafter, we may redeem some or all of the Exchange Notes at the redemption prices listed under “Description of Exchange Notes—Optional Redemption” plus accrued and unpaid interest on the Exchange Notes to the date of redemption.

Regulatory Redemption

The notes will be subject to mandatory disposition or redemption following certain determinations by applicable gaming regulatory authorities. See “Description of Exchange Notes—Mandatory Redemption—Regulatory Redemption.”

Consolidated Excess Cash Flow Redemption

The Exchange Notes will be subject to mandatory redemption if Greektown Superholdings has consolidated excess cash flow, as defined in this prospectus, for any fiscal year commencing with the fiscal year beginning on the date of the indenture and ending December 31, 2010. See “Description of Exchange Notes—Mandatory Redemption—Consolidated Excess Cash Flow Redemption.”

Asset Sales; Events of Loss

If we sell assets or experience certain events of loss under certain circumstances and do not use the proceeds for specified purposes, we must offer to repurchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest, to the applicable repurchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Change of Control

Upon the occurrence of a change of control (as described under “Description of Exchange Notes—Change of Control”), we must offer to repurchase the Exchange Notes at 101% of the principal amount of the Exchange Notes, plus accrued and unpaid interest to the date of repurchase. We will comply, to the extent applicable with the requirements of Section 14(e) of the Exchange Act, and any other securities laws or regulations in connection with the repurchase of Exchange Notes in the event of a change of control. See “Description of Exchange Notes—Change of control.”

Restrictive Covenants

The Exchange Notes will be issued under an indenture dated as of June 30, 2010 by and among Greektown Superholdings, the guarantors party thereto and Wilmington Trust FSB, as trustee and collateral agent. That indenture contains covenants that, among other things, restrict our ability and the ability of our subsidiaries (other than our unrestricted subsidiaries) to:

• pay dividends, redeem stock or make other distributions or restricted payments;

• incur indebtedness or issue preferred shares;

• create liens;

• enter into sale-leaseback transactions;

• agree to dividend or payment restrictions affecting the restricted subsidiaries;

• consolidate or merge;

• sell or otherwise transfer or dispose of substantially all of the properties or assets of Greektown Superholdings and our restricted subsidiaries;

• enter into transactions with our affiliates;

• make certain investments, including in unrestricted subsidiaries;

• change our line of business;

• designate our subsidiaries as unrestricted subsidiaries;

• make payments for consent; and

• use the proceeds of permitted sales of our assets.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Exchange Notes—Certain Covenants.”

Use of Proceeds

We will not receive any proceeds from the issuance of the Exchange Notes in exchange for the outstanding Initial Notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Initial Notes.

Absence of a Public Market for the Exchange Notes

The Exchange Notes are new securities with no established market for them. We cannot assure you that a market for these Exchange Notes will develop or that this market will be liquid. Please refer to the section in this prospectus entitled “Risk Factors—Risks Relating to the Exchange Offer—If an active trading market for the Exchange Notes does not develop, the liquidity and value of the Exchange Notes could be harmed.”

Risk Factors

You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under the caption “Risk Factors” in this prospectus.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth summary consolidated financial and other data for each of the years ended December 31, 2007, 2008 and 2009 and summary unaudited consolidated financial and other data for each of the three months ended September 30, 2010, the six months ended June 30, 2010, and the nine months ended September 30, 2009. Greektown Superholdings holds, directly and indirectly through Greektown Newco Sub, Inc., all the outstanding membership interests of Greektown Holdings. Accordingly, the summary consolidated financial data for each of the years ended December 31, 2007, 2008 and 2009 have been derived from, and should be read together with, the audited consolidated financial statements and the related notes of Greektown Holdings and its subsidiaries (“Predecessor”), which are included with this prospectus. The summary unaudited consolidated financial and other data for the three months ended September 30, 2010, the six months ended June 30, 2010, and the nine months ended September 30, 2009 derived from, and should be read together with, Predecessor’s unaudited condensed consolidated financial statements and the related notes of Predecessor, which are included with this prospectus and have been prepared on a basis consistent with Predecessor’s annual audited financial statements. The summary unaudited consolidated Statement of Operations Data and Other Items as of September 30, 2010 are derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes of Greektown Superholdings and its subsidiaries, which are included with this prospectus and have been prepared on a basis consistent with our annual audited financial statements. In our opinion, such unaudited financial data reflect all adjustments, consisting of only normal and recurring adjustments, considered necessary for a fair presentation of the operating results for those interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus.

	Successor Three Month Ended September 30,	Predecessor Six Month Ended June 30,	Predecessor Nine Months Ended September 30,	Predecessor Year Ended December 31,

	2010	2010	2009	2009	2008	2007

		(In thousands, except share and per share data)
Statement of Operations Data:
Revenues:
Casino	$85,314	$173,563	$250,310	$332,878	$297,329	$321,779
Food and beverage	5,900	11,924	16,764	22,524	11,862	13,959
Hotel	2,569	4,628	5,755	7,880	—	—
Other	1,291	2,482	3,851	4,958	4,608	4,891

Gross revenues	94,894	192,597	276,680	368,240	313,799	340,629
Less promotional allowances	12,235	23,591	26,340	36,635	27,070	25,982

Net revenues	82,659	169,006	250,340	331,605	286,729	314,647
Direct operating expenses	55,369	101,596	150,858	192,710	306,612	192,779
Indirect operating expenses	17,308	35,377	51,509	86,489	65,836	72,433
Consulting company success fees	—	—	6,240	6,240	—	—

Total operating expenses	72,677	136,973	208,607	285,439	372,448	265,212

Income (loss) from operations	9,982	32,033	41,733	46,166	(85,719)	49,435
Net gain (loss) on reorganization items and fresh start adjustments	378	301,352	(17,602)	(28,711)	(11,667)	—
Other expense	(14,733)	(39,866)	(60,964)	(82,587)	(51,294)	(47,445)

(Loss) income before provision for state income taxes	(4,373)	293,519	(36,833)	(65,132)	(148,680)	1,990
Provision for state income taxes	(632)	(2,598)	(273)	(812)	(4,228)	—

Net (loss) income	$(5,005)	$290,921	$(37,106)	$(65,944)	$(152,908)	$1,990

Loss per share - basic and diluted:
Basic	$(66.41)	N/A	N/A	N/A	N/A	N/A

Diluted	$(66.41)	N/A	N/A	N/A	N/A	N/A

Weighted average common shares	140,000	N/A	N/A	N/A	N/A	N/A

Weighted average common and common equivalent shares	140,000	N/A	N/A	N/A	N/A	N/A

	Successor	Predecessor

	Three Months Ended September 30,	Six Months Ended June 30,	Nine Months Ended September 30,	Year Ended December 31,

	2010	2010	2009	2009	2008	2007

		(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$35,600	$13,596	$24,993	$25,692	$24,032	$19,251
Other current assets	19,530	27,708	20,742	39,921	26,708	24,673
Property, building and equipment, net	337,423	339,554	478,687	472,271	448,585	286,890
Other assets	330,361	334,499	11,093	9,742	14,135	149,947

Total Assets	$722,914	$715,357	$535,515	$547,626	$513,460	$480,761

Current liabilities	$55,418	$43,711	$546,925	$582,971	$502,408	$502,646
Long term liabilities	369,623	368,847	3,205	3,156	3,461	62,283
Liabilities subject to compromise	—	—	247,468	252,420	232,568	—
Total shareholders equity and member’s (deficit)	297,873	302,799	(262,083)	(290,921)	(224,977)	(84,168)

Total liabilities and members’ deficit	$722,914	$715,357	$535,515	$547,626	$513,460	$480,761

Other Items:
Adjusted EBITDAR*	$20,062	$42,223	$16,851	$70,980	$50,111	$59,339

* We present Adjusted EBITDAR as a supplemental measure of our performance. We define Adjusted EBITDAR as net income (loss) plus (i) interest expense, net, (ii) provision for taxes, (iii) stock based compensation, (iv) depreciation and amortization, as further adjusted to eliminate the impact of certain non-cash items, including the impairment of our casino development right intangible asset in 2008 and non-operating expenses, including professional fees and other expenses directly associated with our Chapter 11 reorganization, that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDAR, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDAR should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net (loss) income to Adjusted EBITDAR:

	Successor	Predecessor

EBITDAR Reconciliation - #’s taken from I/S	Three Months Ended September 30, 2010	Six Months Ended September 30, 2010	Nine Months Ended September 30, 2009

		(In thousands)
Net income/(loss)	$(5,005)	$290,921	$(37,106)
Interest	13,070	37,489	49,670
Amortization of Finance Fees	1,633	2,079	11,457
Depreciation & Amortization	10,031	10,488	10,159
Taxes (1)	632	2,598	273
Reorganization Gain (2)	(378)	(301,352)	(17,602)
Stock based compensation (3)	79	—

EBITDAR	$20,062	$42,223	$16,851

(1)

The Michigan Single Business Tax was a value added tax paid by Greektown LLC to the State of Michigan pursuant to Public Act 228, the Single Business Tax Act, which was repealed January 1, 2008 by the Michigan Legislature.

(2)	Represents fees paid to restructuring professionals, fresh start adjustments and other costs directly associated with Greektown Holdings’ bankruptcy process.
(3)	Stock based compensation expensed in relation to the board of directors as of September 30, 2010.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our Revolving Loan and our indenture use measures similar to Adjusted EBITDA to measure our compliance with certain covenants.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•

non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

RISK FACTORS

           Your decision whether to acquire the Exchange Notes will involve risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

The issuance of the Exchange Notes may adversely affect the market for the Initial Notes.

          To the extent the Initial Notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted Initial Notes could be adversely affected. Because we anticipate that most holders of the Initial Notes will elect to exchange their Initial Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, we anticipate that the liquidity of the market for any Initial Notes remaining after the completion of the exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Holders who fail to exchange their Initial Notes will continue to be subject to restrictions on transfer.

          If you do not exchange your Initial Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Initial Notes described in the legend on the certificates for your Initial Notes. The restrictions on transfer of your Initial Notes arise because we issued the Initial Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Initial Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Initial Notes under the Securities Act. For further information regarding the consequences of not tendering your Initial Notes in the exchange offer, see the discussions below under the captions “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Exchange Notes.

          Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your Exchange Notes. In these cases, if you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

There is no established trading market for the Exchange Notes and you may not be able to sell the Exchange Notes readily or at all or at or above the price that you paid.

The Exchange Notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your Exchange Notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your investment in the Exchange Notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Exchange Notes.

We have, and after the exchange offer will continue to have, a significant amount of indebtedness. As of September 30, 2010, after giving effect to the discharge of certain indebtedness under the Plan, the Initial Note offering, and the use of the proceeds therefrom together with the proceeds of the Rights Offering and the proceeds of the direct purchase of Preferred Stock to repay all outstanding borrowings under the DIP Facility, to repay the pre-petition secured claims and to make other payments required upon exit from bankruptcy, our total debt is approximately $425.0 million, excluding $20 million of unused commitments under our Revolving Loan, which could increase to $30 million. The Company has not drawn under the Revolving Loan; however the Company had approximately $0.8 million of letters of credit outstanding as of September 30, 2010.

We have now and will continue to have a substantial amount of debt, which requires significant interest and principal payments. We anticipate that we have $363.4 million of total long-term debt outstanding. Subject to the limits contained in the indenture governing the Exchange Notes and the agreements evidencing or governing other indebtedness, including our Revolving Loan, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. The indenture governing the Exchange Notes will permit us to enter into a revolving credit facility or other indebtedness secured by first-priority liens. If we do so, our obligations under the Exchange Notes will be subordinate to our obligations under such indebtedness to the extent of the value of the collateral and therefore the lenders under such indebtedness would be entitled to have those obligations satisfied before any payments are made under the Exchange Notes. If we do so, the risks related to our high level of debt could intensify. Our high level of debt could have important consequences to the holders of the Exchange Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Exchange Notes and our other debt;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments and lease obligations instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture governing the Exchange Notes, and the agreements evidencing or governing other indebtedness, including our Revolving Loan, contain restrictive covenants that will limit our ability to engage in activities that may be in our best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the Exchange Notes.

In addition, the MGCB order granting approval of our new ownership structure, capitalization and management provides that we must comply with a minimum fixed charge coverage ratio maintenance covenant and a limitation on certain restricted payments. Failure to comply with these requirements could result in restrictions on our ability to operate our casino business, fines and suspension or revocation of our gaming license. See “Regulatory Covenants” and “Risk Factors—We will be subject to compliance with a regulatory fixed charge coverage ratio maintenance covenant required by the MGCB.”

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our leverage and the risks described above.

We and our restricted subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Exchange Notes limits our ability and the ability of our subsidiaries to incur additional indebtedness, but the terms of the indenture permit us to incur significant additional indebtedness, including our Revolving Loan. Our Revolving Loan is secured on a first-priority basis by substantially all of our and the guarantors’ assets that secure the Exchange Notes. The liens held by the lenders under our Revolving Loan rank senior in priority to the liens on the collateral securing the Exchange Notes, and therefore all amounts outstanding at any time under our Revolving Loan are effectively senior to the Exchange Notes to the extent of the value of the collateral. If we incur any additional indebtedness that ranks equally with the Exchange Notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. In addition, the indenture will not prevent us from incurring obligations that do not constitute indebtedness as defined in the indenture. If new debt is added by us or any of our subsidiaries, the related risks that we and they now face could intensify.

The indenture governing the Exchange Notes and the credit agreement governing our Revolving Loan impose significant operating and financial restrictions on us and our restricted subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture governing the Exchange Notes and the credit agreement governing our Revolving Loan impose significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions limit our ability, among other things, to:

• pay dividends, redeem stock or make other distributions or restricted payments;

• incur indebtedness or issue preferred shares;

• create liens;

• enter into sale-leaseback transactions;

• agree to dividend or payment restrictions affecting the restricted subsidiaries;

• consolidate or merge;

• sell or otherwise transfer or dispose of substantially all of the properties or assets of Greektown Superholdings and our restricted subsidiaries;

• enter into transactions with our affiliates;

• make certain investments, including in unrestricted subsidiaries;

• change our line of business;

• designate our subsidiaries as unrestricted subsidiaries;

• make payments for consent; and

• use the proceeds of permitted sales of our assets.

As a result of these covenants and restrictions, we and our restricted subsidiaries are limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above, including our failure as a result of events beyond our control, could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected. Our assets and cash flow would likely be insufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our Revolving Loan or other indebtedness secured by first-priority liens, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

General economic conditions, industry conditions and other events beyond our control may impact our ability to comply with the above provisions. As a result, we cannot assure you that we will be able to comply with these covenants.

We are a holding company, and therefore our ability to repay our indebtedness, including the Exchange Notes, is dependent on the cash flow generated by our subsidiaries and their ability to make distributions to us.

We are a holding company with no significant operations or material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the Exchange Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise.

Further, while each of the restricted subsidiaries, other than certain immaterial subsidiaries, unconditionally guarantee the Exchange Notes, and the guarantees are secured on a second-priority basis by substantially all of the guarantors’ assets, such guarantees and the related security interests could be rendered unenforceable for the reasons described below. In the event that such guarantees and security interests were rendered unenforceable, the holders of the Exchange Notes would lose their direct claim against the entities holding substantially all of our operating assets. In addition, our restricted subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each of our restricted subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our restricted subsidiaries, may limit our ability to obtain cash from our restricted subsidiaries. While the indenture governing the Exchange Notes limits the ability of our restricted subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our restricted subsidiaries, or to the extent that the earnings from, or other available assets of, our restricted subsidiaries are insufficient, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

To service our indebtedness, we require a significant amount of cash, our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to make scheduled payments on and to refinance our indebtedness, including the Exchange Notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic and competitive conditions and to certain financial, competitive, business, legislative, regulatory and other factors that are beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the Exchange Notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the Exchange Notes, on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness, including the Exchange Notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the indenture governing the Exchange Notes offered hereby, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the Exchange Notes.

In addition, if we are unable to meet our debt service obligations under the Exchange Notes, the holders of the Exchange Notes would have the right to cause the entire principal amount of the Exchange Notes to become immediately due and payable. If the amounts outstanding under these instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to our debt holders, including holders of the Exchange Notes.

The value of the collateral is uncertain and may not be sufficient to pay all or any of the Exchange Notes, and certain portions of the collateral could be subject to defects or liens that could diminish the value of the collateral or have priority over the liens securing our obligations under the Exchange Notes.

The Exchange Notes are secured by a second-priority lien on substantially all of the assets, other than certain excluded assets, directly owned by us and each guarantor. The security interests securing the Exchange Notes and the note guarantees will be subordinated to the security interests securing our first-priority lien indebtedness, including our Revolving Loan. The indenture governing the Exchange Notes allows us to incur additional obligations secured by liens in amounts that may be significant. Any additional indebtedness or obligations secured by a lien on the collateral securing the Exchange Notes (whether senior to, pursuant to our Revolving Loan, or on parity with the liens securing the Exchange Notes) will adversely affect the relative position of the holders of the Exchange Notes with respect to the collateral securing the Exchange Notes. In addition, it may be difficult to assess or realize upon the value of certain of our assets, including certain of the collateral. Moreover, the Exchange Notes are not secured by certain excluded assets, including the gaming licenses, which make up a valuable portion of our assets.

The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections. In particular, the Trappers Parcel is encumbered by mortgages which secure indebtedness owed to us and third parties. While we believe that these liens are discharged pursuant to the terms of the Plan, the liens established by these mortgages have not been removed from the title record or insured by the title company. Historical subordination agreements from the third parties holding such mortgages exist whereby such parties have agreed not to exercise remedies until we have exercised such remedies under a mortgage in favor of us on the same parcel. Further, we have agreed to collaterally assign the mortgage in favor of us as well as a mortgage under which a pre-bankruptcy affiliate of ours is the borrower (but as to which we are also the beneficiary of a collateral assignment to secure the mortgage in favor of us) to the lenders under our Revolving Loan on a first-priority basis and to the holders of the Exchange Notes on a second-priority basis. However, if the subordination agreements and the collateral assignment of the mortgage in favor of us and under which our pre-bankruptcy affiliate is the borrower were determined not to be enforceable, such mortgages could be deemed to have a higher priority than the mortgage on such property that we are granting to holders of the Exchange Notes. In the event that the holders of such mortgages are able to exercise their rights under such mortgages, they would be entitled, among other remedies, to foreclose such liens, which could result in our loss of title to such property as well as an extinguishment of the liens granted to the holders of the Exchange Notes. Pending the discharge of the liens on the Trappers Parcel, availability under our Revolving Loan will be limited to $20 million, and the failure to resolve the issue within one year of the Effective Date will result in a default under our Revolving Loan unless otherwise waived.

In addition, no appraisal of the fair market value of the collateral has been made. Further, the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the Exchange Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Exchange Notes, in full or at all, after first satisfying our obligations in full under our Revolving Loan and any other obligations secured by a first-priority lien on the collateral. To the extent the value of the collateral is insufficient to satisfy our obligations under the Exchange Notes, the holders of the Exchange Notes would have unsecured claims against our remaining assets.

In addition, it may be difficult to assess or realize upon the value of certain of our assets, including certain of the collateral. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Exchange Notes. Any claim for the difference between the amount, if any, realized by holders of the Exchange Notes from the sale of the collateral securing the Exchange Notes and the obligations under the Exchange Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

The collateral is subject to condemnation risks, which may limit your ability to recover as a secured creditor for losses to the collateral consisting of mortgaged properties, and which may have an adverse impact on our operations and results.

It is possible that all or a portion of the mortgaged facilities securing the Exchange Notes may become subject to a condemnation proceeding. In such event, we may be compensated for any total or partial loss of property, but it is possible that such compensation will be insufficient to fully compensate us for our losses. In addition, a total or partial condemnation may interfere with our ability to use and operate all or a portion of the affected facility, which may have a material adverse impact on our operations and results.

The rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in the collateral.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We and the guarantors will have limited obligations to perfect the security interest of the noteholders in specified collateral. We cannot assure you that the collateral agent will monitor, or that we or the guarantors will inform such collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the Exchange Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Exchange Notes and the note guarantees against third parties.

The security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We cannot assure you that the collateral agent will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease. In addition, if the collateral agent forecloses on our assets, including our stock or the stock of our subsidiaries, it may constitute a change of control or assignment under our long-term contracts with our customers, and the counterparties may be entitled to amend or terminate the contracts, which could adversely affect the value of the collateral.

The lien ranking provisions of the Intercreditor Agreement limits the ability of noteholders to exercise rights and remedies with respect to the collateral.

At any time when any first-priority lien obligations are outstanding, the holders of the first-priority lien obligations control substantially all matters related to the collateral. Except in certain cases, holders of Exchange Notes may not exercise rights or remedies with respect to the collateral until 150 days after the date on which (i) the applicable second lien debt representative has declared the existence of an event of default under the applicable second lien documents and has demanded the repayment of all the principal amount of the applicable second lien obligations or (ii) the date on which the agent under our Revolving Loan receives notice from the collateral agent or applicable second lien debt representative of such declaration of event of default.

The collateral agent will act in accordance with the terms of the Intercreditor Agreement, including the lien ranking provisions contained therein, with respect to all collateral held by it on behalf of the holders of the first-priority lien obligations and holders of second-priority lien obligations. Pursuant to the terms of the Intercreditor Agreement, the holders of the first-priority lien obligations may, under most circumstances, cause the collateral agent to take actions with respect to the collateral with which holders of the Exchange Notes may disagree or that may be contrary to the interests of holders of the Exchange Notes. Additionally, the Intercreditor Agreement will contain provisions that restrict the collateral agent on behalf of the noteholders from objecting to a number of important matters involving the collateral following a bankruptcy filing by us. After such a filing, the value of the collateral could materially deteriorate. In addition, the security documents will generally provide that, so long as any first-priority lien obligations remain outstanding, the holders of the first-priority lien obligations may amend or supplement the security documents without the consent of the holders of the Exchange Notes, provided that any such amendment or supplement does not reduce, impair or adversely affect the rights of the holders of the Exchange Notes and not the other secured creditors in a like or similar manner. See “Description of Exchange Notes—Intercreditor Agreement.”

The liens encumbering the collateral securing the Exchange Notes may be eliminated if the liens securing our Revolving Loan are foreclosed.

Pursuant to the Intercreditor Agreement, the lender under our Revolving Loan is permitted to foreclose on the liens securing such facilities before the holders of the Exchange Notes. If the liens securing our Revolving Loan are foreclosed before the liens securing the Exchange Notes, the liens securing the Exchange Notes on the foreclosed collateral will be terminated. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the holders of the Exchange Notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the Exchange Notes to additional risks, including additional restrictions on exercising rights against collateral. See “— Rights of holders of Exchange Notes in the collateral may be adversely affected by bankruptcy proceedings”. The collateral agent will agree not to challenge the validity, enforceability or priority of liens on any collateral granted to any lender that is a party to the Intercreditor Agreement. See “Description of Exchange Notes—Intercreditor Agreement”.

The collateral securing the Exchange Notes may be diluted under certain circumstances.

The indenture governing our Exchange Notes and the credit agreement governing our Revolving Loan permits us, under certain circumstances, to issue additional senior secured indebtedness, including additional notes. Any additional notes issued under the indenture governing the Exchange Notes would be guaranteed by the same guarantors and would have the same security interests, with the same priority, as currently secure the Exchange Notes. As a result, the collateral securing the Exchange Notes would be shared by any additional notes the issuers may issue under the applicable indenture, and an issuance of such additional notes would dilute the value of the collateral in respect of the aggregate principal amount of Exchange Notes. In addition, the indenture and our other security documents permit us and certain of our subsidiaries to incur additional priority lien debt up to maximum priority lien threshold amount by issuing additional debt securities under one or more new indentures or by borrowing additional amounts under new credit facilities. Any additional priority lien debt secured by the collateral would dilute the value of the noteholders’ rights to the collateral.

The collateral is subject to casualty risks.

The indenture and the security documents governing the Exchange Notes require us and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar businesses operating in the same or similar locations as us. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the Exchange Notes we cannot assure that any insurance proceeds received by us will be sufficient to satisfy our obligations, including the Exchange Notes.

Rights of holders of Exchange Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the Exchange Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, the trustee’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the trustee’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case. While United States bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a United States bankruptcy proceeding.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or the guarantors, noteholders will be entitled to post-petition interest under the Bankruptcy Code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Noteholders that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the Bankruptcy Code.

Under certain circumstances a court could cancel the Exchange Notes or the related guarantees and the security interests that secure the Exchange Notes and any guarantees under fraudulent conveyance laws.

Our issuance of the Exchange Notes and the related guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the Exchange Notes. The court might do so, if it found that, when we issued the Exchange Notes, (i) we received less than reasonably equivalent value or fair consideration and (ii) we either (1) were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the Exchange Notes, without regard to factors (i) and (ii), if it found that we issued the Exchange Notes with actual intent to hinder, delay or defraud our creditors.

Similarly, if one of our guarantors becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (i) and (ii) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could avoid any payment by us or any guarantor pursuant to the Exchange Notes or a guarantee or any realization on the pledge of assets securing the Exchange Notes or the guarantees, and require the return of any payment or the return of any realized value to us or the guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the Exchange Notes, the guarantees or the pledges. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the Exchange Notes from another guarantor or from any other source.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The indenture governing the Exchange Notes limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Exchange Notes in full when due.

If a court avoided our obligations under the Exchange Notes and the obligations of all of the guarantors under their guarantees, you would cease to be our creditor or creditor of the guarantors and likely have no source from which to recover amounts due under the Exchange Notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

Any additional guarantees or liens on collateral provided after the Exchange Notes are issued could also be voided as preferential transfers.

The indenture governing the Exchange Notes requires our material restricted subsidiaries to guarantee the Exchange Notes and secures their guarantees with liens on their assets. The indenture also requires us and the guarantors to grant liens on certain assets that we acquire. If we or any guarantor providing new collateral for the Exchange Notes is insolvent or anticipates insolvency at the time the guarantees or liens are granted, the guarantees or liens, as applicable, could be voided as a preferential transfer. In addition, to the extent a security interest in certain collateral is perfected following the closing date, that security interest would remain at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the closing date were no longer subject to such risk.

The value of the collateral may be limited by gaming laws and regulations.

The transfer of any of our equity interests must be approved by the MGCB. Additionally, any secured party that desires to foreclose on any collateral, including but not limited to those equity interests, may be required to obtain licensure by the MGCB before doing so and may become subject to all of the requirements of the Michigan gaming laws and regulations, and that the Michigan gaming laws, regulations and MGCB authority applies to equity owners of casino licenses.

If we have Consolidated Excess Cash Flow (as defined in the indenture governing the Exchange Notes) for a fiscal year, we may be unable to redeem the Exchange Notes as provided in the indenture, which would lead to a default under the indenture.

Under the terms of the indenture governing the Exchange Notes, subject to certain limitations, after any fiscal year in which we have “Consolidated Excess Cash Flow,” we are required to redeem a certain portion of the Exchange Notes. We may not, at the time of redemption (which could be as much as 150 days after such fiscal year end), be able to make the redemption payments. Our Revolving Loan requires that, as a condition to such redemption, we pay down any outstanding indebtedness under our Revolving Loan (other than letters of credit) to $0 and that there be no default or event of default under our Revolving Loan. If we do not make such redemption payments, we would be in default under the indenture. In addition, our Revolving Loan restricts our ability to prepay certain indebtedness.

We may be unable to repurchase the Exchange Notes upon a change of control with the proceeds of asset sales, or to redeem your Exchange Notes if you are found unsuitable to hold them.

Upon the occurrence of specified change of control triggering events, and certain other specified events such as receiving and not using asset sale proceeds or upon a holder being found to be unsuitable to hold Exchange Notes, all as defined in the indenture governing the Exchange Notes, we will be required to offer to repurchase or redeem all outstanding Exchange Notes tendered in the applicable repurchase or redemption offer, at the prices specified, together with accrued and unpaid interest to the date of repurchase or redemption.

However, it is possible that we will not have sufficient funds at the time of such offer to make the required repurchase or redemption of the Exchange Notes. If we are required to repurchase or redeem the Exchange Notes, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the Exchange Notes to obtain the benefit of an offer to repurchase all of a portion of the Exchange Notes held by such holder may be impaired. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

It is also possible that the events requiring such repurchase or redemption may also be events of default under our Revolving Loan. These events may permit the lenders under our Revolving Loan to accelerate the indebtedness outstanding thereunder. If we are required to repurchase or redeem the Exchange Notes pursuant to a change of control offer and repay certain amounts outstanding under our Revolving Loan if such indebtedness is accelerated, we would probably require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all. If the indebtedness under our Revolving Loan is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting our ability to raise cash to purchase the Exchange Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the Exchange Notes. Note that the terms of our Revolving Loan do not permit such repurchases prior to permanently repaying all advances under our Revolving Loan.

You may not be able to determine when a change of control giving rise to your right to have the Exchange Notes repurchased by us has occurred and may not be able to require us to purchase Exchange Notes as a result of a change in the composition of the directors on our board.

A change of control triggering event, as defined in the indenture governing the Exchange Notes, will require us to make an offer to repurchase all outstanding Exchange Notes. The definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your Exchange Notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a recent Delaware Chancery Court decision affirmed by the Delaware Supreme Court found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your Exchange Notes as a result of the change in the composition of the directors on our board. The same court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to repurchase your Exchange Notes as a result of a change of control resulting from a change in the composition of our board. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

A noteholder’s claim in bankruptcy may be less than the face amount of the Exchange Notes.

In the event of a bankruptcy proceeding involving us, your claim as a creditor of our company may not equal the face amount of the Exchange Notes received by you pursuant to the exchange offer. The difference between the purchase price of the Exchange Notes and the face amount of those Exchange Notes may be considered to be “unmatured interest” for purposes of the Bankruptcy Code, which could not be an allowable claim in a bankruptcy.

Gaming laws will impose additional restrictions on foreclosure, which may limit your recovery as a secured creditor.

The gaming license of Greektown Casino is not part of the collateral that secures the Exchange Notes. As a result of the gaming restrictions, in any foreclosure sale of the assets related to Greektown Casino, the purchaser or the operator of the facility and/or gaming equipment would need to be licensed to operate the casino under the Michigan gaming laws and regulations. If any person purchases Greektown Casino at a foreclosure sale, that person would not be permitted to continue gaming operations unless it applies for and obtains a license, or retains an entity that applies for and obtains a license, under the Michigan gaming laws to conduct gaming operations at the facility. The holders of the Exchange Notes may have to be exempted from licensure, licensed or found suitable in any event.

Because potential bidders who wish to operate Greektown Casino must satisfy these gaming regulatory requirements, the number of potential bidders in a foreclosure sale could be less than in foreclosures of other types of facilities, and this requirement may delay the sale of, and may reduce the sales price for, the collateral. The ability to take possession and dispose of the collateral securing the Exchange Notes upon acceleration of the Exchange Notes is likely to be significantly impaired or delayed by applicable bankruptcy law if a bankruptcy case is commenced by or against us prior to a taking of possession or disposition of the collateral securing the Exchange Notes by the collateral agent for the benefit of the holders of the Exchange Notes.

We may require you to dispose of your Exchange Notes or may redeem your Exchange Notes if any gaming authority finds you unsuitable to hold them, which means you may not achieve value on your investment.

We may require you to dispose of your Exchange Notes or redeem your Exchange Notes if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with any gaming laws to which we or any of the guarantors are or may become subject. By the terms of the indenture, holders of the Exchange Notes are deemed to agree to comply with all of the requirements therein, including your agreement to register or apply for and maintain in full force and effect a license, qualification or a finding of preliminary suitability, or comply with any other requirement, within the required time period, as provided by the relevant gaming authority. If you fail to apply to be, or fail to become, registered, licensed, qualified or exempt from licensure; or such registration, license, qualification or exemption is suspended or revoked or not maintained; or you are found unsuitable or fail to comply with any other requirement of a gaming authority, then we will have the right, at our option, to:

•

require you to sell your Exchange Notes or beneficial interest in the Exchange Notes in accordance with applicable gaming requirements within 30 days after you receive notice of our election, or by any earlier date that the relevant gaming authority may request or prescribe; or

•	redeem your Exchange Notes (possibly within less than 30 days following the notice of redemption if requested or prescribed by the gaming authority) at a redemption price equal to the lesser of:

•	the price at which such holder or beneficial owner acquired the Exchange Notes; and

•

the fair market value of such Exchange Notes on the date of redemption, together with, in either case, accrued and unpaid interest and, if permitted by such gaming authority, special interest, to the earlier of the date of redemption or such earlier date as may be required by such gaming authority or the date such gaming authority determines that the holder or beneficial owner is not or will not be licensed, qualified or found suitable or exempt from licensure, which may be less than 30 days following the notice of redemption, if so ordered by such gaming authority.

The terms of our Revolving Loan prohibit the redemption of the Exchange Notes while advances are outstanding under our Revolving Loan. In order to redeem the Exchange Notes, we would need to either repay all advances under our Revolving Loan or receive the appropriate consent from the lender under our Revolving Loan.

If we elect, in our sole discretion, to redeem your Exchange Notes, we will notify the indenture trustee in writing of any redemption as soon as practicable. We will not be responsible for any costs or expenses you may incur in connection with your registration, application for a license, qualification or a finding of preliminary suitability, or your renewal or continuation of the foregoing or compliance with any other requirement of a gaming authority. The indenture also provides that as soon as you are required to sell your Exchange Notes as a result of a gaming authority action, you will, to the extent required by the applicable gaming authority, have no further right:

•	to exercise, directly or indirectly, any right conferred by the Exchange Notes; or

•	to receive from us any interest or any other distributions or payments, or any remuneration in any form, relating to the Exchange Notes, except the redemption price we refer to above.

You should consider the U.S. federal income tax consequences of owning the Exchange Notes.

We and each holder agree in the indenture to treat the Exchange Notes as indebtedness that is subject to United States Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the Exchange Notes will be so treated, though we cannot assure you that the Internal Revenue Service will not assert that the Exchange Notes should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a Note, and to accrue interest on a constant yield to maturity basis at the “comparable yield,” which is the rate at which we would borrow in a fixed-rate, noncontingent, nonconvertible borrowing, even though the Exchange Notes will have a lower stated interest rate. Accordingly, a holder may have taxable income in each year in excess of interest payments (whether fixed or contingent) actually received in that year. The precise manner of determining the comparable yield is unclear and subject to substantial uncertainty. Holders should note that we intend to apply a comparable yield for the Series A Exchange Notes that is different than the comparable yield for the Series B Exchange Notes, and that the comparable yields for both the Series A Exchange Notes and the Series B Exchange Notes we apply will be higher than the stated interest rate on the Exchange Notes. There can be no assurance that the Internal Revenue Service will not challenge our determination of the comparable yields (or that a single comparable yield should apply to both series of Exchange Notes) or that such challenge will not be successful. If our determination of the comparable yields were successfully challenged by the Internal Revenue Service, the redetermined yields could be materially greater or less than the comparable yields determined by us. Additionally, gain recognized on a sale or other taxable disposition of the Exchange Notes will generally be ordinary income. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the Exchange Notes. For more information, see ‘‘Certain United States federal income tax considerations.”

Risks Related to our Business

We face significant competition in the market in which we operate and other markets, which could impair our revenues, increase our expenses and hinder our ability to generate sufficient cash flows.

We face significant competition principally from two other casinos in Detroit, MGM Detroit and MotorCity (collectively with Greektown Casino, the “Detroit Commercial Casinos”), as well as Caesars Windsor, which is located directly across the Detroit River from Detroit. MGM Detroit, MotorCity and Caesars Windsor may each have greater name recognition and financial, marketing and other resources than we do, and all three casinos completed major renovations/expansion projects in the past few years that have the potential to greatly increase their respective market share of the Metro Detroit Gaming Market. MGM Detroit and MotorCity accounted for 40.9% and 33.3%, respectively, of the total adjusted gross gaming revenues of the Detroit Commercial Casinos for the year ended December 31, 2009 and for 42.1% and 33.3%, respectively, of the total adjusted gross gaming revenues of the Detroit Commercial Casinos for the nine months ended September 30, 2010. Competition may increase among the Detroit Commercial Casinos because the Metro Detroit Gaming Market experienced its first overall gross gaming revenue decline in 2009 of 1.5% compared to 2008.

In addition, we compete with other gaming facilities throughout Michigan and surrounding states as well as nationwide, including casinos located on Native American reservations and other land-based casinos. Twenty Native American-owned casinos are currently operating in western, central and northern Michigan, the closest of which is 113 miles from Greektown. Furthermore, two tribes have entered into land settlement agreements with the State of Michigan, and both tribes are currently seeking U.S. Congressional approval of the agreements to take the land into trust for new land-based casinos. One tribe is seeking to locate a casino in Michigan in one of Monroe County, Flint or Romulus, while the other tribe is seeking to locate a casino in Port Huron, and both proposed casinos would be within 20-75 miles of Greektown Casino. No U.S. Congressional approval has yet been obtained. Also, another tribe has been federally recognized and is seeking to enter into a compact with the State of Michigan for a casino in western Michigan, and an additional tribe has indicated that it intends to apply to the Bureau of Indian Affairs for trust status for a site in Romulus. Michigan also features five racetracks which offer horse betting but are not authorized to offer slot machines or table gaming, and there is an additional racetrack in Windsor, Ontario, Canada, which has over 750 slot machines.

We also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, Internet gaming, on- and off-track wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States also has increased competition faced by us and will continue to do so in the future. Additionally, if gaming facilities in our markets were purchased by entities with more recognized brand names and capital, or if gaming were legalized in jurisdictions near our property where gaming currently is not permitted, we would face additional competition. For example, on November 3, 2009, a casino initiative passed in Ohio authorizing casino-style gaming at four locations in the state: Cincinnati, Cleveland, Columbus and Toledo. Although casinos will not be constructed and open for business for some time, we anticipate that they will compete with the Detroit Casinos, particularly the Toledo casino, which is in close proximity to Detroit and southern Michigan and whose construction began in August, 2010 with an expected opening date in the first half of 2012.

We have incurred losses in the years ended December 31, 2009 and 2008 and during the nine month period ended September 30, 2009 and may incur losses in the future.

We have incurred losses in several recent periods. We recorded net losses of $65.9 million, $152.9 million, $37.1 million for the years ended December 31, 2009 and 2008 and for the nine month period ended September 30, 2009, respectively. We recorded net income of approximately $285.3 million for the nine month period ended September 30, 2010 after giving effect to a gain of reorganization items and fresh start adjustments of approximately $301.7 million. We may incur losses in future periods. Our future profitability depends on our ability to generate enough revenues to pay regulatory fees and gaming taxes and other mostly variable expenses, such as payroll and marketing, as well as mostly fixed expenses such as our property taxes and interest expense. For more information, see our consolidated financial statements and related notes.

Given that our operations are dependent upon one property for all of our cash flows, we are subject to greater risks, many of which are beyond our control, than a gaming company with more operating properties.

We do not currently have operations other than Greektown Casino, and, therefore, we are entirely dependent upon Greektown Casino, and dependent upon the patronage of persons living in and visiting the Detroit metropolitan area, for our revenues and cash flows. Because we are entirely dependent on a single gaming site, we are subject to greater risks than a geographically diversified gaming operation, including, but not limited to:

•

risks related to the economic conditions in southeastern Michigan or nearby regions, including a loss of residents, layoffs, increased fuel and transportation costs or a decrease in discretionary income or spending;

•	a decline in the size of the local gaming market;

•	an increase in gaming competition in the surrounding area;

•	changes in local and state governmental laws and regulations;

•	damage or interruption of gaming activities by fire, flood, power loss, technology failure, break-ins, terrorist attacks, war or similar events;

•	the relative popularity of local and regional entertainment alternatives to casino gaming that compete for the leisure dollar;

•	adverse weather conditions, which could deter customer visits; and

•	inaccessibility to the property due to road construction or closures of primary access routes.

The occurrence of any one of the events described above could cause a material disruption in our business.

Reductions in discretionary consumer spending as a result of downturns in the general economy and particular difficulties in the automobile industry had, and could continue to have, a material adverse effect on our business.

Our business has been and may continue to be adversely affected by the economic downturn currently being experienced in the United States, and more particularly in the Detroit metropolitan area, as we are highly dependent on discretionary spending by our patrons. Changes in discretionary consumer spending or consumer preferences brought about by factors such as increased unemployment, perceived or actual deterioration in general economic conditions, the current housing market crisis, the current credit crisis, bank failures and the potential for additional bank failures, perceived or actual decline in disposable consumer income and wealth, the recent global economic recession and changes in consumer confidence in the economy may continue to reduce customer demand for the leisure activities we offer and may adversely affect our revenues and operating cash flow. More specifically, the economic downturn has impacted the automobile industry in the United States as much as, if not more than, other similarly situated sectors of the U.S. economy. As many of the manufacturers of automobiles and automobile parts and components are based in Detroit or the Detroit metropolitan area, our geographic location makes us uniquely susceptible to continuing volatility in the American automobile industry. We are not able to predict the length or severity of the current economic condition.

We have significant working capital needs, and if we are unable to satisfy those needs from cash generated from our operations or indebtedness, we may not be able to meet our obligations.

We require significant amounts of working capital to operate our business. In addition to our Revolving Loan, we rely on the operation of our facilities as a source of cash. If we experience a significant and sustained drop in operating profits, or if there are unanticipated reductions in cash inflows or increases in cash outlays, we may be subject to cash shortfalls. If such a shortfall were to occur for even a brief period of time, it may have a significant adverse effect on our business. We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under our Revolving Loan or otherwise, in an amount sufficient to fund our liquidity needs.

The Plan may cause us to be subject to significant federal, state, local and other taxes and the taxes actually payable may exceed the amount of applicable reserves.

The income taxation of Greektown under federal law and laws of the state of Michigan in connection with the Plan will depend upon, among other things, the precise structure and implementation of the Plan. We may have significant tax liabilities by reason of the restructuring transactions, and also by reason of our holding structure. Greektown Holdings is subject to the Michigan Business Tax, and, it is possible that we may owe significant amounts of state taxes with respect to the Plan. Any such tax liabilities could have material adverse financial consequences to us.

In addition, significant judgment is required to determine our provision for our reserves for state taxes. There may be matters for which the ultimate tax outcome is uncertain. Although we believe our approach to determining the tax treatment in connection with the Plan is appropriate, no assurance can be given that the final tax authority review will not be materially different than that reflected in our tax reserves. Such differences could have a material adverse effect on our tax reserves in the period in which such determination is made and, if taxes in excess of such reserves are ultimately payable, on our results of operations for such period.

Our operations are highly taxed and may be subject to higher taxes in the future, which could adversely impact our profitability.

In virtually all gaming jurisdictions, state and local governments raise considerable revenues from taxes based on casino revenues and operations. We believe that the prospect of significant additional tax revenue is one of the primary reasons why Michigan and other jurisdictions have legalized gaming. We also pay property taxes, payroll taxes, franchise taxes and income taxes.

Our profitability depends on generating enough revenues to pay regulatory fees and gaming taxes and other mostly variable expenses, such as payroll and marketing, as well as mostly fixed expenses such as our property taxes and interest expense. From time to time, state and local governments have increased gaming taxes, and gaming tax increases can significantly impact the profitability of gaming operations. For example, the Michigan legislature increased the aggregate state and city wagering taxes from 18% to 24% of gross gaming revenues effective September 1, 2004. Future changes in the Michigan gaming tax rates that will have a negative impact on our profitability may occur.

The federal government has also previously considered a federal tax on casino revenues and may again consider a federal tax on casino revenues in the future. Any material increase in or the adoption of additional taxes or fees could have a material adverse effect on our future financial results.

Energy and fuel price increases may adversely affect our revenues and our profitability.

Our casino uses significant amounts of electricity and natural gas. Substantial increases in the cost of electricity will negatively affect our results of operations. In addition, energy and fuel price increases in cities that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation to our properties, which would negatively impact our revenues. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, but this impact could be material to our results of operations.

Extensive government regulation materially impacts our operations, and any new gaming laws or regulations may adversely impact our operations.

The ownership, management and operation of gaming facilities is subject to extensive laws, regulations and ordinances that are administered by various federal, state and local governmental entities and agencies. The MGCB has broad authority and discretion to require us and our officers, directors, managers, members, employees, vendors and holders of certain of our debt to obtain and maintain various licenses, registrations, permits, findings of suitability and other approvals. To enforce applicable gaming regulations, gaming authorities may, among other things, limit, suspend or revoke the licenses, registrations, permits, findings of suitability and any other approvals of any gaming entity, vendor or individual, and may levy fines or cause a forfeiture of assets against us or individuals for violations of gaming laws or regulations. Any of these actions would have a material adverse effect on us.

Government regulations require us to, among other things:

•	pay gaming fees, assessments and taxes to the State of Michigan and the City of Detroit;

•	periodically renew our gaming license in Michigan, which may be suspended or revoked if we do not meet detailed regulatory requirements;

•	receive and maintain federal and state environmental approvals; and

•	receive and maintain state and local licenses and permits to sell alcoholic beverages in our facilities.

We are subject to the Michigan Gaming Act and the rules promulgated thereunder (the “Michigan Rules”), and to local regulation by the City of Detroit, including a Development Agreement with the City of Detroit. Under the Michigan Rules, we may not make a public offering of our securities or enter into a debt transaction affecting the capitalization or financial viability of our gaming operations without the prior approval of the MGCB and compliance with our Development Agreement.

Our directors, officers and most employees, and many of our vendors and their employees performing services for us, must also be approved by the MGCB. If the MGCB were to find a director, officer, employee or vendor unsuitable, we would be required to sever our relationship with that person. Although we have no reason to believe that it will happen, our existing gaming licenses, liquor licenses, registrations, findings of suitability, permits and approvals may be revoked, suspended or limited or not renewed when they expire. Any failure to renew or maintain our licenses or receive new licenses when necessary would harm our business and revenues. The compliance costs associated with these laws, regulations and licenses are significant.

The casino entertainment industry is generally subject to political, legislative and regulatory uncertainty. If additional gaming laws and regulations are adopted, or if current gaming laws or regulations are modified in Michigan, any newly imposed restrictions or costs could have a significant adverse effect on us. From time to time, various proposals are introduced in the Michigan legislature that, if enacted, could adversely affect the regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future that may impact our operations.

We are subject to compliance with a regulatory fixed charge coverage ratio maintenance covenant required by the MGCB.

In connection with our emergence from Chapter 11, the MGCB order granting approval of our new ownership structure, capitalization and management provides that we must comply with a minimum fixed charge coverage ratio maintenance covenant. The covenant requires us to maintain a ratio of EBITDA to fixed charges (each as defined in the order) on the last day of each calendar quarter of not less than:

•	1.00 to 1.00 (until March 31, 2011); and

•	1.05 to 1.00 (after March 31, 2011).

The fixed charge coverage ratio is measured from the Effective Date until the applicable determination date for all fiscal quarters ending on or before March 31, 2011 and on a trailing twelve month basis thereafter. We are required to comply with this covenant for so long as any indebtedness is outstanding under our Revolving Loan and the Notes. The MGCB order also contains a limitation on certain restricted payments. See “Regulatory Covenants.”

If we fail to comply with these requirements and we are not able to obtain a waiver from the MGCB, we could be subject to additional restrictions on our ability to operate our casino business, fines and suspension or revocation of our gaming license. The suspension or revocation of our gaming license in excess of certain specified periods could result in an event of default under the indenture governing the Exchange Notes and could materially adversely affect or eliminate our ability to generate revenue from our casino operations. See “Description of Exchange Notes—Events of Default and Remedies.” Even if we are able to obtain a waiver from the MGCB, the MGCB may impose additional covenants or other restrictions on our ability to incur indebtedness, which could materially adversely affect our business.

A smoking ban in casinos located in the state of Michigan or the city of Detroit could have a negative impact on our business and operations.

From time to time, individual jurisdictions have considered legislation or referenda, such as bans on smoking in casinos and other entertainment and dining facilities. Such bans have been implemented in jurisdictions in which gaming facilities are located and such bans have had a negative impact on business and operations. Although the smoking ban adopted by the state of Michigan on December 10, 2009, which became effective May 1, 2010, exempts the gaming area (the smoking ban applies to our bars and restaurants) of the Detroit Commercial Casinos, if a more expansive ban were implemented in the state of Michigan or the city of Detroit, such a ban could adversely impact our business and operations.

We have not evaluated our internal controls over financial reporting for purposes of compliance with Section 404 of the Sarbanes-Oxley Act. Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which they are subject. If we are unable to achieve and maintain effective internal controls, our business, financial position and results of operations could be adversely affected.

We have not previously been required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute, and we will not be required to comply with all of those requirements until after we have been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, for a specified period of time. Accordingly, we have not determined whether or not our existing internal controls over financial reporting systems comply with Section 404. The internal control evaluation required by Section 404 will divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we will be required to implement remedial procedures and re-evaluate our internal control over financial reporting. We may experience higher than anticipated operating expenses as well as higher independent auditor and consulting fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to comply with Section 404. If we are unable to implement any necessary changes effectively or efficiently, our operations, financial reporting or financial results could be adversely affected and we could obtain an adverse report on internal controls from our independent registered public accountants.

We will be subject to all operating risks common to the hotel business, which may adversely affect our hotel occupancy and rental rates.

The hotel built in connection with the Expanded Complex is the first hotel at Greektown Casino. The hotel business is highly competitive and generally will be subject to greater volatility than our gaming business. Operating risks common to the hotel business could adversely affect hotel occupancy and the rates that can be charged for hotel rooms, as well as increase our operating expenses, and generally include:

•	competition from existing hotels in our market and new hotels entering our market;

•	reduced business and leisure travel due to energy costs and other travel expenses, or geo-political uncertainty, including terrorism;

•	adverse effects of a decline in general and in local economic activity;

•	adverse weather;

•	the quality and performance of the managers and other staff of our hotel; and

•	risks generally associated with the ownership of hotels and real estate.

MGM Detroit, MotorCity and Caesars Windsor all have hotels connected to their gaming facilities and other new hotel projects in our vicinity have recently opened. This competition may adversely affect our occupancy and rental rates.

We face the risk of fraud or cheating commonly faced by the gaming business, which could adversely affect our revenues and profitability.

Players in our casino may commit fraud or cheat in order to increase their winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner would negatively impact our gaming revenues. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, thereby materially and adversely affecting our business, financial condition and results of operations.

We may be unable to retain management personnel or hire additional qualified personnel, which would impair our ability to execute our business strategy.

The Debtors’ Chief Executive Officer and General Manager for most of the duration of the chapter 11 cases were provided to them pursuant to a consulting agreement with the Fine Point Group (“Fine Point”), dated as of December 31, 2008 and subsequently amended on January 8, 2009 (the “Fine Point Consulting Agreement”). The Fine Point Consulting Agreement expired on December 31, 2009. Since such date, our business has been managed solely by our internal management team, led by Cliff Vallier. On February 12, 2010, the Debtors entered into a Consulting Agreement (the “WG Consulting Agreement”) with WG-Michigan LLC, an affiliate of Warner Gaming LLC (“WG-Michigan”), pursuant to which WG-Michigan provided a general manager to Greektown Holdings. Pursuant to the Plan, subject to approval of WG-Michigan by the MGCB, Greektown Superholdings was to enter into a management agreement with WG-Michigan, pursuant to which WG-Michigan would have provided Greektown Superholdings with a general manager and Vice President and provide other management services to Greektown Superholdings. However, on June 7, 2010, WG-Michigan withdrew its application to the MGCB for approval to provide management services to Greektown Superholdings and the WG Consulting Agreement was terminated. For an undetermined amount of time, our business will continue to be managed solely by our internal management team, led by Clifford J. Vallier.

On August 10, 2010, the Board of Directors of the Company appointed George Boyer to serve as the Company’s Executive Chairman of the Board. Mr. Boyer will continue in his role as Chairman of the Company’s Board of Directors. The responsibilities of the position of Executive Chairman of the Board include (i) leading the management of the Company in strategic, marketing and operational issues consistent with the direction of the Board, (ii) liaising between the management of the Company and the Board and providing a monthly update to the Board, and (iii) leading a search to supplement the existing management team.

We expect to enter into a management agreement with a substitute manager and/or to supplement our existing management team. Any such substitute manager or supplement to the existing management team would be subject to the approval of the MGCB, the City of Detroit (as applicable) and any additional applicable regulatory approvals. We are required, by February 28, 2011, to propose a substitute manager to the City of Detroit for approval by Detroit’s mayor and city council (which approval shall not be unreasonably withheld by the mayor or the city counsel). While we will make reasonable efforts to retain our key management personnel and executive officers and search for a substitute manager or supplement to our existing management team, all of which we view as valuable to the operations of our casino, we may not be successful in our efforts. We cannot assure you that we will be able to obtain the necessary approval from the MGCB, any applicable approval from the City of Detroit, or any additional required regulatory approvals or that obtaining such approvals will not result in an adverse expense or delay. We do not maintain any key person life insurance policies on any of our executive officers. Though we will attempt to hire and/or contract with additional qualified personnel or fill vacated positions as determined to be necessary to our operations, there can be no estimate as to the time frame it will take to complete these actions. Any delays could have a materially negative impact on our operations and financial results.

Our business and result of operations could be adversely affected by weather-related factors and seasonality.

Our results of operations may be adversely affected by weather-related and seasonal factors. Our gaming operations are affected by the weather. We have experienced downturns in customer volume during the summer months and increases in volume during winter months, although we do experience lower volume during severe winter storms. Adverse weather conditions in the Detroit metropolitan area may discourage potential customers from visiting us. We believe we have also experienced downturns in customer volume as a consequence of nearby road repairs and construction, which generally occur in the spring, summer and fall, as well as various sporting or entertainment events in downtown Detroit.

We are subject to non-gaming regulation, and any instances of non-compliance with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain federal, state and local environmental laws, regulations and ordinances that apply to non-gaming businesses generally, including the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Under various federal, state and local laws and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances or wastes located on its property, regardless of whether or not the present owner or operator knows of, or is responsible for, the presence of hazardous or toxic substances or wastes. In addition, if we discover any significant environmental contamination affecting any of our properties, we could face material remediation costs or additional development costs for future expansion activities. The existence or discovery of an environmental hazard on any of our properties could have a significant adverse effect on our business, results of operations, financial condition and cash flows.

Regulations adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department require us to report currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. U.S. Treasury Department regulations also require us to report certain suspicious activity, including any transaction that exceeds $5,000 if we know, suspect or have reason to believe that the transaction involves funds from illegal activity or is designed to evade federal regulations or reporting requirements. Substantial penalties can be imposed against us if we fail to comply with these regulations.

We are also subject to a variety of other federal, state and local laws and regulations, including those relating to zoning, construction, land use, employment, advertising and the sale of alcoholic beverages. If we are not in compliance with these laws and regulations, it could have a material adverse effect on our business, financial condition and results of operations.

The imposition of a substantial penalty or the loss of service of a gaming facility for a significant period of time could have a material adverse effect on our business.

We are or may become involved in legal or regulatory proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits and gaming regulatory proceedings relating to matters incidental to our business. For example, in June 2006 and December 2007, Greektown LLC entered into Acknowledgments of Violation (“AOV”) and paid a total fine of $400,000. Contingent fines for similar future violations could be higher. The nature of our business also subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Native American tribes and others in the ordinary course of business. As with all litigation, no assurance can be provided as to the outcome of these matters and in general, litigation can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

Our revenues may be negatively impacted by volatility in our hold percentage. Our revenues may be further adversely affected by high-end players’ winnings.

Casino revenue is recorded as the difference between gaming wins and losses or net win from gaming activities. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our slot machines and table games and all other games we provide to our customers. We use the hold percentage as an indicator of a game’s performance against its expected outcome. Although each game generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. The hold percentage and actual outcome on our games can be impacted by errors made by our employees, the number of games played, faults within the computer programs that operate our slot machines and the random nature of slot machine payouts. If our games perform below their expected range of outcomes, our cash flow may suffer. In addition, although not the major focus of our marketing efforts, we have selectively targeted high-end players. Should one or more of these high-end players win large sums in our casino, or should a material amount of credit extended to players not be repaid, our revenues could be adversely affected.

Work stoppages and other labor problems could have an adverse effect on our business.

Approximately 78% of our workforce was unionized as of September 30, 2010. A lengthy strike or other work stoppage at our casino would have an adverse effect on our business and results of operations.

Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may not be able to obtain the same level of insurance coverage.

We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters, acts of war or terrorism), that could severely disrupt our business or subject us to claims by third parties who are injured or harmed. Although we maintain insurance customary in our industry (including property, casualty, terrorism and business interruption insurance), that insurance may not be adequate or available to cover all the risks to which our business and assets may be subject. The lack of sufficient insurance for these types of acts could expose us to heavy losses if any damages occur, directly or indirectly, that could have a significant adverse impact on our operations.

We renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could materially adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may not be able to, obtain any coverage for losses due to acts of terrorism.

Some of our material agreements require us to maintain a certain minimum level of insurance. Failure to satisfy these requirements could result in an event of default under these agreements, which, depending on the nature of the agreement, could cause cross-defaults to other agreements, any of which could materially and adversely affect our business and results of operations.

Risks Related to our Emergence from Bankruptcy

Certain contingent claims against the Debtors in bankruptcy remain outstanding and additional claims may be filed and are subject to adjustment before we are able to satisfy such claims.

A number of contingent claims were filed against the Debtors in their bankruptcy proceedings. The deadline to file administrative claims, professional claims and substantial contribution claims occurred on August 14, 2010. In particular, the Debtors engaged Moelis & Company, LLC (“Moelis”) to act as investment banker as part of the bankruptcy reorganization process. Moelis has asserted a claim for $12.9 million in fees and expenses of which approximately $3 million was paid prior to the Effective Date. The Company believes such amount substantially exceeds the amount to which Moelis is entitled under its engagement letter. The Company has filed an objection to Moelis’s administrative claim and a hearing on that matter before the Bankruptcy Court is currently scheduled for early February 2011. Additionally, certain parties to contracts entered into prior to the commencement of the Debtors’ bankruptcy proceedings have asserted claims alleging that the Company assumed those contracts and is responsible for amounts necessary to cure prepetition defaults under such contracts. The Company may become involved in disputes over the nature and amount of such claims. To the extent that these claims are allowed by the Bankruptcy Court in amounts greater than anticipated, the amount of capital that we will have to operate and conduct our business will be reduced and could have a material adverse effect on our financial condition.

Our historical consolidated financial information will not be comparable to financial information for future periods due to our emergence from bankruptcy.

During the course of the Chapter 11 proceedings, our financial results were volatile as asset impairments, government regulations, reductions in discretionary consumer spending as a result of the downturns in the general economy, bankruptcy professional fees, contract terminations and rejections and claims assessments, among other things, significantly impacted our consolidated financial statements. The amounts reported in consolidated financial statements subsequent to our emergence from bankruptcy will materially change relative to historical consolidated financial statements.

Our future financial condition and results of operations will be affected by the adoption of fresh start accounting.

As a result of the bankruptcy reorganization, we have, as of the Effective Date, adopted “fresh start accounting” as prescribed in accordance with the Reorganizations topic of the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (the “ASC”). Accordingly, our assets and liabilities have been adjusted to fair value, and certain assets and liabilities not previously recognized in our financial statements have been recognized under fresh start accounting. Our reported assets and liabilities at June 30, 2010 give effect to the adjustments resulting from the adoption of fresh start accounting. Accordingly, our financial condition and results of operations from and after the Effective Date are not comparable to the financial condition and results of operations reflected in our historical consolidated financial statements.

Certain potential tax liabilities.

The Company has an estimated liability for 2010 Michigan business taxes of approximately $650,000 and an estimated income tax contingency of $6.5 million related to certain potential taxes that could be assessed in connection with the enactment of the Plan. In addition, in connection with the emergence from bankruptcy, the Company has uncertainties regarding state tax attributes that could have a material impact on deferred taxes recorded in the consolidated balance sheet.

We cannot be certain that the Chapter 11 proceedings will not adversely affect our operations going forward.

Although we have emerged from bankruptcy upon consummation of the Plan, we cannot assure you that having been subject to bankruptcy protection will not adversely affect our operations going forward, including our ability to negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers. The failure to obtain such favorable terms and retain customers could adversely affect our financial performance.

USE OF PROCEEDS

          This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for Initial Notes tendered by you and accepted by us in the exchange offer, Exchange Notes in the same principal amount. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase of our outstanding debt or the receipt of any additional proceeds.

CAPITALIZATION

          The following table sets forth the cash and cash equivalents, debt and capitalization of Greektown Superholdings as of September 30, 2010. The information in this table should be read in conjunction with “Selected Consolidated Financial and Other Data,” as well as the consolidated financial statements and related notes in this prospectus.

          The following transactions were effected on June 30, 2010 and are reflected in the table below:

•	the re-payment of the debtor-in-possession financing, pre-petition secured debt and other allowed claims and amounts pursuant to the Plan;

•	the cancellation of previous ownership interests of Greektown Holdings;

•	the cancellation of pre-petition obligations which were compromised by Greektown Holdings’ bankruptcy;

•	the sale by us of $385 million aggregate principal amount of Initial Notes for proceeds of $362.5 million, net of original issue discount;

•	our arrangement of the Revolving Loan that was undrawn on the Effective Date;

•	the sale by us of preferred stock for net proceeds of $196 million pursuant to the Rights Offering and Purchase and Put Agreement; and

•	the payment of all fees and expenses accrued, payable or paid on or prior to the closing of the issue of the Initial Notes and the Rights Offering.

Successor As of September 30,

2010

(In thousands)
Cash and cash equivalents	$35,600

Debt
Series A Initial Notes, net of original issue discount (1)	266,647
Series B Initial Notes, net of original issue discount (2)	96,755

Total debt	$363,402

Shareholders’ equity
Additional paid in capital	12,937
Preferred stock	205,947
Preferred warrants	83,993
Common stock	1
Accumulated deficit	(5,005)

Total Shareholders’ equity	$297,873

Total Capitalization	$696,875

(1) and (2) net proceeds at September 30, 2010.

(1)	$266.6 million net proceeds.

(2)	$96.8 million net proceeds.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          Greektown Superholdings was formed to hold, directly and indirectly through Greektown Sub, all the outstanding membership interests of Greektown Holdings as of the Effective Date. Greektown Superholdings owns 50% of the issued and outstanding membership interests of Greektown Holdings and 100% of the issued and outstanding stock of Greektown Sub. Accordingly, the selected historical consolidated financial data set forth below as of and for the years ended December 31, 2009, 2008 and 2007 have been derived from the audited consolidated financial statements of Greektown Holdings and its subsidiaries, which are included elsewhere in this registration statement. The selected historical financial data for the three months ended September 30, 2010, the six months ended June 30, 2010 and the nine months ended September 30, 2009 has been derived from the unaudited consolidated Statement of Operations Data and Other Items of Greektown Holdings and its subsidiaries, which are included elsewhere in this registration statement. The selected historical consolidated financial data as of and for the years ended December 31, 2006 and 2005 has been derived from the unaudited consolidated Statement of Operations Data and Other Items of Greektown LLC and its subsidiaries, which are not included in this registration statement. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and accompanying notes presented in this registration statement. The Consolidated Financial Statements have been prepared in accordance with the Reorganizations topic of the ASC and on a going-concern basis that contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.

          As a result of the bankruptcy reorganization, we have as of the Effective Date adopted “fresh start accounting” as prescribed in accordance with the Reorganizations topic of the ASC. Accordingly, our assets and liabilities have been adjusted to fair value, and certain assets and liabilities not previously recognized in our financial statements have been recognized under fresh start accounting. Our reported assets and liabilities at June 30, 2010 give effect to the adjustments resulting from the adoption of fresh start accounting. Accordingly, our financial condition and results of operations from and after the Effective Date are not comparable to the financial condition and results of operations reflected in our historical consolidated financial statements.

	Successor	Predecessor

	Three Months Ended September 30,	Six Months Ended June 30,	Nine Months Ended September 30,	Year Ended December 31,

	2010	2010	2009	2009	2008		2007	2006	2005

		(In thousands)
Statement of Operations Data:
Revenues:
Casino	$85,134	$173,563	$250,310	$332,878	$297,329		$321,779	$330,056	$319,720
Food and beverage	5,900	11,924	16,764	22,524	11,862		13,959	16,235	14,515
Hotel	2,569	4,628	5,755	7,880	—		—	—	—
Other	1,291	2,482	3,851	4,958	4,608		4,891	4,975	3,904

Gross revenue	94,894	192,597	276,680	368,240	313,799		340,629	351,266	338,139
Less promotional allowances	12,235	23,591	26,340	36,635	27,070		25,982	22,053	22,009

Net revenues	82,659	169,006	250,340	331,605	286,729		314,647	329,213	316,130
Direct operating expenses	55,369	101,596	150,858	192,710	306,612		192,779	194,127	192,124
Indirect operating expenses	17,308	35,377	51,509	86,489	65,836		72,433	68,448	71,030
Consulting company success fees	—	—	6,240	6,240	—		—	—	—

Total operating expenses	72,677	136,973	208,607	285,439	372,448		265,212	262,574	263,154

Income from operations	9,982	32,033	41,733	46,166	(85,719)		49,435	66,638	52,976
Net gain (loss) on reorganization items and fresh start adjustments	378	301,352	(17,602)	(28,711)	(11,667)		—	—	—
Other expense	(14,733)	(39,866)	(60,964)	(82,587)	(51,294)		(47,445)	(43,084)	(32,843)

(Loss) income before provision for state income taxes	(4,373)	293,519	(36,833)	(65,132)	(148,680)		1,990	23,555	20,133
Provision for state income taxes	(632)	(2,598)	(273)	(812)	(4,228)		—	—	—

Net (loss) income	$(5,005)	$290,921	$(37,106)	$(65,944)	$(152,908)		$1,990	$23,555	$20,133

Other Items:
Ratio of earnings to fixed charges	.68x	.74x	.40x	0.21x	(2.04	)x	1.05x	1.57x	2.21x

* Earnings and fixed charges for the periods presented were significantly affected by items related to our emergence from Chapter 11 bankruptcy and the debt service associated with our indebtedness prior to the Effective Date. If earnings were adjusted to exclude the net gain (loss) on reorganization items and fresh start adjustments and fixed charges were adjusted to reflect our capital structure upon the Effective Date, the ratio of earnings to fixed charges for the six months ended June 30, 2010 would be .74x and the deficiency would be $10,431. As so adjusted, the ratio of earnings to fixed charges for the three months ended September 30, 2010 would be .68x and the deficiency would be $4,751.

	Successor	Predecessor

	As of September 30,	As of December 31,

	2010	2009	2008	2007	2006	2005

		(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$35,600	$25,962	$24,032	$19,251	$25,702	$38,607
Other current assets	16,185	39,921	26,708	24,673	24,452	17,905
Property, building and equipment, net	337,423	472,271	448,585	286,890	189,642	117,937
Other assets	333,706	9,742	14,135	149,947	147,528	149,803

Total Assets	$722,914	$547,626	$513,460	$480,761	$387,323	$324,252

Current liabilities	55,418	$582,971	$502,408	$502,646	$41,217	$28,813
Long term liabilities	369,623	3,156	3,461	62,283	467,265	433,902
Liabilities subject to compromise	—	252,420	232,568	—	—	—
Total shareholders’ equity and members’ (deficit)	297,873	(290,921)	(224,977)	(84,168)	(121,158)	(138,463)

Total liabilities and members’ deficit	$722,914	$547,626	$513,460	$480,761	$387,323	$324,252

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis in conjunction with the “Selected Historical Consolidated Financial Data” section in this prospectus and the consolidated financial statements and the accompanying notes to those statements appearing elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors,” “Risks Related to our Business” and “Cautionary Note Regarding Forward-Looking Statements” sections in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

          Greektown Superholdings was incorporated under the laws of the State of Delaware on March 17, 2010. Greektown Superholdings was formed to hold, directly and indirectly through Greektown Sub, all outstanding membership interests of Greektown LLC, as of the effective date of its emergence from bankruptcy protection. Through Greektown LLC, we own and operate Greektown Casino. Greektown Casino opened in November 2000 in downtown Detroit. In February 2009, Greektown Casino completed its Expanded Complex at a cost of approximately $336.3 million. Greektown Casino is one of only three commercial casinos licensed to operate in Michigan and our Expanded Complex offers a full range of gaming, dining and entertainment alternatives, including:

•

an approximately 100,000 square-foot casino with 2,600 slot machines, 67 table games, including an approximately 12,500 square-foot salon dedicated to high-limit gaming and the largest live poker room in the Metro Detroit Gaming Market;

•	approximately 2,810 attached and 1,750 unattached parking spaces, including over 600 parking spaces for valet parking services;

•	10,000 square feet of convention space;

•	a 400-room hotel;

•	four restaurants, including a 260-seat “International Buffet”;

•	several food outlets on the gaming floor; and

•	nine bars and two entertainment facilities.

          Access to Greektown Casino is facilitated by a nearby off-ramp from Interstate 375 and six interstate highways passing through downtown Detroit. We estimate that we attract approximately 18,000 patrons per day on average, and we believe a significant number of these patrons make regular visits to our property. Our players club, known as “Club Greektown,” is a membership/loyalty program that attracts customers by offering incentives to frequent casino visitors.

          We had approximately 13 million people in our database for Club Greektown as of September 30, 2010, approximately 172,000 of whom had visited Greektown Casino during the preceding 90 days. We believe the Metro Detroit Gaming Market is primarily a “drive-to” gaming market, with over 95% of our patrons residing within 100 miles of Greektown Casino.

          We generate cash flow from our casino operations, inclusive of our slot machine and table game businesses, as well as from our food and beverage operations and hotel operations. For the three months ended September 30, 2010, revenues from our slot machine-based business accounted for 88.2% of revenues from our casino operations, and revenues from our casino operations accounted for 89.71% of our total revenues. For the nine months ended September 30, 2010, revenues from our slot machine-based business accounted for 88.3% of revenues from our casino operations, and revenues from our casino operations accounted for 89.9% of our total revenues.

Factors Leading to the Bankruptcy Filing

          The following were the primary factors that led to the bankruptcy filing of Greektown Holdings and its subsidiaries on the Petition Date:

Greektown Holdings’ uncertainty with respect to its ability to comply with certain covenants under its pre-petition credit agreement after June 30, 2008

          As of December 31, 2007, Greektown Holdings was not in compliance with certain covenants under its Pre-petition Credit Facility (as defined below in “Liquidity and Capital Resources”). Specifically, Greektown Holdings was not in compliance with its requirement to maintain a maximum total net debt to consolidated EBITDA ratio and a maximum total net senior debt to consolidated EBITDA ratio for the year ended December 31, 2007. The following table summarizes Greektown Holdings’ covenant requirements under its Pre-petition Credit Facility and actual covenant measurements for the year ended December 31, 2007 for its maximum total net debt to consolidated EBITDA and maximum total net senior debt to consolidated EBITDA covenants.

Year Ended December 31, 2007

Maximum Total Net Debt to Consolidated EBITDA:
Covenant Requirement	6.25:1
Actual Measurement	7.26:1

Maximum Total Net Senior Debt to Consolidated EBITDA:
Covenant Requirement	3.25:1
Actual Measurement	4.14:1

          Also, Greektown Holdings was not in compliance with the financial covenants under the Michigan Gaming Control Board Order Approving Debt Transaction, Supplier-Licensing Exemption Requests, and Eligibility, Suitability and Qualification of Certain Key Persons of Greektown Casino, L.L.C. dated November 15, 2005 (the “2005 MGCB Order”) and failed to deliver audited financial statements for the fiscal year ended December 31, 2007 without the inclusion of a going concern explanatory paragraph in the audit opinion. Section IV of the 2005 MGCB Order required Greektown Holdings, L.L.C. to maintain a “net debt to EBITDA ratio” that did not exceed 6.25:1 for the fiscal year ending December 31, 2007 and a “fixed charge coverage ratio” that did exceed 1:1 for the fiscal year ending December 31, 2007 (together the “MGCB Financial Covenants”). As of December 31, 2007, Greektown Holdings “net debt to EBITDA ratio” was 7.26:1 and the “fixed charge coverage ratio” was 1.35:1, and, therefore, Greektown Holdings was not in compliance with the MGCB Financial Covenants. Greektown Holdings had received a limited waiver of these covenant violations from its pre-petition lenders through June 30, 2008. The waiver required, among other things, that Greektown Holdings receive an equity contribution in 2008, which the Debtors had not obtained by the Petition Date. As a result of the existing and anticipated covenant violations, all outstanding debt obligations of Greektown Holdings could have become due in 2008, which would have allowed the secured lenders to foreclose on the collateral pledged as security.

Greektown Holdings’ inability to obtain sufficient debt or equity financing to complete the Expanded Complex

          Significant delays and cost overruns related to the Expanded Complex adversely affected Greektown Holdings’ business, results of operations, financial condition and cash flow. As of the Petition Date, Greektown Holdings was unable to secure a financing source for the approximately $161 million needed to complete the Expanded Complex. Failure to complete the Expanded Complex on a timely basis would have resulted in a default under the Development Agreement, may have hindered Greektown Holdings’ ability to compete in the Metro Detroit Gaming Market and may have resulted in monetary penalties, delays of the Tax Rollback (as defined below) and eventually a tax increase. Further, because Greektown Holdings lacked sufficient funds to complete the Expanded Complex, Greektown Holdings’ general contractor had threatened to suspend work.

Greektown Holdings’ uncertainty with respect to its ability to cure or receive a waiver of certain financial covenant violations with the MGCB

          As a condition to approving Greektown Holdings’ Pre-petition Credit Facility, the MGCB imposed certain financial covenants on Greektown Holdings. Specifically, Greektown Holdings was required to maintain a net debt to EBITDA ratio that did not exceed 6.25:1 for the fiscal year ending December 31, 2007 and a fixed charge coverage ratio that did exceed 1:1 for the fiscal year ending December 31, 2007 (together the “MGCB Financial Covenants”). As of December 31, 2007, Greektown Holdings was not in compliance with the requirement to maintain a minimum net debt to EBITDA ratio and a maximum fixed charge coverage ratio for the fiscal year ended December 31, 2007. In addition, Greektown Holdings did not cure or obtain a waiver of the covenant defaults before an MGCB-imposed April 30, 2008 deadline. Outside of bankruptcy, the covenant violations meant that the MGCB could invoke certain penalties, including, without limitation, the suspension or revocation of Greektown LLC’s casino license or a requirement that Greektown Holdings sell its casino interests on 180 days’ notice from the MGCB. Curing these covenants would have required Greektown Holdings’ equity owners to contribute capital in excess of their ability.

Monroe Partners, L.L.C.’s inability to make installment payments to its former members

          In July 2000, Monroe Partners, L.L.C. (“Monroe”), a holding company and one of two primary holders of the membership interests of Greektown Holdings prior to the Effective Date, agreed to make installment payments to certain of its members in exchange for all of their membership interests. Concurrently with this redemption, Kewadin Greektown, the second primary holder of the membership interests of Greektown Holdings prior to the Effective Date, purchased membership interests from Monroe in an amount equal to the redeemed interests and, in connection with that purchase, agreed to secure Monroe’s payment obligations to its former members with Kewadin Greektown’s membership interests in Monroe. An installment payment in the amount of $20.7 million was due to certain of the former members of Monroe on November 10, 2007, but was extended through June 2008, subject to the former members’ option to terminate the waiver on 14 days’ written notice. Outside of bankruptcy, failure to make this installment payment could have resulted in Kewadin Greektown being required to sell its interests in Monroe, which would have constituted a “change-in-control” and an event of default under the Pre-petition Credit Facility.

Other Factors Negatively Impacting Our Results of Operations

          In addition to the negative impact we believe the bankruptcy has had on Greektown Holdings’ results of operations, we believe Greektown Holdings’ operating results from 2007, 2008, 2009 and Greektown Superholdings’ operating results for the nine month period ended September 30, 2010 have been negatively impacted by the following factors:

Opening of Permanent Facilities by MGM Detroit, Motor City and Caesars Windsor

          In October 2007, MGM Detroit opened its permanent hotel and casino facility. The facility houses approximately 100,000 square feet of gaming space with an estimated 4,200 slot machines and 98 table games, 400 hotel rooms, over 5,000 parking spaces, 13 restaurants/bars and five entertainment venues. Motor City partially opened its permanent hotel and casino facility in June 2007 and later fully opened its permanent hotel and casino facility in early 2008. The facility has 100,000 square feet of gaming space with an estimated 2,850 slot machines and 83 table games, over 4,000 parking spaces, 10 restaurants/bars, two entertainment venues, a 400 room hotel and an 1,800 seat theater. Further, MGM Detroit and Motor City had received the Tax Rollback. In June 2008, Caesars Windsor completed its expansion of its facility, which includes a new hotel tower, a 5,000 seat theatre and several new restaurants and bars.

          The table below illustrates that Greektown’s percentage of the total adjusted gross gaming revenues of the Detroit Commercial Casinos declined from 25.5% for the year ended December 31, 2007 to 23.3% for the year ended December 31, 2008 over the same horizon that the competitor facilities were opened, although in the year ended December 31, 2009, Greektown’s percentage of the total adjusted gross gaming revenues of the Detroit Commercial Casinos increased to 25.8% and in the twelve months ended September 30, 2010, Greektown’s percentage of the total adjusted gross gaming revenues of the Detroit Commercial Casinos increased to 26.0%.

	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007

Detroit Commercial Casinos:(1)
MGM Detroit	41.9%	40.9%	42.5%	38.5%
MotorCity	32.1%	33.3%	34.2%	36.0%
Greektown Casino	26.0%	25.8%	23.3%	25.5%

Total	100.0%	100.0%	100.0%	100.0%

(1)	Market share values for the Detroit Commercial Casinos shown in the above table and elsewhere in this registration statement were obtained from the MGCB website: http://www.michigan.gov/mgcb.

Greektown Construction and Construction on Access Routes

          Construction at Greektown Casino commenced in June 2006 and the construction of the Expanded Complex was completed by February 2009. During this time period, there were numerous construction-related obstructions that impeded casino operations. The construction caused numerous changes to the gaming floor layout that we believe frustrated and confused customers, including the relocation of the high-limit gaming room to a temporary location with less privacy. Furthermore, during this time frame, our customers had to consistently play in areas surrounded by construction work. Also, in addition to the construction being performed at Greektown Casino, there was construction work on the main access route to Greektown Casino. This construction created a detour that made our potential patrons drive past both MGM Detroit and MotorCity before arriving at Greektown Casino.

     Economic Downturn

          Our business has been and may continue to be adversely affected by the economic downturn currently being experienced in the United States, and more particularly in the Detroit metropolitan area, as we are highly dependent on discretionary spending by our patrons. Factors such as increased unemployment, population decline, the current housing market crisis, the current credit crisis, perceived or actual decline in disposable consumer income and wealth, the recent global economic recession and changes in consumer confidence in the economy may continue to reduce customer demand for the leisure activities we offer and may continue to adversely affect our business. More specifically, the economic downturn has impacted the automotive industry in the United States as much as, if not more than, other similarly situated sectors of the U.S. economy. As many of the manufacturers of automobiles and automobile parts and components are based in Detroit or the Detroit metropolitan area, we believe that our geographic location may be susceptible to continuing volatility in the automotive industry.

Chapter 11 Reorganization Efforts

          During the pendency of our bankruptcy, we implemented a number of business improvement initiatives that we believe have and will continue to result in improved operating performance for our business. The following is a summary of the most significant business improvement initiatives that were implemented during the pendency of our bankruptcy:

     Retention of Management Companies

          On January 8, 2009, the Bankruptcy Court entered an order approving Greektown Holdings’ retention of Fine Point as gaming consultants pursuant to the Fine Point Consulting Agreement. After obtaining regulatory approval, Fine Point’s Managing Director, Randall A. Fine, was appointed Chief Executive Officer of Greektown Holdings. The Fine Point Consulting Agreement expired on December 31, 2009 and Randall Fine’s position as Chief Executive Officer terminated concurrently. Since such date, our business has been managed solely by our internal management team, led by Cliff Vallier. On February 22, 2010, the Bankruptcy Court entered an order approving Greektown Holdings’ retention of WG-Michigan as gaming consultant through the Effective Date pursuant to the WG Consulting Agreement. WG-Michigan is providing one of its officers to serve as the general manager of Greektown.

          On February 12, 2010, the Debtors entered into the WG Consulting Agreement with WG-Michigan, pursuant to which WG-Michigan provided a general manager to Greektown Holdings. Pursuant to the Plan, subject to approval of WG-Michigan by the MGCB, Greektown Superholdings was to enter into a management agreement with WG-Michigan, pursuant to which WG-Michigan would have provided Greektown Superholdings with a general manager and Vice President and provide other management services to Greektown Superholdings. However, on June 7, 2010, WG-Michigan withdrew its application to the MGCB for approval to provide management services to Greektown Superholdings and the WG Consulting Agreement was terminated. For an undetermined amount of time, our business will continue to be managed solely by our internal management team, led by Clifford J. Vallier.

          On August 10, 2010, the Board of Directors of the Company appointed George Boyer to serve as the Company’s Executive Chairman of the Board. Mr. Boyer will continue in his role as Chairman of the Company’s Board of Directors. The responsibilities of the position of Executive Chairman of the Board include (i) leading the management of the Company in strategic, marketing and operational issues consistent with the direction of the Board, (ii) liaising between the management of the Company and the Board and providing a monthly update to the Board, and (iii) leading a search to supplement the existing management team.

          We expect to enter into a management agreement with a substitute manager and/or to supplement our existing management team. Any such substitute manager or supplement to the existing management team would be subject to the approval of the MGCB, the City of Detroit (as applicable) and any additional applicable regulatory approvals. We are required, by February 28, 2011, to propose a substitute manager to the City of Detroit for approval by Detroit’s mayor and city council (which approval shall not be unreasonably withheld by the mayor or the city council).

     Completion of the Expanded Complex

          We believe that the finalization of the construction of the Expanded Complex, and the resolution of construction-related issues, has had a favorable impact on our results of operations. The Expanded Complex includes our 400 room hotel that opened in February 2009. We also opened several additional food and beverage outlets, such as the International Buffet.

     Other Business Improvement Initiatives

          We have implemented a number of business improvement initiatives, which we believe have resulted in improved revenue and profitability for our business, including the remodeling of the high-limit gaming area and the remodeling of the valet parking entrance. We have also instituted a number of cost-saving initiatives, including headcount and salary reductions to our associates, the rejection or re-negotiation of various contracts and the implementation of several successful promotional campaigns and other marketing initiatives by Greektown Holdings.

          We believe that these business improvement initiatives have allowed Greektown to achieve significant growth in both profits and operating margins and regain a significant percentage share of the total adjusted gross gaming revenues of the Detroit Commercial Casinos, as illustrated by Greektown’s increase in percentage share of the total adjusted gross gaming revenues of the Detroit Commercial Casinos from 25.8% for the year ended December 31, 2009 to 26.0% for the twelve months ended September 30, 2010.

Presentation and Basis of Accounting

          As previously discussed, on May 29, 2008, the Debtors filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. The Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements presented in this prospectus have been prepared in accordance with the Reorganizations topic of the ASC and on a going-concern basis which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the bankruptcy, the realization of assets and liquidation of liabilities is uncertain. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to approval of the Bankruptcy Court, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements presented in elsewhere in this prospectus.

          The Reorganizations topic of the ASC as applied to companies operating in Chapter 11 generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses and provisions for losses that can be directly associated with the reorganization of the business must be reported separately as reorganization items in the statement of operations beginning in the period ended June 30, 2008. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, reorganization items must be disclosed separately in the statement of cash flows. The Debtors adopted the provisions of the Reorganizations topic of the ASC applicable to companies operating in Chapter 11 effective on May 29, 2008, and have segregated those items as outlined above for all reporting periods subsequent to May 29, 2008.

          The appropriateness of using the going-concern basis for the Debtors’ financial statements is dependent upon, among other things: (i) the Debtors’ ability to comply with the terms and conditions of the DIP facility; (ii) to improve profitability; (iii) to generate sufficient cash flow from operations to satisfy liabilities as they come due; and (iv) to obtain additional financing to meet the Debtors’ future obligations

          As further described in Note 6—Long Term Debt, Notes Payable and Debtor In Possession Financing to the Consolidated Financial Statements as of December 31, 2009 and 2008 and the Three Years Ended December 31, 2009 as presented in this prospectus, and as further described in Note 5—Debt to the Consolidated Financial Statements as of September 30, 2010 as presented in this prospectus, the Debtors have long-term obligations. These obligations have been classified as either current liabilities or as liabilities subject to compromise as a result of filing for Chapter 11 bankruptcy protection under the Bankruptcy Code.

Critical Accounting Policies and Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. These differences could be material to the Consolidated Financial Statements included elsewhere in this registration statement. Critical accounting policies are those that both are significant to the overall presentation of our financial condition and results of operations and require management to make difficult, complex or subjective judgments.

          We believe our application of accounting policies, and the estimates inherently required by the policies, are reasonable. These accounting policies and estimates are constantly reevaluated and adjustments are made when facts and circumstances dictate a change. See Note 2—Summary of Significant Accounting Policies to the Consolidated Financial Statements presented in this prospectus for a summary of our significant accounting policies.

     Net Revenues

          Greektown Holdings recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Revenues from food and beverage and hotel operations are recognized at the time of sale or upon the provision of service. In accordance with the Revenue Recognition topic of the ASC applied to circumstances where consideration is given by a vendor to a customer, the retail value of food, beverage, and other complimentary items furnished to customers without charge is included in revenues and then deducted as promotional allowances to arrive at net revenues.

     Allowance for Doubtful Casino Accounts Receivable

          Our gaming receivables consist predominantly of gaming markers issued to casino patrons on the gaming floor. We maintain strict controls over the issuance of markers and the collection of outstanding markers from patrons who fail to pay in a timely manner. Our methods of collection include the mailing of statements and delinquency notices, personal contacts through independent collection agencies and civil litigation.

          We record an allowance for doubtful casino accounts receivable that represents our best estimate of the amount of probable credit losses in our existing accounts receivable. We assess the amount of the allowance on a quarterly basis based on historical write-off experience and review of returned gaming markers, past-due balances and individual collection analysis. Account balances are charged off against the allowance after all reasonable means of collection have been exhausted and the potential for recovery is considered remote.

     Impairment or Disposal of Long-lived Assets

          In accordance with the Property, Plant and Equipment topic of the ASC, we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability of assets to be held and used by a comparison of the carrying amount of the underlying asset to future net cash flows expected to be generated by the asset. If the carrying amount of the underlying asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

     Intangible Assets

          Under the Development Agreement, we are entitled to own and operate on a permanent basis a casino complex containing specified amenities (the “Casino Development Rights”) within certain boundaries in the City of Detroit. The Development Agreement gives rise to an identifiable intangible asset that has been determined to have an indefinite life. For further discussion of the terms of the Development Agreement, refer to Note 2—Summary of Significant Accounting Policies and Note 5—Casino Development Rights and Impairment to the Consolidated Financial Statements as of December 31, 2009 and 2008 and the Three Years Ended December 31, 2009 as presented in this prospectus and as further described in Note 3—Emergence from Chapter 11, Note 4—Goodwill & Other Identifiable Intangible Assets and Note 8—Gaming Taxes and Fees to the Consolidated Financial Statements as of September 30, 2010 as presented in this prospectus.

          We comply with the provisions of the Intangible Assets—Goodwill and Other topic of the ASC, which provides guidance on how identifiable intangible assets should be accounted for upon acquisition and subsequent to their initial financial statement recognition. This topic requires that identifiable intangible assets with indefinite lives be capitalized and tested for impairment at least annually by comparing the fair values of those assets with their recorded amounts. Accordingly, we perform our impairment test as of October 1 of each year by comparing their estimated fair value to the related carrying value as of that date.

     Capitalization of Interest

          We capitalize interest costs associated with our casino expansion, hotel and garage construction in accordance with the Interest topic of the ASC. Accordingly, we begin capitalizing interest costs when construction activities start, and cease when construction activities are substantially complete, using either the interest rate on a borrowing specific to the capital expenditure or a weighted average interest rate based on outstanding indebtedness.

Key Financial Statement Terms

     Revenues

          Our gross revenues are derived primarily from casino revenues, food and beverage revenues, hotel revenues and other revenues. Our largest component of revenues is casino revenues. Gross casino revenues are comprised of revenues from our slot machines and table games, and are calculated as the difference between the amount wagered and the amount paid to customers from gaming activities.

          We lease a number of our slot machines and pay participation fees, which are calculated as a percentage of gross slot machine revenue, to our slot machine vendors. Those participation expenses are reflected as a reduction of gross casino revenues. The expenses associated with our “Club Greektown” membership/loyalty program are also reflected as a reduction of gross casino revenues. In accordance with the Revenue Recognition topic of the ASC applicable to instances where consideration is given by a vendor to a customer, we expense the cash value of points earned by Club Greektown members and recognize a related liability for any unredeemed points.

          The following table reflects the composition of gross casino revenues for the three month and six month periods ended September 30, 2010 and 2009.

	Successor Three Months Ended September 30,	Predecessor Three Months Ended September 30,

	2010	2009

	(In thousands)
Gross casino revenue:
Slot machines	$75,128	$76,909
Table games	13,649	14,244
Participation	(1,960)	(1,714)
Club expense	(1,683)	(1,759)

Total Gross casino revenue	$85,134	$87,680

Percent of Gross casino revenue
Slot machines	88.2%	87.7%
Table games	16.0%	16.2%
Participation	-2.3%	-2.0%
Club expense	-2.0%	-2.0%

Total Gross casino revenue	100.0%	100.0%

	Successor Three Months Ended September 30,	Predecessor Six Months Ended June 30,	Combined Three Months and Six Months Ended September 30,	Predecessor Nine Months Ended September 30,

	2010	2010	2010	2009

		(In thousands)
Gross casino revenue:
Slot machines	$75,128	$153,366	$228,494	$218,608
Table games	13,649	27,597	41,246	43,433
Participation	(1,960)	(3,864)	(5,824)	(6,577)
Club expense	(1,683)	(3,535)	(5,219)	(5,155)

Total Gross casino revenue	$85,134	$173,563	$258,697	$250,310

Percent of Gross casino revenue
Slot machines	88.2%	88.4%	88.3%	87.3%
Table games	16.0%	15.9%	15.9%	17.4%
Participation	-2.3%	-2.2%	-2.3%	-2.6%
Club expense	-2.0%	-2.0%	-2.0%	-2.1%

Total Gross casino revenue	100.0%	100.0%	100.0%	100.0%

          The other principal components of our revenues are our food and beverage revenue and hotel revenue, each of which is affected by customer volume and price, and leasing of certain real estate.

     Promotional Allowances

          Our gross revenues are reduced by promotional allowances to arrive at net revenues. Promotional allowances consist of the retail value of food, beverage and other complimentary items furnished to customers without charge.

     Direct Operating Expenses

          Direct operating expenses are those that directly relate to our gaming, food and beverage and hotel operations. The following table illustrates the composition of direct operating expenses and their relationships to net revenues for the three month and nine month periods ended September 30, 2010 and 2009.

	Successor Three Months Ended September 30,	Predecessor Three Months Ended September 30,

	2010	2009

	(In thousands)
Direct operating expenses:
Casino	$20,402	$18,743
Gaming taxes	18,832	23,799
Food and beverage	3,916	4,182
Hotel	2,188	2,021
Depreciation & Amortization	10,031	4,412

Total direct operating expenses	$55,369	$53,157

Relationship to net revenues:
Casino	24.7%	21.7%
Gaming taxes	22.8%	27.6%
Food and beverage	4.7%	4.8%
Hotel	2.6%	2.3%
Depreciation & Amortization	12.1%	5.1%
Impairment of casino development rights	0.0%	0.0%

Total direct operating expenses	67.0%	61.6%

	Successor Three Months Ended September 30,	Predecessor Six Months Ended June 30,	Combined Three Months and Six Months Ended September 30,	Predecessor Nine Months Ended September 30,

	2010	2010	2010	2009

		(In thousands)
Direct operating expenses:
Casino	$20,402	$40,425	$60,827	$55,102
Gaming taxes	18,832	38,469	57,301	68,260
Food and beverage	3,916	7,817	11,733	12,592
Hotel	2,188	4,397	6,585	4,745
Depreciation & Amortization	10,031	10,488	20,519	10,159

Total direct operating expenses	$55,369	$101,596	$156,965	$150,858

Relationship to net revenues:
Casino	24.7%	23.9%	24.2%	22.0%
Gaming taxes	22.8%	22.8%	22.8%	27.3%
Food and beverage	4.7%	4.6%	4.7%	5.0%
Hotel	2.6%	2.6%	2.6%	1.9%
Depreciation & Amortization	12.1%	6.2%	8.2%	4.1%
Impairment of casino development rights	0.0%	0.0%	0.0%	0.0%

Total direct operating expenses	67.0%	60.1%	62.4%	60.3%

          Casino expenses. Casino expenses consist of employee compensation (labor, taxes and benefits), surveillance costs, gaming supplies, casino promotions (including mailing and other ancillary costs) as well as on-site hosting of our casino customers.

          Gaming taxes. Gaming taxes include gaming taxes paid to the State of Michigan and City of Detroit, and municipal service fees paid to the City of Detroit. Gaming taxes for the three and nine month periods ended September 30, 2010 and 2009 reflect the impact of the Tax Rollback, which was effective February 15, 2009 as discussed elsewhere in this prospectus.

          Food and beverage. Food and beverage expenses relate to labor, taxes, benefits, cost of sales and operating supplies.

          Hotel. Hotel expenses consist primarily of employee compensation and related expenses as well as facilities-related expenses such as maintenance and utilities.

          Depreciation and amortization. Depreciation and amortization expenses consist primarily of the depreciation expense related to our gaming buildings and improvements, our gaming equipment and furnishings, our non-gaming buildings and improvements and our non-gaming office furniture and equipment.

     Indirect Operating Expenses

          Indirect operating expenses consist predominantly of general overhead expenses that support our overall business, including marketing, advertising and entertainment, non-hotel facilities expenses and other general and administrative expenses. The following table illustrates the composition of indirect operating expenses and their relationships to net revenues for the three months ended September 30, 2010, the six months ended June 30, 2010, and the nine months ended September 30, 2009.

	Successor Three Months Ended September 30,	Predecessor Three Months Ended September 30,

	2010	2009

	(In thousands)
Other operating expenses:
Marketing, advertising and entertainment	1,496	2,512
Facilities	4,736	4,504
General and administrative	11,018	10,575
Other	58	153
FPG Success fee		2,080

Total other operating expenses	$17,308	$19,824

Relationship to net revenues:
Marketing, advertising and entertainment	1.8%	2.9%
Facilities	5.7%	5.2%
General and administrative	13.3%	12.3%
Other	0.1%	0.2%
FPG Success fee	0.0%	2.4%

Total other operating expenses	20.9%	23.0%

	Successor Three Months Ended September 30,	Predecessor Six Months Ended June 30,	Combined Three Months and Six Months Ended September 30,	Predecessor Nine Months Ended September 30,

	2010	2010	2010	2009

		(In thousands)
Other operating expenses:
Marketing, advertising and entertainment	$1,496	$4,146	$5,642	$5,368
Facilities	4,736	9,689	14,425	13,746
General and administrative	11,018	21,437	32,455	30,914
Pre-opening expenses	—		—	1,043
Other	58	105	163	438
FPG Success fee				6,240

Total other operating expenses	$17,308	$35,377	$52,685	$57,749

Relationship to net revenues:
Marketing, advertising and entertainment	1.8%	2.5%	2.2%	2.1%
Facilities	5.7%	5.7%	5.7%	5.5%
General and administrative	13.3%	12.7%	12.9%	12.3%
Pre-opening expenses	0.0%	0.0%	0.0%	0.4%
Other	0.1%	0.1%	0.1%	0.2%
FPG Success fee	0.0%	0.0%	0.0%	2.5%

Total other operating expenses	20.9%	20.9%	20.9%	23.1%

          Marketing, advertising and entertainment. Marketing, advertising and entertainment expenses primarily reflect the costs of mass media advertising, including television, radio and billboards.

          Facilities. Facility expenses consist of cleaning and maintaining our non-hotel properties, valet parking, the PBX department and wardrobe department, the payroll and benefits to support these activities and casino utilities.

          General and administrative. General and administrative expenses include the costs of insurance, property taxes, regulatory fees paid to support the MGCB, tribal and board management fees, bonuses paid under union contracts, leases associated with various parking lots, rent, professional fees, donations and various employee costs relating to executives, security, compliance, finance, purchasing, human resources and information technology departments.

          Pre-opening expenses. Pre-opening expenses consist primarily of start-up labor, training, marketing, and advertising related to the hotel that were incurred prior to its opening in February 2009.

          Other indirect operating expenses. Other indirect operating expenses are primarily costs associated with maintaining the various retail parking spaces and garages, including utilities and maintenance, related to rental income.

Consulting Company Success Fees

          An affiliate of Greektown Holdings entered into a consulting agreement with the Fine Point Group (“Fine Point”) dated December 31, 2008 (the “Fine Point Consulting Agreement”). Pursuant to the Fine Point Consulting Agreement, Fine Point was paid a monthly fee of $150,000 plus expenses for its consulting services, as well as quarterly success fees, which were conditioned upon Greektown LLC exceeding certain established financial performance goals provided in the Fine Point Consulting Agreement. Success fees payable to Fine Point were $6.2 million for the year ended December 31, 2009. The agreement expired as of December 31, 2009 and was not renewed.

Reorganization Items and Fresh Start Adjustments

          Reorganization items and fresh start adjustments consist primarily of adjustments to effectuate the Plan and the revaluation of assets and liabilities in accordance with the Reorganizations topic of the ASC as well as fees paid to professionals and other costs directly associated with the Bankruptcy cases. The following table represents a summary of reorganization items and fresh start adjustments for the three month and nine month periods ended September 30, 2010 and 2009:

	Successor		Predecessor

	Three months ended September 30,	Three months ended September 30,	Six Months Ended June 30,	Nine Months Ended September 30,

	2010	2009	2010	2009

		(In thousands)
Non-cash reorganization items and fresh start adjustments:

Discharge of liabilities subject to compromise	$2,100	$—	$130,937	$—
Revaluation of assets and liabilities	—	—	190,018	—

Total non-cash reorganization items and fresh start adjustments	2,100	—	320,955	—
Professional fees and expenses:
Legal professional fees	(745)	(3,958)	(12,336)	(8,845)
Consulting professional fees	(763)	(3,359)	(6,758)	(8,663)
U.S. Trustee fees and other expenses	(214)	(32)	(509)	(95)

Total professional fees and expenses	(1,722)	(7,348)	(19,603)	(17,602)

Net gain (loss) on reorganization items and fresh start adjustments	$378	$(7,348)	$301,352	$(17,602)

Other Expense

          Other expense consists primarily of interest on our indebtedness, the amortization of deferred financing costs, interest income earned on our investments in certificates of deposit and unrealized loss on interest rate swaps. The following table illustrates the components of other expense and their relationships to net revenues for the three months ended September 30, 2010, the six months ended June 30, 2010, and the nine months ended September 30, 2009.

	Successor Three Months Ended September 30,	Predecessor Three Months Ended September 30,

	2010	2009

	(In thousands)
Other income (expense):
Interest expense	$(13,070)	$(18,317)
Amortization of finance fees	(1,633)	(3,101)
Net gain (loss) on Chapter 11 related reorganization items from fresh start adjustments	378	(7,348)
Michigan business tax expense - current	(650)	(518)
Michigan business tax expense - deferred	18	(14)
Other	(30)	10

Total other income (expense)	$(14,987)	$(29,288)

Relationship to net revenues:
Interest expense	-15.8%	-21.2%
Amortization of finance fees	-2.0%	-3.6%
Net gain (loss) on Chapter 11 related reorganization items from fresh start adjustments	0.5%	-8.5%
Michigan business tax expense - current	-0.8%	-0.6%
Michigan business tax expense - deferred	0.0%	0.0%
Other	0.0%	0.0%

Total other income (expense)	-18.1%	-33.9%

	Successor Three Months Ended September 30,	Predecessor Six Months Ended June 30,	Combined Three Months and Six Months Ended September 30,	Predecessor Nine Months Ended September 30,

	2010	2010	2010	2009

	(In thousands)
Other income (expense):
Interest expense	$(13,070)	$(37,489)	$(50,559)	$(49,670)
Amortization of finance fees	(1,633)	(2,079)	(3,712)	(11,457)
Net gain (loss) on Chapter 11 related reorganization items from fresh start adjustments	378	301,352	301,730	(17,602)
Other	(30)	(298)	(328)	163

Total other income (expense)	$(14,355)	$261,486	$247,131	$78,566

Relationship to net revenues:
Interest expense	-15.8%	-22.2%	-20.1%	-19.8%
Amortization of finance fees	-2.0%	-1.2%	-1.5%	-4.6%
Net gain (loss) on Chapter 11 related reorganization items from fresh start adjustments	0.5%	178.3%	119.9%	-7.0%
Other	0.0%	-0.2%	-0.1%	0.1%

Total other income (expense)	-18.1%	153.2%	96.9%	-31.5%

Provision for State Income Taxes

          The provision for state income taxes reflects our current and deferred provisions for the Michigan Business Tax, which is considered an income tax under the Income Taxes topic of the ASC. The following table illustrates the components of the provision for state income taxes and their relationships to net revenues for the three months ended September 30, 2010, the six months ended June 30, 2010, and the nine months ended September 30, 2009.

	Successor Three Months Ended September 30,	Predecessor Six Months Ended June 30,	Combined Three Months and Six Months Ended September 30,	Predecessor Nine Months Ended September 30,

	2010	2010	2010	2009

	(In thousands)

Provision for state income taxes:
Michigan business tax (expense) - current	(650)	(1,248)	(1,898)	(529)
Michigan business tax (expense) - deferred	18	(1,350)	(1,332)	256

Relationship to net revenues:
Michigan business tax (expense) - current	-0.8%	-0.7%	-0.8%	-0.2%
Michigan business tax (expense) - deferred	0.0%	-0.8%	-0.5%	0.1%

Results of Operations

          The following is a discussion of the principal trends in our operating performance for the three months ended September 30, 2010 to September 30, 2009, for the nine months ended September 30, 2010 to September 30, 2009, for the years ended December 31, 2009 to December 31, 2008 and for the years ended December 31, 2008 to December 31, 2007.

Three Months Ended September 30, 2010 Compared to the Three Months Ended September 30, 2009

               Net revenues. Net revenues decreased by $3.6 million in the three months ended September 30, 2010 over the comparable period in the prior year driven by a decrease in gross revenues of $2.3 million and an increase in promotional expenses of $1.3 million. The decrease in gross revenues is primarily due to decreases in casino revenue of $2.5 million. The decrease in casino revenue was primarily a result of a decrease in slot machine revenue (net of participation expense) of $1.7 million and a decrease in table game revenues of $0.6 million. The increase in promotional allowances resulted from enhanced promotional offers to our patrons in order to retain market share in light of enhanced competitive conditions in the Detroit, Michigan gaming market.

               Direct operating expenses. Direct operating expenses increased by $2.2 million, or by 2.7% as a percentage of net revenues, in the three months ended September 30, 2010 over the comparable period in the prior year. The following is a discussion of the principal drivers of trends in direct operating expenses:

•

Casino expenses. Casino-related expenses increased by $1.7 million, and by 2.0% of net revenues, during the three months ended September 30, 2010 compared to the prior year. The net increase in this category was primarily driven by an increase in casino payroll expense increases of $0.6 million, costs associated with promotions and promotional prizes increases of $0.3 million, postage costs increases of $0.3 million, and progressive expense increases of $0.3 million.

•

Gaming taxes. Gaming taxes decreased by $5.0 million, or 6.0% of net revenues, during the three months ended September 30, 2010 relative to the comparable period in the prior year, as a result of the impact of a 5% gaming tax rollback, which was granted by the MGCB on March 9, 2010 and retroactive back to February 2009.

•	Food and beverage expenses. Food and beverage expenses decreased by $0.3 million during the three months ended

September 30, 2010 compared to the comparable period in the prior year, as a result of a decrease in food and beverage cost of sales of $0.3 million. The decrease was due to an experienced management team becoming more efficient in relation to the purchasing of food and beverage inventory, and anticipating patron demands.

•

Hotel expenses. Hotel expenses increased by $0.2 million during the three months ended September 30, 2010 compared to the same period in the prior year. This increase in hotel expenses was driven by increased sales and marketing costs of $0.1 million and increased housekeeping payroll costs of $0.1 million.

•

Depreciation and amortization expense. Depreciation and amortization expenses increased by $5.6 million, or 6.8% of net revenues, during the three months ended September 30, 2010. The primary driver in this increase was the amortization of the rated player relationships asset of $3.5 million. The increase in depreciation expense related to the completion of the construction of our hotel asset, which was not completely placed into service from construction-in-process until the middle of 2009.

•

Indirect operating expenses. Indirect operating expenses decreased by $2.5 million, and by 3.0% of net revenues, during the three months ended September 30, 2010 compared to the same period in the prior year. The following is a discussion of the principal drivers of trends in indirect operating expenses:

•

Marketing, advertising and entertainment. Marketing, advertising and entertainment expenses decreased by approximately $1.0 million, or 1.2% of net sales, during the three month period ended September 30, 2010 compared to the comparable period in the prior year as a result of decreased TV and radio advertising costs of $1.1 million offset slightly by increased payroll costs of $0.1 million.

•

Facilities. Facilities expenses increased by approximately $0.2 million, or 0.3% of net sales, during the three month period ended September 30, 2010 compared to the comparable period in the prior year as a result of increases in payroll expenses of $0.3 million offset by decreases in engineering expenses of $0.1 million.

•

General and administrative. General and administrative expenses increased by approximately $0.4 million, or 0.5% of net sales, during the three month period ended September 30, 2010 compared to the comparable period in the prior year as a result of increased payroll costs of $0.2 million, increased legal costs of $0.4 million, increased contract services of $0.2 million, and increased human resources costs of $0.2 million offset by decreased property tax expenses of $0.3 million, decreased management incentive expense of $0.2 million and decreased union contract amortization costs of $0.1 million.

•

Other indirect operating expenses. Other indirect operating expenses decreased by approximately $0.1 million, or 0.1% of net sales, during the three month period ended September 30, 2010 compared to the comparable period in the prior year as a result of the Company’s decision to close down the gift shop.

•

Consulting company success fees. Fine Point success fees decreased by approximately $2.1 million in the three month period ended September 30, 2010 over the comparable period in the prior year reflecting the expiration of the Fine Point Agreement expired on December 31, 2009.

•

Net gain (loss) on reorganization items and fresh start adjustments. The net gain (loss) on reorganization items and fresh start adjustments decreased by $7.7 million, or 9.3% of net sales, during the three month period ended September 30, 2010 compared to the comparable period in the prior year due to decreased bankruptcy-related professional fees of $5.6 million correlated with activities in the bankruptcy cases and the settlement of $2.1 million in cure claims with certain vendors.

•

Other expense. Other expense decreased by $6.6 million, or 8.0% of net revenues during the three months ended September 30, 2010 over the comparable period in the prior year. The following is a discussion of the primary drivers of the trends in other expense.

•	Interest expense. Interest expense decreased by $5.2 million or 6.3% of net revenues, primarily as a result of the Company’s reduced debt, due to reorganization.

•

Amortization of finance fees and accretion of discount on senior notes. This category decreased by $1.4 million, or 1.7% of net revenues, as a result of lower capitalized financing fees related to the Exit Financing and the subsequent lower quarterly amortization of such fees.

Provision for state income taxes. The provision for state income taxes increased by $.1 million during the three month period ended September 30, 2010 over the comparable period in the prior year primarily as a result of higher current Michigan Business Tax expenses.

Nine Months Ended September 30, 2010 Compared to the Nine Months Ended September 30, 2009

               Overview. The nine month periods ended September 30, 2010 and September 30, 2009 are not directly comparable as the Effective Date of the reorganization occurred on June 30, 2010 and all periods other than the three months ended September 30, 2010 are of the Predecessor. The statements of operations of the Predecessor are presented for the six months ended June 30, 2010 and three and nine months ended September 30, 2009. Although not directly comparable, the comparison below compares the two nine month periods on a combined basis.

               Net revenues. Net revenues increased by $1.3 million in the nine months ended September 30, 2010 over the comparable period in the prior year driven by an increase in gross revenues of $10.8 million, which was partially offset by an increase in promotional expenses of $9.5 million. The increase in gross revenues reflects increases in casino revenue of $8.4 million, food and beverage sales of $1.0 million, and hotel revenue of $1.4 million. The increase in casino revenue was primarily a result of growth in slot machine revenue (net of participation expense) of $9.9 million over the comparable period in the prior year as a result of the success of various promotional campaigns and reductions in participation expenses through buyouts of slot machine leases. The increase in food and beverage sales over the comparable period in the prior year resulted from the addition and enhancement of several food and beverage locations in early 2009. The increase in hotel revenue over the comparable period in the prior year was due to the fact that the hotel began operating in the first quarter of 2009 as well as the addition of a sales and marketing team in 2010 to capture more of the business conference market. The increase in promotional allowances resulted from enhanced promotional offers to our patrons in order to retain market share in light of enhanced competitive conditions in the Detroit, Michigan gaming market.

               Direct operating expenses. Direct operating expenses increased by $6.1 million, or 2.3% of net revenues, in the nine months ended September 30, 2010 over the comparable period in the prior year. The following is a discussion of the principal drivers of trends in direct operating expenses:

•

Casino expenses. Casino-related expenses increased by $5.7 million, or 2.3% of net revenues, during the nine months ended September 30, 2010 over the comparable period in the prior year, as a result of an increase in bad debt expense of $1.8 million due to the write off of an account receivable that we deemed to be uncollectible, an increase in complimentary costs of $1.1 million and increased casino related payroll costs of $1.5 million.

•

Gaming taxes. Gaming taxes declined by $11.0 million, or 4.4% of net revenues, during the nine months ended September 30, 2010 as a result of the impact of a 5% gaming tax rollback, which was granted by the MGCB on March 9, 2010 and retroactive to February 2009.

•

Food and beverage expenses. Food and beverage expenses decreased by $0.9 million, or 0.3% of net revenues, during the nine months ended September 30, 2010 as a result of a decrease in food and beverage costs of sales of $0.4 million and increased provisions of complimentary food and beverage items (which apply as a reduction of food and beverage expenses and a corresponding allocation of expenses to gaming operations), offset by increased payroll and other costs due to increased revenue.

•

Hotel expenses. Hotel expenses increased by $1.8 million, or 0.7% of net revenues, during the nine months ended September 30, 2010 as a result of a longer period of operations during 2010, relative to 2009 as the hotel did not open for business until the mid-first quarter of 2009.

•

Depreciation and amortization expense. Depreciation and amortization expenses increased by $10.3 million, or 4.1% of net revenues, during the nine months ended September 30, 2010 primarily due to an increase in depreciation expense related to the completion of the construction of our hotel asset, which was not completely placed into service from construction-in-process until the middle of 2009, as well as the amortization of the rated player relationships asset of $3.5 million.

Indirect operating expenses. Indirect operating expenses decreased by $5.1 million, or 2.1% of net revenues, in the nine months ended September 30, 2010 over the comparable period in the prior year. The following is a discussion of the principal drivers of trends in indirect operating expenses:

•

Marketing, advertising and entertainment expenses. Marketing, advertising and entertainment expenses increased by $0.2 million, or 0.1% of net revenues, during the nine months ended September 30, 2010, as a result of increased payroll expense.

Facilities expenses. Facilities expenses increased by $0.7 million, or 0.2% of net revenues during the nine months ended September 30, 2010 primarily due to an increase in engineering department expenses of $0.4 million and increases in the environmental service department expense of $0.5 million, offset by a decrease in utilities costs of $0.2 million.

•

General and administrative expenses. General and administrative expenses increased by $1.5 million, or 0.6% of net revenues during the nine months ended September 30, 2010 compared to the prior year period, primarily as a result of increased payroll costs of $0.3 million, legal and accounting costs of $0.6 million, and computer maintenance costs of $0.4 million.

•

Pre-opening expenses. Pre-opening expenses during the nine months ended September 30, 2010 decreased by $1.0 million, or 0.4% of net revenues, primarily reflecting the hotel opening in the first quarter of 2009. All hotel related expenses from that point forward are reflected in hotel expenses within direct operating expenses.

•

Other indirect expenses. Other indirect expenses declined by $0.2 million, or 0.1% of net revenues, during the nine months ended September 30, 2010 primarily as a result of the Company’s decision to close the gift shop.

•

Consulting company success fees. Fine Point success fees decreased by approximately $6.2 million in the nine months ended September 30, 2010 over the comparable period in the prior year reflecting the expiration of the Fine Point Agreement on December 31, 2009.

•

Net gain (loss) on reorganization items and fresh start adjustments. The net gain (loss) on reorganization items and fresh start adjustments decreased by $319.3 million during the nine month period ended September 30, 2010 compared to the comparable period in the prior year driven by aggregate non-cash adjustments of $321.0 million to recognize the net gain on the discharge of liabilities subject to compromise upon the effectiveness of the Plan and the revaluation of assets and liabilities under fresh start accounting and the settlement of $2.1 million in cure claims with certain vendors which were partially offset by an increase in bankruptcy-related professional fees of $3.8 million correlated with activities in the bankruptcy cases.

Other expense. Other expense decreased by $3.4 million during the nine months ended September 30, 2010 over the comparable period in the prior year. The following is a discussion of the primary drivers of the trends in other expense.

•

Interest expense. Interest expense increased by $.9 million, or 0.4% of net revenues during the nine months ended September 30, 2010, as a result of higher borrowings on our DIP facility, along with increased interest expense associated with paid-in-kind interest on pre-petition secured debt in default.

•

Amortization of finance fees and accretion of discount on senior notes. This category decreased by $7.7 million, or 3.1% of net revenues, during the nine months ended September 30, 2010 due to high capitalized financing fees in 2009 associated with the DIP Facility.

Provision for state income taxes. The provision for state income taxes increased by $3.0 million, or 1.2% of net revenues, during the nine months ended September 30, 2010 over the comparable period in the prior year primarily as a result of the timing of capital purchases relative to the Expanded Complex.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

          Net revenues. Net revenues increased by $44.9 million in the year ended December 31, 2009 over the prior year driven by an increase in gross revenues of $54.4 million, which was partially offset by an increase in promotional expenses of $9.5 million. The increase in gross revenues reflects increases in casino revenue of $35.5 million, food and beverage sales of $10.7 million, hotel revenue of $7.9 million and other revenue of $0.4 million. The increase in casino revenue was primarily a result of growth in slot machine revenue (net of participation expense) of $27.6 million over the prior year as a result of the completion of the Expanded Complex in early 2009, the success of various promotional campaigns and reductions in participations through buyouts of slot machine leases. The increase in food and beverage revenue was driven by the addition and enhancement of several food and beverage locations in late 2008 and early 2009, most notably the “International Buffet.” The increase in hotel revenue over the prior year was due to the fact that the hotel began operating in early 2009. The increase in promotional allowances was primarily attributable to the overall increase in gross revenue, which provides more opportunities for our customers to spend promotional allowances.

          Direct operating expenses. Direct operating expenses decreased by $113.9 million, or 48.8% of net revenues, in the year ended December 31, 2009 over the prior year. The following is a discussion of the principal drivers of trends in direct operating expenses:

•

Casino expenses. Casino-related expenses declined by $2.5 million, or 4.4% of net revenues, during the year ended December 31, 2009, despite growth in casino revenue, primarily as a result of a reduction in labor related expenses due to a restructuring of roles on the gaming floor and the back office whereby we combined certain responsibilities and eliminated certain positions.

•

Gaming taxes. Gaming taxes declined by $7.5 million, or 6.2% of net revenues, during the year ended December 31, 2009 as a result of the impact of the Tax Rollback, as discussed elsewhere in this prospectus.

•

Food and beverage expenses. Food and beverage expenses increased by $6.7 million, or 1.6% of net revenues, during the year ended December 31, 2009 as a result of the growth in food and beverage sales over the prior year, as previously discussed.

•	Hotel expenses. Hotel expenses increased by $6.6 million, or 2% of net revenues, during the year ended December 31, 2009 due to the fact that the hotel began operating in early 2009.

•

Depreciation and amortization expense. Depreciation and amortization expenses increased by $11 million, or 3% of net revenues, during the year ended December 31, 2009 primarily due to the increase in depreciation related to the hotel facility as this asset was placed into service in early 2009.

•

Impairment of Casino Development Rights. The decline in this category was a function of the fact that the prior period included a one-time impairment charge of $128.2 million related to the Casino Development rights intangible asset.

          Indirect operating expenses. Indirect operating expenses increased by $20.7 million, or 3.1% of net revenues, in the year ended December 31, 2009 over the prior year. The following is a discussion of the principal drivers of trends in indirect operating expenses:

•

Marketing, advertising and entertainment expenses. Marketing, advertising and entertainment expenses increased by $3 million, or 0.7% of net revenues, during the year ended December 31, 2009 primarily as a result of increased spending on television and radio production costs of $5.2 million which were partially offset by reductions in sponsorships of $0.6 million, entertainment-related expenses of $0.5 million, special events of $0.4 million, outdoor advertising of $0.2 million, bus group advertising of $0.2 million and other miscellaneous advertising program expenses of $0.3 million.

•

Facilities expenses. Facilities expense increased by $0.3 million, but declined by 0.8% of net revenues during the year ended December 31, 2009 primarily due to spending increases in utilities services of $0.4 million and repairs and maintenance of $0.2 million, which were partially offset by a reduction in valet costs of $0.2 million and wardrobe expenses of $0.1 million.

•

Bad debt expense. Bad debt expense declined by $1.2 million, or 0.4% of net revenues, during the year ended December 31, 2009 due to the write-off of gaming markers to certain high-limit players during the prior year.

•

General and administrative expenses. General and administrative expenses increased by $1.9 million, but declined by 1.3% of net revenues during the year ended December 31, 2009 compared to the prior year as a result of increases in property tax and insurance expenses of $2.6 million, information technology expenses of $0.8 million, administrative expenses of $0.3 million, MGCB fees of $0.2 million, bank charges of $0.2 million and other licenses and taxes of $0.2 million, which were partially offset by reductions in human resources expenses of $0.6 million, corporate expenses of $0.5 million, casino management fees of $0.4 million, union bonuses of $0.3 million, parking expenses of $0.3 million, security expenses of $0.2 million and purchasing expenses of $0.1 million.

•

City of Detroit Settlement. As more fully discussed elsewhere in this registration statement, among other things, the Amended Settlement Agreement obligates the Debtors to pay a one-time Settlement Payment of $16.6 million (before application of the Settlement Credit as previously discussed) to the City of Detroit in satisfaction of any claims of default under the Development Agreement by the City of Detroit. The Settlement Payment was expensed in its entirety by Greektown Holdings during the year ended December 31, 2009.

•

Pre-opening expenses. Pre-opening expenses during the year ended December 31, 2009 increased by $0.2 million, but remained flat as a percentage of net revenues, primarily as a result of the addition of hotel staff in the months leading up to the hotel opening in early 2009.

•

Other indirect expenses. Other indirect expenses declined by $0.2 million, or 0.1% of net revenues, during the year ended December 31, 2009 primarily as a result of certain cost savings initiatives that were implemented in 2009, including the closure of the gift shop.

          Consulting company success fees. Fine Point success fees increased by approximately $6.2 million for the year ended December 31, 2009 over the prior year due to the fact that Greektown Holdings only incurred reorganization expenses in the prior year from the Petition Date through December 31, 2008.

          Reorganization expenses. Reorganization expenses increased by $17 million during the year ended December 31, 2009 over the prior year primarily due to higher legal and consulting professional fees correlated with activities in the bankruptcy cases and the fact that the reorganization expenses for the prior year only included reorganization expenses from the Petition Date of May 29, 2008 through December 31, 2008.

          Other expense. Other expense increased by $31.3 million or 7.0% of net revenues during the year ended December 31, 2009 over the prior year. The following is a discussion of the primary drivers of the trends in other expense.

•

Interest expense. Interest expense increased by $31.4 million, or 7.6% of net revenues, as a result of higher borrowings primarily as a result of the funding of the completion of the construction of the Expanded Complex and the impact of the higher interest rate associated with the DIP Facility.

•

Amortization of finance fees and accretion of discount on senior notes. This category increased by $2.7 million, or 0.3% of net revenues, as a result of the write-off of deferred financing costs associated with the DIP Facility.

•

Unrealized loss on interest rate swaps. The unrealized loss on interest rates swaps decreased by $2.7 million, or 0.9% of net revenues, during the year ended December 31, 2009 due to the termination of interest rate swaps upon the commencement of the bankruptcy cases on the Petition Date.

          Provision for state income taxes. The provision for state income taxes decreased by $3.4 million, or 1.3% of net revenues, during the year ended December 31, 2009 over the prior year primarily as a result of the timing of capital purchases relative to the Expanded Complex.

     Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

          Net revenues. Net revenues decreased by $27.9 million in the year ended December 31, 2008 over the comparable period in the prior year driven by a reduction in gross revenue of $26.8 million and an increase in promotional allowances of $1.1 million. The reduction in gross revenue was due to reductions in casino revenue of $24.4 million, decreases in food and beverage sales of $2.1 million and decreases in other revenue of $0.3 million. The decline in casino revenue during this period was driven by reductions in revenue from table games of $15.1 million and reductions in revenue from slot machines, net of participation expenses, of $10.0 million, which were partially offset by a reduction in Club Greektown expense of $0.7 million. The reductions in revenue from table games and slot machines were primarily as a result of MGM Detroit and MotorCity having opened their expanded facilities in 2007 and 2008, respectively, the player dislocation and inconvenience associated with the construction of the Expanded Complex, the relocation and remodeling of the high-limit room and the issues with the construction of the access routes to the casino complex. The increase in promotional allowances was a result of heightened promotional activities in an attempt to bolster casino revenue.

          Direct operating expenses. Direct operating expenses increased by $113.8 million, or 45.7% of net revenues, in the year ended December 31, 2008 compared to the prior year driven by the impairment of Casino Development Rights of $128.2 million as previously discussed, which was partially offset by reductions in casino operating expenses of $5.5 million, gaming taxes of $6.5 million, food and beverage expenses of $1.4 million and a reduction in depreciation and amortization of $1 million. The reductions in casino expenses, gaming taxes and food and beverage-related expenses were a result of the overall decline in casino and food and beverage revenue during the period. The reduction in depreciation and amortization expense was driven largely by the fact that certain gaming-related fixed assets were fully depreciated during the year ended December 31, 2008.

          Indirect operating expenses. Indirect operating expenses decreased by $6.6 million, but remained relatively consistent as a percentage of net revenues, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The following is a description of the primary drivers of the net reduction in indirect operating expenses, including discussion of certain partially offsetting increases in categories of indirect operating expenses:

•

Marketing, advertising and entertainment expenses. Marketing, advertising and entertainment expenses declined by $1.8 million, or 0.4% of net revenues, from the year ended December 31, 2007 to 2008 as a result of reductions in entertainment spending of $1.2 million, a decrease in discretionary television, radio and billboard advertising of $0.4 million, decrease in bus group advertising of $0.2 million and decreased sponsorship spending of $0.5 million, all of which were partially offset by increases in other marketing expenses of $0.5 million, such as the development of marketing collateral, special events and contract services.

•

Facilities expenses. Facilities expenses increased on a net basis by $0.1 million, or 0.6% of net revenues, during the year ended December 31, 2008 primarily due to an increase in utilities expenses of $0.4 million, wardrobe costs of $0.1 million and utilities expenses of $0.3 million, which were partially offset by a reduction in valet costs of $0.7 million.

•

Bad debt expense. Bad debt expense increased by $1.2 million, or 0.4% of net revenues, during the year ended December 31, 2008 relative to the previous year as a result of the write-off of gaming markers to certain high-limit players during the period.

•

General and administrative expenses. General and administrative expenses declined by $3.6 million, but remained relatively flat as a percent of net revenues, as a result of a reduction in parking expenses of $3 million, a reduction in donations of $0.6 million, reduced legal costs of $0.4 million, reduced tribal and board management fees of $0.8 million and the avoidance of expenses related to the Fine Point Consulting Agreement during the year ended December 31, 2008, which amounted to $0.6 million as a result of a successful motion to reject the contract through the bankruptcy process. The decreases in these costs were offset by increases in property tax and insurance costs of $0.9 million, MGCB Annual Assessment fee of $0.3 million, and an increase in general and administrative payroll of $0.6 million.

•

Pre-opening expenses. Pre-opening expenses increased from $0 during the year ended December 31, 2007 to $0.8 million, or 0.3% of net revenues, during the year ended December 31, 2008 as a function of the fact that those expenses were not incurred until the hotel construction was substantially completed during 2008.

•

Lease restoration expense. Lease restoration expense declined by $2.3 million, or 0.7% of net revenues, during the year ended December 31, 2008 compared to the prior year as a result of the fact that the lease restoration charge was taken entirely in the year ended December 31, 2007.

•

Michigan Single Business Tax. Michigan Single Business Tax expense declined by $1.3 million, or 0.4% of net revenues, from the year ended December 31, 2007 to 2008 due to the fact that the State of Michigan repealed the Single Business Tax Act on January 1, 2008.

•

Other indirect expenses. Other indirect expenses increased by $0.3 million, or 0.1% of net revenues, during the year ended December 31, 2008 reflecting increased retail store payroll and other expenses associated with the opening of a larger gift shop during the year.

          Reorganization expenses. Reorganization expenses increased by $11.7 million, or 4.1% of net revenues, from the year ended December 31, 2007 to the year ended December 31, 2008 due to the filing of the bankruptcy cases in May 2008.

          Other expense. Other expense increased by $3.8 million, or 2.8% of net revenues, from the year ended December 31, 2007 to the year ended December 31, 2008. The overall increase in this category was driven by the following trends in the components of other expense:

•

Amortization of deferred finance fees and accretion of discounts on senior notes. This category increased by approximately $6.5 million, or 2.4% of net revenues, in the year ended December 31, 2008 due to additional fees associated with the DIP Facility of $2.2 million and the full amortization of $2.7 million of financing fees and accretion of the discount on senior notes of $1.6 million as a result of the Chapter 11 bankruptcy filing.

•

Interest expense. Interest expense increased by approximately $1.5 million, or 1.7% of net revenues, as a result of the higher rate of interest associated with the DIP Facility following the commencement of the bankruptcy cases in 2008.

•	Interest income. Interest income declined by approximately $0.5 million, or 0.2% of net revenues, during the period primarily as a result of a reduction in interest rate on certificates of deposit.

•

Unrealized loss on interest rate swaps. The unrealized loss on interest rates swaps decreased by $4.7 million, or 1.4% of net revenues, during the year ended December 31, 2008 due to the termination of interest rate swaps upon the commencement of the bankruptcy cases on the Petition Date.

          Provision for state income taxes. The provision for state income taxes increased by $4.2 million, or 1.5% of net revenues, during the year ended December 31, 2008 relative to the prior year as a result of the fact that the Michigan Business Tax was not enacted by the Michigan Legislature until July 2007.

Liquidity and Capital Resources

     Overview

          Our cash requirements have historically been for working capital, obligations under the Development Agreement, gaming taxes, debt service, the improvement of our facilities, including the Expanded Complex, the payment of management fees, tax distributions and, most recently, the funding of reorganization expenses associated with our bankruptcy and fees related to the Fine Point Consulting Agreement. Our interest expense and liquidity demands have increased significantly because of, among other things, our increased indebtedness compared to prior periods due, in part, to the construction of our Expanded Complex, higher interest rates and expenses associated with our reorganization and fees and expenses payable under the Fine Point Consulting Agreement.

          At September 30, 2010, we had approximately $35.6 million in cash and cash equivalents compared to $25.7 million at December 31, 2009. Working capital at September 30, 2010 was $(0.3) and $(514) million at December 31, 2009.

          The terms of the Litigation Trust require that the Company fund $10 million to a segregated account, payable in four equal quarterly installments of $2.5 million commencing on September 30, 2010. The first installment was paid on October 1, 2010.

          In December 2005, we entered into a loan agreement (the “Pre-petition Credit Facility”) that provided for a $190 million term loan and a $100 million revolving credit facility and we issued $185 million of 10.75% Senior Notes due 2013 (the “Senior Notes”). In April 2007, we increased the availability under the revolving credit portion of the Pre-petition Credit Facility to $125 million. In April 2007, we also entered into a $37.5 million incremental delayed draw term loan to be drawn within one year. However, in connection with our temporary waiver agreement with the lenders under the Pre-petition Credit Facility, we agreed to reduce the commitments under the incremental delayed term loan to zero. As of the Effective Date, the Pre-petition Credit Facility was terminated and the Senior Notes were cancelled.

          On June 9, 2008, following the commencement of the bankruptcy proceedings, we entered into a $150 million DIP facility (the “Original DIP Facility”) in order to finance the remainder of the Expanded Complex and provide funding for working capital and the costs associated with our reorganization. The Original DIP Facility included a delayed draw term loan for $135 million and a revolving credit facility for $15 million. The funds from the delayed draw term loan facility were only available to be used for construction related expenditures, while the funds from the revolving credit facility were available to pay operational and construction related expenses.

          The Original DIP Facility was amended and restated on February 20, 2009 (the “Amended and Restated Original DIP Facility”) to provide up to an additional $46 million in two delayed draw term loans. The Amended and Restated Original DIP Facility was replaced on December 29, 2009 by a $210 million DIP Facility in order to refinance the Amended and Restated Original DIP Facility and to provide funding for working capital and the costs associated with our reorganization. The DIP Facility includes a $190 million term loan and a $20 million delayed draw term loan. There are strict guidelines as to how these funds can be used subject to approval and monitoring by the U.S. Trustee as well as the MGCB. The DIP Facility bears interest at a fixed rate of 14.5% per annum, of which 11% is paid in cash and 3.5% is paid-in-kind. As of December 31, 2009, the term loan was fully drawn and $20 million remained available under the delayed draw term loan. The DIP Facility was repaid on the Effective Date.

          For further detail regarding the Original DIP Facility and the Amended and Restated Original DIP Facility, see Note 6—Long-term Debt, Notes Payable, and Debtor in Possession Financing to the Consolidated Financial Statements as of December 31, 2009 and 2008 and the Three Years Ended December 31, 2009 as presented in this prospectus.

          Our cash flows for the years ending December 31, 2009, 2008 and 2007 and the three months ended September 30, 2010, the six months ended June 30, 2010, and the nine months ended September 30, 2009 consisted of the following:

	Year Ended December 31,			Successor Three Months Ended September 30,	Predecessor Six Months Ended June 30,	Combined Three Months and Six Months Ended September 30,	Predecessor Nine Months Ended September 30,

	2009	2008	2007	2010	2010	2010	2009

	(In thousands)

Cash flows:
Net cash provided by (used in) operating activities	$3,873	$29,616	$27,364	$27,116	$(31,190)	$(4,074)	$17,488
Net cash used in investing activities	(42,268)	(169,303)	(106,651)	(4,451)	(5,568)	(10,019)	(40,268)
Net cash provided by financing activities	40,055	144,468	72,836	(661)	24,662	24,001	23,741

Net increase (decrease) in cash and equivalents	$1,660	$4,781	$(6,451)	$22,004	$(12,096)	$9,908	$961

          Net cash provided by operating activities. Net cash provided by operating activities declined by $21.6 million during the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 primarily as a result of increased cash outflow for reorganization costs. Net cash provided by operating activities declined by $25.7 million during the year ended December 31, 2009 compared to the year ended December 31, 2008 as higher interest costs associated with the DIP facility, higher reorganization expenses and higher expenses associated with the Fine Point Consulting Agreement more than offset improved profitability generated primarily as a result of higher gaming, food and beverage and hotel revenues driven principally by the success of promotional activities and the completion of the Expanded Complex. Net cash provided by operating activities increased by $2.3 million for the year ended December 31, 2008 compared to the year ended December 31, 2007 as cash flow generated from working capital changes more than offset reduced profitability as a result of lower casino and food and beverage revenues primarily as a result of the player dislocation and inconvenience associated with the construction of the Expanded Complex, the relocation and remodeling of the high-limit room and the issues with the construction of the access routes to the casino complex as previously discussed. Net cash provided by operating activities for all periods was generated from cash received through our operations reduced by interest expense.

          Net cash used in investing activities. Net cash used in investing activities decreased by $30.3 million during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 as a result of the Expanded Complex being completed during the prior period. The trends in net cash used in investing activities during the years ended December 31, 2009, 2008 and 2007 and the nine month periods ended September 30, 2010 and 2009 were driven primarily by the timing of activities related to the construction of the Expanded Complex, which commenced in 2006 as discussed elsewhere in this registration statement. The reduction in net cash used in investing activities during the nine month period ended September 30, 2010 and the year ended December 31, 2009 over the comparable prior year periods reflect the fact that construction of the Expanded Complex was completed in early 2009. The increase in net cash used in investing activities of $62.7 million during the year ended December 31, 2008 reflects the increased availability of financing associated with the DIP Facility following the Petition Date.

          Net cash provided by financing activities. Net cash provided by financing activities increased by approximately $0.3 million during the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 as a result of increased borrowing needs of approximately $559 million due to the proceeds received from the borrowings under the long term debt and notes payable, and issuance of stockholders equity, offset by payments on long term debt and finance fees paid of approximately $533 million. During the year ended December 31, 2009, net cash provided by financing activities decreased by $104.4 million compared to the comparable period in the prior year due to the lower net proceeds from the DIP facility. Net cash provided by financing activities increased by $71.6 million for the year ended December 31, 2008 compared to the prior year driven primarily by the borrowings under the DIP facility, which was partially offset by a reduction in equity contributions from Kewadin Greektown.

Exit Financing

          On the Effective Date, Greektown issued approximately $385 million of New Senior Secured Notes, which resulted in $362 million of net proceeds, and entered into the $30 million Revolving Loan, with initial borrowing availability of up to $20 million. Certain of the proponents of the Plan purchased, in the aggregate, $200 million of the New Senior Secured Notes, and the members of an ad hoc group of pre-petition secured lenders purchased, in the aggregate, $185 million of the New Senior Secured Notes. The net proceeds of the New Senior Secured Notes reflect a combination of a commitment fee and an original issue discount apply. Pursuant to a rights offering, on the Effective Date we issued shares of the A-1 Preferred and the A-2 Preferred, as well as the A-1 Preferred Warrants and the A-2 Preferred Warrants. These transactions raised $200 million in the aggregate and netted $196 million after application of a Put Premium. Refer to Note 8 - Shareholders’ Equity (Successor) to the Consolidated Financial Statements (Unaudited) of Greektown Superholdings, Inc. for the Quarterly Period ended September 30, 2010 for additional information regarding the rights offering.

Revolving Loan

          The Revolving Loan is a three and one-half year revolving credit facility in an aggregate principal amount initially of up to $20 million (increasing to $30 million upon the discharge and release of existing mortgages on the Trappers Parcel (as defined below) securing indebtedness owed by third parties (the “Trappers Mortgage Release”)), including $5 million for the issuance of standby letters of credit. The maximum expiration of individual letters of credit is twelve months after the issuance thereof or, if earlier, the maturity of the Revolving Loan. The Revolving Loan was executed on the Effective Date and was undrawn as of such date. As of September 30, 2010, the Company had not drawn under the Revolving Loan, however the Company had approximately $0.8 million of letters of credit outstanding.

          The Revolving Loan is secured by a perfected first priority lien and security interest on all the assets of Greektown Superholdings and all its direct and indirect subsidiaries, excluding, among other things, our gaming license.

          Borrowings under the Revolving Loan initially will bear interest at an annual rate of LIBOR plus 3.50% or the higher of Comerica Bank’s prime reference rate and 3.25%. Upon the Trappers Mortgage Release, the Revolving Loan will bear interest at an annual rate of LIBOR plus 1.75% (if the Leverage Ratio (as defined below) is less than 4 to 1) or 2.25% (if the Leverage Ratio is greater than or equal to 4 to 1) or at an annual rate of (a) the higher of (i) Comerica Bank’s prime reference rate and (ii) 2.50% minus (b) 0.50% (if the Leverage Ratio is greater than or equal to 4 to 1) or 1% (if the Leverage Ratio is less than 4 to 1). There is a facility fee of 0.50% per annum on the aggregate revolving credit commitment amount payable quarterly in arrears commencing on July 1, 2010 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. There is also a non-refundable letter of credit fee of 3.50% per annum on the face amount of each letter of credit payable quarterly in advance. Upon the Trappers Mortgage Release, this rate drops to 1.75% (if the Leverage Ratio is less than 4 to 1) or 2.25% (if the Leverage Ratio is greater than or equal to 4 to 1). “Leverage Ratio” means as of the last day of any fiscal quarter of the Company, the ratio of an amount equal to, on a consolidated basis, the sum of all of the funded debt of the Company and its subsidiaries as of such date, excluding all subordinated debt, to EBITDA (as defined below) for the four fiscal quarters then ending. Adjustments to the interest rate and the applicable letter of credit fee rate are implemented quarterly based on the Leverage Ratio.

          The Revolving Loan requires mandatory prepayments in an amount equal to (i) 100% of the net proceeds of the permitted sale of assets (subject to certain exclusions and permitted reinvestments), (ii) 100% of the net proceeds of any recovery from insurance arising from an event of loss (subject to certain exclusions and permitted reinvestments), and (iii) 100% of the net proceeds for the issuance of any debt or equity securities (subject to certain exclusions). Except with respect to certain asset sales, mandatory prepayments will not reduce revolving credit commitments.

          The Revolving Loan contains a number of covenants that, among other things, restrict, subject to certain exceptions and materiality thresholds, our ability and the ability of our subsidiaries to sell assets and property, incur additional indebtedness, create liens on assets, make investments, loans, guarantees or advances, make distributions, dividends or payments on account of, or purchase, redeem or otherwise acquire, any of our capital stock, prepay certain indebtedness, engage in acquisitions, mergers or consolidations, engage in transactions with affiliates, amend agreements governing our indebtedness, including the Notes, make capital expenditures, enter into negative pledges, change our fiscal year and change our name, jurisdiction of incorporation or location at which any Collateral is stored. The Company has also agreed to complete the Trappers Mortgage Release within one year following the date of the Revolving Loan.

          In addition, the Revolving Loan contains a financial covenant pursuant to which Greektown Superholdings must maintain as of each Test Date, a Fixed Charge Coverage Ratio of not less than 1.05 to 1 (measured from the Effective Date until the applicable determination date for all fiscal quarters ending on or before March 31, 2011 and thereafter, on a trailing twelve month basis). “Test Date” means (i) the last day of each fiscal year of Greektown Superholdings, and (ii) the last day of each fiscal quarter, if the sum of the average daily outstanding advances plus the aggregate undrawn face amount of all issued, outstanding and unexpired letters of credit under the Revolving Loan exceeded $7.5 million during such quarter or if there are any advances outstanding under the Revolving Loan on the last day of such fiscal quarter. “Fixed Charge Coverage Ratio” means EBITDA divided by the sum, without duplication, of (i) cash interest expense, (ii) principal payments, (iii) cash income tax payments, (iv) restricted payments paid or payable in cash, (v) unfinanced capital expenditures, and (vi) capitalized lease payments. For the September 30, 2010, December 31, 2010 and March 31, 2011 measuring periods, unfinanced capital expenditures will be assumed to be the lesser of (x) actual unfinanced capital expenditures and (y) $3 million, $6 million and $9 million, respectively. “EBITDA” means, for any period of determination, net income for the applicable period plus, without duplication and only to the extent deducted in determining net income, (i) depreciation and amortization expense for such period, (ii) interest expense, whether paid or accrued, for such period, (iii) all income taxes for such period, and (iv) certain unusual and non-recurring charges occurring within twelve months of closing.

          The Revolving Loan contains certain events of default, including failure to make required payments; breaches of covenants which are not cured within a stated cure period or any representations and warranties in any material adverse respect; defaults under certain other indebtedness; certain judgments against the Company for the payment of money; failure to keep any material provision of any loan document valid, binding and enforceable; a change of control; an event of bankruptcy or insolvency; loss of the Company’s gaming licenses to the extent such loss is reasonably likely to cause a material adverse effect; the Company becomes the subject of certain enforcement actions if such enforcement action has not been dismissed or terminated within 60 days after commencement; or the Company becomes prohibited from conducting gaming activities for a period of greater than thirty consecutive days. A default could result in, among other things, a termination of the revolving credit commitment and acceleration of amounts outstanding under the Revolving Loan.

          A small parcel of real property underlying a portion of our casino operations (the “Trappers Parcel”) is encumbered by mortgages which secure indebtedness owed to Greektown LLC and third parties. While the Company believes that these third party liens are discharged pursuant to the terms of the Plan, the liens established by these mortgages were not removed from the title record or insured by the title company prior to the Effective Date. Historical subordination agreements from the third parties holding such mortgages exist whereby such parties have agreed not to exercise remedies until Greektown LLC has exercised such remedies under a mortgage in favor of Greektown LLC on the same parcel. Further, the Company and its subsidiaries have agreed to collaterally assign the mortgage in favor of Greektown LLC as well as a mortgage under which a pre-bankruptcy affiliate of the Company is the borrower (but as to which Greektown LLC is also the beneficiary of a collateral assignment to secure the mortgage in favor of us) to the lenders under the Revolving Loan on a first-priority basis and to the holders of the Notes on a second-priority basis. However, if the subordination agreements and the collateral assignment of the mortgage in favor of Greektown LLC and under which Greektown LLC’s pre-bankruptcy affiliate is the borrower were determined not to be enforceable, such mortgages could be deemed to have a higher priority than the mortgage on such property that the Company is granting to holders of the Notes. In the event that the holders of such mortgages are able to exercise their rights under such mortgages, they would be entitled, among other remedies, to foreclose such liens which could result in Greektown LLC’s loss of title to such property. Pending the discharge of the liens on the Trappers Parcel, availability under the Revolving Loan will be limited to $20 million, and the failure to resolve the issue within one year of the closing of the Revolving Loan will result in a default under the Credit Agreement unless otherwise waived.

Notes

          The Notes mature on July 1, 2015. The Notes bear interest at a rate of 13.0% per annum. Interest on the Notes is payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          The Notes are subject to mandatory redemption, at 103% of their principal amount plus accrued and unpaid interest and special interest, if the Company has consolidated excess cash flow, as defined in the Indenture governing the Notes, for any fiscal year commencing with the fiscal year beginning on the date of the Indenture and ending December 31, 2010.

          The Notes are secured by a perfected lien and security interest on all the assets of Greektown and all its direct and indirect subsidiaries, excluding, among other things, our gaming license, junior only to the lien and security interest granted to lenders under the Revolving Loan. Subject to certain exceptions, the Notes are also secured by a pledge of the membership interests and/or capital stock of Greektown Holdings and all its direct and indirect subsidiaries, junior only to the pledge of such interests to the lenders under the Revolving Loan.

          At any time prior to January 1, 2013, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a specified premium as of, and accrued and unpaid interest and special interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. On or after January 1, 2013, the Company may redeem some or all of the Notes at any time at the redemption prices specified in the Indenture plus accrued and unpaid interest and special interest, if any, to the applicable redemption date.

          The Notes contain covenants limiting the ability of Greektown and/or its direct and indirect subsidiaries (and in certain instances Greektown Superholdings) to, among other things, (i) engage in businesses other than the operation of Greektown Casino; (ii) incur or guarantee additional indebtedness; (iii) create liens; (iv) make certain investments; (v) pay dividends on or make payments in respect of capital stock; (vi) consolidate or merge with other companies; (vii) sell certain assets; (viii) enter into transactions with affiliates; (ix) agree to negative pledge clauses and (x) enter into sales and leasebacks. Failure to comply with the covenants under the Notes or the Revolving Loan could result in a default under the applicable documents unless Greektown obtains a waiver of, or otherwise mitigates, the default.

          The Indenture for the Notes contains certain events of default, including (i) failure to pay principal, interest, fees or other amounts when due; (ii) breach of any covenants which are not cured within a stated cure period; (iii) default under certain other indebtedness; (iv) becoming subject to certain judgments; (v) failure to keep liens or security interests valid; (vi) certain events of bankruptcy or insolvency; (vii) impairment of any collateral to the loans; (viii) ceasing to own the casino complex; or (ix) loss of gaming or certain other licenses, or the legal authority to conduct gaming activities. A default could result in an acceleration of the Notes and acceleration of amounts outstanding thereunder.

Contractual Obligations and Commercial Commitments

          As of December 31, 2009, Greektown Holdings had the following contractual obligations and commercial commitments:

	Payment Due By Period

	Total		Less than 1 year		1-3 years		3-5 years		More than 5 years

	(In thousands)

DIP Facility(1)	$190,037		$190,037		$—		$—		$—
Pre-Petition Credit Facility(2)	342,054		342,054		—		—		—
10.75% Senior Notes(3)	226,332		226,332		—		—		—
Interest Rate Swap Agreements(4)	12,020		12,020		—		—		—
City of Detroit Settlement(5)	13,547		13,547		—		—		—
Development Agreement(6)		*		*		*		*		*
Lawsuit Settlement Obligation(7)	23,000		1,000		2,000		2,000		18,000
Capital Lease Obligations(8)	9,044		336		672		672		7,364

Total	$817,034		$785,326		$2,672		$2,672		$26,364

(1)

Amount reflects the principal balance and PIK interest on the DIP Facility as of December 31, 2009. Pursuant to the Plan, the principal balance of the DIP Facility, together with accrued interest thereon, were settled in cash on the Effective Date from the proceeds of the Exit Financing and Rights Offering.

(2)

Amount represents the principal balance of the Pre-Petition Credit Facility, including the pre-petition senior secured revolving line of credit, term B facility, incremental term B facility and letter of credit facility, together with accrued interest thereon, as of December 31, 2009. Pursuant to the Plan, the principal balance of the Pre-Petition Credit Facility, together with accrued interest thereon, were settled in cash on the Effective Date from the proceeds of the Exit Financing and the Rights Offering.

(3)

Amount represents the principal balance of the 10.75% Senior Notes together with accrued interest thereon as of December 31, 2009, which is classified as liabilities subject to compromise on our balance sheets in our Consolidated Financial Statements as presented in this prospectus. The holders of Senior Notes received all of the shares of our Common Stock issued pursuant to the Plan and rights to purchase their pro rata share (based on the principal amount of Senior Notes held by such holders) of our Preferred Stock issued in the Rights Offering plus interests in the Litigation Trust.

(4)

Amount represents the principal amount of swap termination obligations as of December 31, 2009. Pursuant to the Plan, the principal balance of the swap termination obligations, together with accrued interest thereon, were settled in cash on the Effective Date from the proceeds of the Exit Financing and the Rights Offering.

(5)

As more fully described elsewhere in this prospectus, the Amended Settlement Agreement obligates the Debtors to pay a Settlement Payment to the City of Detroit in satisfaction of any claims of default under the Development Agreement by the City of Detroit.

(6)

The Development Agreement requires us to pay the City of Detroit a daily fee in the amount of 1% of adjusted gross receipts, which will increase to 2% of adjusted gross receipts if our adjusted gross receipts exceed $400 million in any calendar year, beginning on the day such receipts are reached and continuing thereafter. We have not included these amounts in the table as the payments are conditioned on future adjusted gross receipts that are not determinable at this time. In addition, if and when the $400 million gross receipt number is satisfied, we will be required to pay a one-time fee of $4 million to the City of Detroit, which we did not include in the table above as we cannot determine whether we will exceed the $400 million in adjusted gross receipts for any particular year.

(7)

As discussed in note 15 to our Consolidated Financial Statements as of December 31, 2009 and 2009 and for the three years ended December 31, 2009 contained herein, a settlement agreement was reached in various lawsuits that were filed challenging the constitutionality of the Casino Development Competitive Selection Process Ordinance. As of December 31, 2009, payments totaling $17 million have been made against this settlement obligation. Inclusive of interest, total payments of $23 million payable in annual installments of $1 million remain outstanding under the lawsuit settlement agreement. This obligation was treated as a general unsecured claim under the Plan, which generally provided that holders of allowed claims in the general unsecured classes will receive their pro rata portion of $10 million in cash following the Effective Date, plus a share of Litigation Trust proceeds.

(8)

We lease a portion of the Expanded Complex known as the St. Mary’s School Building. In accordance with the provisions of the Leases topic of the ASC, we account for this lease as a capital lease. The amounts listed reflect the minimum contractual lease payments from December 31, 2009 forward under the lease agreement.

          As of the Effective Date, our contractual obligations and commercial commitments were as follows:

	Payment Due By Period

	Total		Less than 1 year		1-3 years		3-5 years		More than 5 years

	(In thousands)
Exit Financing—New Senior Secured Notes(1)	$385,000		$—		$—		$385,000		$—
Interest on New Senior Secured Notes(2)	250,250		50,050		100,100		100,100		—
Exit Financing—Revolving Loan(3)	30,000		—		—		30,000		—
Payments to Unsecured Distribution Fund Under Plan(4)	10,000		10,000		—		—		—
Development Agreement(5)		*		*		*		*		*
Capital Lease Obligations(6)	8,876		336		672		672		7,196

Total	$684,126		$60,386		$100,772		$515,772		$7,196

(1)

With respect to principal amortization, Greektown Superholdings will be required to redeem the New Senior Secured Notes in an amount equal to 50% of Consolidated Excess Cash Flow (defined as EBITDA less capital expenditures, less cash interest expense, less cash tax expense) for such fiscal year, beginning with the fiscal year ending December 31, 2010. All such Consolidated Excess Cash Flow redemption payments are to be made at 103% of principal being repaid. We did not include anticipated principal amortization based on Consolidated Excess Cash Flow in this schedule as these amounts are conditioned on Greektown Superholdings achieving future EBITDA figures that are not determinable at this time. Rather, all principal amortization for purposes of this calculation is assumed to take place upon expiration of the New Senior Secured Notes five years from the Effective Date.

(2)	For the purposes of this calculation, interest payments were calculated by applying an interest rate of 13%, which is the rate of the New Senior Secured Notes.

(3)

For purposes of this calculation, we have assumed that the entire $30 million commitment amount has been drawn and that there are no amortization payments required with respect to the Revolving Loan. Amounts listed are based on the payment of the full commitment amount upon expiration of the Revolving Loan. We did not include anticipated interest on the Revolving Loan in this schedule as interest payments are based on amounts outstanding under the Revolving Loan which may vary and, therefore, such interest payments are not determinable at this time. Note that the Revolving Loan initially has availability of $20 million, and upon the Trappers Mortgage Release, the amount available under the Revolving Loan will increase to $30 million

(4)

Pursuant to the Plan, Greektown Superholdings is required to fund $10 million in cash into the Unsecured Distribution Fund for distribution to Holders of Allowed General Unsecured Claims in the General Unsecured Classes as defined in the Plan in four equal installments of $2.5 million, the first of which will be paid on the date that is three months after the Effective Date, the second on the date that is six months after the Effective Date, the third on the date that is nine months after the Effective Date and the fourth on the date that is one year after the Effective Date.

(5)

The Development Agreement requires us to pay the City of Detroit a daily fee in the amount of 1% of adjusted gross receipts, which will increase to 2% of adjusted gross receipts if our adjusted gross receipts exceed $400 million in any calendar year, beginning on the day such receipts are reached and continuing thereafter. We have not included these amounts in the table as the payments are conditioned on future adjusted gross receipts that are not determinable at this time. In addition, if and when the $400 million gross receipt number is satisfied, we will be required to pay a one-time fee of $4 million to the City of Detroit, which we did not include in the table above as we cannot determine whether we will exceed the $400 million in adjusted gross receipts for any particular year.

(6)

We lease a portion of the Expanded Complex known as the St. Mary’s School Building. In accordance with the provisions of the Leases topic of the ASC, we account for this lease as a capital lease. The amounts listed reflect the minimum contractual lease payments from the Effective Date forward under the lease agreement.

Recently Issued Accounting Standards

          Effective July 1, 2009, the FASB issued the ASC, which became the single official source of authoritative, nongovernmental GAAP. The historical GAAP hierarchy was eliminated and the ASC became the only level of authoritative GAAP, other than guidance issued by the SEC. All other literature became non-authoritative. The ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. As the ASC was not intended to change or alter existing GAAP, it will not have any impact on our consolidated financial position, results of operations and cash flows.

          In September 2006, the FASB issued a new standard that defines fair value, establishes a framework for measuring fair value in GAAP and expands the disclosure requirements regarding fair value measurements. The standard does not introduce new requirements mandating the use of fair value.

          The new standard defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The definition is based on an exit price rather than an entry price, regardless of whether the entity plans to hold or sell the asset.

          The topic also establishes presentation and disclosure requirements in order to facilitate comparisons between entities choosing different measurement attributes for similar types of assets and liabilities. This standard does not affect existing accounting requirements for certain assets and liabilities to be carried at fair value. Greektown Holdings adopted the provisions of this standard as it relates to financial assets and liabilities on January 1, 2008 and as it relates to non-financial assets and liabilities on January 1, 2009.

          The adoption of this standard did not have a material impact on Greektown Holdings’ consolidated financial statements.

          In March 2008, the FASB issued a new pronouncement which seeks to enhance disclosure about how and why a company uses derivative and hedging activities, how derivative instruments and related hedged items are accounted for (and the interpretations of that topic) and how derivatives and hedging activities affect a company’s financial position, financial performance and cash flows. This standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of this standard did not have a material impact on Greektown Holdings consolidated financial statements.

          In May 2009, the FASB issued a new standard regarding subsequent events which introduces the concept of financial statements being available to be issued. This standard is effective for fiscal years and interim periods beginning after June 15, 2009. During the second quarter of 2009, Greektown Holdings adopted the provisions of the Subsequent Events topic of the ASC, which established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of the topic did not have a material impact on Greektown Holdings’ consolidated financial position, results of operations or cash flows. See Note 2—Summary of Significant Accounting Policies to the Consolidated Financial Statements in this prospectus.

Inflation

          We believe that general inflation had no significant impact on our business, results of operations, financial condition or cash flows during the years ended December 31, 2009, 2008 or 2007 and nine months ended September 30, 2010 and 2009. Absent changes in competitive and economic conditions in Detroit or specific events affecting the hotel and casino industry generally, we do not expect that inflation will have a significant impact on our operations in the future. Changes in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the hotel and casino industry in general and, therefore, our business, results of operations, financial condition and cash flows.

Business Seasonality

          Our gaming operations are affected by the weather. We have experienced downturns in customer volume during the summer months and increases in volume during winter months, although we do experience lower volume during severe winter storms. These seasonal and adverse weather conditions in the Detroit metropolitan area may discourage potential customers from visiting us. We believe we have also experienced downturns in customer volume as a consequence of nearby road repairs and construction, which generally occur in the spring, summer and fall, as well as during various sporting or entertainment events in downtown Detroit.

Quantitative and Qualitative Disclosures About Market Risk

          Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign exchange and commodity prices. We do not believe we are subject to material risk from adverse changes in foreign exchange or commodity prices. We are subject to market risk from adverse changes in interest rates.

          Borrowings under the Revolving Loan bear interest at a variable rate. See “Liquidity and Capital Resources” above. If interest rates were to increase, interest expense with respect to the Revolving Loan borrowings would increase, however, the extent of such increase cannot be determined at this time.

          We do not enter into derivative contracts for trading or speculative purposes, but we expect to enter into derivatives, particularly interest rate swaps, to protect interest rate exposure arising from our borrowings under the Revolving Loan by effectively swapping them into fixed rates.

BUSINESS

Background

          Greektown Holdings was formed in September 2005 as a limited liability company owned by Kewadin Greektown Casino, L.L.C. (“Kewadin Greektown”), which is 100% owned by Sault Ste. Marie Tribe of Chippewa Indians (the “Tribe”), and Monroe Partners, L.L.C. (“Monroe”). Greektown Holdings owns Greektown LLC, which is engaged in the operation of Greektown Casino located in downtown Detroit that opened November 10, 2000 under a license granted by the MGCB and a Development Agreement with the City of Detroit.

          On May 29, 2008, Greektown Holdings, together with its direct and indirect subsidiaries and certain affiliates, filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan. Pursuant to a plan of reorganization approved by the Bankruptcy Court, the details of which are described in “Bankruptcy Considerations” on page 3, Greektown Superholdings was incorporated under the laws of the State of Delaware on March 17, 2010. Greektown emerged from Chapter 11 bankruptcy on June 30, 2010, and as of such date, each of Greektown Superholdings and its wholly-owned subsidiary, Greektown Sub, hold 50% of the outstanding membership interests of Greektown Holdings. Greektown Superholdings is a holding company that owns 50% of the issued and outstanding membership interests of Greektown Holdings and 100% of the issued and outstanding stock of Greektown Sub. Through its direct and indirect ownership of Greektown LLC, Greektown Superholdings owns and operates Greektown Casino. Greektown LLC also holds all the ownership interests in Contract Builders and Realty Equity, each of which own real estate near Greektown Casino. Greektown Superholdings’ corporate headquarters are located at 555 East Lafayette, Detroit, Michigan 48226.

Business Overview

          Greektown Casino opened in November 2000 in downtown Detroit as one of only three commercial casinos licensed to operate in Michigan. As previously discussed, Greektown Superholdings directly, and indirectly through Greektown Sub, holds all of the issued and outstanding membership interests of Greektown Holdings, which holds all of the issued and outstanding membership interests of Greektown LLC.

          In February 2009, Greektown Casino completed an expansive renovation and expansion at a cost of approximately $336.3 million (the “Expanded Complex”). The Expanded Complex offers a full range of gaming, dining and entertainment alternatives, including:

•

an approximately 100,000 square-foot casino with 2,600 slot machines, 67 table games, including an approximately 12,500 square-foot salon dedicated to high-limit gaming and the largest live poker room in the Metro Detroit Gaming Market (as defined below);

•	approximately 2,810 attached and 1,750 unattached parking spaces, including over 600 parking spaces for valet parking services;

•	10,000 square feet of convention space;

•	a 400-room hotel;

•	four restaurants, including a 260-seat “International Buffet”;

•	several food outlets on the gaming floor; and

•	nine bars and two entertainment facilities.

          Access to Greektown Casino is facilitated by a nearby off-ramp from Interstate 375 and six interstate highways passing through downtown Detroit. We estimate that Greektown Casino attracts approximately 18,000 patrons per day on average, and we believe a significant number of these patrons make regular visits to our property. Our players club, known as “Club Greektown,” is a membership/loyalty program that attracts customers by offering incentives to frequent casino visitors. We had approximately 1.3 million people in our database for Club Greektown as of September 30, 2010, approximately 172,000 of whom had visited Greektown Casino during the preceding 90 days. We believe the gaming market in the Detroit area, which consists of three commercial casinos in Michigan (the “Detroit Commercial Casinos”), together with the commercial casino in Windsor, Ontario (the “Metro Detroit Gaming Market”) is primarily a “drive-to” gaming market, with over 95% of our patrons residing within 100 miles of Greektown Casino.

          For the year ended December 31, 2009, Greektown Casino generated $331.6 million in net revenues and a net loss of $65.9 million (including $28.7 million in reorganization expenses, $6.2 million in success fees, payable to The Fine Point Group (“Fine Point”), and a $16.6 million Settlement Payment (as defined below) to the City of Detroit. For the nine months ended September 30, 2010, Greektown Casino generated $252.0 million in net revenues and a net income of $285 million (including $21.3 million in reorganization expenses) after giving effect to a gain of reorganization items and fresh start adjustments of approximately $301.7 million.

          We generate cash flow from our casino operations, inclusive of our slot machine and table game businesses, as well as from our food and beverage operations and hotel operations. For the three months ended September 30, 2010, revenues from our slot machine-based business accounted for 88.2% of revenues from our casino operations, and revenues from our casino operations accounted for 89.7% of our total revenues. For the nine months ended September 30, 2010, revenues from our slot machine-based business accounted for 88.3% of revenues from our casino operations, and revenues from our casino operations accounted for 89.9% of our total revenues.

          For additional financial information relating to our business please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Marketing

          In general, we market to patrons based on a value-oriented brand positioning. Central to this brand platform is the promise to offer our customers more for their money. Greektown’s marketing focuses on continuing to find ways to provide customers with an enjoyable experience at a reasonable cost. Our lunch buffet ranging from $6.99 to $14.99, inexpensive hotel room rates and aggressive promotions are components of this marketing strategy.

          Our marketing efforts historically have been focused on the drive-in and bus markets. With the addition of our 400 room hotel, we have been able to extend and enhance the local gamers’ experience by providing our customers with hotel discounts and complimentaries, or “comps.”

Competition

          The Detroit Commercial Casinos are the only three commercial casinos in Michigan and consist of Greektown Casino, MGM Grand Detroit (“MGM Detroit”) and MotorCity Casino (“MotorCity”). An additional competitor, Caesars Windsor, is located across the Detroit River in Canada. Caesars Windsor is owned by the Ontario government and is accessible from Detroit via bridge or tunnel. Collectively, the three Detroit Commercial Casinos and Caesars Windsor make up the Metro Detroit Gaming Market.

          The gaming market in the state of Michigan, which contains both commercial and tribal casinos, consists of the Detroit Commercial Casinos and twenty Native American-owned gaming facilities that operate under compacts. Five racetracks are also located in Michigan, each of which offer horse betting, but are not authorized to offer slot machine or table gaming. There is also a racetrack in Windsor that operates over 750 slot machines.

Overview of direct competition

          The direct competitors of Greektown Casino are the two other Detroit Commercial Casinos. The Detroit Commercial Casinos operate as commercial entities under the Michigan Gaming Control and Revenue Act (the “Michigan Gaming Act”). The Detroit Commercial Casinos are licensed to offer both slot machines and table games, with no specific limit on the number of gaming positions that they may operate within their authorized gaming square footage. MGM Detroit, MotorCity and Caesars Windsor may each have greater name recognition and financial, marketing and other resources than Greektown Casino. For instance, MGM Detroit benefits from the use of a national player database. Caesars Windsor is managed by a consortium that includes Harrah’s Entertainment, Inc. and Hilton Hotels Corporation, both of which have a national presence. By comparison, we have the area’s most recently completed casino hotel complex, catering specifically to a budget-minded consumer base that we believe would not otherwise be served by our primary competitors. We believe that this should uniquely position us in a market experiencing a significant economic downturn that has affected both the Detroit metropolitan area and the United States as a whole.

          MGM Detroit, MotorCity and Greektown Casino accounted for 40.9%, 33.3% and 25.8% of the total adjusted gross gaming revenues of the Detroit Commercial Casinos, respectively, for the year ended December 31, 2009.

          Below is a more detailed summary of the gaming amenities offered by MGM Detroit, MotorCity and Caesars Windsor.

          MGM Detroit. MGM Detroit was the first casino to open in Detroit, in July 1999, and since 2001 has generally been the market leader based on share of adjusted gross gaming revenues. In October 2007, MGM Detroit completed construction of a new, permanent casino. The new facility houses approximately 100,000 square feet of gaming space with an estimated 4,090 slot machines and 97 table games, 400 hotel rooms, a spa and an indoor pool, 11 restaurants/bars and five entertainment venues. The property also offers a 30,000-square-foot meeting facility, which includes a 14,000-square-foot ballroom. For the twelve months ended December 31, 2009, MGM Detroit’s adjusted gross casino revenues were $547.6 million, representing a 5.3% decline over the comparable period in the prior year. For the nine months ended September 30, 2010, MGM Detroit’s adjusted gross casino revenues were $$438.2 million, representing a 6.2% increase over the comparable period in the prior year. MGM Resorts International owns a controlling interest in MGM Detroit, with the remaining interest held by Detroit Partners, LLC, a group of local residents and businesses. MGM Detroit benefits from the use of a national player database.

          MotorCity. MotorCity was the second casino to open in Detroit, in December 1999, and since 2001 has generally maintained a second-place market position based on share of adjusted gross gaming revenues behind MGM Detroit. In 2008, MotorCity completed its expanded complex. The renovated facility has 100,000 square feet of gaming space with an estimated 2,850 slot machines and 57 table games, 6 restaurants/bars, two entertainment venues, a 400 room hotel, a spa and a 1,500 seat theater. For the twelve months ended December 31, 2009, MotorCity’s adjusted gross casino revenues were $445.8 million, representing a 4.1% decline over the comparable period in the prior year. For the nine months ended September 30, 2010, MotorCity’s adjusted gross casino revenues were $$333.4 million, representing a 2.1% decline over the comparable period in the prior year. The facility is privately owned by its sole stockholder, Marian Ilitch.

          Caesars Windsor. Caesars Windsor opened in May 1994. Caesars Windsor is the largest casino-resort in Canada and is owned by the government of Ontario and operated by a consortium that includes Harrah’s Entertainment, Inc. and Hilton Hotels Corporation. At its peak in the late 1990s, the casino attracted in excess of six million visitors annually. In 2008, Caesars Windsor completed an expansion of its casino costing approximately CAD $400 million, which resulted in a complex of approximately 100,000 square feet of gaming space, 85 table games, 2,550 slot machines and 3,000 parking spaces. Caesars Windsor also offers 758 hotel rooms, a 5,000 seat entertainment center and approximately 100,000 square feet of convention space. For the twelve months ended December 31, 2009, Caesars Windsor’s adjusted gross gaming revenues were CAD $288.8 million, representing a slight decrease from the prior year.

      Michigan tribal gaming

          Twenty Native American-owned casinos are currently operating in western, central and northern Michigan, the closest of which is 113 miles from Greektown Casino. A number of additional Native American casinos are in various stages of the planning process:

•

A tribe has entered into a land settlement agreement with the State of Michigan and is currently seeking U.S. Congressional approval to construct a casino in Monroe County, Flint or Romulus, which would be within 20 to 75 miles of Greektown Casino.

•

Another tribe has also entered into a land settlement agreement with the State of Michigan and is currently seeking U.S. Congressional approval for a casino in Port Huron, which would be within 75 miles of Greektown Casino.

•

Another tribe re-submitted an application in October 2009 to the U.S. Department of the Interior to construct a $300 million casino development, including a 200 room hotel and retail space, in Romulus, Michigan after having a previous application dismissed in 2008. The proposed development would be within 20 miles of Greektown Casino.

•

Another tribe has publicly announced an agreement with the governor of the State of Michigan to amend an existing compact. The amendments to the compact would allow the tribe to seek to place land in trust with the United States Department of Interior to construct a new casino in western Michigan. Certain proposed amendments to the compact must be approved by the Michigan Legislature and the tribe must submit an application to the United States Department of Interior to place certain land in trust in order to construct the casino in western Michigan.

•	The opening of additional Native American-owned casinos near Detroit or elsewhere in Michigan could have a detrimental effect on Greektown Casino’s casino revenues.

     Proposal 1

          In November 2004, Michigan voters passed Proposal 1, which requires a voter referendum before new forms of gambling are permitted in Michigan. This limits the government’s ability to enact changes to state laws permitting incremental forms of gaming in Michigan. Proposal 1 does not apply to tribal gaming or to the Detroit Commercial Casinos, but applies to new lottery games, consisting of table games and player-operated mechanical or electronic devices or other forms of gaming or additional casinos.

          Lottery

          We also compete with the State of Michigan Lottery, which offers a variety of lottery tickets and drawings. Additionally, the Bureau of State Lottery oversees and licenses charitable gaming by nonprofit organizations throughout the state. In 2004, Michigan also introduced new “Club Games,” including keno and various pull-tab games, in licensed bars and restaurants.

Other Competition

          We also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, Internet gaming, on- and off-track wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States has also increased competition and will continue to do so in the future. On November 3, 2009, a casino initiative passed in Ohio authorizing casino-style gaming at four locations in the state: Cincinnati, Cleveland, Columbus and Toledo. Although casinos will not be constructed and open for business for some time, we anticipate that they will compete with the Detroit

Casinos, particularly the Toledo casino, which is in close proximity to Detroit and southern Michigan and whose construction began in August, 2010 with an expected opening date in the first half of 2012. If gaming facilities in our markets were purchased by entities with more recognized brand names or larger capital resources, or if gaming were legalized in jurisdictions near Greektown Casino where gaming currently is not permitted, we would face additional competition.

Employees and Unions

          As of September 30, 2010, we employed approximately 2,185 people, of which approximately 1,760 are full-time employees, across various functional areas. Approximately 78% of our workforce was unionized as of September 30, 2010. Our unionized employees are members of two union groups: (i) the Detroit Casino Council (the “DCC”), which is made up of five unions, the UAW, HERE, Teamsters, Carpenters and Operating Engineers, and (ii) the International Union, Security, Police, Fire Professionals of America (the “SPFPA”), which consists of security personnel. The collective bargaining agreements for the DCC and the SPFPA are effective until October 16, 2011 and June 12, 2012, respectively. We consider our relationships with our employees and the labor unions to be good.

Business Seasonality

          Our gaming operations are affected by the weather. We have experienced downturns in customer volume during the summer months and increases in volume during winter months, although we do experience lower volume during severe winter storms. These seasonal and adverse weather conditions in the Detroit metropolitan area may discourage potential customers from visiting us. We believe we have also experienced downturns in customer volume as a consequence of nearby road repairs and construction, which generally occur in the spring, summer and fall, as well as during various sporting or entertainment events in downtown Detroit.

Environmental Matters

          We are subject to federal, state and local environmental, safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clear Air Act, Clean Water Act, Occupational Safety and Health Act, Oil Pollution Act, Resource Conservation Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980. We have not made, and do not anticipate making, material expenditures with respect to these environmental laws, regulations and ordinances. However, the attendant compliance costs associated with them may result in future additional costs to our operations.

Intellectual Property

          We believe it is important to protect our significant trademarks and service marks by registering them for use in connection with the underlying goods and services, as appropriate at the federal or state level. The trademarks “GREEKTOWN CASINO,” “GREEKTOWN CASINO (& DESIGN),” “LET THE PARTY BEGIN AT GREEKTOWN!,” GREEKTOWN CASINO-HOTEL” and “CLUB GREEKTOWN” are registered in the U.S. Patent and Trademark Office. The restaurant and bar trademarks “THE ALLEY GRILLE STEAKHOUSE,” “APOLLO,” “ECLIPZ,” “GRAPEVINE CAFÉ,” “OUZO’S,” “OPA! BAR,” “GALLERIA BAR,” “SHADES LOUNGE,” “BISTRO 555,” “TRAPPER’S PATIO,” “TRAPPER’S SNACK BAR,” “INTERNATIONAL BUFFET” and “THE OLIVE ROOM” are registered with the State of Michigan. Finally, the advertising marks “AMAZING RACE SLOTS & TABLE GAMES,” “BONU$ PLAY,” BONU$ BUCKS,” “BONU$ BET,” “DETROIT’S WINNING ADDRESS” and “THE NEW GREEKTOWN CASINO-HOTEL—A KEWADIN CASINO” are registered with the State of Michigan.

Government Regulation

          The ownership and operation of our gaming facility is subject to various state and local laws and regulations in the jurisdiction in which we are located. We are subject to the provisions of the Michigan Gaming Act and rules promulgated thereunder (the “Michigan Rules”), the MGCB, including the MGCB rules (the “MGCB Rules”) and MGCB orders and resolutions (“MGCB Orders and Resolutions”) and various local ordinances and regulations, and are subject to the regulatory control of the MGCB, the City of Detroit and the Michigan Liquor Control Commission. Additionally, we must comply with a variety of federal regulations relating to, among other things, the reporting of certain cash transactions. The following is a summary of the provisions of the material laws and regulations applicable to our gaming operations and other laws and regulations applicable to us. The summary does not purport to be a comprehensive description and is qualified in its entirety by reference to the appropriate laws and regulations.

     Michigan Gaming Regulation

          Greektown LLC is licensed to operate in Michigan pursuant to the Michigan Gaming Act. The Michigan Gaming Act and Michigan Rules subject the ownership and operation of commercial casino gaming facilities to extensive state licensing and regulatory requirements and require the licensee to have a development agreement in effect with the City of Detroit and the Economic Development Corporation (“Detroit EDC”) of the City of Detroit.

          The Michigan Gaming Act created the MGCB and authorizes it to grant casino licenses to not more than three applicants that have entered into development agreements with the City of Detroit. The MGCB is granted extensive authority to conduct background investigations and determine the suitability and eligibility of casino license applicants, affiliated companies, officers, directors and managerial employees of applicants and affiliated companies, persons and entities holding a one percent or greater direct or indirect interest in an applicant or affiliated company, and anyone else the MGCB deems to be a “qualifier.” The Michigan Gaming Act and Michigan Rules restrict direct communication with the MGCB members.

          Any person who supplies goods or services to a casino licensee that are directly related to, used in connection with or affect gaming must obtain a supplier’s license from the MGCB. Any person who supplies other goods or services of a non-gaming nature to a casino licensee on a regular and continuing basis must also obtain a supplier’s license from the MGCB or demonstrate eligibility for an exemption from this requirement. In addition, any individual employed by a casino licensee, or by a supplier licensee whose work duties are related to or involved in the gambling operation or are performed in a restricted area or gaming area of a casino, or who hold certain other positions, must obtain an occupational license from the MGCB. The MGCB Rules permit the MGCB to exempt any person or field of commerce from the supplier licensing requirements. The MGCB has adopted the MGCB Orders and Resolutions that outline the process for persons and entities to apply to be exempt from supplier licensing requirements.

          The Michigan Gaming Act imposes the burden of proof on the applicant for a casino license to establish its suitability to receive and hold the license. The applicant must establish its suitability as to:

•	integrity;

•	moral character and reputation;

•	business probity;

•	financial ability and experience;

•	responsibility; and

•	other criteria deemed appropriate by the MGCB.

          The Michigan Rules and Michigan Gaming Act provide systems for administrative and judicial review of various decisions of the MGCB. These appeals are governed by the Michigan Administrative Procedures Act of 1969.

          The MGCB may refuse to renew a license upon a determination that the licensee no longer meets the requirements for licensure. In addition to restriction, suspension or revocation of a casino license, the MGCB may impose substantial fines or forfeiture of assets upon licensees for violation of gaming or liquor laws or rules or other violations of law. The Michigan Rules provide for an appeal process from decisions made by the MGCB concerning violations outlined above. These appeals are governed by the Michigan Administrative Procedures Act of 1969.

          The Michigan Gaming Act includes provisions that restrict certain casino owners and managers, along with supplier licensees and their key managers, from giving political contributions to Michigan elected officials. The Michigan Gaming Act and Michigan Rules also restrict gift giving to state-elected officials and certain key employed state officials. The MGCB has adopted the MGCB Orders and Resolutions that establish criteria through which a supplier license applicant who has made political contributions during the application period may be granted waivers to reapply for licensing.

          The Michigan Gaming Act and Michigan Rules provide for annual license renewal as long as the MGCB determines that the casino licensee continues to meet the requirements established by the Michigan Gaming Act and Michigan Rules. Greektown LLC’s original license was issued on November 10, 2000. Greektown LLC is currently in compliance in all material respects with such requirements of the MGCB and has made all necessary license renewal payments. The license was last renewed on December 11, 2007 and its renewal had been held in abeyance by the MGCB pending our bankruptcy reorganization but remained valid and in effect in the interim.

          The Michigan Rules implement the terms of the Michigan Gaming Act. Among other things, the Michigan Rules outline more detailed substantive and procedural requirements with respect to casino licensing and operations, including, but not limited to, requirements regarding things such as licensing investigations and hearings, record keeping and retention, contracting, reports to the MGCB, internal control and accounting procedures, security and surveillance operations, extension of credit to gaming patrons, conduct of gaming and transfers of ownership interests in licensed casinos. The Michigan Rules also establish numerous MGCB procedures regarding licensing, disciplinary and other hearings and similar matters. The Michigan Rules have the force of law and are binding on the MGCB as well as on applicants for or holders of casino licenses, their vendors and employees. The Michigan Rules prohibit a casino licensee or a holding company or affiliate that has control of a casino licensee in Michigan from entering into a debt transaction affecting the capitalization or financial viability of its Michigan casino operation without prior approval from the MGCB. The Michigan Rules outline requirements and procedures for casino licensees or holding companies that make a public offering of debt or equity.

          In June 2006 and December 2007, Greektown LLC entered into Acknowledgements of Violation (the “AOVs”) with the MGCB. The June 2006 AOV related to certain amendments to Greektown LLC’s indebtedness agreements that reflected changes that were not reviewed by the MGCB, and the December 2007 AOV included four complaints addressing procurement, kiosks, electronic device meters and signage. Under the terms of the AOVs, aggregate fines of $1.05 million were assessed, of which $400,000 was paid upon entering into the AOVs and $750,000 would not be an obligation unless Greektown LLC commits further violations of the same legal requirements with respect to the June 2006 AOV before June 13, 2011 and with respect to the December 2007 AOV before December 3, 2010. Other than the initial penalties of $400,000, no further amounts have been paid as no violations occurred during 2008 or 2009. However, we cannot be certain whether we will have future violations and if we do, we may be subject to the additional penalties from MGCB described above and other penalties.

          The Michigan Liquor Control Commission licenses, controls and regulates the sale of alcoholic beverages pursuant to the Michigan Liquor Control Act. The Michigan Gaming Act also requires that casinos sell and distribute alcoholic beverages in conformity with the Michigan Liquor Control Act. The City of Detroit also issues certain approvals in connection with the sale of alcoholic beverages.

     Michigan Gaming Taxation and Fees

          Under the provisions of the Michigan Gaming Act, we must pay a combined state and city wagering tax equal to 19% of adjusted gross receipts (which was recently reduced from 24%, retroactively to February 15, 2009), payable daily, a municipal services fee in an amount equal to the greater of 1.25% of adjusted gross receipts or $4 million annually. For the twelve months ended December 31, 2009, 2008 and 2007, we paid gaming taxes of $75.6 million, $83.1 million, $89.6 million, respectively. For the nine months ended September 30, 2010 and 2009, we paid gaming taxes of $$57.3 million and $$68.3 million, respectively. These gaming taxes are included in Greektown Casino’s operating expenses. In addition to gaming taxes, we are required to make an annual payment for certain costs of the MGCB not to exceed one-third of an annual maximum amount, adjusted annually for inflation, that is currently set at approximately $10.2 million. During the years ended December 31, 2009, 2008 and 2007, we paid fees to the MGCB of $10.2 million, $10 million, and $9.8 million, respectively. For the 12-month period ended November 30, 2010, we have received an annual fee assessment from the MGCB in the amount of $10.2 million. These MGCB fees are included in Greektown Casino’s general and administrative expenses. These gaming taxes and fees are in addition to the taxes, fees and assessments customarily paid by business entities conducting business in Michigan and Detroit.

          If the Michigan Lottery Act is amended to allow casino operations and if casino operations are conducted at racetracks in Michigan, the state wagering tax rate will be reduced to 18%. Any amendment would require voter approval, as mandated by Proposal 1.

          Pursuant to the Michigan Gaming Act, once we had 400 fully operational hotel rooms operating for 30 consecutive days and we were otherwise in compliance with the development agreement, we would be eligible for a reduction in the combined state and city wagering tax rate from 24% to 19% of our adjusted gross receipts (the “Tax Rollback”). MGM Detroit and MotorCity had received the Tax Rollback prior to 2010. On February 15, 2009, we opened our hotel including 400 guest rooms to the public. We contended that we were eligible for the Tax Rollback as of February 15, 2009. The City of Detroit had objected to our eligibility based on its contention that we were not in compliance with the Revised Development Agreement Greektown LLC entered into with the City of Detroit and the Detroit EDC on August 2, 2002 (the “Development Agreement”). Various litigation ensued with the City of Detroit in connection with these disputes. On October 9, 2009, the Debtors filed a motion with the Bankruptcy Court to approve an amended settlement agreement (the “Amended Settlement Agreement”) with the City of Detroit. The Bankruptcy Court approved the Amended Settlement Agreement on February 22, 2010, which provides for a resolution of all disputes with the City of Detroit. The Amended Settlement Agreement was conditioned upon (i) approval of the Amended Settlement Agreement by the Bankruptcy Court, which was obtained on February 22, 2010; and (ii) final approvals of the Amended Settlement Agreement from various offices of the City of Detroit, which were obtained on February 24, 2010.

          The Amended Settlement Agreement provides, among other things, that:

•

the City of Detroit is required to use its best efforts to support the Debtors efforts in obtaining the Tax Rollback effective as of February 15, 2009 before the MGCB (which was subsequently obtained on March 9, 2010);

•

the Debtors are required to pay the City of Detroit a settlement amount in the aggregate of $16.6 million (the “Settlement Payment”), less certain credits described below, subject to the following provisions: (i) the Debtor is required to pay an initial cash payment of $3.5 million (the “Initial Cash Payment”) within two business days after entry of an order by the Bankruptcy Court approving the Amended Settlement Agreement; (ii) a credit is required to be applied immediately to reduce the Settlement Payment in an amount equal $3.5 million (the “Settlement Credit”), representing the difference between (a) the amount of gaming taxes actually paid to the City of Detroit between February 15, 2009 and February 15, 2010 and (b) the amount of gaming taxes that would have been paid through the date of the settlement to the City of Detroit had the Tax Rollback been effective as of February 15, 2009); and (iii) the Debtors are required to pay a final cash amount of $9.6 million (“Final Cash Payment”), which is the remaining amount of the Settlement Payment after the Initial Cash Payment and the application of the Settlement Credit described above. The Settlement Credit has been applied and the Initial Cash Payment was made to the City of Detroit by the Debtors on February 24, 2010;

•

to the extent the board of directors of Greektown LLC does not contain at least one director from Detroit reasonably acceptable to the Mayor and the City Council of the City of Detroit, Greektown LLC is required to appoint an unpaid ombudsman, to be selected by the Mayor and approved by the City Council of the City of Detroit, who is reasonably acceptable to the Debtors who will be entitled to attend board meetings, including board committee meetings, and receive all material information furnished to the board, subject to a confidentiality agreement and certain exceptions;

•	upon the receipt of the Final Cash Payment, the City of Detroit is deemed to have dismissed and waived any and all claims of default under the Development Agreement;

•	the City of Detroit is required to cease its demand for a 1% tax increase due to the delayed completion of the Expanded Complex;

•	the City of Detroit is required to consent to the transfer of the ownership of the Greektown Casino and the Development Agreement to the Reorganized Debtors in accordance with the Plan; and

•	the City of Detroit is required to take actions to dismiss all related litigation.

          On March 9, 2010, the MGCB entered an order certifying that Greektown LLC met the requirements and was entitled to a tax adjustment retroactive to February 15, 2009. The effects of the retroactive adjustment are to reduce the Settlement Payment to $13.1 million after application of the Settlement Credit described above. As a result of the MGCB order, commencing on February 15, 2009, our combined state and city wagering tax rate is 19% of our adjusted gross receipts, reflecting the Tax Rollback.

     City of Detroit Regulation

          The Detroit City Council has enacted several ordinances affecting the Detroit Commercial Casinos. One, entitled “Casino Gaming Authorization and Casino Development Agreement Certification and Compliance,” authorizes casino gaming only by operators who are licensed by the MGCB and are parties to a development agreement that has been approved and certified by the City Council and is currently in effect, or are acting on behalf of parties to a development agreement. The Development Agreement has been so approved and certified and is currently in effect. The ordinance requires each casino operator to submit to the Mayor of Detroit and to the Detroit City Council annual reports regarding the operator’s compliance with its development agreement or, in the event of non-compliance, reasons for non-compliance and an explanation of efforts to comply. The ordinance requires the Mayor of Detroit to monitor each casino operator’s compliance with its development agreement, to take appropriate enforcement action in the event of default and to notify the Detroit City Council of defaults and enforcement action taken; and, if a development agreement is terminated, it requires the Detroit City Council to transmit notice of enforcement action to the MGCB within five business days along with the City of Detroit’s request that the MGCB revoke the relevant operator’s certificate of suitability or casino license. If a development agreement is terminated, the Michigan Gaming Act requires the MGCB to revoke the relevant operator’s casino license upon the request of the City of Detroit.

          City of Detroit Development Agreement

          In March 1998, Greektown LLC entered into the initial development agreement with the City of Detroit and the Detroit EDC. In August 2002, Greektown LLC entered into the Development Agreement, which amended and restated the initial development agreement and authorized the construction and operation of the existing casino.

          From March 1998 through September 30, 2010, the City of Detroit has been paid approximately $128.2 million under the terms of the Development Agreement.

          In addition to gaming taxes, we are also obligated to pay 1% of our adjusted gross receipts to the City of Detroit, to be increased to 2% of our adjusted gross receipts in any calendar year in which adjusted gross receipts exceed $400 million, beginning on the day our adjusted gross receipts exceed $400 million and continuing until the end of that calendar year. In addition, when adjusted gross receipts exceed $400 million, we would be required to pay $4 million to the City of Detroit. We do not anticipate exceeding the $400 million in adjusted gross receipts for the calendar year ending December 31, 2010.

          We also must pay certain legal and consultant expenses incurred by the City of Detroit related to the development of the casino complex.

          The Development Agreement includes a number of additional provisions with which we must comply. The key provisions include those listed below:

•	A radius restriction prohibiting various parties from holding an interest in or taking certain actions regarding any other casino within a 150-mile radius from central Detroit.

•

Various indemnification obligations for certain judgments, fines, liabilities, losses, damages, costs, expenses, claims, obligations and penalties of the City of Detroit, the Detroit EDC and each of their respective officers, agents and employees.

•

Various social commitments regarding, for example, employment of Detroit residents, procurement of financing and goods and services from Detroit-based businesses, Detroit resident businesses and business concerns and/or minority- or women-owned businesses.

•	Transfer of ownership restrictions prohibiting certain direct and indirect owners of Greektown LLC from transferring their equity interests without the consent of the City of Detroit.

     U.S. Department of the Treasury Regulations

          The U.S. Internal Revenue Code and the U.S. Treasury Regulations promulgated thereunder require operators of casinos located in the United States to file information returns for U.S. citizens, including, but not limited to, names, addresses and social security numbers of winners, for bingo, table games and slot machine winnings in excess of prescribed amounts and keno winnings in which the payout equals or exceeds a specified amount more than the amount wagered. The U.S. Internal Revenue Code and the U.S. Treasury Regulations promulgated thereunder also require operators to withhold taxes on some keno, bingo table games and slot machine winnings of nonresident aliens. We are unable to predict the extent to which these requirements, if extended, might impede or otherwise adversely affect operations of, and/or income from, these and/or other games.

          Regulations adopted by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury and the MGCB require the reporting of patron’s currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number, which regulations were subsequently modified to include a suspicious activity reporting rule. Casinos are required to report suspicious monetary transactions when the casino knows, suspects or has reason to suspect that the transaction involves funds derived from illegal activity or is otherwise intended to facilitate illegal activity.

     U.S.A. Patriot Act

          The U.S.A. Patriot Act permits financial institutions, upon providing notice to the U.S. Department of the Treasury, to share information with one another to identify and report to the federal government any activities that may involve money laundering or terrorist activity.

     Other Laws and Regulations

          Our operations are also subject to extensive state and local regulations in addition to the regulations described above, and, on a periodic basis, we must obtain various other licenses and permits, including those required to sell alcoholic beverages.

Available Information

          Our website address is www.greektowncasino.com. Through this website, our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, will be accessible (free of charge) as soon as reasonably practicable after materials are electronically filed with or furnished to the SEC. The information provided on our website is not part of this registration statement.

          You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

PROPERTIES

          We own the land on which Greektown Casino (including the Expanded Complex) is located through Greektown LLC, except with respect to a portion of the Expanded Complex known as the St. Mary’s School Building which we lease from Adam J. Maida, Roman Catholic Archbishop of the Archdiocese of Detroit. We also own various parking lots and garages that we own through either Greektown LLC, Contract Builders or Realty Equity. We believe that all of our current facilities are in good condition and are suitable and adequate for the purposes for which they are used.

          In the past, we have also entered into non-cancelable operating leases, primarily for office and for warehouse space, equipment and vehicles; certain of these leases include escalation clauses relating to the Consumer Price Index, utilities, taxes and other operating expenses. Rental expense under these agreements for the years ended December 31, 2009, 2008 and 2007 and for the nine months ended September 30, 2010 and 2009 was $80,000, $423,000, $2,662,000, $$72,000 and $32,000, respectively. The rental expenses in 2007 included the expense of renting lots for parking prior to Greektown LLC’s construction and opening of its own parking garage. None of these agreements are currently in effect.

          We lease certain portions of our owned facilities to third parties under operating leases, primarily for retail use. Rental income under these leases for the years ended December 31, 2009, 2008 and 2007 and nine months ended September 30, 2010 and 2009 was $506,000, $660,000, $778,000, $$133,000 and $282,000, respectively.

LEGAL PROCEEDINGS

          The Company is a defendant in various pending litigation. In management’s opinion, the ultimate outcome of such litigation will not have a material adverse effect on the results of operations or the financial position of the Company.

          As part of the bankruptcy reorganization process, the Debtors engaged Moelis to act as investment banker. The Moelis engagement letter provides for a success fee if certain requirements are met. Moelis asserted an administrative claim for fees and expenses totaling approximately $12.9 million, of which approximately $3 million was paid prior to the Effective Date. The Company believes such amount substantially exceeds the amount to which Moelis is entitled under its engagement letter. The Company has filed an objection to Moelis’s administrative claim and a hearing on that matter before the Bankruptcy Court is currently scheduled for early February 2011.

          Certain parties to contracts entered into prior to the commencement of the Debtors’ bankruptcy proceedings have asserted claims alleging that the Company assumed those contracts and is responsible for amounts necessary to cure prepetition defaults under such contracts. The Company may become involved in disputes over the nature and amount of such claims. Certain of such claims have been withdrawn. There are currently claims of less than $100,000 in total, although certain additional claims may still be asserted. The amounts of such claims are estimated at approximately $0.6 million.

MANAGEMENT

          The following table sets forth the individuals that are members of the Greektown Superholdings board of directors (the “Board”), as well as individuals that we anticipate will be members of the Board upon receiving MGCB approval. These individuals were selected by the Put Parties in consultation with the other Noteholder Plan Proponents. George Boyer was the sole member of the Board until the Effective Date. John Bitove, George Boyer and Yvette E. Landau were approved at a meeting of the MGCB on June 28, 2010. Freman Hendrix was approved by the MGCB on September 14, 2010 and became a board member as of such date. Michael E. Duggan, Benjamin C. Duster, IV, and Joel I. Ferguson will be considered for approval by the MGCB at a later date or dates, subject to completion of a review of their application by the staff of the MGCB. To the extent any individual is rejected by the MGCB, such individual will not serve on the Board. Our shareholders did not vote on the election of our initial Board.

Name	Age	Position

John Bitove	49	Director
George Boyer	58	Director, Executive Chairman of the Board, Chairman of the Board
Freman Hendrix		Director, Vice Chairman of the Board
Yvette E. Landau	53	Director

Director Biographies

          John Bitove. Mr. Bitove has been Executive Chairman and Chief Executive Officer of DAVE Wireless, Inc., a startup national wireless telecom company in Canada, since 2009. Mr. Bitove has also been the Executive Chairman of Canadian Satellite Radio Holdings (CSR) Inc. (TSX: XSR), which operates as XM Canada, broadcasts across Canada and programs 13 Canadian channels that are carried in the United States, since 2005. He has also been the Executive Chairman and Chief Executive Officer of Scott’s Real Estate Investment Trust (TSX: SRQ.UN), a Canadian “small-box” retail property owner which currently owns and leases 207 commercial properties in major provinces across Canada since 2005, and the Executive Chairman of Priszm Income Fund (TSX: QSR.UN), which owns and operates over 400 KFC, Taco Bell and Pizza Hut restaurants in seven provinces in Canada, since 1999. Mr. Bitove was the volunteer President and Chief Executive Officer of Toronto’s bid for 2008 Olympic Games and was the head of the organizing committees that brought the World Indoor Athletics Championships and World Championships of Basketball to Canada in 1993 and 1994. In 1993, he founded the Toronto Raptors of the NBA and created the Air Canada Centre, Toronto’s major indoor sports and entertainment venue, in which he sold his interests in 1997. Mr. Bitove has been a Director since June 30, 2010.

          George Boyer. Mr. Boyer was President and Chief Operating Officer of MGM Grand Detroit from 2002 to 2008 and a member of the development team for the permanent casino, which opened in 2007. Previously, he served as President of another MGM Resorts International subsidiary company and held other senior leadership positions in Las Vegas. MGM Resorts International is an entertainment company headquartered in Las Vegas that owns resort-casinos, restaurants, residential living and retail departments in Nevada and Michigan. Before Mr. Boyer joined the gaming industry, he held various audit positions at the Philadelphia Stock Exchange and the United States General Accounting Office from 1976 through 1986. Currently, Mr. Boyer is also an audit committee member and director of First Mercury Financial Corporation (NYSE: FMR), a property and casualty insurance company based in Southfield, Michigan. Mr. Boyer has been a Director since June 30, 2010, the Executive Chairman of the Board of Greektown Superholdings since August 10, 2010 and the Chairman of the Board of Greektown Superholdings since March 17, 2010.

          Freman Hendrix. Mr. Hendrix has been President of Advanced Security & Investigative Solutions, a uniformed security guard company, since 2006. From 2006 to 2009, he was Chief Government Relations Officer and Administrator at Eastern Michigan University. Prior to that, Mr. Hendrix served as Chief Operations Officer at Strategic Staffing Solutions, a Detroit-based information technology staffing and solutions company, from 2001 to 2004. Mr. Hendrix was also formerly Chief of Staff and Deputy Mayor of Detroit, overseeing 43 departments and 17,000 employees. Prior to that, Mr. Hendrix held various positions in Wayne County government, including Director of Community Development and Assistant County Executive for Legislative Affairs. Mr. Hendrix has been a Director since September 14, 2010.

          Yvette E. Landau. Since April 2005, Ms. Landau has been a co-owner of W. A. Richardson Builders, LLC, which provides general casino advisory, general contracting, construction management, and purchasing services to casino resorts. Since June 18, 2010, Ms. Landau has served on the Board of Directors of Monarch Casino & Resort, Inc., a publicly traded company which owns and operates the Atlantis Casino Resort Spa in Reno, Nevada. Ms. Landau was Vice President, General Counsel and Secretary of Mandalay Resort Group, a formerly NYSE listed company that owned various casino resort properties, from 1996 to April 2005 when it was acquired by MGM Resorts International and previously served as Associate General Counsel of Mandalay Resort Group from 1993. Mandalay Resort Group owned 16 casinos in four jurisdictions, with over $2.5 billion in revenues, 28,000 hotel rooms and 35,000 employees. Ms. Landau currently has served on the Board of Trustees of the International Association of Gaming Advisors and was the president of the organization in 2007. From 1984 to 1993, she practiced law at Snell & Wilmer in Phoenix, Arizona as an associate and then partner. Ms. Landau has been a Director since June 30, 2010.

          Other than Mr. Boyer, who served as the sole member of the Board until the Effective Date, none of the above directors has served on the board of Greektown Superholdings or its predecessor during any period prior to the Effective Date. All of Greektown

Superholdings’ directors will serve on the Board until their resignation, permanent incapacitation, death or removal. According to the terms of the Bylaws of Greektown Superholdings, directors will be elected to the Board only upon the vote of a plurality of the votes cast and entitled to vote on the election of directors and will be removed from the Board only by the holders of a majority in voting power of the shares of capital stock of Greektown Superholdings then entitled to vote at an election of directors. The Board has the right (but not the obligation) to create and disband board committees and to determine the duties, responsibilities, activities and composition of board committees. Greektown Superholdings currently has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Regulatory Compliance Committee. The members of the Audit Committee are George Boyer, John Bitove and Yvette Landau; George Boyer is the chair of the committee. The members of each of the Compensation Committee, Nominating and Corporate Governance Committee and the Regulatory Compliance Committee are John Bitove, Freman Hendrix and Yvette Landau. John Bitove is the chair of the Compensation Committee. Yvette Landau is the chair of the Regulatory Compliance Committee. Freman Hendrix is the chair of the Nominating and Corporate Governance Committee. Mr. Hendrix’s election to the board satisfies our obligation under the Amended Settlement Agreement to maintain one director from the City of Detroit reasonably acceptable to the Mayor and City Council of Detroit or an unpaid ombudsman with the right to attend board meetings.

Director Biographies Whose Appointments are Subject to MGCB Approval

          Michael E. Duggan. Mr. Duggan has been President and Chief Executive Officer of Detroit Medical Center since January 2004, overseeing eight hospitals and 12,000 employees. Prior to that, Mr. Duggan served as the Wayne County Prosecutor from 2001 to 2003. From 1987 to 2000, Mr. Duggan was Deputy Wayne County Executive, during which period he oversaw ten departments and 6,000 employees with an annual budget of $1.5 billion. In 1995, Mr. Duggan was appointed by Governor John Engler as one of the eleven members of the Governor’s Blue Ribbon Commission on Casino Gaming. The Commission recommended that Michigan allow the construction of three new casinos in the City of Detroit, a recommendation that became the basis of the 1996 statewide ballot initiative that authorized the Detroit casinos.

          Benjamin C. Duster, IV. Mr. Duster specializes as an independent director on the boards of public companies undergoing or contemplating transforming organizational change requiring the development and/or implementation of new managerial, operational and strategic initiatives. He is currently Chairman of the Supervisory Board of Netia, SA, an operator of fixed telephony services based in Poland. From 2002 until its sale to Essar Steel in 2007, Mr. Duster served as Chairman of the Board of Algoma Steel, a CAD$1.9 billion integrated steel producer based in Sault Ste. Marie, Ontario. From 1997 to 2001, Mr. Duster was Managing Director at Wachovia Securities, responsible for building and leading its mergers and acquisitions advisory practice. From 1989 to 1997, Mr. Duster was Vice President, Mergers and Acquisitions at Salomon Brothers, specializing in bankruptcy reorganizations, financial restructurings and troubled company acquisitions. Mr. Duster’s publicly listed directorships include Jazz Air (JAZ.UN:TSX), a Canadian airline, RCN Corporation (RCNI:NASDAQ), a fiber based internet and high capacity data services provider, and Catalyst Paper (CTL:TSX), a pulp and paper producer.

          Joel I. Ferguson. Mr. Ferguson is Chairman of Ferguson Development, LLC, a real estate development company and a Director of Maxco, Inc., a holding company with investments in real estate and other minority interest in various businesses. Mr. Ferguson has served on the board of directors of Capitol Bancorp Ltd. (NYSE: CBC) since 1988. Capitol Bancorp Ltd. is multi-billion dollar bank holding company that manages and operates community banks. Mr. Ferguson has been chairperson of the Michigan State University Board of Trustees since 1992. In 1995, President Clinton appointed Mr. Ferguson a member of the Board of Directors of the Federal Home Loan Mortgage Company. In 1980, Mr. Ferguson was the founder, owner and president of two television stations: WLAJ-TV, Lansing’s ABC affiliate, and WFSL-TV, a Lansing independent affiliate.

Executive Officers and Significant Employees

          The following table sets forth the individuals who are the executive officers and significant employees of Greektown Superholdings and their respective positions:

Name	Age	Position

Cliff J. Vallier	50	President, Chief Financial Officer and Treasurer
George Boyer	58	Director, Executive Chairman of the Board, Chairman of the Board
William M. Williams	46	Vice President of Guest Services, Assistant Secretary
Jason Pasko	41	Senior Director of Finance, Assistant Treasurer

Executive Officers

           Cliff J. Vallier. Mr. Vallier serves as President, Chief Financial Officer and Treasurer of Greektown Superholdings. Mr. Vallier has been the Chief Executive Officer of Greektown LLC since January 2010, the Chief Financial Officer and Assistant General Manager of Greektown LLC and Greektown Holdings since December 2006, and was also the interim CEO of each entity from November 2008 until April 2009. He also served as Vice President of Finance of Greektown LLC from February 2004 to December 2006 and as Senior Director of Finance of Greektown LLC from July 2002 to February 2004.

          Mr. Vallier will serve in office until the date he resigns or his successor is appointed by the board.

          George Boyer. Mr. Boyer has served as Executive Chairman of the Board of Greektown Superholdings since August 10, 2010 and as Chairman of the Board of Greektown Superholdings since March 17, 2010. The responsibilities of the position of Executive Chairman of the Board include (i) leading the management of the Company in strategic, marketing and operational issues consistent with the direction of the Board, (ii) liaising between the management of the Company and the Board and providing a monthly update to the Board, and (iii) leading a search to supplement the existing management team.

          Mr. Boyer will serve in office until the date he resigns or his successor is appointed by the board.

Significant Employees

            William M. Williams. Mr. Williams has been the Vice President of Guest Services of Greektown LLC since June 2005. Prior to his employment at Greektown LLC, Mr. Williams was the Club Manager at the Detroit Athletic Club in Detroit from June 2000 to May 2005. Previously Mr. Williams was the Vice President of Operations at the Caesars Indiana Casino Resort in Elizabeth, Indiana from 1997 to 2000.

          Jason Pasko. Mr. Pasko has been the Senior Director of Finance at Greektown LLC since September 2007. His employment with Greektown LLC started in August of 1999 when he served as Financial Controller and moved to Casino Controller from August 2002 to July 2007. Prior to his employment with Greektown LLC, Mr. Pasko was the Controller of Newstar Energy USA LLC, a NASDAQ listed company, from 1997 to 1999, and a City Council Member for the City of Monroe, Michigan.

Post-Effective Date

          For an undetermined amount of time, our business will continue to be managed solely by our internal management team, led by Clifford J. Vallier. On August 10, 2010, the Board of Directors of the Company appointed George Boyer to serve as the Company’s Executive Chairman of the Board. The responsibilities of the position of Executive Chairman of the Board include (i) leading the management of the Company in strategic, marketing and operational issues consistent with the direction of the Board, (ii) liaising between the management of the Company and the Board and providing a monthly update to the Board, and (iii) leading a search to supplement the existing management team.

          We expect to enter into a management agreement with a manager or to supplement our existing management team in the future. Any such manager or supplement to the existing management team would be subject to the approval of the MGCB, the City of Detroit (as applicable) and any additional applicable regulatory approvals. We are required, by February 28, 2011, to propose a substitute manager to the City of Detroit for approval by Detroit’s mayor and city council (which approval shall not be unreasonably withheld by the mayor or the city counsel).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          The decisions relating to compensation for Greektown LLC’s executive officers for 2008 and 2009 occurred prior to the Effective Date. The following discussion therefore reflects the policies and decision making processes in effect prior to that date. We have not yet established a compensation policy and we have not determined what changes, if any, we will make to these previous policies and processes.

          The board of managers of Greektown LLC was authorized to review and approve annually all compensation decisions relating to the executive officers of Greektown LLC. This section explains how Greektown LLC’s compensation program was structured for its Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”).

Compensation Objectives and Philosophy for Named Executive Officers

          Greektown LLC did not have a formal compensation philosophy for its compensation program for the named executive officers, but generally the program is designed to provide total compensation that is both fair and competitive based on the collective experience of our board and Chief Executive Officer (see “Directors and Executive Officers—Director Biographies and Board Qualifications” above for further discussion of the members of the board) and in light of the skills, knowledge and experience of our executive officers, in order to attract and retain key executives. In establishing compensation for named executive officers, the board of managers and/or the Chief Executive Officer may consider individual performance reviews and experience, Greektown LLC’s performance on a short-term and long-term basis, external market pressures caused by our competitors in the same geographic area and hiring and retention needs.

          Determining Compensation for Named Executive Officers

          In 2007 and 2008, management made recommendations to the board of managers of Greektown LLC regarding annual compensation for the executive officers of Greektown LLC and the board of managers of Greektown LLC reviewed and approved all compensation decisions relating to the executive officers during such periods. The Chief Executive Officer did not use a compensation consultant to establish or administer the executive compensation program for 2009, nor did it engage in benchmarking to determine the amount or elements of executive compensation.

          Elements of Compensation for 2009 for Named Executive Officers

          Greektown LLC’s compensation program for 2009 for the named executive officers generally consisted of base salaries and quarterly bonuses based upon performance. Base salaries are provided as compensation for day-to-day responsibilities and services to Greektown LLC and to meet the objective of attracting and retaining key executives needed to run the business. The quarterly bonus program is provided to link a portion of executive total compensation to achievement in reaching or exceeding established quarterly performance goals for Greektown LLC. See “Changes to 2009 Compensation for Named Executive Officers” below for a detailed discussion of the quarterly bonus program. In 2008, the board of managers of Greektown LLC determined not to increase the base salaries of the named executive officers in the beginning of 2009 and the Chief Executive Officer decided to decrease the base salaries of the named executive officers effective as of April, 2009.

         Greektown LLC offered additional benefits designed to be competitive with overall market practices, and to attract and retain talented and capable personnel. The named executive officers are eligible to participate in our general benefit programs which we maintain for our eligible employees. The programs include health care, dental and vision coverage, life, accidental death and dismemberment and long-term disability insurance, and paid holidays. Greektown LLC also made matching contributions to employees’ 401(k) accounts through December 2008, at which time the matching contribution was terminated for all employees in an effort to conserve cash.

          Greektown LLC does not maintain a defined benefit pension plan or a nonqualified deferred compensation plan. None of the named executive officers received any equity-based compensation in 2009 nor were any named executive officers a party to any employment, severance or change of control agreements.

          Changes to 2009 Compensation for Named Executive Officers

          On November 1, 2008, Craig Ghelfi, the Chief Executive Officer of Greektown LLC resigned. On December 31, 2008, Greektown LLC entered into the Fine Point Consulting Agreement with Fine Point. After the approval of the MGCB on April 20, 2009, Fine Point’s Managing Director, Randall A. Fine, was appointed Chief Executive Officer of Greektown LLC. Other employees of Fine Point also served as executive officers of Greektown LLC. In order to satisfy regulatory requirements, Greektown LLC paid a nominal salary of $24,000 a year plus a gross up for income taxes to each of these Fine Point employees. Amounts that Greektown LLC paid to these Fine Point employees were offset against the fees that Greektown LLC paid to Fine Point under the Fine Point

Consulting Agreement. Fine Point also paid a salary to its employees who were serving as executive officers of Greektown LLC. Greektown LLC did not have any input into the salary paid by Fine Point to its employees, as Fine Point had sole discretion with respect to its own employee compensation. The Fine Point Consulting Agreement expired on December 31, 2009.

          On April 1, 2009, the Chief Executive Officer of Greektown LLC, on the recommendation of Fine Point, implemented a quarterly bonus program for the 50 most highly compensated employees. The goal of the bonus program was to link a portion of these employees’ total compensation to achievements in meeting or exceeding established quarterly goals for Greektown LLC’s earnings before interest, taxes, depreciation, amortization and reorganization costs (“EBITDAR”). The base salaries of those participating in the 2009 bonus program were reduced by 10% to 30%, with the reduction depending on the employee’s level of responsibility and amount of base salary. The amount of the 2009 target bonus for an employee was between 10% and 50% of the employee’s reduced base salary, with the amount depending upon the employee’s level of responsibility and amount of base salary. Officers that were employees of Fine Point were not eligible to participate in the bonus program.

          The salary reduction and amount of target bonus as a percentage of reduced based salary for each of the named executive officers that are eligible to participate in the bonus program and that are employed by us as of the date of this registration statement are shown in the table below:

Name	Original Base Salary (Before 4/1/2009)($)	Reduced Base Salary (After 4/1/2009)($)	Target Bonus ($)	Amount of Target Bonus as a Percentage of Reduced Base Salary (%)

Cliff Vallier	362,513	253,759	126,879	50
William Williams	259,524	181,667	72,667	40
Jason Pasko	168,834	126,625	37,988	30

          The 2009 target bonus was earned based on performance against the EBITDAR goal set by the Chief Executive Officer. The target EBITDAR was 150% of the budgeted EBITDAR, which means that employees were entitled to 100% of their bonus if actual EBITDAR was 150% of budgeted EBITDAR. Employees were entitled to earn (i) more than the target bonus if the EBITDAR target was exceeded (up to a maximum set by the Chief Executive Officer of 280% of the target bonus to the extent that actual EBITDAR equaled or exceeded 240% of budgeted levels), (ii) less than the target bonus award if EBITDAR was not achieved at the target level but achieved above a threshold level set by the Chief Executive Officer (which is 110% of budgeted EBITDAR), and (iii) no bonus if EBITDAR failed to meet the threshold level of performance. In determining actual awards under the bonus program, neither the board of directors nor the Chief Executive Officer had discretion to change the amount of awards. Awards were measured and paid on a quarterly basis. In 2009, the target EBITDAR was $45 million and the actual EBITDAR achieved was $70.98 million.

          The Chief Executive Officer believed that one of the most important measurements of Greektown LLC’s performance was its ability to service its obligations and that EBITDAR is the most appropriate measurement of free cash flow for that purpose. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. Similarly, it was believed that if Greektown LLC did not meet goals that were established to generate cash flow, management incentive payments should be reduced accordingly.

          Changes to 2010 Compensation for Named Executive Officers

          For 2010, the board of directors of Greektown LLC increased Mr. Vallier’s base salary from $253,759 to $500,000 based on his increased responsibility as chief executive officer of Greektown LLC. Mr. Vallier is not included in the bonus program described below but instead receives a quarterly bonus of $25,000.

          The base salary for each other employee of Greektown for 2010 remained the same as the reduced base salary in effect for 2009. The bonus program was modified by the Chief Executive Officer, based on guidance from the board of directors of Greektown LLC, to limit an employee’s maximum base salary and bonus to the base salary of the employee which had been in place prior to the reductions in base salary that had occurred in 2009.

          We have not yet established a compensation policy and we have not determined what changes, if any, we will make to these previous policies and processes.

          Summary Compensation Table

          The following table sets forth all compensation paid to or earned by the named executive officers of Greektown LLC in the last three fiscal years.

Name and Position	Year	Salary ($)	Non- Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)

Randall A. Fine(2)	2009	20,769	—	7,944,231	(4)	7,965,000
	2008	—	—			—
	2007	—	—			—
Cliff Vallier(3), Chief Financial Officer of Greektown Holdings and Greektown LLC	2009	283,039	114,192			397,231
	2008	362,514	—			362,514
	2007	360,707	—			362,514
William M. Williams, Vice President of Guest Services of Greektown LLC	2009	202,628	65,400			268,028
	2008	256,034	—			256,034
	2007	248,577	—			251,964
Jason Pasko, Senior Director of Finance of Greektown LLC	2009	137,989	34,188			172,177
	2008	168,834	—			168,834
	2007	133,419	—			133,419

(1)	Represents the amount of annual bonus the named executive officers received under the quarterly bonus program.

(2)	Mr. Fine served as Chief Executive Officer of Greektown LLC from April 21, 2009 through December 31, 2009.

(3)	Mr. Vallier served as Interim Chief Executive Officer of Greektown LLC from November 1, 2008 until April 20, 2009.

(4)

Represents consulting fees payable to The Fine Point Group, which is 100% owned by Mr. Fine and his wife, with respect to services provided in the year ended December 31, 2009, excluding the portion of such fees payable to Mr. Fine as salary.

          Grants of Plan-Based Awards Table

          The following table sets forth grants of awards made to the named executive officers of Greektown LLC in fiscal 2009 under the quarterly bonus program.

	Estimated Future Payouts under Non-Equity Incentive Plan Awards

Name	Threshold ($)(1)	Target ($)(2)	Maximum(3)

Randall A. Fine	—	—	—
Cliff Vallier, Chief Financial Officer of Greektown Holdings and Greektown LLC	25,376	126,879	355,263
William M. Williams, Vice President of Guest Services of Greektown LLC	14,533	72,667	203,467
Jason Pasko, Senior Director of Finance of Greektown LLC	7,598	37,988	106,365

(1)	Represents the minimum amount payable for a certain level of EBITDAR performance under the quarterly bonus program.

(2)	Represents the amount payable if the specified EBITDAR performance target is reached.

(3)	Represents the maximum payout possible under the quarterly bonus program.

Director Compensation

          The following table sets forth the compensation of directors of Greektown LLC for fiscal 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)

Jacob Miklojcik	82,500	82,500
D. Joe McCoy	82,500	82,500
Louis Glazier	82,500	82,500

(1)

Represents fees paid to the directors whose terms began in February 2009. Pursuant to the board service agreements between the directors and Greektown LLC in 2009, each director was entitled to a $7,500 monthly fee. The monthly fee was increased to $10,000 per month in 2010.

          Pursuant to the Indemnification Agreement, dated March 31, 2010, among Greektown Superholdings, George Boyer and certain of the Put Parties (the “Boyer Indemnification Agreement”), beginning as of the Effective Date, Mr. Boyer, as chairman of the board of directors, will be entitled to an annual retainer of $225,000, payable 50% in cash and 50% in restricted stock, which will vest quarterly over a one-year period. In addition, on the Effective Date, Mr. Boyer will receive a one-time grant of restricted stock valued at $225,000, which will vest ratably over a three-year period beginning on the first anniversary of the Effective Date. The compensation for the other directors of Greektown Superholdings will be determined by the Board of Directors upon their appointment as of the Effective Date.

          Post-Effective Date Director Compensation Program

          On August 11, 2010 (supplemented on September 29, 2010), the Company’s Compensation Committee approved a director compensation program for members of the Company’s Board of Directors. Under the terms of the compensation program, the Chairman of the Board shall receive an annual retainer of $225,000, the Vice Chairman of the Board shall receive an annual retainer of $125,000, and all other board members shall receive an annual retainer of $75,000. In addition, the Chairmen of the Audit Committee, the Nominating and Corporate Governance Committee, Regulatory Compliance Committee and the Compensation Committee shall each receive an additional $25,000, and each member of the Board of Directors that serves on a committee in a non-chair capacity shall receive an additional $10,000. All annual retainers will be paid half in cash and half in restricted shares of Series A-1 Common Stock, vesting in quarterly increments over a one year period. Each director may elect annually to receive all or part of the equity portion of the award in cash. Such cash payments will be made when the equity would have vested. No separate per-meeting fees will be paid to members of the Board of Directors.

          In addition, the director compensation program provides that each member of the Company’s Board of Directors is entitled to receive restricted shares of the Company’s Series A-1 Common Stock. Upon joining the Company’s Board of Directors, the Chairman of the Board became entitled to $275,000 of such stock, the Vice Chairman of the Board became entitled to $150,000 of such stock, and all other directors are entitled to $125,000 of such stock. Initial awards to directors were granted on August 10, 2010 othen than for Mr. Hendrix whose shares were awarded on September 30, 2010. All such restricted shares will vest in three equal annual installments.

          Compensation Committee Interlocks and Insider Participation

          Other than George Boyer, no Board member is or has been an officer or employee of Greektown or any of its affiliates. Additionally, in 2009, none of the executive officers of Greektown served on the board or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board.

PRINCIPAL STOCKHOLDERS

          The following table sets forth the beneficial ownership of Greektown Superholdings’ Common Stock and Preferred Stock as of September 30, 2010 for (i) each person who is a member of our board of directors (the “Board”), (ii) each person who is expected to be a member of the Board following approval by the MGCB, (iii) each named executive officer, (iv) each person known to Greektown Superholdings to be the beneficial owner of more than 5% of the Common Stock or Preferred Stock and (v) the Board (including those expected to be members of the Board following approval by the MGCB) and the named executive officers of Greektown Superholdings as a group. Beneficial ownership is determined according to the rules of the SEC, and generally a person has beneficial ownership of a security if he possesses sole or shared voting or investment power of that security, and includes any securities that a person has the right to acquire beneficial ownership within 60 days. Information with respect to beneficial owners of more than 5% of the Common Stock or Preferred Stock is based on completed questionnaires and related information provided by such beneficial owners as of March 15, 2010. Except as indicated, all shares of Common Stock and Preferred Stock were owned directly as of September 30, 2010, and the person or entity listed as the beneficial owner has sole voting and investment power. The address for each director and executive officer is c/o Greektown Superholdings, Inc., 555 East Lafayette, Detroit, Michigan 48226.

	Series A-1 Common Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock		Total		Voting(13)

Name, Position and Address of Beneficial Owner	Number Beneficially Owned	% of Total Series A-1 Common Stock	Number Beneficially Owned	% of Total Series A-1 Preferred Stock	Number Beneficially Owned	% of Total Series A-2 Preferred Stock	Total Number of Capital Stock Beneficially Owned	% of Total Capital Stock	% of Voting Capital Stock

John Bitove, Director(1)	—	—	—	—	—	—	—	—	—
George Boyer, Director(2)	375	0.27%	—	—	—	—	—	—	—
Michael E. Duggan, Director	—	—	—	—	—	—	—	—	—
Benjamin Duster, Director	—	—	—	—	—	—	—	—	—
Joel I. Ferguson, Director	—	—	—	—	—	—	—	—	—
Freman Hendrix, Director(3)	—	—	—	—	—	—	—	—	—
Yvette E, Landau, Director(4)	—	—	—	—	—	—	—	—	—
Cliff J. Vallier, President, Chief Financial Officer and Secretary	—	—	—	—	—	—	—	—	—
All Board directors and named executive officers as a group	—	—	—	—	—	—	—	—	—
John Hancock Bond Fund(5)	885	0.63%	17,280	1.08%	—	—	18,165	0.85%	1.12%
John Hancock Income Securities Trust(5)	768	0.55%	14,991	0.93%	—	—	15,759	0.74%	0.97%
John Hancock Investors Trust(5)	978	0.70%	19,074	1.19%	—	—	20,052	0.94%	1.24%
John Hancock Funds III Leveraged Companies Fund(5)	92	0.07%	1,563	0.10%	—	—	1,655	0.08%	0.10%
John Hancock Funds II Active Bond Fund(5)	166	0.12%	3,249	0.20%	—	—	3,415	0.16%	0.21%
John Hancock Funds Trust Active Bond Trust(5)	821	0.59%	16,024	1.00%	—	—	16,845	0.79%	1.04%
Manulife Global Funds U.S. Bond Fund(5)	38	0.03%	739	0.05%	—	—	777	0.04%	0.05%
Manulife Global Fund US Special Bond Fund(5)	148	0.11%	2,879	0.18%	—	—	3,027	0.14%	0.19%
Manulife Global Fund Strategic Income(5)	64	0.05%	1,255	0.08%	—	—	1,319	0.06%	0.08%

John Hancock Trust Strategic Income Trust(5)	269	0.19%	6,111		0.38%	—		—	6,380	0.30%	0.39%
John Hancock Funds II High Income Fund(5)	7,894	5.64%	154,240		9.61%	—		—	162,134	7.58%	10.01%
John Hancock Funds II Strategic Income Fund(5)	3,049	2.18%	58,712		3.66%	—		—	61,761	2.89%	3.81%
John Hancock High Yield Fund(5)	18,487	13.21%	300,282	(10)	18.70%	—		—	318,769	14.90%	10.90%
John Hancock Strategic Income Fund(5)	8,565	6.12%	164,947		10.27%	—		—	173,512	8.11%	10.71%
Oppenheimer Strategic Income Fund(6) (7)	8,268	5.91%	109,250		6.80%	—		—	117,518	5.49%	7.26%
Oppenheimer Champion Income Fund(7)	3,150	2.25%	41,630		2.59%	—		—	44,780	2.09%	2.76%
Oppenheimer Strategic Bond Fund V/A(7)	3,451	2.47%	45,600		2.84%	—		—	49,051	2.29%	3.03%
Oppenheimer High Income Fund V/A(7)	874	0.62%	11,550		0.72%	—		—	12,424	0.58%	0.77%
ING Oppenheimer Strategic Income Port(7)	549	0.39%	7,250		0.45%	—		—	7,799	0.36%	0.48%
Oppenheimer Funds, Inc.(5)	16,292	11.64%	215,280		13.41%	—		—	231,572	10.81%	14.30%
Brigade Leveraged Capital Structures Fund Ltd(8)	12,876	9.20%	94,999		5.92%	210,894	(11)	53.57%	318,769	14.90%	7.41%
Brigade Capital Management, LLC(8)	12,876	9.20%	94,999		5.92%	210,894	(11)	53.57%	318,769	14.90%	7.41%
SOLA Ltd(9)	—	—	136,000		8.47%	182,769	(12)	46.43%	318,769	14.90%	8.65%
Solus Core Opportunities Master Fund Ltd(9)	—	—	155,000		9.65%	—		—	155,000	7.25%	9.57%

(1)

Mr. Bitove has been granted 1,388 shares of restricted Series A-1 common stock of the Company, which will vest over three years, commencing as of July 1, 2010, in three equal annual installments with the first of such installments occurring on July 1, 2011.

(2)

Mr. Boyer has been granted (i) 1,500 shares of restricted Series A-1 common stock of the Company, which will vest in quarterly increments over a one year period, commencing as of July 1, 2010 with the first quarterly vesting occurring on October 1, 2010 and (ii) 3,055 shares of restricted Series A-1 common stock of the Company, which will vest over three years, commencing as of July 1, 2010, in three equal annual installments with the first of such installments occurring on July 1, 2011.

(3)

Mr. Hendrix has been granted (i) 277 shares of restricted Series A-1 common stock of the Company, which will vest in quarterly increments over a one year period, commencing as of October 1, 2010 with the first quarterly vesting to occur on January 1, 2011 and (ii) 1,667 shares of restricted Series A-1 common stock of the Company, which will vest over three years, commencing as of October 1, 2010, in three equal annual installments with the first of such installments occurring on October 1, 2011

(4)

Ms. Landau has been granted 1,388 shares of restricted Series A-1 common stock of the Company, which will vest over three years, commencing as of July 1, 2010, in three equal annual installments with the first of such installments occurring on July 1, 2011.

(5)	Address: 101 Huntington Avenue, H-7, Boston, MA 02199.

(6)	Address: 6803 S. Tucson Way, Centennial, CO 80112.

(7)

Oppenheimer Funds, Inc. is the beneficial owner of all the shares held by Oppenheimer Strategic Income Fund, Oppenheimer Champion Income Fund, Oppenheimer Strategic Bond Fund V/A, Oppenheimer High Income Fund V/A and ING Oppenheimer Strategic Income Portfolio and shares 100% of the power to vote on the shares held by each of these four funds with each such fund. Address: 6803 S. Tucson Way, Centennial, CO 80112. The number of shares reported in the above table under the row of Oppenheimer Funds, Inc. includes, and reflects the aggregate number of, shares held by Oppenheimer Strategic Income Fund, Oppenheimer Champion Income Fund, Oppenheimer Strategic Bond Fund V/A, Oppenheimer High Income Fund V/A and ING Oppenheimer Strategic Income Portfolio.

(8)

Brigade Capital Management, LLC is the beneficial owner of all the shares held by Brigade Leveraged Capital Structures Fund Ltd. The number of shares reported in the above table under the row of Brigade Capital Management, LLC includes the number of shares held by Brigade Leveraged Capital Structures Fund Ltd. Address: 399 Park Avenue, 16th Floor, New York, New York 10022.

(9)	Address: 430 Park Avenue, 9th Floor, New York, NY 10022.

(10)	Includes warrants to acquire 142,190 shares of Series A-1 Preferred Stock.

(11)	Includes warrants to acquire 89,218 shares of Series A-2 Preferred Stock.

(12)	Includes warrants to acquire 142,190 shares of Series A-2 Preferred Stock.

(13)

The voting percentages differ from the beneficial ownership percentages in the total capital stock because (i) different series of shares of Greektown Superholdings have different voting rights, and (ii) no capital stock underlying any Warrants, regardless of when exercisable, were included in the calculation of the voting percentage as the Warrants do not entitle the holder to any voting rights.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transaction Policy

          Greektown Superholdings has a policy in place that provides that the Nominating, Corporate Governance and Regulatory Compliance Committee has the responsibility to identify, analyze and, if possible, resolve actual and potential conflicts of interest a Board member or officer of the Company has or may have, including related party transactions. In connection with actual or potential conflicts of interest, the Nominating, Corporate Governance and Regulatory Compliance Committee shall issue to such member or officer instructions or guidance concerning the matter in which he or she is to conduct himself or herself, as applicable, in matters that are, or may come, before the Board including, without limitation, recusal of the member from the Board’s consideration of matters implicated by such conflict of interest, or other procedures needed to safeguard the fairness to the Company and its shareholders in connection with any related party transaction.

          Greektown LLC had a policy in place that provided that each related person transaction or series of related transactions reasonably anticipated to exceed $50,000 annually was subject to approval by the board of managers of Greektown LLC. Quarterly and annual updates were provided to the board for its continuing oversight. The board of managers sought to ensure that Greektown LLC’s involvement was on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in its best interest.

          Greektown LLC has a related person transaction policy regarding vendor and supplier relationships with Greektown LLC. Further, employees (and any relatives of employees) are prohibited from engaging in business with Greektown Casino. Employees are required to be forthcoming regarding all relationships with vendors or suppliers and must immediately inform our compliance department of their ownership and/or their relative’s ownership in a vendor or supplier providing goods or services to Greektown Casino. Employees who wish to engage in business (directly or indirectly) with Greektown Casino must resign as an employee. Failure to comply with the policy will result in disciplinary action up to and potentially including termination of employment and termination of any related vendor agreements with Greektown Casino.

          Any third party vendor or supplier to Greektown LLC is subject to the licensure requirements of the MGCB, unless deemed exempt. The MGCB generally does not review the substance of the contracts, but the MGCB has the right to conduct an investigation if it determines that a proper bid process was not conducted, the contract is commercially unreasonable or the contract is related to an improper subject matter. The MGCB may impose disciplinary measures against Greektown LLC in respect of such investigation. In the event a former employee’s required vendor or supplier license (or exemption from obtaining a vendor or supplier license) is withdrawn, revoked or suspended by the MGCB, any related vendor or supplier agreements will automatically be terminated by Greektown Casino.

Transactions with Related Persons

          Greektown Superholdings, George Boyer and certain of the Put Parties entered into the Boyer Indemnification Agreement pursuant to which Mr. Boyer is entitled to indemnification for claims brought against him in his capacity as sole director of Greektown Superholdings until the Effective Date. In addition, Greektown Superholdings, Cliff Vallier and certain of the Put Parties have entered into an Indemnification Agreement, dated March 31, 2010 (the “Vallier Indemnification Agreement”), pursuant to which Mr. Vallier is entitled to indemnification for claims brought against him in his capacity as President, Chief Financial Officer and Treasurer of Greektown Superholdings until the Effective Date.

          As previously discussed, as of the Effective Date, Greektown Superholdings holds all of the issued and outstanding membership interests of Greektown Holdings, which holds all of the issued and outstanding membership interests of Greektown LLC. However, prior to the Effective Date, the direct and indirect ownership of Greektown Holdings were as follows:

•	Kewadin Greektown and Monroe, collectively, held 100% of Greektown Holdings’ membership interests.

•

The majority of Monroe’s membership interests were held by Kewadin Greektown (approximately 97.2%) and the remaining membership interests were held by a group of investors, which includes Ted Gatzaros, a former member of the Greektown LLC board, and Marvin W. Beatty, a former member of the boards of Greektown LLC and Greektown Holdings.

•	Kewadin Casinos Gaming Authority (“Kewadin Authority”) held 100% of Kewadin Greektown’s membership interests.

•	Kewadin Authority was 100% owned by the Tribe.

          The following discussion describes transactions with certain of these related persons, among others, occurring since the beginning of 2007. As of the Effective Date, Kewadin Greektown, Kewadin Authority, Monroe and the Tribe are no longer related persons to Greektown since their equity interests in Greektown LLC were cancelled in the bankruptcy.

          Equity Contributions from Kewadin Greektown. In November 2007, Kewadin Greektown made a $35 million equity contribution to Greektown Holdings to cure non-compliance with certain financial covenants under the Pre-petition Credit Facility. Additionally, Kewadin Greektown made equity contributions of $600,000, $10 million and $1.5 million to Greektown Holdings for construction fees related to construction of the Expanded Complex in January 2008, March 2008 and May 2008, respectively.

          Management Agreement with the Tribe. Greektown LLC was a party to a management services agreement (the “Tribe Services Agreement”) with the Tribe in January 2001, which required Greektown LLC to pay the Tribe a base management fee of $110,000 per month (the “Management Fee”), as well as reimbursement of travel, lodging and out-of-pocket expenses incurred and all reasonable salary costs and fringe benefit expenses of key personnel. Total fees paid pursuant to the Tribe Services Agreement were not to exceed $2 million annually (the “Fee Cap”). The Management Fee and Fee Cap were adjusted annually to reflect any change in the Consumer Price Index. The total expense incurred by Greektown LLC in connection with the Tribe Service Agreement for each of the years ended December 31, 2007 was approximately $1.3 million. The Tribe Services Agreement was rejected pursuant to an order entered by the Bankruptcy Court on October 27, 2008 and payments pursuant to this agreement are no longer allowable.

          Certain Business Transactions with Related Persons. Greektown LLC periodically enters into certain business transactions with persons related to the direct or indirect owners of Greektown Holdings. Since 2007, Greektown LLC has entered into the following related person transactions:

•

Greektown LLC has entered into various transactions with New Millennium Advisors, LLC to purchase uniforms used in the operation of Greektown Casino (e.g., uniforms for dealers, kitchen staff, security, etc.) which totaled approximately $129,000, $83,000 and $1,000 for the years ended December 31, 2007, 2008 and 2009, respectively. New Millennium Advisors, LLC is owned, in whole or in part, by Marvin Beatty, a former director of Greektown Holdings and Greektown LLC and current member of Monroe. The agreement with New Millennium Advisors, LLC was rejected in the bankruptcy court and therefore will not continue after the Effective Date.

•

Customers of Greektown Casino have the ability to earn food comps for use at Fishbones, an upscale seafood restaurant located near Greektown Casino. Greektown reimburses Fishbones at a discounted rate for the costs to Fishbones of providing food to customers redeeming the comps. Greektown LLC expenses with respect to the Fishbones comps totaled approximately $1 million and $672,000 for the years ended December 31, 2008 and 2009, respectively. Ted Gatzaros, a former director of Greektown LLC and current member of Monroe, owns 94.4% of Fishbones and the amount of his interest in such reimbursements for the years ended December 31, 2008 and 2009 was approximately $944,000 and $635,000, respectively.

•

Customers of Greektown Casino have the ability to earn hotel comps for use at the Atheneum Suite Hotel, an all-suite hotel located near Greektown Casino. Greektown reimburses the Atheneum Suite Hotel at a discounted rate for the hotel’s providing lodging to customers redeeming the comps. Greektown LLC expenses with respect to the Atheneum Suite Hotel comps totaled approximately $306,000 and $169,000 for the years ended December 31, 2008 and 2009, respectively. The Atheneum Suite Hotel is owned in part by Ted Gatzaros, a former director of Greektown LLC and current member of Monroe. The agreement with Atheneum Suite Hotel has been terminated.

          Accounts Receivable with Monroe. “Accounts Receivable—Monroe” includes $298,000 as of December 31, 2008 for amounts due from Monroe for historical tax distributions made by Greektown LLC.

          Fine Point Consulting Agreement. In 2009, Greektown Holdings entered into the Fine Point Consulting Agreement with Fine Point, whose Managing Director, Randall A. Fine, was our Chief Executive Officer from April 21, 2009 to December 31, 2009. For the year ended December 31, 2009, Greektown Holdings paid Fine Point $6.2 million in success fees, which was calculated on a quarterly basis, based on an EBITDAR target. For additional information regarding the payments to Fine Point, please see Note 7—Commitments and Contingencies to the Consolidated Financial Statements presented in this prospectus.

Director Independence

          For purposes of this registration statement, the independence of our directors is determined under the corporate governance rules of the Nasdaq Stock Market. The independence rules of the Nasdaq Stock Market include a series of objective tests, including that an “independent” person will not be employed by us and will not be engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each person that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the person’s responsibilities. It has been determined that each of our directors is an independent person, other than George Boyer, who holds the positions of Chairman of the Board, Executive Chairman of the Board and chair of the Audit Committee.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

          The exchange offer is designed to provide holders of Initial Notes with an opportunity to acquire Exchange Notes which, unlike the Initial Notes, will not be restricted securities, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

          The Initial Notes in the aggregate principal amount of $385 million were originally issued and sold on June 30, 2010, to the initial purchasers, pursuant to the purchase agreement dated as of June 25, 2010. The Initial Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Initial Notes by the initial purchasers to investors was done in reliance upon the exemption provided by Rule 144A promulgated under the Securities Act or outside the U.S. to certain persons in reliance on Regulation S under the Securities Act. The Initial Notes have not been registered under the Securities Act or any securities laws of any other jurisdiction, and may not be offered or sold within the U.S. or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and such other securities laws.

          In connection with the original issuance and sale of the Initial Notes, we entered into the registration rights agreement, dated June 30, 2010 (the “Registration Rights Agreement”), pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Initial Notes. The Registration Rights Agreement provides that the issuers and the guarantors will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act, with respect to an offer to exchange the Exchange Notes for the Initial Notes and to offer to holders of Initial Notes who are able to make certain representations the opportunity to exchange their Exchange Notes for the Initial Notes.

          The registration statement of which this prospectus is a part is intended to satisfy our exchange offer obligations under the Registration Rights Agreement.

          The Registration Rights Agreement provides that if:

          (i) the issuers are not required to file a registration statement or to consummate the exchange offer solely because the exchange offer is not permitted by applicable law or SEC policy;

          (ii) for any reason the exchange offer is not consummated within 180 calendar days after the Effective Date (which period may be extended for 60 days under certain limited circumstances); or

          (iii) prior to the Exchange Date:

(A) the initial purchasers request from the issuers with respect to Initial Notes not eligible to be exchanged for Exchange Notes in the exchange offer; or

          (B) with respect to any holder of Initial Notes such holder notifies the issuers that (i) such holder is prohibited by applicable law or SEC policy from participating in the exchange offer, (ii) such holder may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the registration statement is not appropriate or available for such resales by such holder, or (iii) such holder is a broker-dealer and holds Initial Notes acquired directly from the issuers or one of their affiliates;

then the issuers and the guarantors shall cause to be filed with the SEC a shelf registration statement pursuant to Rule 415 promulgated under the Securities Act, which may be an amendment to the exchange offer registration statement, and shall use their commercially reasonable efforts to cause such shelf registration statement to be declared effective as promptly as practicable, but no later than 30 days after such time such obligation to file first arises (but no earlier than 90 days from the Effective Date). A holder of Notes that sells its Notes pursuant to the shelf registration statement generally (1) will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the Registration Rights Agreement to have their Notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

          Pursuant to the Registration Rights Agreement, in the event that (i) the exchange offer has not been consummated on or prior to the date specified for such consummation in the Registration Rights Agreement, (ii) any shelf registration statement, if required pursuant to the terms of the Registration Rights Agreement, has not been declared effective by the SEC on or prior to the date specified for such effectiveness in the Registration Rights Agreement, or (iii) any registration statement required by the Registration Rights Agreement has been declared effective but ceases to be effective at any time at which it is required to be effective under the Registration Rights Agreement (each such event referred to in clauses (i) through (iii), a “registration default”), the interest rate borne by the Notes will be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum. Following the cure of all registration defaults, the interest rate borne by the relevant Notes will be reduced to the original interest rate; provided, however, that if, after any such reduction in interest rate, a different registration default occurs, the interest rate borne by the relevant Notes shall again be increased pursuant to the foregoing provisions.

          This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is attached as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

          We are offering to issue our Exchange Notes in exchange for a like aggregate principal amount of our Initial Notes.

          The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes except that (i) the Exchange Notes will be registered under the Securities Act of 1933, as amended, and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Initial Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the indenture. The Exchange Notes will be treated as a single class under the indenture with any Initial Notes that remain outstanding.

          We reserve the right in our sole discretion to purchase or make offers for any Initial Notes that remain outstanding following the expiration or termination of the exchange offer and, to the extent permitted by applicable law, to purchase Initial Notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of the exchange offer.

Expiration Date; Extensions; Amendments; Termination

          The exchange offer will expire at 5:00 p.m., New York City time, on           , 2011, unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

          We expressly reserve the right to delay acceptance of any Initial Notes, extend or terminate the exchange offer and not accept any Initial Notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice, promptly confirmed in writing, or by written notice. We will also notify the holders of the Initial Notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise. In the event that the exchange offer is extended, the term expiration date shall mean the time and date on which the exchange offer as so extended shall expire.

          We also expressly reserve the right to amend the terms of the exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our Initial Notes of the change, including providing public announcement or giving oral or written notice to these holders. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If we make any material change to the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of Initial Notes. In addition, we will extend the exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of the exchange offer. The rights reserved by us in this paragraph are in addition to our rights set forth below under the caption “—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes

     Proper Execution and Delivery of Letters of Transmittal

          To tender your Initial Notes in the exchange offer, you must use one of the three alternative procedures described below:

(1)

Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the Initial Notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)

Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your Initial Notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)

Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

          The method of delivery of the Initial Notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or Initial Notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or other nominee to tender your Initial Notes on your behalf.

          Only a holder of Initial Notes may tender Initial Notes in the exchange offer. A holder is any person in whose name Initial Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder. If you are the beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Notes, you must contact that registered holder promptly and instruct that registered holder to tender your Notes on your behalf. If you wish to tender your Initial Notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Initial Notes, either make appropriate arrangements to register the ownership of these Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

          You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

(2)	a commercial bank or trust company having an office or correspondent in the United States; or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 promulgated under the Exchange Act, unless the Initial Notes are tendered:

(A)

by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the Exchange Notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company; or

(B)

for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 promulgated under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the Initial Notes tendered: the signature must correspond with the name(s) written on the face of the Initial Notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the Initial Notes.

(3)

a person other than the registered holder of any Initial Notes: these Initial Notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the Initial Notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the Initial Notes.

(4)

trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your Initial Notes in the exchange offer, you must make the following representations:

(1)

you are authorized to tender, sell, assign and transfer the Initial Notes tendered and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2)	any Exchange Notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3)

you or any other person who receives Exchange Notes, whether or not such person is the holder of the Exchange Notes, has no arrangement or understanding with any person to participate in a distribution of such Exchange Notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such Exchange Notes within the meaning of the Securities Act;

(4)

you or such other person who receives Exchange Notes, whether or not such person is the holder of the Exchange Notes, is not an “affiliate,” as defined in Rule 144 promulgated under the Securities Act, of ours;

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of Exchange Notes;

(6)

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Initial Notes, you represent that the Initial Notes to be exchanged for the Exchange Notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such Exchange Notes; and

(7)	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

          You must also warrant that the acceptance of any tendered Initial Notes by the issuers and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the issuers of their obligations under the Registration Rights Agreement relating to the Initial Notes.

          To effectively tender Notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the Notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

     Book-Entry Delivery Procedure

          Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of Initial Notes by causing The Depository Trust Company to transfer these Initial Notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender Notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the Notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the Initial Notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus, unless the exchange agent has already established an account with the Depository Trust Company suitable for the exchange offer.

          A delivery of Initial Notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

     Guaranteed Delivery Procedure

          If you are a registered holder of Initial Notes and desire to tender your Notes, and (1) these Notes are not immediately available, (2) time will not permit your Notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in the exchange offer if:

(1)

you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 promulgated under the Exchange Act;

(2)

on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the Initial Notes and the amount of Notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the Initial Notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)

the certificates for all your tendered Initial Notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

          Your tender of Initial Notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

          We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your Initial Notes tendered, or a timely confirmation of a book-entry transfer of these Notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution, is received by the exchange agent.

          We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular Notes with the exception of conditions to the exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to the exchange offer, the waiver will be applied equally to all Note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as we shall determine. We and the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of Initial Notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without expense to the holders any Initial Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

           If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all Initial Notes properly tendered and will issue the Exchange Notes promptly thereafter. Please refer to the section in this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, Initial Notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

          We will issue the Exchange Notes in exchange for the Initial Notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered Initial Notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of Initial Notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

          Pursuant to an agent’s message or a letter of transmittal, a holder of Initial Notes will represent, warrant and agree that it has full power and authority to tender, exchange, sell, assign and transfer the Initial Notes, that we will acquire good, marketable and unencumbered title to the tendered Initial Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Initial Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Initial Notes tendered pursuant to the exchange offer.

          If any tendered Initial Notes are not accepted for any reason provided by the terms and conditions of the exchange offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder, or, in the case of Initial Notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

Withdrawal of Tenders

          Except as otherwise provided in this prospectus, you may withdraw tenders of Initial Notes at any time before 5:00 p.m., New York City time, on the expiration date. Any Initial Notes that are properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

          For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered Notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the Initial Notes to be withdrawn;

(2)	identify the Notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these Notes;

(3)

be signed by the person having tendered the Initial Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Initial Notes to register the transfer of these Notes into the name of the person having made the original tender and withdrawing the tender;

(4)	specify the name in which any of these Initial Notes are to be registered, if this name is different from that of the person having tendered the Initial Notes to be withdrawn;

(5)

if applicable because the Initial Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the Initial Notes to be withdrawn; and

(6)	contain a statement that the holder is withdrawing its election to have the Initial Notes exchanged.

Conditions to the Exchange Offer

We will complete the exchange offer only if:

(1)

there is no threatened, instituted or pending action or proceeding before, or statute, rule, regulation, injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission resulting in a material delay in the issuers’ ability to accept for exchange or exchange some or all of the Initial Notes in the exchange offer;

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the Exchange Notes;

(3)

there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our Exchange Notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4)

there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the exchange offer; and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete the exchange offer.

          These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law.

          Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of the exchange offer. If we waive a condition to the exchange offer, the waiver will be applied equally to all Note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate the exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept, and return to the holders, any Initial Notes that have been tendered;

(2)	extend the exchange offer and retain all Notes tendered before the expiration date, subject to the rights of the holders of these Notes to withdraw their tenders; or

(3)

waive any condition that has not been satisfied and accept all properly tendered Notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

          We will record the Exchange Notes at the same carrying value as the Initial Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the Exchange Notes over the term of the Exchange Notes.

Exchange Agent

          We have appointed Wilmington Trust FSB as exchange agent for the exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By registered mail or certified mail:
Wilmington Trust FSB
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Sam Hamed

By regular mail or overnight courier:
Wilmington Trust FSB
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Sam Hamed

By hand:
Wilmington Trust FSB
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Sam Hamed

Facsimile (eligible institutions only): (302) 636-4139, Attention: Sam Hamed
Telephone Inquiries: (302) 636-6181

          If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions by facsimile to a facsimile number other than any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

          We will bear the expenses of soliciting tenders in the exchange offer, including all fees, expenses, and disbursements of the exchange agent and trustee and accounting, legal, printing and related fees and expenses. We have agreed to pay all expenses incident to the exchange offer, including the reasonable and documented fees and disbursements of one counsel for the holders of the Initial Notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Initial Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

          We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer, including, without limitation, all reasonable legal fees. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Initial Notes and for handling or forwarding tenders for exchange to their customers.

          We will pay all transfer taxes, if any, applicable to the exchange of Initial Notes in accordance with the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)

certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Notes tendered;

(2)	tendered Initial Notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3)	a transfer tax is payable for any reason other than the exchange of the Initial Notes in the exchange offer.

          If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

          The Initial Notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your Initial Notes for Exchange Notes in accordance with the exchange offer, or if you do not properly tender your Initial Notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the Initial Notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

          If you do not exchange your Initial Notes for Exchange Notes in the exchange offer, your Initial Notes will continue to be subject to the provisions of the indenture relating to the Notes regarding transfer and exchange of the Initial Notes and the restrictions on transfer of the Initial Notes. These transfer restrictions are required because the Initial Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Initial Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register under the Securities Act any Initial Notes that remain outstanding after completion of the exchange offer.

          In addition, except as set forth in this paragraph, you will not be able to obligate us to register the Initial Notes under the Securities Act. You will not be able to require us to register your Initial Notes under the Securities Act unless:

(1)	The exchange offer is not permitted by applicable law or SEC policy;

(2)	You are prohibited by applicable law or SEC policy from participating in the exchange offer;

(3)	You may not resell the Exchange Notes acquired in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for resales by you; or

(4)	You are a broker-dealer and hold Initial Notes acquired directly from the issuers or one of its affiliates,

in which case the Registration Rights Agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 promulgated under the Securities Act for the benefit of the holders of the Initial Notes described in this sentence.

Delivery of Prospectus

          Each broker dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

DESCRIPTION OF EXCHANGE NOTES

          You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Greektown” refers only to Greektown Superholdings, Inc. and not to any of its Subsidiaries.

          Greektown issued the Initial Notes and will issue the Exchange Notes under an indenture among itself, the Guarantors and Wilmington Trust FSB, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The form and terms of the Exchange Notes are identical in all material respects to those of the Initial Notes, except that the transfer restrictions and registration rights and Special Interest (as defined below) provisions relating to the Initial Notes do not apply to the Exchange Notes. The Initial Notes and the Exchange Notes collectively are referred to herein as the “Notes.” The terms of the Exchange Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The security documents referred to below under the caption “—Collateral and Security Documents” defines the terms of the pledges that will secure the Notes.

          The following description is a summary of the material provisions of the indenture, the registration rights agreement and the security documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the security documents because they, and not this description, define your rights as holders of the Notes. Copies of the indenture, the registration rights agreement and the security documents are available as set forth below under “—Additional Information.” A copy of the intercreditor agreement is attached as Annex A to this prospectus. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture, the registration rights agreement and the security documents.

          The registered holder of a Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Exchange Notes and the Exchange Note Guarantees

The Notes

The Exchange Notes:

•	will be general obligations of Greektown;

•

will be secured on a second-priority basis, equally and ratably with all obligations of Greektown under any Additional Parity Lien Facility Debt, by Liens on the Collateral, subject to the Liens securing the First Lien Obligations (including the Credit Agreement) and other Permitted Prior Liens;

•

will be effectively junior, to the extent of the value of the Collateral, to the First Lien Obligations, which will be secured on a first-priority basis by the same assets of Greektown that secure the Exchange Notes, subject to certain exceptions;

•	will be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of Greektown subject to those Permitted Prior Liens;

•	will be pari passu in right of payment with all other senior indebtedness of Greektown, including Indebtedness under the Credit Agreement;

•	will be senior in right of payment to any future Subordinated Indebtedness of Greektown, if any; and

•	will be unconditionally guaranteed by the Guarantors.

The Subsidiary Guarantees

Each guarantee of the Exchange Notes:

•	will be general obligations of each Guarantor;

•

will be secured on a second-priority basis, equally and ratably with all obligations of that Guarantor under any Additional Parity Lien Facility Debt, by Liens on the Collateral, subject to the Liens securing that Guarantor’s guarantee of the First Lien Obligations (including the Credit Agreement) and other Permitted Prior Liens, if any;

•

will be effectively junior, to the extent of the value of the Collateral, to that Guarantor’s guarantee of the Credit Agreement and any other First Lien Obligations, which will be secured on a first-priority basis by the same assets of that Guarantor that secure the Exchange Notes, subject to certain exceptions;

•	will be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Prior Liens;

•	will be pari passu in right of payment with all other senior indebtedness of that Guarantor, including its guarantee of Indebtedness under the Credit Agreement; and

•	will be senior in right of payment to any future Subordinated Indebtedness of that Guarantor, if any.

          Pursuant to the indenture, Greektown will be permitted to designate additional Indebtedness as First Lien Obligations, up to the Cap Amount. Greektown also will be permitted to incur additional Indebtedness as Second Lien Obligations subject to the covenants described below under “Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Covenants— Liens.” As of the Effective Date, Greektown had approximately $20 million of availability under First Lien Loans, of which none was drawn, and approximately $385 million of Initial Notes outstanding. Greektown’s borrowing capacity under First Lien Loans will increase to $30 million upon the Trappers Mortgage Release.

          As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the Exchange Notes.

Principal, Maturity and Interest

          Greektown issued $385.0 million in aggregate principal amount of Initial Notes on the Effective Date. Greektown may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Greektown will issue Exchange Notes in denominations of $100,000 and integral multiples of $1,000 in excess of $100,000. The Exchange Notes will mature on July 1, 2015.

          Interest on the Exchange Notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2011. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the Exchange Notes. Greektown will make each interest payment to the holders of record on the immediately preceding December 15 and June 15.

          Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

          If a holder of Exchange Notes has given wire transfer instructions to Greektown, Greektown will pay all principal of, premium on, if any, and interest on that holder’s Exchange Notes in accordance with those instructions. All other payments on the Exchange Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York or in Wilmington, Delaware unless Greektown elects to make interest payments by check mailed to the holders of the Exchange Notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Exchange Notes

          The trustee will initially act as paying agent and registrar. Greektown may change the paying agent or registrar without prior notice to the holders of the Exchange Notes, and Greektown or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

          A holder may transfer or Exchange Notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Exchange Notes. Holders will be required to pay all taxes due on transfer. Greektown will not be required to transfer or exchange any note selected for redemption. Also, Greektown will not be required to transfer or exchange any note for a period of 15 days before a selection of Exchange Notes to be redeemed.

Note Guarantees

          The Exchange Notes will be guaranteed by each of Greektown’s current and future Domestic Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

          A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Greektown or another Guarantor; provided, that Greektown’s direct or indirect percentage interest in the Equity Interests of the Guarantor acquiring the property in such sale or disposition or surviving any such consolidation or merger after giving effect to such transaction is at least equal to Greektown’s direct or indirect percentage interest in the Equity Interests of the original Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)

the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, the registration rights agreement and the security documents pursuant to a supplemental indenture and appropriate security documents; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

          Greektown will also be required to deliver to the trustee an officers’ certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture or such use of Net Proceeds comply with the indenture.

The Note Guarantee of a Guarantor will be released:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Greektown or a Restricted Subsidiary of Greektown, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)

in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Greektown or a Restricted Subsidiary of Greektown, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Greektown as a result of the sale or other disposition;

(3)	if Greektown designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)

upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Collateral and Security Documents

          The obligations of Greektown under the Exchange Notes and the obligations of the Guarantors under the Note Guarantees, all other Second Lien Obligations and the performance of all other obligations of Greektown, the Guarantors and Greektown’s other

Restricted Subsidiaries under the Note Documents are secured equally and ratably by second-priority liens on the Collateral granted to the collateral agent for the benefit of the holders of Second Lien Obligations, subject, in each case, to certain exceptions and Permitted Prior Liens and subject in priority to the Liens securing any First Lien Obligations. The Collateral will consist of all properties and assets at any time owned or acquired by Greektown or any of the other Pledgors, including, without limitation, the following:

(1)	a pledge of all the Capital Stock of Greektown Holdings, L.L.C.; and

(2)	a pledge of the Capital Stock of all of the Subsidiaries of Greektown;

in each case, other than the Excluded Assets.

Certain properties and assets may be released from the Liens on the Collateral in certain cases. See “Certain Definitions—Collateral.”

Intercreditor Agreement

          On the date of the indenture, the Pledgors entered into an intercreditor agreement with the First Lien Collateral Agent, the First Lien Administrative Agent, the collateral agent and the trustee. The intercreditor agreement sets forth the terms of the relationship between the holders of First Lien Obligations and the holders of Second Lien Obligations. A copy of the intercreditor agreement is attached as Annex A to this prospectus.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Second Lien Obligations

The indenture provides that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Second Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Second Lien Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)

that any Lien in favor of the collateral agent, for the benefit of the Second Lien Claimholders, may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens:

(a)

all Liens granted at any time by Greektown or any other Pledgor in favor of the collateral agent, for the benefit of the Second Lien Claimholders, will secure, equally and ratably, all present and future Second Lien Obligations; and

(b)

all proceeds of all Liens granted at any time by Greektown or any other Pledgor in favor of the collateral agent, for the benefit of the Second Lien Claimholders, will be allocated and distributed equally and ratably on account of the Second Lien Obligations in accordance with the intercreditor agreement.

          This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Second Lien Obligations, each present and future Second Lien Debt Representative and the collateral agent as holder of Liens in favor of Second Lien Claimholders. The Second Lien Debt Representative of each future Series of Second Lien Debt will be required to deliver the lien sharing and priority confirmation documents required under the intercreditor agreement.

          Ranking of Liens in Favor of the Collateral Agent, for the Benefit of the Second Lien Claimholders

          The indenture provides that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any First Lien Obligations or Second Lien Obligations;

(3)	the order or method of attachment or perfection of any Liens securing any First Lien Obligations or Second Lien Obligations;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Lien in favor of First Lien Claimholders may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens,

all Liens at any time granted by Greektown or any other Pledgor to secure Second Lien Obligations will be subject and subordinate to all Liens securing First Lien Obligations up to the Cap Amount.

          The provisions under the caption “—Ranking of Liens in Favor of the Collateral Agent, for the Benefit of the Second Lien Claimholders” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of First Lien Obligations, any New Agent, the First Lien Collateral Agent as holder of Liens in favor of First Lien Claimholders. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Second Lien Debt Representative of each future Series of Second Lien Debt will be required to deliver the lien sharing and priority confirmation documents required under the intercreditor agreement.

          In addition, the provisions under the caption “—Ranking of Liens in Favor of the Collateral Agent, for the Benefit of the Second Lien Claimholders” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Second Lien Obligations as against the Liens securing First Lien Obligations. Neither the Exchange Notes nor any other Second Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provisions, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

Nothing in the Note Documents:

(1)

impairs, as between Greektown and the holders of the Exchange Notes, the obligation of Greektown to pay principal of, premium and interest on the Exchange Notes in accordance with their terms or any other obligation of Greektown or any other Pledgor;

(2)	affects the relative rights of holders of Exchange Notes as against any other creditors of Greektown or any other Pledgor (other than First Lien Claimholders or other Second Lien Claimholders);

(3)

restricts the right of any holder of Exchange Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the intercreditor agreement);

(4)

subjects to any required approval, license or permit from a Gaming Authority, restrict or prevent any holder of Exchange Notes or other Second Lien Obligations, the collateral agent or any Second Lien Debt Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the intercreditor agreement; or

(5)

restricts or prevents any holder of Exchange Notes or other Second Lien Obligations, the collateral agent or any Second Lien Debt Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the intercreditor agreement.

Compliance with Trust Indenture Act

The indenture provides that Greektown will comply with the provisions of TIA §314.

          To the extent applicable, Greektown will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Greektown except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, Greektown will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

          Further Assurances; Insurance

          The indenture and the security documents provide that Greektown and each of the Guarantors will do or cause to be done all acts and things that may be required, and that the collateral agent from time to time may reasonably request, at Greektown’s expense, to assure and confirm that the collateral agent holds, for the benefit of the holders of Second Lien Obligations, duly created and enforceable and perfected Liens upon the Collateral, in each case, as contemplated by, and with the Lien priority required under, the Second Lien Documents, subject to the limitations set forth in the security documents. Without limiting the foregoing, to the extent that any security interest in the Collateral securing the Exchange Notes cannot be perfected on or prior to the date of the indenture, after the use of all commercially reasonable efforts, Greektown and each of the Guarantors will cause all such security interests to be perfected (to the extent required by the security documents) no later than 75 days after the date of the indenture.

          Upon request of the collateral agent or any Second Lien Debt Representative at any time and from time to time in addition to any other requirement of Greektown and the Guarantors under the indenture, Greektown and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral agent may reasonably request, at Greektown’s expense, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Second Lien Documents for the benefit of the holders of Second Lien Obligations.

Greektown and the other Pledgors will:

(1)	keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)

maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law;

(4)

maintain title insurance on all real property Collateral insuring the collateral agent’s Lien on that property, subject only to Permitted Prior Liens and other exceptions to title approved by the collateral agent; provided, that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of less than $7.5 million if and to the extent title insurance is maintained in respect of Liens in favor of First Lien Claimholders on that property; and

(5)	maintain such other insurance as may be required by the security documents.

          Upon the request of the collateral agent, Greektown and the other Pledgors will furnish to the collateral agent full information as to their property and liability insurance carriers. Holders of Second Lien Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of Greektown and the other Pledgors and the collateral agent will be named as loss payee, with 30 days’ notice of cancellation or material change (or such shorter time as the collateral agent shall agree), on all property and casualty insurance policies of Greektown and the other Pledgors.

          Neither Greektown nor any of its Restricted Subsidiaries may take or omit to take any action which action or omission would reasonably be expected to have the result of materially adversely affecting or impairing the Lien held by the collateral agent for the benefit of the holders of Second Lien Obligations, other than as expressly contemplated by the Indenture and the security documents.

Optional Redemption

          At any time prior to January 1, 2013, Greektown may on any one or more occasions redeem all or a part of the Exchange Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date.

          Except pursuant to the preceding paragraph and the provisions described under the caption “—Mandatory Redemption,” the Exchange Notes will not be redeemable at Greektown’s option prior to January 1, 2013.

          On or after January 1, 2013, Greektown may on any one or more occasions redeem all or a part of the Exchange Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Exchange Notes redeemed, to the applicable date of redemption, if redeemed during the period beginning January 1 and ending on the dates indicated below, subject to the rights of holders of Exchange Notes on the relevant record date to receive interest on the relevant interest payment date:

Period	Percentage
From January 1, 2013 to December 31, 2013	106.5%
From January 1, 2014 to December 31, 2014	103.5%
From January 1, 2015 and thereafter	100.0%

          Unless Greektown defaults in the payment of the redemption price, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

          Other than as set forth under “Regulatory Redemption” and “Consolidated Excess Cash Flow Redemption” Greektown is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

          Regulatory Redemption

          If any Gaming Authority requires that a holder of Exchange Notes or beneficial owner of Exchange Notes must be licensed, qualified or found suitable or exempt from licensure under any applicable Gaming Law, such holder or beneficial owner shall apply for an exemption from licensure, a license, qualification or a finding of suitability within 30 days (or such earlier date as may be ordered by such Gaming Authority) after being requested to do so by the Gaming Authority. If, by such date, such holder or beneficial owner so fails to apply or Greektown or such holder or beneficial owner receives notice of a finding by the applicable Gaming Authority that such holder or beneficial owner is not or will not be licensed, qualified or found suitable or exempt from licensure, Greektown shall have the right, at Greektown’s option:

(1)

to require such holder or beneficial owner to dispose of such holder’s or beneficial owner’s Exchange Notes within 30 days (or such earlier date as may be ordered by such Gaming Authority) of (i) such failure to so apply or (ii) receipt of notice by Greektown or such holder or beneficial owner of a finding by the applicable Gaming Authority that such holder or beneficial owner is not or will not be licensed, qualified or found suitable or exempt from licensure; or

(2)	to call for the redemption (a “Regulatory Redemption”) of the Exchange Notes of such holder or beneficial owner at the principal amount thereof or, if required by such Gaming Authority, the lesser of:

	(a)	the price at which such holder or beneficial owner acquired the Notes; and

(b)

the fair market value of such Exchange Notes on the date of redemption, together with, in either case, accrued and unpaid interest and, if permitted by such Gaming Authority, Special Interest, to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date such Gaming Authority determines that the holder or beneficial owner is not or will not be licensed, qualified or found suitable or exempt from licensure, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority.

Greektown shall notify the trustee in writing of any such redemption as soon as practicable and the redemption price of each Note to be redeemed, unless other procedures are required by any Gaming Authority.

          The holder of Exchange Notes or beneficial owner applying for a license, qualification or a finding of suitability or exemption from licensure must pay all costs of the licensure and investigation for such qualification or finding of suitability or exemption from licensure. Under the indenture, neither Greektown nor the trustee is required to pay or reimburse any holder of the Exchange Notes or beneficial owner who is required to apply for such license, qualification or finding of suitability or exemption from licensure for the costs of the licensure and investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such holder or beneficial owner.

          Consolidated Excess Cash Flow Redemption

          If Greektown has Consolidated Excess Cash Flow for any fiscal year, commencing with the period beginning on the date of the indenture and ending December 31, 2010 (the “Relevant Fiscal Year”), then, upon not less than 30 nor more than 60 days’ notice mailed to holders within 115 days after the end of the Relevant Fiscal Year, Greektown shall be required to make a mandatory redemption (a “Consolidated Excess Cash Flow Redemption”) for Exchange Notes in the largest principal amount that is an integral multiple of $1,000 that may be redeemed using 50% of such Consolidated Excess Cash Flow for such period (the “Consolidated Excess Cash Flow Redemption Amount”) at a redemption price of 103%, plus accrued and unpaid interest and Special Interest, if any, on the Exchange Notes redeemed, to the applicable date of redemption, subject to the rights of holders of Exchange Notes on the relevant record date to receive interest on the relevant interest payment date. Any Consolidated Excess Cash Flow Redemption shall be subject to the procedures set forth in “Selection and Notice.” Exchange Notes (or portions thereof) redeemed pursuant to a Consolidated Excess Cash Flow Redemption will be cancelled and cannot be reissued.

          Notwithstanding the foregoing, Greektown shall not be required to redeem Exchange Notes in connection with a Consolidated Excess Cash Flow Redemption in accordance with the previous paragraph unless the Consolidated Excess Cash Flow Redemption Amount with respect to the applicable period in respect of which such Consolidated Excess Cash Flow Redemption is to be made exceeds $5.0 million (with lesser amounts being carried forward for purposes of determining whether the $5.0 million threshold has been met for any future period). Upon consummation of each Consolidated Excess Cash Flow Redemption, the Consolidated Excess Cash Flow Redemption Amount shall be reset at zero.

          Greektown shall be entitled to reduce the applicable Consolidated Excess Cash Flow Redemption Amount with respect to any Consolidated Excess Cash Flow Redemption by an amount equal to the aggregate redemption price paid for any Exchange Notes theretofore redeemed during the Relevant Fiscal Year pursuant to the provisions set forth under “—Optional Redemption” before making such Consolidated Excess Cash Flow Redemption; provided, however, that the aggregate redemption price paid in connection with such redemption will not be considered for purposes of calculating the Consolidated Excess Cash Flow Redemption Amount for any other Relevant Fiscal Year.

Repurchase at the Option of Holders

          Change of Control

          If a Change of Control occurs, Greektown will make an offer (a “Change of Control Offer”) to each holder of Exchange Notes to repurchase all or any part (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Exchange Notes pursuant to the terms set forth in the indenture. In the Change of Control Offer, Greektown will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Exchange Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Exchange Notes repurchased to the date of purchase, subject to the rights of holders of Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, Greektown will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Greektown will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Greektown will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

          On the Change of Control Payment Date, Greektown will, to the extent lawful:

(1)	accept for payment all Exchange Notes or portions of Exchange Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions of Exchange Notes properly tendered; and

(3)

deliver or cause to be delivered to the trustee the Exchange Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being purchased by Greektown.

          The paying agent will promptly mail to each holder of Exchange Notes properly tendered the Change of Control Payment for such Exchange Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any. Greektown will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          The provisions described above that require Greektown to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Exchange Notes to require that Greektown repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

          Greektown will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Greektown and purchases all Exchange Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer may be made no more than thirty (30) business days in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

          The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Greektown and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Notes to require Greektown to repurchase its Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Greektown and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Greektown will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)

Greektown (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)

at least 70% of the consideration received in the Asset Sale by Greektown or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)

any liabilities, as shown on Greektown’s most recent consolidated balance sheet, of Greektown or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Greektown or such Restricted Subsidiary from or indemnifies against further liability;

(b)

any securities, Exchange Notes or other obligations received by Greektown or any such Restricted Subsidiary from such transferee that are converted by Greektown or such Restricted Subsidiary into cash within 150 days of such Asset Sale, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

The indenture provides that, unless Greektown and the Guarantors have complied with the provisions set forth under “—Change of Control” above or all of the Exchange Notes have otherwise been redeemed or delivered to the trustee for cancellation in accordance with the indenture, Greektown will not and the Guarantors will not, and neither Greektown nor the Guarantors will permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of Greektown’s or their Core Gaming Assets, including by merger or consolidation (in the case of a Guarantor or one of Greektown’s Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of Greektown’s

Subsidiaries, whether by Greektown or any of its Subsidiaries or through the issuance, sale or transfer of Equity Interests by any of Greektown’s Subsidiaries, including any sale-leaseback transaction.

          Within 365 days after the receipt of any Net Proceeds from an Asset Sale, other than a Sale of Collateral, Greektown (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay First Lien Obligations and, if such First Lien Obligations are revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)

to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Greektown;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

          Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, Greektown (or the Restricted Subsidiary that owned those assets, as the case may be) may apply those Net Proceeds to purchase other long-term assets that would constitute Collateral or to repay First Lien Obligations and, if such First Lien Obligations are revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto. Notwithstanding the foregoing, in the cases of clauses (2) and (4) of the immediately preceding paragraph and the preceding sentence, Greektown (or the applicable Restricted Subsidiary, as the case may be) will be deemed to have complied with its obligations in the previous paragraphs if it enters into a binding written commitment to acquire such assets or Capital Stock prior to 365 days after the receipt of the applicable Net Proceeds; provided, that such binding commitment will be subject only to customary conditions and such acquisition is completed within 135 days following the expiration of the aforementioned 365-day period. If the acquisition contemplated by such binding commitment is not consummated on or before 135th day, and Greektown (or the applicable Restricted Subsidiary, as the case may be) has not applied the Net Proceeds for another purpose permitted by the applicable preceding paragraph on or before such 135th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds.

          Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, within 15 days thereof, Greektown will make an offer (an “Asset Sale Offer”) to all holders of Exchange Notes and all holders of other Second Lien Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Exchange Notes and such other Second Lien Obligations (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Greektown may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture or the security documents. If the aggregate principal amount of Exchange Notes and other Second Lien Obligations tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Exchange Notes and such other Second Lien Obligations will be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Greektown so that only Exchange Notes in denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

          Events of Loss

          In the case of an Event of Loss or a series of related Events of Loss, Greektown or the affected Restricted Subsidiary may apply the Net Loss Proceeds received from such Event of Loss or series of related Events of Loss to the rebuilding, repair, replacement or construction of improvements to the property or asset affected by such Event of Loss or series of related Events of Loss (the “Subject Property”) with no concurrent obligation to offer to purchase any of the Exchange Notes; provided, however, that:

(1)	Greektown delivers to the trustee, within 90 days of such Event of Loss or series of related Events of Loss an officers’ certificate certifying that Greektown has:

(a)

received a written opinion from a reputable contractor to the effect that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operated in, substantially the same condition as it existed prior to the Event of Loss or series of related Events of Loss within 365 days of delivering such opinion; and

(b)

available from the Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above and, together with anticipated revenues projected to be generated during the repair or restoration period, to pay debt service on its Indebtedness during the repair or restoration period; and

(2)	the Net Loss Proceeds are less than $5.0 million;

provided, further, that the provisions of this paragraph will not apply to any Event of Loss or a series of related Events of Loss that involves assets having a Fair Market Value (or replacement cost, if greater) of less than $2.0 million.

          Any Net Loss Proceeds that are not applied or permitted to be applied as provided in the second sentence of the immediately preceding paragraph will constitute “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds equals or exceeds $5.0 million, within five days thereof, Greektown will make an offer (an “Event of Loss Offer”) on a pro rata basis to all holders of Exchange Notes and all holders of other Second Lien Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of events of loss to purchase, prepay or redeem the maximum principal amount of Exchange Notes and such other Second Lien Obligations (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, Greektown may use those Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture or the security documents. If the aggregate principal amount of Exchange Notes and other Second Lien Obligations tendered in (or required to be prepaid or redeemed in connection with) such Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Exchange Notes and such other Second Lien Obligations will be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Greektown so that only Exchange Notes in denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

          In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to any Collateral having a Fair Market Value (or replacement cost, if greater) in excess of $2.0 million, Greektown or the affected Restricted Subsidiary, as the case may be, will be required to receive consideration with respect to such Event of Loss:

(1)	at least equal to the Fair Market Value of the property or assets subject to the Event of Loss; and

(2)	with respect to any Event of Loss of any portion of the Core Gaming Assets, at least 70% of which is in the form of cash or Cash Equivalents.

          Greektown will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Exchange Notes pursuant to a Change of Control Offer, an Asset Sale Offer or an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sale or Event of Loss provisions of the indenture, Greektown will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control, Asset Sale or Excess Loss provisions of the indenture by virtue of such compliance.

          The agreements governing Greektown’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control, an Asset Sale or an Event of Loss and including repurchases of or other prepayments in respect of the Exchange Notes. The exercise by the holders of Exchange Notes of their right to require Greektown to repurchase the Exchange Notes upon a Change of Control, an Asset Sale or an Event of Loss could cause a default under these other agreements, even if the Change of Control, Asset Sale or Event of Loss itself does not, due to the financial effect of such repurchases on Greektown. In the event a Change of Control, an Asset Sale or an Event of Loss occurs at a time when Greektown is prohibited from purchasing Exchange Notes, Greektown could seek the consent of its senior lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If Greektown does not obtain a consent or repay those borrowings, Greektown will remain prohibited from purchasing Exchange Notes. In that case, Greektown’s failure to purchase tendered Exchange Notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Greektown’s ability to pay cash to the holders of Exchange Notes upon a repurchase may be limited by Greektown’s then existing financial resources.

Selection and Notice

          If less than all of the Exchange Notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select Exchange Notes for redemption or purchase on a pro rata basis (or, in the case of Exchange Notes issued in global form as discussed under “─Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

          No Exchange Notes of $100,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Exchange Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

          If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Exchange Notes upon cancellation of the original Note. Exchange Notes called for redemption become irrevocably due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of Exchange Notes called for redemption.

Certain Covenants

Restricted Payments

Greektown will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of Greektown’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Greektown or any of its Restricted Subsidiaries) or to the direct or indirect holders of Greektown’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Greektown and other than dividends or distributions payable to Greektown or a Restricted Subsidiary of Greektown);

(2)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Greektown) any Equity Interests of Greektown or any direct or indirect parent of Greektown;

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Greektown or any Guarantor that is Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Greektown and any of its Guarantors), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)

Greektown would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Greektown and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)

50% of the Consolidated Net Income of Greektown for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Greektown’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)

100% of the aggregate net cash proceeds and 100% of the Fair Market Value of property other than cash received by Greektown since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Greektown or from the issue or sale of convertible or exchangeable Disqualified Stock of Greektown or convertible or exchangeable debt securities of Greektown, in each case that have been converted into or exchanged for Qualifying Equity Interests of Greektown (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Greektown); plus

(3)

to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Greektown that is a Guarantor, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(4)

to the extent that any Unrestricted Subsidiary of Greektown designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Greektown’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(5)

100% of any dividends received in cash by Greektown or a Restricted Subsidiary of Greektown that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Greektown, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Greektown for such period or the net proceeds of a sale by Greektown or a Restricted Subsidiary (other than to Greektown or a Restricted Subsidiary) of Equity Interests in an Unrestricted Subsidiary; plus

(6)

100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of Greektown or a Restricted Subsidiary of Greektown (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in Greektown (other than Disqualified Stock).

The preceding provisions will not prohibit:

(1)

the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice by Greektown or a Restricted Subsidiary of Greektown, as the case may be, as required by applicable law or by a valid agreement or arrangement of Greektown or a Restricted Subsidiary in effect on the date of the indenture, if at the date of declaration or notice the dividend or redemption payment would have complied with the provisions of the indenture;

(2)

the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Greektown) of, Equity Interests of Greektown (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Greektown; provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the provisions set forth under “—Optional Redemption”; provided, further, that for purposes of this clause (2), Restricted Payments will be deemed to be substantially concurrent with any such sale or contributions if the Restricted Payment occurs within 30 days thereof;

(3)

the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Greektown to the holders of its Equity Interests on a pro rata basis;

(4)

the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Greektown or any Guarantor that is contractually subordinated to the Exchange Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)

so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Greektown or any Restricted Subsidiary of Greektown held by any current or former officer, director or employee of Greektown or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.5 million in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Greektown or its Restricted Subsidiaries after the date of the indenture;

(6)

the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price (including applicable taxes) of those stock options;

(7)

so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Greektown or any preferred stock of any Restricted Subsidiary of Greektown issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)

so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any unsecured Indebtedness or Subordinated Indebtedness pursuant to provisions similar to those described under the captions “—Repurchase at the Option of the Holders—Change of Control”, “—Asset Sales” or “—Events of Loss”; provided, that all Exchange Notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer under the indenture, as applicable, have been repurchased, redeemed or acquired for value;

(9)

payments of cash, dividends, distributions, advances or other Restricted Payments by Greektown or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person; and

(10)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the indenture.

          The indenture will provide that Greektown will not and the Guarantors will not, and neither Greektown nor the Guarantors will permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment consisting of any Core Gaming Asset.

          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Greektown or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Greektown whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

          Incurrence of Indebtedness and Issuance of Preferred Stock

          Greektown will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Greektown will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Greektown may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Greektown’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

          The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Greektown and any Guarantor of First Lien Loans and, to the extent permitted by clause (8) below, Hedging Obligations that are secured by Liens in favor of First Lien Claimholders in an aggregate amount not to exceed the Cap Amount.

(2)	the incurrence by Greektown and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Greektown and the Guarantors of Permitted Second Lien Debt;

(4)

the incurrence by Greektown or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Greektown or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5)

the incurrence by Greektown or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (5) or (12) of this paragraph;

(6)	the incurrence by Greektown or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Greektown and any of its Restricted Subsidiaries; provided, however, that:

(a)

if Greektown or any Guarantor is the obligor on such Indebtedness and the payee is not Greektown or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Exchange Notes, in the case of Greektown, or the Note Guarantee, in the case of a Guarantor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Greektown or a Restricted Subsidiary of Greektown and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Greektown or a Restricted Subsidiary of Greektown, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Greektown or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Greektown’s Restricted Subsidiaries to Greektown or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Greektown or a Restricted Subsidiary of Greektown; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Greektown or a Restricted Subsidiary of Greektown,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Greektown or any of its Guarantors of Hedging Obligations in the ordinary course of business;

(9)

the guarantee by Greektown or any of the Guarantors of Indebtedness of Greektown or a Restricted Subsidiary of Greektown to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Exchange Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)

the incurrence by Greektown or any of the Guarantors of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)

the incurrence by Greektown or any of the Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)

Subordinated Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $20.0 million at any time outstanding; and

(13)

Indebtedness of Greektown or a Restricted Subsidiary to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Greektown in compliance with clause (5) of the covenant described above under the caption “—Restricted Payments.”

          Greektown will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Greektown or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Exchange Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

          For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, Greektown will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Greektown as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Greektown or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

          Greektown will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

          Limitation on Sale and Leaseback Transactions

          Greektown will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, that Greektown or any Guarantor may enter into a sale and leaseback transaction if:

(1)

Greektown or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2)

the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Greektown and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)

the transfer of assets in that sale and leaseback transaction is permitted by, and Greektown applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

          Greektown will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions on its Capital Stock to Greektown or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Greektown or any of its Restricted Subsidiaries;

(2)	make loans or advances to Greektown or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Greektown or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	the indenture, the Exchange Notes, the Note Guarantees and the security documents;

(2)

agreements governing other Indebtedness permitted to be incurred under the provisions of the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided, that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the Exchange Notes and the Note Guarantees;

(3)	applicable law, rule, regulation or order;

(4)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(5)

purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(6)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7)

Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of Greektown’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(10)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

          Merger, Consolidation or Sale of Assets

          Greektown will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Greektown is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Greektown and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) Greektown is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Greektown) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Exchange Notes is a corporation organized or existing under any such laws;

(2)

the Person formed by or surviving any such consolidation or merger (if other than Greektown) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Greektown under the Exchange Notes, the indenture, the registration rights agreement and the security documents pursuant to customary agreements;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)

Greektown or the Person formed by or surviving any such consolidation or merger (if other than Greektown), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period:

(a)

be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b) would have a Fixed Charge Coverage Ratio immediately after the transaction or greater than the Fixed Charge Coverage Ratio of Greektown immediately preceding the transaction;

(5)

such transaction would not result in the revocation, termination, loss or suspension or material impairment of any of Greektown’s or any Restricted Subsidiaries’ Gaming Licenses, unless a comparable replacement Gaming License is effective prior to or simultaneously with such revocation, termination, loss, suspension or material impairment;

(6)

such transaction would not require deduction or withholding for taxes or similar charges to be imposed on interest or original issue discount that may be payable with respect to the Exchange Notes that would not have been otherwise deducted or withheld;

(7)

such transaction would not require any holder or beneficial owner of Exchange Notes in its capacity as such to obtain a Gaming License or otherwise be licensed, qualified or found suitable or exempt from licensure, or obtain regulatory approval under the law of any applicable gaming jurisdiction; and

(8)	Greektown has delivered to the trustee an officers’ certificate and opinion of counsel, each stating that such transaction complies with the terms of the indenture.

          In addition, Greektown will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

          This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Greektown and its Guarantors. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of Greektown with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Greektown in another jurisdiction.

          Transactions with Affiliates

          Greektown will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Greektown (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless:

(1)

the Affiliate Transaction is on terms that are no less favorable to Greektown or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Greektown or such Restricted Subsidiary with an unrelated Person; and

(2)	Greektown delivers to the trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Greektown set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Greektown; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Greektown or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Greektown or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Greektown and/or its Restricted Subsidiaries;

(3)

payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Greektown or any of its Restricted Subsidiaries;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of Greektown to Affiliates of Greektown;

(5)	Restricted Payments other than Permitted Investments that comply with the provisions of the indenture described above under the caption “—Restricted Payments”;

(6)

transactions in which Greektown or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from a nationally recognized investment bank stating that such transaction is fair to Greektown or such Restricted Subsidiary from a financial point of view or meets the requirements of the preceding paragraph;

(7)

payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the independent directors of the Board of Directors of Greektown in good faith;

(8)

any agreement as in effect as of the date of the indenture or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Exchange Notes in any material respect than the original agreement as in effect on the date of the indenture) or any transaction contemplated thereby as determined in good faith by a majority of the independent directors of the Board of Directors of Greektown;

(9)

the existence of, or the performance by Greektown or any of its Restricted Subsidiaries of its obligations under the terms of, Greektown’s Plan of Reorganization, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the indenture, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Greektown or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the date of the indenture shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Exchange Notes in any material respect than the original transaction, agreement or arrangement as in effect on the date of the indenture;

(10)	any contribution to the capital of Greektown;

(11)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of Assets”; and

(12)	execution and delivery or amendment or modification of any management agreement or payment of consulting or management fees of any manager of Greektown or one of its Restricted Subsidiaries.

Business Activities

          Greektown will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Greektown and its Restricted Subsidiaries taken as a whole.

          Additional Note Guarantees and Liens

           If Greektown or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and (1) execute a supplemental indenture and supplemental security documents (including title insurance and surveys, if applicable) to the collateral agent pursuant to which that Subsidiary will unconditionally guarantee all of Greektown’s obligations under the Exchange Notes, the indenture and the security documents on the terms set forth in the indenture and that will be secured on a second-priority basis on terms substantially similar to the other Guarantors and (2) deliver an opinion of counsel to the trustee within 10 business days of the date on which it was acquired or created to the effect that such supplemental indenture and supplemental security documents have been duly authorized, executed and delivered by that Domestic Subsidiary and constitute a valid and binding agreement of that Domestic Subsidiary, enforceable in accordance with their terms (subject to customary enforceability exceptions); provided, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

          Designation of Restricted and Unrestricted Subsidiaries

          The Board of Directors of Greektown may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided, that in no event will the business currently operated by Greektown LLC be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Greektown and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Greektown. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Greektown may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

          Any designation of a Subsidiary of Greektown as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Greektown as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Greektown will be in default of such covenant. The Board of Directors of Greektown may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Greektown; provided, that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Greektown of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

          Payments for Consent

          Greektown will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Exchange Notes unless such consideration is offered to be paid and is paid to all holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

          Gaming Licenses

          In the event of a foreclosure, deed in lieu of foreclosure or other similar transfer of a Gaming Facility or Future Gaming Facility to the collateral agent or its designee, Greektown will, and will cause its Subsidiaries to reasonably cooperate with the collateral agent or its designee in obtaining all Gaming Licenses and other governmental approvals necessary to conduct all gaming operations at such Gaming Facility or Future Gaming Facility. Following a foreclosure, deed in lieu of foreclosure or other similar transfer of a Gaming Facility or Future Gaming Facility to the collateral agent or its designee, subject to receipt of requisite approvals from any applicable Gaming Authority, Greektown will, and will cause its Subsidiaries to, reasonably cooperate with the transition of the gaming operations at such Gaming Facility or Future Gaming Facility to any new gaming operator (including, without limitation, the Collateral Agent or its designee).

Reports

          Whether or not required by the rules and regulations of the SEC, so long as any Exchange Notes are outstanding, Greektown will furnish to the holders of Exchange Notes or cause the trustee to furnish to the holders of Exchange Notes (or Greektown will file with the SEC for public availability if permitted by the SEC), within the time periods specified in the SEC’s rules and regulations:

(1)

all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Greektown were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Greektown’s certified independent accountants; and

(2)	all current reports that would be required to be filed or furnished with the SEC on Form 8-K if Greektown were required to file or furnish such reports.

           All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, Greektown will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. Greektown will at all times comply with TIA §314(a).

          If Greektown is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Greektown will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Greektown will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Greektown’s filings for any reason, Greektown will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Greektown were required to file those reports with the SEC.

          If Greektown has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Greektown and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Greektown.

          Greektown will, and will cause Greektown Holdings, L.L.C. to, comply with Rule 3-16 of Regulation S-X under the Securities Act in connection with the pledge of all the Capital Stock of Greektown Holdings, L.L.C. in accordance with the security documents and the indenture.

          In addition, Greektown and the Guarantors agree that, for so long as any Exchange Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Exchange Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

          Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the Exchange Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, the Exchange Notes;

(3)

failure by Greektown or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Mandatory Redemption—Regulatory Redemption,” “—Mandatory Redemption—Consolidated Excess Cash Flow Redemption,” “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Merger, Consolidation or Sale of Assets,” or “—Certain Covenants—Events of Loss”;

(4)

failure by Greektown or any of its Restricted Subsidiaries for 60 days after notice to Greektown by the trustee or the holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding voting as a single class to comply with any of the other agreements in the indenture or the security documents;

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Greektown or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Greektown or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)

is caused by a failure to pay principal of, premium on, if any, or interest on, if any, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)

failure by Greektown or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(7)

the revocation, termination, suspension or loss (excluding any voluntary termination of such rights in connection with a sale, lease or closure of a site; provided, that such sale, lease or closure was otherwise permitted by, and complied with the provisions of, the indenture) of Greektown’s or any of its Subsidiaries’ Gaming License or other legal right to operate slot machines or to conduct other gaming operations (other than parimutuel wagering) and such revocation, termination, suspension or loss continues for more than 90 consecutive days or for 120 days within any consecutive 180-day period;

(8)	the occurrence of any of the following:

(a)

any security document ceases for any reason to be fully enforceable (except as permitted by the terms of the indenture or the security documents) for a period of 30 days after Greektown or the applicable Restricted Subsidiary receives notice thereof; provided, that it will not be an Event of Default under this clause (8)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Lien in favor of the Collateral Agent, for the benefit of the Second Lien Claimholders, purported to be granted under such security documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $5.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens;

(b)

any Lien in favor of the Collateral Agent, for the benefit of the Second Lien Claimholders, purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $5.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens, for a period of 30 days after Greektown or the applicable Restricted Subsidiary receives notice thereof; or

(c)

Greektown or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Greektown or any other Pledgor set forth in or arising under any security document.

(9)

except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(10)

certain events of bankruptcy or insolvency described in the indenture with respect to Greektown or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(11)

termination or suspension of the Development Agreement (i) without consent of Greektown, (ii) as a result of Greektown’s breach thereof or (iii) if adverse action with respect to any Gaming License is or could reasonably expected to be taken by any Gaming Authority in connection with such termination or suspension.

           In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Greektown, any Restricted Subsidiary of Greektown that is a Significant Subsidiary or a Guarantor or any group of Restricted Subsidiaries of Greektown that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately.

          Subject to certain limitations, holders of 66 2/3% in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, interest.

          Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of Exchange Notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no holder of a Note may pursue any remedy with respect to the indenture or the Exchange Notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of 66 2/3% in aggregate principal amount of the then outstanding Notes do not give the trustee a direction inconsistent with such request.

          The holders of 66 2/3% in aggregate principal amount of the then outstanding Notes by written notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes.

          In the case of any Event of Default by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Greektown with the intention of avoiding payment of the premium that Greektown would have had to pay if Greektown then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the indenture or been required to redeem the Exchange Notes pursuant to the mandatory redemption provisions of the indenture, then, upon acceleration of the Exchange Notes, an equivalent premium will also become and be immediately due and payable, to the extent permitted by law, anything in the indenture or in the Exchange Notes to the contrary notwithstanding. If an Event of Default occurs prior to January 1, 2013 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Greektown with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to such date, then upon acceleration of the Exchange Notes, an additional premium as specified in the indenture will also become and be immediately due and payable, to the extent permitted by law.

          Greektown is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Greektown is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

          No director, officer, employee, incorporator or stockholder of Greektown or any Guarantor, as such, will have any liability for any obligations of Greektown or the Guarantors under the Exchange Notes, the indenture, the Note Guarantees, the security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

          Greektown may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium on, if any, or interest on such Exchange Notes when such payments are due from the trust referred to below;

(2)

Greektown’s obligations with respect to the Exchange Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Greektown’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

           In addition, Greektown may, at its option and at any time, elect to have the obligations of Greektown and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers, Asset Sale Offers, Regulatory Redemptions and Consolidated Excess Cash Flow Redemptions) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the Exchange Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the Exchange Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

Greektown must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the written certification of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest on the outstanding Exchange Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Greektown must specify whether the Exchange Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, Greektown must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Greektown has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, Greektown must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Greektown or any of the Guarantors is a party or by which Greektown or any of the Guarantors is bound;

(6)

Greektown must deliver to the trustee an officers’ certificate stating that the deposit was not made by Greektown with the intent of preferring the holders of Exchange Notes over the other creditors of Greektown with the intent of defeating, hindering, delaying or defrauding any creditors of Greektown or others; and

(7)

Greektown must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

          The Collateral will be released from the Lien securing the Exchange Notes, as provided under the intercreditor agreement upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

           Except as provided in the next three succeeding paragraphs, the indenture or the Exchange Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least 66 2/3% in aggregate principal amount of the then outstanding Notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the Exchange Notes or the Note Guarantees may be waived with the consent of the holders of 66 2/3% in aggregate principal amount of the then outstanding Notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

          Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)

reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver or modify any of the provisions relating to the supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

(2)	reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)

waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)

make any change in the provisions of the indenture relating to waivers of past Defaults or waivers of certain covenants or the rights of holders of Notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes;

(7)	waive a redemption payment with respect to any Note;

(8)	modify or change any provision of the indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the holders of the Notes;

(9)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(10)	make any change in the preceding amendment and waiver provisions.

          In addition, any amendment to, or waiver of, the provisions of the indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Exchange Notes will require the consent of the holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding.

          Notwithstanding the preceding, without the consent of any holder of Exchange Notes, Greektown, the Guarantors and the trustee may amend or supplement the indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)

to provide for the assumption of Greektown’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Greektown’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)

to conform the text of the indenture, the Exchange Notes, the Note Guarantees or the security documents to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Exchange Notes, the Note Guarantees or the security documents, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to enter into additional or supplemental security documents;

(8)	to release Collateral in accordance with the terms of the indenture and the security documents;

(9)

to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the indenture or any of the security documents;

(10)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(11)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(12)	to comply with any applicable Gaming Law.

Satisfaction and Discharge

          The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)

all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Greektown, have been delivered to the trustee for cancellation; or

(b)

all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Greektown or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Special Interest, if any, on the Notes to the date of maturity or redemption;

(2)

in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Greektown or any Guarantor is a party or by which Greektown or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	Greektown or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)

Greektown has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

          In addition, Greektown must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

          The Collateral will be released from the Lien securing the Notes, as provided under the intercreditor agreement upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

          If the trustee becomes a creditor of Greektown or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

          The holders of 66 2/3% in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder has offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Additional Information

          Anyone who receives this prospectus may obtain a copy of the indenture, the registration rights agreement, the intercreditor agreement and the security documents without charge by writing to Greektown Superholdings, Inc., 555 East Lafayette, Detroit, Michigan, USA, 48226, Attention: Clifford J. Vallier.

Certain Definitions

          Set forth below are certain defined terms used in the indenture. Reference is made to the indenture and the intercreditor agreement for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

          “Acquired Debt” means, with respect to any specified Person:

(1)

Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

          “Affiliate Transaction” has the meaning assigned to that term in the indenture governing the Notes.

          “Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a)

the present value at such redemption date of (i) the redemption price of the Note at January 1, 2013, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through January 1, 2013, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Asset Sale” means:

(1)

the sale, lease (other than operating leases in the ordinary course of business), conveyance or other disposition of any assets or rights by Greektown or any of Greektown’s Restricted Subsidiaries; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Greektown and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)

the issuance of Equity Interests by any of Greektown’s Restricted Subsidiaries or the sale by Greektown or any of Greektown’s Restricted Subsidiaries of Equity Interests in any of Greektown’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)

a transfer of assets between or among Greektown and its Restricted Subsidiaries that are Guarantors, including the sale or issuance by Greektown or any Restricted Subsidiary of Equity Interests of any Restricted Subsidiary to Greektown or any Restricted Subsidiary that is a Guarantor; provided, in the case of Collateral, that such Collateral shall continue to comprise Collateral subject to the security documents on terms substantially no less favorable to the holders of the Notes than those in existence immediately prior to such transfer; provided, further, that Greektown’s direct or indirect percentage interest in the Equity Interests of a Restricted Subsidiary to which any asset is transferred under this clause (2) shall be at least equal to Greektown’s direct or indirect percentage interest in the Equity Interests of the Restricted Subsidiary from which such asset is transferred;

(3)

the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Greektown, no longer economically practicable to maintain or useful in the conduct of the business of Greektown and its Restricted Subsidiaries taken as whole);

(4)	licenses and sublicenses by Greektown or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(5)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(6)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(7)	the sale or other disposition of cash or Cash Equivalents;

(8)

solely with respect to clauses (1) and (2) of the first paragraph under the heading “—Repurchase at the Option of Holders—Asset Sales,” foreclosures on assets, transfers by reason of eminent domain or other similar involuntary transfers of assets;

(9)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(10)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(11)

in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) with equivalent or greater Fair Market Value to Greektown and its Restricted Subsidiaries than such assets; and

(12)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

          “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the Notes.

          “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

          “Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute and any similar federal, state or foreign law for the relief of debtors.

          “beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

          “Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Cap Amount” means $45,000,000.

“Capital Expenditures” means, for any period, the sum of:

(1)

the aggregate amount of all expenditures of Greektown and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

(2)	the aggregate amount of all Capital Lease Obligations of Greektown and its Restricted Subsidiaries incurred during such period.

          “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

          “Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)

securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)

certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Greektown and its Subsidiaries taken as a whole to any Person (including any “person” or “group” (as those terms are used in Section 13(d) or 14(d) of the Exchange Act)) other than a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of Greektown;

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly (including through a direct or indirect parent company), of more than 50% of the Voting Stock of Greektown, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Greektown are not Continuing Directors.

          “Change of Control Offer” has the meaning assigned to that term in the indenture governing the Notes.

          “Collateral” means all properties and assets at any time owned or acquired by Greektown or any of the other Pledgors, including, without limitation, the following:

(a)	a pledge of all the Capital Stock of Greektown Holdings, L.L.C.; and

(b)	a pledge of the Capital Stock of all of the Subsidiaries of Greektown;

in each case, other than:

(1)	Excluded Assets;

(2)	any properties and assets in which the collateral agent is required to release its Liens pursuant to the intercreditor agreement; and

(3)	any properties and assets that no longer secure the Notes or any Obligations in respect thereof pursuant to the intercreditor agreement,

provided, that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of Greektown or any other Pledgor, such assets or properties will cease to be excluded from the Collateral if Greektown or any other Pledgor thereafter acquires or reacquires such assets or properties.

          “collateral agent” means Wilmington Trust FSB, in its capacity as collateral agent under the security documents, together with its successors in such capacity.

          “Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, which shall reflect the impact of any subsequent adjustment to tax rates applicable to such period; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)

any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(4)	to the extent deducted in computing Consolidated Net Income, any extraordinary or non-recurring losses for such period; plus

(5)

reasonable legal, accounting, financing, consulting, advisory and other out-of-pocket fees and expenses incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, restructuring, recapitalization or Indebtedness permitted to be incurred by the indenture (whether or not successful), including such fees, expenses or charges related to the offering of the Notes, and, in each case, to the extent deducted in computing Consolidated Net Income; plus

(6)

management fees (including, without limitation, fees of any manager engaged by Greektown to operate a Gaming Facility and Greektown’s other properties) payable by Greektown or any of its Subsidiaries, to the extent deducted in computing Consolidated Net Income; plus

(7)

depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(8)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

          “Consolidated Excess Cash Flow” means, for any period, the excess of (a) Consolidated EBITDA for such period over (b) the sum of:

(1)

the aggregate amount of Capital Expenditures by Greektown and its Restricted Subsidiaries during such period (other than any such capital expenditures made with the Net Proceeds from an Asset Sale (without giving effect to the threshold set forth in the definition thereof) or insurance proceeds); plus

(2)	the cash portion of Fixed Charges paid by Greektown and its Restricted Subsidiaries during such period; plus

(3)	the aggregate amount (without duplication) of all income and franchise taxes paid in cash by Greektown and its Restricted Subsidiaries during such period.

          “Consolidated Excess Cash Flow Redemption” has the meaning assigned to that term in the indenture governing the Notes.

          “Consolidated Excess Cash Flow Redemption Amount” has the meaning assigned to that term in the indenture governing the Notes.

          “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided, that:

(1)

all extraordinary, non-recurring or unusual gains and losses (including all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness) (in each case, as determined in accordance with GAAP, if applicable) will be excluded (other than, with respect to Greektown, a receivable from the State of Michigan of $12.3 million recorded by Greektown at December 31, 2009, which will be deemed to have been recorded on January 1, 2010 for purposes of calculating Consolidated Net Income for periods ending after January 1, 2010);

(2)

the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)

the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	net income or losses from discontinued operations will be excluded;

(5)

any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or similar rights to officers, directors or employees will be excluded;

(6)

any impairment charge or asset write-off pursuant to ASC No. 350—”Intangible Assets” and No. 360—”Impairments” and the amortization of intangibles arising pursuant to ASC No. 805 (excluding any such impairment charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) will be excluded;

(7)	any one-time non-cash compensation charge or expense related to severance of terminated employees will be excluded;

(8)	the cumulative effect of a change in accounting principles will be excluded; and

(9)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.

          “continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Greektown who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)

was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

          “Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Internal Revenue Code.

          “Core Gaming Assets” means (a) all or substantially all of the property and assets associated with Greektown’s operations at (i) 555 East Lafayette Boulevard in Detroit, Michigan and (b) the Equity Interests of any Subsidiary that, directly or indirectly, owns or controls any of the property, assets or operations referred to in clause (a) of this definition.

          “Covenant Defeasance” has the meaning assigned to that term in the indenture governing the Notes.

          “Credit Agreement” means that certain Credit Agreement, dated as of June 30, 2010, as in effect on June 30, 2010, by and among Greektown and Comerica Bank, initially providing for up to $30.0 million of revolving credit borrowings (but which may be increased up to, when taken together with the Hedging Obligations permitted by clause (8) of the second paragraph described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and secured by Liens in favor of First Lien Claimholders, the Cap Amount), including any related Notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole from time to time.

          “Credit Agreement Agent” means, at any time, the Person serving at such time as the “Bank,” the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity.

          “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

          “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

          “Development Agreement” means the Revised Development Agreement, dated August 2, 2002, by and among Greektown Casino, L.L.C., the City of Detroit and the Economic Development Corporation of the City of Detroit.

          “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any class of Capital Stock of a Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Greektown to repurchase such Capital Stock:

(1)

upon the occurrence of a change of control or an asset sale, if the terms of such Capital Stock provide that Greektown may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”; or

(2)

in order to satisfy applicable statutory or regulatory obligations or as a result of an employee’s termination, death or disability, if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Greektown or its Subsidiaries or by any such plan to such employees.

The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Greektown and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

          “Domestic Subsidiary” means any Restricted Subsidiary of Greektown that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Greektown.

          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          “Equity Offering” means a public or private sale either (1) of Equity Interests of Greektown by Greektown (other than Disqualified Stock and other than to a Subsidiary of Greektown) or (2) of Equity Interests of a direct or indirect parent entity of Greektown (other than to Greektown or a Subsidiary of Greektown) to the extent that the net proceeds therefrom are contributed to the common equity capital of Greektown.

          “Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) that constitutes Collateral, any of the following:

(1)	any loss, destruction or damage of such property or asset;

(2)

any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(3)	any settlement in lieu of clause (2) above.

          “Event of Loss Offer” has the meaning assigned to that term in the indenture governing the Notes.

          “Exchange Offer” has the meaning assigned to that term in the registration rights agreement.

          “Excess Proceeds” has the meaning assigned to that term in the indenture governing the Notes.

          “Excluded Assets” means each of the following:

(1)

any property or asset, including any Gaming License and any Gaming Equipment, if and to the extent that a security interest in such property or asset in favor of the collateral agent (i) is prohibited by applicable law, rule or regulation or (ii) requires the consent of any governmental authority or Gaming Authority not obtained pursuant to applicable law, rule or regulation (in the case of the foregoing clauses (i) and (ii), unless such law, rule or regulation would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Law) or principles of equity); provided, that, in the event that any such law, rule or regulation is amended, modified or interpreted by the relevant governmental authority or Gaming Authority to permit (or is replaced with another law, rule or regulation, or another law, rule or regulation is adopted, which would permit) a security interest in such property or asset to be granted in favor of the collateral agent or such consent of the applicable governmental authority or Gaming Authority is obtained, then the Collateral shall immediately include (and such security interest shall immediately attach) to any such property or asset; provided, further, that the exclusions referred to in this clause (1) shall not include any proceeds of any such property or asset;

(2)

any lease, license, contract or agreement to which Greektown or any other Pledgor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest in such lease, license, contract or agreement is prohibited by or in violation of (i) any law, rule or regulation applicable to such Pledgor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Law) or principles of equity); provided, however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided further that the exclusions referred to in this clause (2) shall not include any proceeds of any such lease, license, contract or agreement;

(3)

in any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 66% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a

Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Pledgor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation;

(4)

any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the Pledgor’s ownership of, or the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(5)	equity interests in any joint venture with a third party that is not an Affiliate, to the extent a pledge of such equity interests is prohibited by the governing documents of such joint venture; or

(6)	any Excluded Securities.

          “Excluded Securities” shall mean any “securities” of any Pledgor’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act) other than Greektown Holdings, L.L.C. (or its successor in interest as holder of substantially all the equity interests in Greektown Casino, L.L.C.), if such affiliate would be required to file financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act (or its successor) as if it were a registrant under the Securities Act due to the fact that such affiliate’s capital stock secures the Notes under the indenture or any Additional Parity Lien Facility; provided, however, that only such portion of such affiliate’s securities shall be Excluded Securities as is necessary for such affiliate not to be subject to such filing requirement.

          “Existing Indebtedness” means all Indebtedness of Greektown and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

          “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Greektown (unless otherwise provided in the indenture).

          “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

          In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)

the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)

the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7)

for purposes of calculating Greektown’s Fixed Charge Coverage Ratio for any four-quarter reference period that includes any fiscal quarter ending on or prior to March 31, 2009, the effective reduction in the wagering tax rate from 24% to 19% of Greektown’s adjusted gross receipts under the provisions of the Michigan Gaming Control and Revenue Act obtained on March 9, 2010 will be given pro forma effect as if such reduction had occurred on January 1, 2009.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent any such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)

any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)

the product of (a) all dividends actually paid or declared on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Greektown (other than Disqualified Stock) or to Greektown or a Restricted Subsidiary of Greektown, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

          “Future Gaming Facility” means (a) any Gaming Facility owned or operated, or to be owned or operated, by Greektown or its Subsidiaries after the date of the indenture but which is not owned or operated by Greektown or its Subsidiaries on the date of the indenture and (b) gaming operations initially conducted following the date of the indenture at a Gaming Facility owned or operated by Greektown as a result of the approval of additional permitted gaming activities by the applicable Gaming Authorities.

          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

          “Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, or any other agency, including the Michigan Gaming Control Board and the City of Detroit, in each case, with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by Greektown and its Subsidiaries.

          “Gaming Equipment” means slot machines, table games and other gaming equipment permitted to be installed under applicable Gaming Laws governing the Gaming Facility in which such Gaming Equipment will be installed, and any related signage, accessories, surveillance and peripheral equipment.

          “Gaming Facility” means any gaming or parimutuel wagering establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment, owned or operated by Greektown or its Subsidiaries.

          “Gaming Law” means the provisions of any gaming or racing laws or regulations of any jurisdiction or jurisdictions to which any of Greektown and its Subsidiaries is, or may at any time after the date of the Indenture, be subject.

“Gaming License” means any Permit required to own, lease, operate or otherwise conduct gaming or racing activities of Greektown and its Subsidiaries.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

          “Guarantee” means a guarantee, contingent or otherwise, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

          “Guarantors” means any Subsidiary of Greektown that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

          “Hedging Obligations” means the obligations of Greektown under any interest rate swap transaction (whether from fixed to floating or from floating to fixed), basis swap transaction, commodity price transaction, forward rate transaction, equity transaction, equity index transaction, currency or foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by it for risk management purposes and not for speculative purposes.

          “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $2.0 million and whose total revenues for the most recent 12-month period do not exceed $500,000; provided, that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Greektown or is a licensee under, or otherwise holds, a Gaming License; provided, further, that if more than one Restricted Subsidiary is deemed an Immaterial Subsidiary for purposes of this definition, all Immaterial Subsidiaries shall be considered to be a single consolidated subsidiary for purposes of determining whether the conditions of this definition have been satisfied.

“incur” has the meaning assigned to that term in the indenture governing the Notes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)

the principal component of all Indebtedness of other Persons secured by a Lien (other than a Permitted Lien) on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(7)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; or

(8)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt, Hedging Obligations and items described in clauses (6) and (7) above) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)

there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)

the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)

if less than the amount determined pursuant to clause (a) above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by Greektown or its Restricted Subsidiaries.

“insolvency or liquidation proceeding” means:

(1)

any case commenced by or against Greektown or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Greektown or any other Pledgor, any receivership or assignment for the benefit of creditors relating to Greektown or any other Pledgor or any similar case or proceeding relative to Greektown or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2)

any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Greektown or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)

any other proceeding of any type or nature in which substantially all claims of creditors of Greektown or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

          “intercreditor agreement” means the collateral agency and intercreditor agreement, dated as of the date of the indenture, among the Pledgors, the First Lien Collateral Agent, the First Lien Administrative Agent, the trustee and the collateral agent substantially in the form attached hereto as Annex A to this prospectus, as amended, supplemented or otherwise modified from time to time.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Greektown or any Restricted Subsidiary of Greektown sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Greektown such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Greektown, Greektown will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Greektown’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Greektown or any Restricted Subsidiary of Greektown of a Person that holds an Investment in a third Person will be deemed to be an Investment by Greektown or such Restricted

Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Legal Defeasance” has the meaning assigned to that term in the indenture governing the Notes.

          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

          “Net Loss Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Greektown or any of the Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, any cash or Cash Equivalents, insurance proceeds from condemnation awards or damages awarded by any judgment, net of:

(1)

the direct costs relating to such Net Event of Loss Proceeds, including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result of the Event of Loss;

(2)

amounts required to be and actually applied to the repayment of Indebtedness (other than Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees) permitted under the indenture that is secured by a Permitted Lien on the asset or assets that were the subject of such Event of Loss that ranks prior to the security interest of the collateral agent in those assets, after giving effect to any provisions in the security documents as to the relative ranking of security interests; and

(3) any taxes paid or payable as a result of the receipt of such cash proceeds.

           “Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Greektown or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Non-Recourse Debt” means Indebtedness:

(1)

as to which neither Greektown nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2)

as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Greektown or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary); and

(3)

no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Greektown or any Restricted Subsidiary to declare a default under such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Documents” means the indenture, the Notes and the security documents.

“Note Guarantee” means the Guarantee by each Guarantor of Greektown’s obligations under the indenture and the Notes, executed pursuant to the provisions of the indenture.

           “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the First Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Payment Default” has the meaning assigned to that term in the indenture governing the Notes.

          “Permit” means any license (including, without limitation, Gaming Licenses), permit, franchise, finding of suitability, registration, filing, order, declaration, qualification, approval, consent, certificate or other authorization.

          “Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which Greektown and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Debt” has the meaning assigned to that term in the indenture governing the Notes.

          “Permitted Holder” means means each of John Hancock Strategic Income Fund, John Hancock Trust Strategic Income Trust, John Hancock Funds II Strategic Income Fund, John Hancock High Yield Fund, John Hancock Trust High Income Trust, John Hancock Funds II High Income Fund, John Hancock Bond Fund, John Hancock Income Securities, John Hancock Investors Trust, John Hancock Funds III Leveraged Companies Fund, John Hancock Funds II Active Bond Fund, John Hancock Funds Trust Active Bond Trust, Manulife Global Fund U.S. Bond Fund, Manulife Global Fund U.S. High Yield Fund, Manulife Global Fund Strategic Income, MIL Strategic Income Fund, Brigade Capital Management, Sola Ltd, and Solus Core Opportunities Master Fund Ltd or any of their Affiliates.

“Permitted Investments” means:

(1)	any Investment in Greektown or in a Restricted Subsidiary of Greektown that is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Greektown or any Restricted Subsidiary of Greektown in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Greektown and a Guarantor; or

(b)

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Greektown or a Restricted Subsidiary of Greektown that is a Guarantor;

(4)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Greektown;

(6)

any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Greektown or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations; provided, that the value of all secured Hedging Obligations that are not First Lien Obligations do not exceed $7.5 million;

(8)

loans or advances to employees made in the ordinary course of business of Greektown or any Restricted Subsidiary of Greektown in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)

any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of Greektown that is not a Restricted Subsidiary of Greektown;

(11)

any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided, that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(12)

Investments acquired after the date of the indenture as a result of the acquisition by Greektown or any Restricted Subsidiary of Greektown of another Person, including by way of a merger, amalgamation or consolidation with or into Greektown or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)

any Investment acquired by Greektown or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Greektown or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Greektown or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(15)

Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property; and

(16)

other Investments in any Person other than an Affiliate of Greektown that is not a Subsidiary of Greektown having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed $20.0 million.

“Permitted Liens” means:

(1)	Liens held by the First Lien Collateral Agent securing First Lien Obligations in an aggregate principal amount not exceeding the Cap Amount;

(2)	Liens held by the collateral agent equally and ratably securing the Notes to be issued on the date of the indenture and all Additional Parity Lien Facility Debt and other Second Lien Obligations;

(3)	Liens in favor of Greektown or the Guarantors;

(4)

Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(5)

Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(6)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(8)

survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(10)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)

the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(12)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(13)

bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14)

Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)	grants of software and other technology licenses in the ordinary course of business;

(16)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(17)	grants of leases and subleases in the ordinary course of business that do not materially interfere with the ordinary course of business of the lessor or detract from the value of its relative assets;

(18)	Liens on the Capital Stock of Unrestricted Subsidiaries;

(19)

Liens (other than Liens in favor of First Lien Claimholders) securing Hedging Obligations so long as (a) the related Indebtedness is permitted to be incurred under the indenture and (b) such Lien extends only to the same property securing the related Indebtedness; provided, that the value of such secured Hedging Obligations that are not First Lien Obligations do not exceed $7.5 million

(20)

any attachment, award or judgment Lien, provided, that the judgment it secures shall, within 60 days after the entry thereof, have been discharged or stayed pending appeal, or shall have been discharged within 60 days after the expiration of any such stay, provided, that the holder of such Lien has not commenced foreclosure proceedings in respect of any such Lien; and

(21)	Liens incurred in the ordinary course of business of Greektown or any Restricted Subsidiary of Greektown with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Prior Liens” means:

(1)	Liens described in clause (1) of the definition of “Permitted Liens;”

(2)	Liens described in clause (4) (except with respect to liens on Capital Stock) of the definition of “Permitted Liens;” and

(3)

Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the First Lien Collateral Documents or the security documents.

          “Permitted Refinancing Indebtedness” means any Indebtedness of Greektown or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Greektown or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3)

if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)

such Indebtedness is incurred either by Greektown or by the Restricted Subsidiary of Greektown that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

          “Permitted Second Lien Debt” means (1) the Notes and the related Note Guarantees issued on the date of the indenture (including any related Exchange Notes and Note Guarantees) and (2) any Additional Parity Lien Facility Debt; provided, that with respect to such Additional Parity Lien Facility Debt, (a) (i) the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire First Lien Obligations or other Second Lien Obligations, (ii) on the date of incurrence of such Additional Parity Lien Facility Debt, after giving pro forma effect to the incurrence thereof and the application of proceeds therefrom, the Secured Leverage Ratio would not be greater than 3.75 to 1.0, or (iii) with respect to any Additional Parity Lien Facility Debt not provided for in clauses (i) or (ii) above, such Additional Parity Lien Facility Debt does not exceed $15.0 million; (b) the lien sharing and priority confirmation documents required under the intercreditor agreement shall have been delivered; and (c) all other requirements set forth in the intercreditor agreement shall have been satisfied.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means Greektown, the Guarantors and any other Person (if any) that provides collateral security for any Secured Obligations.

“Qualifying Equity Interests” means Equity Interests of Greektown other than (1) Disqualified Stock; (2) Equity Interests that were used to support an incurrence of Contribution Indebtedness.

“Regulatory Redemption” has the meaning assigned to that term in the indenture governing the Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Secured Leverage Ratio” means, on any date, the ratio of:

(1)

the aggregate principal amount of Indebtedness of Greektown and the Guarantors (other than Indebtedness described in clause (4) of the definition of “Permitted Debt”) that is not Subordinated Indebtedness and is secured by a Lien on the assets of such Person (other than a Lien solely on Excluded Assets) outstanding on such date plus all Indebtedness of Restricted Subsidiaries of Greektown that are not Guarantors outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), to:

(2) the aggregate amount of Greektown’s Consolidated EBITDA for the most recent four-quarter period for which financial information is available.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Leverage Calculation Date”) will be given pro forma effect in accordance with Regulation S-X under the Securities Act as if they had occurred on the first day of the four-quarter reference period;

(2)

the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date will be excluded;

(3) any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(4) any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(5)

for purposes of calculating Greektown’s Secured Leverage Ratio for any four-quarter reference period that includes any fiscal quarter ending on or prior to March 31, 2009, the effective reduction in the wagering tax rate from 24% to 19% of Greektown’s adjusted gross receipts under the provisions of the Michigan Gaming Control and Revenue Act obtained on March 9, 2010 will be given pro forma effect as if such reduction had occurred on January 1, 2009.

“Secured Obligations” means Second Lien Obligations and First Lien Obligations.

          “security documents” means the security agreements, mortgages, security documents, agency agreements and other instruments and documents executed and delivered pursuant to the indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the collateral agent for the ratable benefit of the holders of the Notes and the trustee or notice of such pledge, assignment or grant is given.

          “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

          “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Property” has the meaning assigned to that term in the indenture governing the Notes.

“Subordinated Indebtedness” means Indebtedness of Greektown or a Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

          “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 1, 2013; provided, however, that if the period from the redemption date to January 1, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

          “Unrestricted Subsidiary” means any Subsidiary of Greektown (other than Greektown Casino, L.L.C. or any successor to it) that is designated by the Board of Directors of Greektown as an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary) pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary or any of its Subsidiaries:

(1)	as of the date of designation, and at all times thereafter, has no Indebtedness other than Non-Recourse Debt;

(2)

except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Greektown or any Restricted Subsidiary of Greektown unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Greektown or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Greektown;

(3)

is a Person with respect to which neither Greektown nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	such designation and the Investment of Greektown in such Subsidiary complies with the covenant described above under the caption “—Certain Covenants —Restricted Payments”;

(5)

does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien of any property of, any other Subsidiary of Greektown which is not a Subsidiary of the Subsidiary to be so designated as an Unrestricted Subsidiary; and

(6)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Greektown or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

          The Exchange Notes will initially be issued in the form of one or more registered Exchange Notes in global form, without interest coupons (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

          Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit the accounts of the DTC participants with an interest in the Global Notes; and

•

ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Notes).

          Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

          All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

          DTC has advised us that it is a:

•	limited purpose trust company organized under the laws of the State of New York;

•	“banking organization” within the meaning of the New York State Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the Uniform Commercial Code; and

•	“clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

               DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the Initial Purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

          So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•

will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

          As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of the Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

          Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee, nor any agent of us or the Trustee, will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, for maintaining, supervising or reviewing any records of DTC relating to those interests, or any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

          Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

          Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

          Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of any Notes and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

          DTC has agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

          Exchange Notes in physical certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Initial Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

•	certain other events provided in the indenture should occur.

REGULATORY COVENANTS

          In connection with our emergence from Chapter 11, the MGCB order granting approval of our new ownership structure, capitalization and management provides that we must demonstrate our continuing financial viability for so long as any indebtedness is outstanding under our revolving credit facility and the Notes by complying with a minimum fixed charge coverage ratio maintenance covenant and a limitation on certain restricted payments.

Minimum Fixed Charge Coverage Ratio

          The MGCB order requires Greektown Superholdings and its subsidiaries to maintain a ratio of EBITDA to fixed charges (each as defined in the order) on the last day of each calendar quarter of not less than:

(1)	1.00 to 1.00 (until March 31, 2011); and

(2)	1.05 to 1.00 (after March 31, 2011).

          The fixed charge coverage ratio will be measured from the Effective Date until the applicable determination date for all fiscal quarters ending on or before March 31, 2011 and on a trailing twelve month basis thereafter.

          The order defines the ratio as the ratio of:

(1)	EBITDA for the measurement period then ending to

(2)	fixed charges for the measurement period.

For purposes of the order:

“EBITDA” means, for any period of determination, net income for the applicable period plus, without duplication and only to the extent deducted in determining net income:

(1)	depreciation and amortization expense for such period;

(2)	interest expense, whether paid or accrued, for such period;

(3)	all income taxes for such period; and

(4)	for any fiscal quarter ending on or before June 30, 2011, specified non-recurring expenses for such period.

“Fixed charges” means, for any period, the sum, without duplication, of:

(1)	all cash interest expense on funded debt paid or payable in respect of such period; plus

(2)

all installments of principal with respect to funded debt, including excess cash flow recapture payments, or other sums paid or due and payable during such period by Greektown Superholdings with respect to all of its funded debt (other than the repayment of advances under a revolving credit facility and payments of principal in connection with any refinancing of any funded debt); plus

(3)	all preferred dividends paid in cash for such period; plus

(4)	all unfinanced capital expenditures for such period; plus

(5)	all capitalized rent and lease expense for such period.

“Funded debt” means:

(1)

all indebtedness for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with the customary practices and equipment purchased for which the purchase price is due and payable less than one year from the date and the equipment is delivered to Greektown Superholdings) or which is evidenced by a note, bond, debenture, or similar instrument;

(2)	the principal component of Greektown Superholdings’ obligations under capitalized leases;

(3)

Greektown Superholdings’ reimbursement obligations (actual, contingent or otherwise) in respect of letters of credit, acceptances or similar obligations issued or created for Greektown Superholdings’ account and which are the functional equivalent of indebtedness for borrowed money;

(4)

all liabilities secured by any consensual liens on any property Greektown Superholdings owned as of such date even though such person has not assumed or otherwise become liable for the payment thereof; and

(5)

Greektown Superholdings’ guarantee obligations in respect of any liability which constitutes funded debt, in each case determined in accordance with GAAP; provided, however, that so long as Greektown Superholdings is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured; provided further, however, that funded debt does not include any indebtedness under any hedging transaction entered into by Greektown Superholdings before the occurrence of a termination event with respect thereto.

          Greektown Superholdings will be permitted to cure any anticipated non-compliance with this ratio with capital raised in an offering of equity securities. Greektown Superholdings may add to EBITDA the net proceeds of any offering of equity securities of Greektown Superholdings or its subsidiaries consummated before the date that a financial audit must be delivered to the MGCB for the applicable period with respect to which the fixed charge coverage ratio is measured under the order to make up the amount of any shortfall in the minimum fixed charge coverage ratio for the applicable period. Any equity proceeds exceeding those necessary to make up the shortfall will be available to make up shortfalls in the minimum fixed charge coverage ratio for any subsequent periods.

Limitation on Certain Restricted Payments

          The MGCB order also prohibits us from making any distributions or pay any dividends on account of our capital stock without the prior written approval of the MGCB, other than repurchases, redemptions or other acquisitions for value of any of our preferred stock or common stock held by any current or former officer, director or employee of Greektown Superholdings or its subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders agreement or similar agreement, not to exceed $1.5 million in any twelve month period.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

          CIRCULAR 230 NOTICE: THE DISCUSSION CONTAINED IN THIS OFFERING MEMORANDUM AS TO TAX MATTERS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL INCOME TAX PENALTIES. THE DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING (WITHIN THE MEANING OF IRS CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS OFFERING MEMORANDUM. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

          The following summary is a discussion of certain U.S. federal income tax considerations relating to (i) the exchange of Initial Notes for Exchange Notes pursuant to this exchange offer and (ii) the purchase, ownership and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. The summary generally applies only to beneficial owners of the notes that purchase the notes in this offering at their “issue price” (as defined below) and hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar, partnerships, trusts, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a hedging transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

          PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

          If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Investors in partnerships, or other entities treated as partnerships, that hold the notes should consult their tax advisors.

          The exchange of Initial Notes for Exchange Notes pursuant to this exchange offer should not be treated as a taxable exchange for purposes of U.S. federal income tax purposes. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s Initial Notes; (2) the holding period of the Exchange Notes will include the holding period of the Initial Notes exchanged therefor; and (3) the adjusted issue price and adjusted tax basis of the Exchange Notes will be the same as the adjusted issue price and adjusted tax basis of the Initial Notes exchanged therefor immediately before the exchange.

          The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each holder should consult its own tax advisor as to particular tax consequences to it of exchanging Initial Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

Classification of the Notes

          We will (in the absence of an administrative pronouncement or judicial ruling to the contrary) treat the notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (“CPDIs”) for U.S. federal income tax purposes. This is because we may be obligated to redeem a portion of the Senior Secured Notes prior to their maturity at a premium (see “Description of Exchange Notes—Mandatory Redemption—Consolidated Excess Cash Flow Redemption”). Each holder is bound by our application of these regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes and the related projected payment schedule, as described below, unless such holder properly discloses a contrary position on its U.S. federal tax return. The remainder of this discussion assumes that the notes will be considered contingent payment debt instruments.

          No authority, however, directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes, and the proper treatment of a holder of a note is, therefore, uncertain in various respects. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes, and no assurance can be given that the IRS will not challenge one or more of the tax consequences described herein. A different treatment of the notes from that described below could affect the amount, timing, source and character of income, gain or loss in respect of an investment in notes. In particular, it might be determined that a holder should have accrued interest income at a different rate from the “comparable yield” described below and should have recognized capital gain or loss upon a taxable disposition of the notes. You are urged to consult your tax advisor concerning the application of these rules.

U.S. Holders

          This subsection describes the tax consequences to a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of a note and you are:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

          Certain trusts not described above in existence on August 20, 1996 that elect to be treated as U.S. persons will also be U.S. Holders for purposes of the following discussion.

          If you are not a U.S. Holder, this subsection does not apply to you.

          Taxation of Interest and Original Issue Discount

          Since the notes will be treated as subject to the rules governing CPDIs, the notes will be treated as issued with original issue discount (“OID”) for federal income tax purposes, and none of the stated interest payments will constitute “qualified stated interest.” As a result, holders of the notes will generally be required to include in income annually amounts in excess of the stated interest on the Notes that is otherwise paid or accrued. Under the rules governing CPDIs, a U.S. Holder must accrue (regardless of whether the U.S. Holder uses the cash or accrual method), as OID for U.S. federal income tax purposes, an amount of ordinary interest income for each accrual period prior to and including the maturity date of the notes that equals:

(1)

the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

          The issue price of a note is the first price at which a substantial amount of the notes of the applicable series is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The adjusted issue price of a note is its issue price, increased by any OID previously accrued under the projected payment schedule, determined without regard to any adjustments to interest accruals described below under “—Adjustments to Interest Accruals on the Notes,” and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to have been made with respect to the notes (without regard to the actual payments).

          Under the rules governing CPDIs, we are required to establish the “comparable yield” of the notes. This is the semi-annual yield we believe we would pay, as of the initial issue date of the notes, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. The precise manner of determining the comparable yield is unclear and subject to substantial uncertainty. Holders should note that we intend to apply a comparable yield for the Series A notes that is different than the comparable yield for the Series B notes, and that the comparable yields for both the Series A notes and the Series B notes we apply will be higher than the stated interest rate on the notes. There can be no assurance that the IRS will not challenge our determination of the comparable yields (or that a single comparable yield should apply to both series of notes) or that such challenge will not be successful. If our determination of the comparable yields were successfully challenged by the IRS, the redetermined yields could be materially greater or less than the comparable yields determined by us. In certain situations, the comparable yields could be presumed to be the “applicable federal rate,” currently 2.7% compounded semi-annually.

          We also are required to provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments for each series of notes. This schedule must produce the comparable yield applicable to the notes. U.S. Holders may obtain the comparable yield, projected payment schedule, the issue price, the amount of the OID and the issue date of each series of notes by submitting a written request for such information to: Greektown Superholdings, Inc., 555 East Lafayette, Detroit, Michigan

48226, Attention: Chief Financial Officer.

          Each U.S. Holder is required for U.S. federal income tax purposes to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the notes.

          THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER’S INTEREST ACCRUALS (INCLUDING OID) AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE NOTES.

          Adjustments to Interest Accruals on the Notes

          If a U.S. Holder of the notes receives during a taxable year actual payments with respect to its notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. Holder must treat a net positive adjustment as additional interest income in such taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

          If a U.S. Holder receives during a taxable year actual payments with respect to the notes, that in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This net negative adjustment will (i) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

          Any net negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income (including OID) with respect to the notes or to reduce the amount realized on a sale, exchange, conversion, redemption or other taxable disposition of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

          In the case of an unscheduled partial payment of principal, such as an unscheduled Consolidated Excess Cash Flow Redemption Amount, such payment will instead be treated as a retirement of a portion of the notes, and taxed as described below under “—Sale, Exchange, Retirement and Other Taxable Dispositions of the Notes.”

          Special rules will apply if one or more contingent payments on a note become fixed. If one or more contingent payments on a note become fixed more than six months prior to the date each such payment is due, a U.S. Holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the note. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the CPDI regulations. A U.S. Holder’s tax basis in the notes and the character of any gain or loss on the sale of the contingent debt obligation would also be affected. U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

          Commitment Fee

          A commitment fee will be paid to purchasers of the Series A Notes. We intend to treat the commitment fee as a fee for services. Purchasers of Series A Notes using the cash receipts and disbursements method of accounting must include the commitment fee in their income as ordinary income for the taxable year in which the fee is actually received. Purchasers of Series A Notes using the accrual method of accounting must include the commitment fee in their income as ordinary income in the taxable year in which the fee is due or actually received, if earlier.

          Sale, Exchange and Other Taxable Disposition of the Notes

          Generally, the sale, exchange, redemption or other taxable disposition of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, redemption or other taxable disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally should be equal to the U.S. Holder’s original purchase price for the note, increased by any OID previously accrued by the U.S. Holder under the projected payment schedule (determined without regard to any adjustments to interest accruals described above under “—Adjustments to interest accruals on the notes”), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to have been made on the notes to the U.S. Holder (without regard to the actual payments). The projected payments generally are treated as the actual payments for purposes of making adjustments to basis. The amount of any gain will be reduced by any net negative adjustment carried forward, as described above under “—Adjustments to Interest Accruals on the Notes.” Except where all remaining contingent payments are treated as fixed, as discussed under “—Adjustments to Interest Accruals on the Notes,” gain recognized upon a sale, exchange, redemption or other disposition of a note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest on the notes included in income for the year of sale or any prior period, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses is subject to limitations. A U.S. Holder who sells, exchanges or redeems a note at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisors regarding the treatment of capital losses.

          In the case of an unscheduled pro rata prepayment that reduces the principal of the notes, such as an unscheduled Consolidated Excess Cash Flow Redemption Amount, such payment will be treated as a retirement of a portion of the notes. An unscheduled pro rata prepayment of the notes is treated as a repurchase of a pro rata portion of the notes by us for an amount equal to such payment. The amount of gain or loss from such pro rata prepayment will be calculated by assuming that the notes consists of two instruments, one that is retired and one that remains outstanding. The adjusted issue price, a U.S. Holder’s adjusted basis, and accrued but unpaid interest of the notes, determined immediately before such pro rata prepayment, are allocated between such two instruments based on the portion of the notes that is treated as retired by the pro rata prepayment.

          Registered Exchange Offer and Liquidated Damages

          The exchange of the notes for substantially identical debt securities registered under the Securities Act will not constitute a taxable exchange. See “Description of Exchange Notes—Registration Rights; Special Interest” above. As a result,

•	you will not recognize taxable gain or loss as a result of exchanging your notes;

•	the holding period of the Exchange Notes you receive will include the holding period of the notes you exchange; and

•	the adjusted tax basis of the Exchange Notes you receive will be the same as the adjusted tax basis of the notes you exchange.

          If Special Interest becomes payable, the Issuer intends to treat such payment as an unscheduled payment under the rules governing CPDIs.

          New Legislation

          Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other taxable disposition of the notes for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

Non-U.S. Holders

          This subsection describes the tax consequences to a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a note and you are not a partnership or U.S. Holder.

          If you are a U.S. Holder, this subsection does not apply to you.

          Taxation of Interest

          Payments of interest to non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence), collected by means of withholding by the payor. The entire amount of gain realized on the sale, exchange, redemption or other disposition of a note is generally treated as interest. However, as discussed above under “U.S. Holders—Adjustments to Interest Accruals on the Notes,” if all remaining contingent payments are treated as fixed, some or all of the gain realized on the sale, exchange, redemption or other disposition of a note may be treated as gain and not as interest.

          Payments of interest on the notes to most non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. Holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a non-U.S. Holder that:

•	owns, actually or constructively, shares of stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, actually or constructively, to Greektown through stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected and, generally, if an income tax treaty applies, the interest payments are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below).

          In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the total combined voting power of the corporation’s stock.

          The portfolio interest exception, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty and several of the special rules for non-U.S. Holders described below require the holder to certify its nonresident status. A non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, Form W-8ECI or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

          Sale, Exchange, Retirement and Other Disposition of the Notes

          Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a note not treated as interest (which interest will be taxed as described under “—Non-U.S. Holders—Taxation of Interest” above) unless:

•

the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or gains effectively connected with a U.S. trade or business”; or

•

subject to certain exceptions, the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition and other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain will be taxed at a 30% rate, which may be offset by U.S. source capital losses, even though the individual may not be considered a resident of the United States.

          Income or Gains Effectively Connected with a U.S. Trade or Business

          The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes by a non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption, or other disposition of the notes is effectively connected with a U.S. trade or business conducted by the non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the same manner applicable to U.S. Holders. If the non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. Holder, will not be subject to 30% withholding provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate. Non-U.S. Holders are urged to consult their tax advisers for information on the impact of these withholding regulations.

Backup Withholding and Information Reporting

          The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to provide his taxpayer identification number to the payor, furnishes an incorrect identification number, or repeatedly fails to report interest on his returns. The backup withholding tax rate is currently 28%.

          Payments of interest to U.S. Holders of notes generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

          We must report annually to the IRS the interest paid to each non-U.S. Holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. Holder resides. Payments to non-U.S. Holders of interest (including accruals of OID) on the notes may be subject to backup withholding unless the non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, Form W-8ECI or appropriate substitute form. Payments made to non-U.S. Holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

          Any amounts withheld from a payment to a U.S. Holder or non-U.S. Holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may qualify such holder for a refund, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

          Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Initial Notes acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the Exchange Notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities.

          We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

          A broker-dealer that acquired Initial Notes directly from us cannot exchange the Initial Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

          We have agreed to pay all expenses incident to the exchange offer, including the reasonable and documented fees and disbursements of one counsel for the holders of the Initial Notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Initial Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

          Certain legal matters in connection with the exchange of the Notes and the guarantees will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

          The consolidated financial statements of Greektown Holdings LLC at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in the notes to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the Exchange Notes (Registration No. 333-169476). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the Exchange Notes, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

          As a result of the exchange offer, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. You may read and copy any reports or other information filed by us with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings will also be available to the public from commercial document retrieval services and at the SEC Web site at “http://www.sec.gov.” In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Greektown Superholdings, Inc.
555 East Lafayette
Detroit, MI 48226
Attention: Clifford J. Vallier
(313) 223-2999

          We are required under the terms of the indenture, so long as any Notes are outstanding, to furnish to the trustee and the holders of Notes (or to file with the SEC for public availability if permitted by the SEC) (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with respect to our annual financial information, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, we have agreed that, for so long as any Notes remain outstanding, if at any time we are not required to file with the SEC the reports set forth above, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

INDEX TO FINANCIAL STATEMENTS

Audited consolidated financial statements for Greektown Holdings, L.L.C. (predecessor) the years ended December 31, 2009, December 31, 2008 and December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Greektown Holdings, L.L.C.

We have audited the accompanying consolidated balance sheets of Greektown Holdings, L.L.C. (Debtor-in-Possession and the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, members’ deficit, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greektown Holdings, L.L.C. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the appropriateness of using the going-concern basis for the Company’s financial statements is dependent upon, among other things: the Company’s ability to comply with the terms and conditions of the debtor-in-possession financing agreement; to improve profitability; to generate sufficient cash flow from operations to satisfy liabilities as they come due; and to obtain additional financing to meet the Company’s future obligations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in the notes to the consolidated financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Detroit, Michigan
March 31, 2010

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

CONSOLIDATED BALANCE SHEETS

	December 31

	2009	2008

	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,692	$24,032
Certificate of deposit	530	522
Accounts receivable—gaming, less allowance for doubtful accounts of $236 and $2,417 in 2009 and 2008, respectively	3,603	3,619
Accounts receivable—other, less allowance for doubtful accounts of $40 and $166 in 2009 and 2008, respectively	1,069	701
Notes receivable	2,460	2,370
Inventories	433	601
State of Michigan gaming tax refundable	12,328	—
Prepaid expenses and other current assets	19,498	18,895

Total current assets	65,613	50,740
Property, building, and equipment, net	472,271	448,585
Other assets:
Financing fees, net of accumulated amortization of $27,981 and $15,058 in 2009 and 2008, respectively	9,712	14,105
Deposits and other assets	30	30

Total assets	$547,626	$513,460

	December 31

	2009	2008

	(In Thousands)
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities, not subject to compromise:
Debtor-in-possession financing	$190,037	$130,134
Secured debt in default	342,054	319,332
Accounts payable	12,846	25,299
Accrued City of Detroit settlement	13,547	—
Accrued interest	1,650	649
Notes payable	1,890	6,671
Accrued expenses and other liabilities	20,947	20,323

Total current liabilities not subject to compromise	582,971	502,408
Long-term liabilities not subject to compromise:
Obligation under capital lease	786	786
Deferred Michigan business tax, net	2,370	2,675

Total long-term liabilities not subject to compromise	3,156	3,461
Liabilities subject to compromise:
Long-term debt and notes payable	185,000	185,000
Pre-petition payables	12,334	12,370
Pre-petition accrued interest	9,944	9,944
Accrued interest subject to compromise	31,489	11,601
Pre-petition amounts due to parent	1,350	1,350
Lawsuit settlement obligation	12,303	12,303

Total liabilities subject to compromise	252,420	232,568

Total liabilities	838,547	738,437
Contributed capital	47,588	47,588
Accumulated deficit	(338,509)	(272,565)

Total members’ deficit	(290,921)	(224,977)

Total liabilities and members’ deficit	$547,626	$513,460

The accompanying notes are an integral part of the consolidated financial statements.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31

	2009	2008	2007

	(In Thousands)
Revenues
Casino	$332,878	$297,329	$321,779
Food and beverage	22,524	11,862	13,959
Hotel	7,880	—	—
Other	4,958	4,608	4,891

Total revenues	368,240	313,799	340,629
Less promotional allowances	36,635	27,070	25,982

Net revenues	331,605	286,729	314,647
Operating expenses
Casino	75,484	77,953	83,449
Gaming taxes	75,635	83,116	89,596
Food and beverage	16,427	9,713	11,105
Hotel	6,590	—	—
Marketing, advertising and entertainment	8,586	5,549	7,389
Facilities	18,189	17,932	17,879
Depreciation and amortization	18,574	7,590	8,629
Bad debts	—	1,202	—
General and administrative expenses	41,554	39,674	43,269
Lease restoration expense	—	—	2,250
Michigan Single Business Tax	—	—	1,275
Other	488	651	371
Pre-opening expenses	1,043	828	—
City of Detroit settlement	16,629	—	—
Consulting company success fee	6,240	—	—
Impairment of casino development rights	—	128,240	—

Operating expenses	285,439	372,448	265,212

Earnings (loss) before reorganization items	46,166	(85,719)	49,435
Chapter 11 related reorganization items	(28,711)	(11,667)	—
Other income (expense)
Interest expense	(69,998)	(38,629)	(37,052)
Amortization of finance fees and accretion of discount on senior notes	(12,923)	(10,252)	(3,680)
Interest income	171	235	735
Unrealized loss on interest rate swaps	—	(2,650)	(7,385)
Miscellaneous income (expense)	163	2	(63)

Total other expenses	(82,587)	(51,294)	(47,445)
(Loss) income before provisions for state income taxes	(65,132)	(148,680)	1,990
Michigan business tax (expense)—current	(1,117)	(1,553)	—
Michigan business tax benefit (expense)—deferred	305	(2,675)	—

Net (loss) income	$(65,944)	$(152,908)	$1,990

The accompanying notes are an integral part of the consolidated financial statements.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

	Contributed Capital	Accumulated Deficit	Total Members’ Deficit

	(In Thousands)
Balance at December 31, 2006	$489	$(121,647)	$(121,158)
Member contribution	35,000	—	35,000
Net income	—	1,990	1,990

Balance at December 31, 2007	35,489	(119,657)	(84,168)
Member contribution	12,099	—	12,099
Net loss	—	(152,908)	(152,908)

Balance at December 31, 2008	47,588	(272,565)	(224,977)
Net loss	—	(65,944)	(65,944)

Balance at December 31, 2009	$47,588	$(338,509)	$(290,921)

The accompanying notes are an integral part of the consolidated financial statements.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2009	2008	2007

	(In Thousands)
Operating activities
Net (loss) income	$(65,944)	$(152,908)	$1,990
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	18,574	7,590	8,629
Amortization of financing fees and accretion of discount on senior notes	12,923	10,252	3,680
Impairment of casino development rights	—	128,240	—
Accrued PIK interest	29,259	5,366	—
Deferred Michigan business tax	(305)	2,675	—
Unrealized loss on interest rate swaps	—	2,650	7,385
Changes in current assets and liabilities:
Accounts receivable—gaming	16	2,159	(1,860)
Accounts receivable—other	(368)	(35)	(266)
State of Michigan gaming tax refundable	(12,328)	—	—
Inventories	168	(275)	(37)
Prepaid expenses and other current assets	(603)	(1,496)	196
Notes receivables	(90)	(120)	—
Account payable:
Pre-petition payables	(36)	12,370	3,373
Pre-petition amounts due to parent	—	1,350	—
Post-petition payables	20,731	3,709	—
City of Detroit settlement	13,547	—	—
Accrued expenses, interest, and other liabilities	21,513	14,696	4,274

Net cash provided by operating activities before reorganization items	37,057	36,223	27,364
Operating cash flows for reorganization items	(33,184)	(6,607)	—

Net cash provided by operating activities	3,873	29,616	27,364
Investing activities
Capital expenditures	(42,260)	(169,285)	(105,091)
Payment for casino development rights	—	—	(1,056)
Investment in certificate of deposit	(8)	(18)	(504)

Net cash used in investing activities	(42,268)	(169,303)	(106,651)
Financing activities
Proceeds from borrowings under DIP Financing and Amended DIP Financing	240,715	181,907	—
Proceeds from borrowings on long-term debt and notes payable	—	—	42,572
Payment on long-term debt and note payable	(187,349)	(52,252)	(2,013)
Notes payable	(4,781)	6,671	—
Lawsuit settlement obligation payments	—	(247)	(233)
Financing fees paid	(8,530)	(3,710)	(2,490)
Proceeds from member contribution	—	12,099	35,000

Net cash provided by financing activities	40,055	144,468	72,836

Net increase (decrease) in cash and cash equivalents	1,660	4,781	(6,451)
Cash and cash equivalents at beginning of year	24,032	19,251	25,702

Cash and cash equivalents at end of year	$25,692	$24,032	$19,251

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$16,587	$29,851	$45,135

Supplemental noncash activity
Conversion of accounts receivable—Gaming to notes receivable	$—	$—	$2,250

The accompanying notes are an integral part of the consolidated financial statements.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008 and the Three Years Ended December 31, 2009

1. Description of Business

           Greektown Holdings, L.L.C. (the “Company”) was formed in September 2005 as a limited liability company owned by Kewadin Greektown Casino, L.L.C. (“Kewadin”) and Monroe Partners, L.L.C. (“Monroe”) (see Note 8). The Company owns Greektown Casino, L.L.C. (Greektown Casino), which is engaged in the operation of a casino gaming facility in the City of Detroit (the “City”), which opened November 10, 2000 under a license granted by the Michigan Gaming Control Board (“MGCB”), and the development of an expanded hotel/casino complex under the terms of a development agreement between Greektown Casino and the City (the “Development Agreement”).

          On August 2, 2002, the City approved revised development agreements for all three Detroit casino developers. Under the terms of its revised Development Agreement, Greektown Casino completed its development of a permanent hotel/casino complex containing hotel, parking, expanded gaming, and other amenities at its current site (the “Expanded Complex”).

2. Summary of Significant Accounting Policies

Presentation and Basis of Accounting

          The accompanying consolidated financial statements present the financial position, results of operations and cash flows of Greektown Holdings, L.L.C. and its wholly owned subsidiaries—Greektown Holdings II, Inc., and Greektown Casino, L.L.C. and its wholly owned subsidiary, Trappers GC Partner, LLC and three nonoperating real estate subsidiaries.

          On May 29, 2008 (the “Petition Date”), the Company filed a voluntary petition for reorganization (the “Restructuring Proceedings”) under Chapter 11 of the United States Bankruptcy Code (see Note 3). The accompanying consolidated financial statements have been prepared in accordance with the Reorganizations topic of the ASC (as subsequently defined) and on a going-concern basis, which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Restructuring Proceedings, such realization of assets and liquidation of liabilities is uncertain. While operating as debtors-in-possession (“DIP”) under the protection of Chapter 11 of the Bankruptcy Code, and subject to approval of the Bankruptcy Court, the Company may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements.

          The Reorganizations topic of the ASC generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations beginning in the period ended June 30, 2008. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, reorganization items must be disclosed separately in the statement of cash flows. The Company adopted the GAAP applicable to entities operating in Chapter 11 effective on May 29, 2008, and has segregated those items as outlined above for all reporting periods subsequent to such date.

          The appropriateness of using the going-concern basis for the Debtors’ financial statements is dependent upon, among other things: the Debtors’ ability (i) to comply with the terms and

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

conditions of the DIP facility; (ii) to improve profitability; (iii) to generate sufficient cash flow from operations to satisfy liabilities as they come due; and (iv) to obtain additional financing to meet the Company’s future obligations

          As further described in Note 6, the Company has long-term obligations. These obligations have been classified as a current liability as a result of the filing for Chapter 11 bankruptcy protection under the United States Bankruptcy Code.

Use of Estimates

          The preparation of the consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles requires management of the Company to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period.

          Significant items subject to such estimates and assumptions include the carrying amount of property, building, and equipment, valuation allowances for receivables, tax obligations and certain other accrued liabilities. Actual results could differ from those estimates.

Revenues

          Greektown Holdings recognizes as Casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Revenues from food and beverage and hotel operations are recognized at the time of sale or upon the provision of service.

Promotional Allowances

          The retail value of food, beverage, and other complimentary items furnished to customers without charge is included in revenues and then deducted as promotional allowances. The costs of providing such promotional allowances for the years ended December 31, 2009, 2008, and 2007, were as follows (in thousands):

	December 31

	2009	2008	2007

Food and beverage	$9,751	$4,118	$4,883
Hotel	2,265	—	—

	$12,016	$4,118	$4,883

Cash, Cash Equivalents, and Certificates of Deposit

          The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Certificates of deposit represent cash deposits with maturities in excess of three months.

Accounts and Notes Receivable and Allowance for Doubtful Accounts

          Accounts receivable—gaming consists primarily of gaming markers issued to casino patrons on the gaming floor. A marker is a voucher for a specified amount of dollars negotiable solely within Greektown Casino. Markers are recorded at issued value and do not bear interest. The allowance for doubtful accounts is Greektown Casino’s best estimate of the amount of probable credit losses in Greektown Casino’s existing accounts receivable.

          Notes receivable represents a balance owed from a patron, which is evidenced by an unsecured promissory note with a principal balance of $2,000,000. The note matured on March 31, 2009 and

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

bears interest at a rate of 6% per annum, of which $460,000, $370,000, and $250,000 was earned through December 31, 2009, 2008, and 2007, respectively. The Company served a collection notice related to this note and expects full payment of the principal amount.

          Greektown Casino determines the allowance based on historical write-off experience and review of returned gaming markers, past-due balances, and individual collection analysis. Account balances are charged off against the allowance after all reasonable means of collection have been exhausted and the potential for recovery is considered remote.

Concentrations of Credit Risk

          Financial instruments that potentially subject us to significant concentration of credit risk consist primarily of cash and equivalents, certificates of deposit and accounts receivable. We control our exposure to credit risk associated with these instruments by (i) maintaining strict controls and security procedures to safeguard cash balances on our gaming floors and in controlled areas in our facility; and (ii) maintaining strict policies over credit extension that include credit evaluations, credit limits and monitoring procedures.

Advertising Expense

          The Company expenses costs associated with advertising and promotion as incurred. Advertising and promotion expense was approximately $8,310,000, $4,620,000, and $5,541,000 for the years ended December 31, 2009, 2008, and 2007, respectively.

Prepaid Expenses

          Prepaid expenses consist of payments made for items to be expensed over future periods. At December 31, 2009 and 2008, prepaid expenses included approximately $12,211,000 and $12,333,000, respectively, related to the annual gaming license and municipal service fees that will be expensed in subsequent periods.

Inventories

          Inventories, consisting of food, beverage, and gift shop items, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property, Building, and Equipment

          Property, building, and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

          Expenditures for repairs and maintenance are charged to expense as incurred and approximated $725,000, $584,000, and $888,000 for the years ended December 31, 2009, 2008, and 2007, respectively. Depreciation and amortization expense includes amortization of assets recorded under capital leases.

Reserve for Club Greektown

          Greektown Casino sponsors a players club (“Club Greektown”) for its repeat customers. Members of the club earn points for playing Greektown Casino’s electronic video and table games. Club Greektown members may redeem points for cash. Club Greektown members may also earn special coupons or awards as determined by Greektown Casino.

          Greektown Casino expenses the cash value of points earned by club members and recognizes a related liability for any unredeemed points. Greektown Casino has adopted the provisions of the

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenue Recognition topic of the ASC applicable to instances where consideration is given by a vendor to a customer. Accordingly, Greektown Casino has recognized the cash value of points earned as a direct reduction in casino revenue. For the years ended December 31, 2009, 2008, and 2007, this reduction totaled $6,727,000, $6,459,000, and $7,151,000, respectively, and is deducted from casino revenue in the accompanying consolidated statement of operations.

Concentrations of Risk

          As of December 31, 2009, approximately 1,700 of the Company’s employees were covered by collective bargaining agreements, including a majority of the Company’s hourly staff.

Fair Value of Financial Instruments

          The carrying amount of cash and cash equivalents, certificates of deposit, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of these instruments. The fair value of long-term debt, lawsuit settlement obligation, and long-term payables approximates their carrying value, as determined by the Company, using available market information.

Financing Fees

          The Company has incurred certain financing costs in order to secure financing for its Casino and the Expanded Complex. These costs were capitalized and are being amortized over the term of the respective financing agreements.

          Capitalized financing fees, net of amortization, totaled $9,712,000 and $14,105,000 at December 31, 2009 and 2008, respectively. The amortization of these fees was $12,923,000, $8,464,000, and $3,378,000 for the years ended December 31, 2009, 2008, and 2007, respectively.

Income and Other Taxes

          A provision for federal income taxes is not recorded because, as a limited liability company, taxable income or loss is allocated to the members based on their respective ownership percentages in accordance with the Member Agreement (as defined elsewhere herein). On July 12, 2007, the Michigan legislature enacted the Michigan Business Tax (MBT) which is considered an income tax under the provisions of the Income Taxes topic of the ASC. The MBT has a gross receipts tax and an income tax component. Due to these changes, the enactment has resulted in the recording of both a deferred tax asset and a deferred tax liability related to the gross receipts component. The deferred tax asset was approximately $1.2 million and $1.2 million at December 31, 2009 and 2008, respectively, and the deferred tax liability was $3.6 million and $3.9 million, respectively. These amounts are presented net as a long term deferred tax liability of approximately $2.4 million and $2.7 million at December 31, 2009 and 2008, respectively. The deferred tax asset is the result of future deductions allowed under the enactment provisions of the new law for the 2015 to 2029 tax years, whereas the deferred tax liability is the result of the enactment of the law and the liability resulting from the temporary differences related to capital acquisitions reversing in future periods related to the gross receipts calculation. In addition, the Company has a deferred tax asset of approximately $8 million and approximately $8.2 million at December 31, 2009 and 2008, respectively, related to the tax effect of timing differences between book and tax expense related to the income tax component. Based on historical losses in Michigan and the uncertainty of the Company’s ability to utilize them, a full valuation allowance has been provided against these deferred tax assets at December 31, 2009 and 2008. During the years ended December 31, 2009 and 2008, the Company recorded a current provision for MBT of $1,117,000 and $1,553,000, respectively, and a deferred benefit of $305,000 and a deferred provision of $2,675,000, respectively.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Impairment or Disposal of Long-lived Assets

          The Company accounts for long-lived assets in accordance with the Property, Plant and Equipment topic of the ASC, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.

          If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Intangible Assets

          The Revised Development Agreement gives rise to an identifiable intangible asset that has been determined to have an indefinite life.

          The Company complies with the provisions of the Intangible Assets-Goodwill and Other topic of the ASC, which provides guidance on how identifiable intangible assets should be accounted for upon acquisition and subsequent to their initial financial statement recognition. This topic requires that identifiable intangible assets with indefinite lives be capitalized and tested for impairment at least annually by comparing the fair values of those assets with their recorded amounts.

          Accordingly, the Company performs its impairment test as of October 1 of each year by comparing their estimated fair value to the related carrying value as of that date.

Interest Costs

          The interest costs associated with debt incurred in connection with the construction of long-lived assets are capitalized until the project is complete, at which time the interest is amortized over the life of the related capitalized assets. The Company uses either the interest rate on the borrowing specific to the capital expenditure or a weighted-average interest rate on outstanding indebtedness. Interest costs capitalized were $2,086,000, $6,987,000, and $7,199,000 for the years ended December 31, 2009, 2008, and 2007, respectively, in connection with the Expanded Complex.

Reclassification

          Certain amounts related to the consulting company success fees have been reclassified as “operating expenses” (previously classified as “other expense”) in the consolidated statement of operations for the year ended December 31, 2009.

Recently Issued Accounting Pronouncements

          Effective July 1, 2009, the Financial Accounting Standards Board (the “FASB”) issued the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (the “ASC”), and the ASC became the single official source of authoritative, nongovernmental GAAP. The historical GAAP hierarchy was eliminated and the ASC became the only level of authoritative GAAP, other than guidance issued by the SEC. All other literature became non-authoritative. The ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. As the ASC was not intended to change or alter existing GAAP, it will not have any impact on the Company’s consolidated financial position, results of operations and cash flows.

          In September 2006, the FASB issued a new standard which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands the disclosure requirements regarding fair value measurements. The standard does not introduce new requirements mandating the use of fair value.

          The new standard defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

date.” The definition is based on an exit price rather than an entry price, regardless of whether the entity plans to hold or sell the asset.

          The topic also establishes presentation and disclosure requirements in order to facilitate comparisons between entities choosing different measurement attributes for similar types of assets and liabilities. This standard does not affect existing accounting requirements for certain assets and liabilities to be carried at fair value.

          The Company adopted this standard as it relates to financial assets and liabilities on January 1, 2008, and as it relates to non-financial assets and liabilities on January 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

          In March 2008, the FASB issued a new pronouncement which seeks to enhance disclosure about how and why a company uses derivative and hedging activities, how derivative instruments and related hedged items are accounted for (and the interpretations of that topic) and how derivatives and hedging activities affect a company’s financial position, financial performance and cash flows. This standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

          In May 2009, the FASB issued a new standard regarding subsequent events which introduces the concept of financial statements being available to be issued. This standard is effective for fiscal years and interim periods beginning after June 15, 2009. During the second quarter of 2009, the Company adopted the provisions of the Subsequent Events topic of the ASC, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of the topic did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3. Petition for Relief Under Chapter 11

          On May 29, 2008 (the “Petition Date”), the Company filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Eastern District of Michigan (the “Bankruptcy Court”). The Company sought protection under Chapter 11 of the United States Bankruptcy Code to allow the Company time to secure adequate funding to complete the Expanded Complex and to protect itself from a forced sale of Greektown Casino by the Michigan Gaming Control Board as provided in the Revised Development Agreement. The Restructuring Proceedings were initiated in response to the Company not meeting the loan covenants put in place by both the lenders and the Michigan Gaming Control Board. Curing these covenants would have required the equity owners of the Company to contribute capital far in excess of their financial strength. As a result, the Company sought protection under Chapter 11 to stay the potential forced sale, and allow it to obtain the financing required to preserve its going concern value for the benefit of all parties involved.

          On June 9, 2008, Holdings and the Company entered into a $150 million DIP financing facility in order to finance the remainder of the Expanded Complex and provide funding for working capital and reorganization expenses. The DIP financing facility was amended and restated on February 20, 2009 to provide up to an additional $46 million in two delayed draw term loans and effectuate certain other modifications (see Note 6).

          On August 26, 2009, the Debtors, together with their existing pre and post-petition lenders (the Debtor Plan Proponents), filed the Second Amended Joint Plans of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Debtor Plan”) and the Second Amended Disclosure Statement for Joint Plans of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Disclosure Statement”). On September 3, 2009, the Bankruptcy Court approved the Disclosure Statement. On November 2, 2009, certain of the holders of the Senior

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Notes due 2013 issued by Holdings and Holdings II, together with certain of the pre-petition secured lenders (the “Noteholder Plan Proponents”) filed a alternative plan of reorganization with the Bankruptcy Court (the “Noteholder Plan”). The Noteholder Plan was confirmed by the Bankruptcy Court on January 22, 2010, and, pursuant to the terms of the Noteholder Plan, must become effective, upon the occurrence of the conditions precedent to such effectiveness, on or before June 30, 2010. Conditions precedent to the occurrence of the effective date of the Noteholder Plan include receipt from the MGCB and the City of Detroit of all required regulatory approvals and consents. Upon the effective date of the Noteholder Plan, among other things, the DIP Lenders and the Pre-Petition Secured Lenders shall be paid, and certain of the Noteholder Plan Proponents shall own the equity of the Reorganized Greektown. Pursuant to a stipulation entered into among the Noteholder Plan Proponents and the Debtor Plan Proponents, the Debtor Plan is currently being held in abeyance pending the occurrence of the effective date of the Noteholder Plan.

          On December 29, 2009, the Company entered into a new $210 million DIP facility, which refinanced the amended and restated DIP facility dated February 20, 2009 and provided funding for working capital and the costs associated with the Company’s reorganization (see Note 6).

          Under Chapter 11, certain claims against the Company in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Company continues business operations as DIP. These claims are reflected in the consolidated balance sheet as “pre-petition payables” and “pre-petition amounts due to related parties.” These amounts represent the Company’s estimate of known or potential prepetition claims and related post-petition interest to be resolved in connection with the Restructuring Proceedings. Such claims remain subject to future adjustments. Future adjustments may result from (i) negotiations; (ii) actions of the Bankruptcy Court, or the actions of the Debtors or Reorganized Debtors pursuant to the Noteholder Plan, assuming the Noteholder Plan becomes effective; (iii) further developments with respect to disputed claims; (iv) rejection of executory contracts; (v) the determination as to the value of any collateral securing claims; (vi) proofs of claim; or (vii) other events. Payment terms for these claims will be established in connection with the Restructuring Proceedings, including in connection with the Noteholder Plan, if it becomes effective.

          Chapter 11 related reorganization expenses in the consolidated statement of operations consist of legal and financial advisory fees resulting from or related to the bankruptcy proceedings.

4. Property, Building, and Equipment

          Property, building, and equipment and related depreciable lives as of December 31, 2009 and 2008, were as follows (in thousands):

	December 31
			Depreciable Lives
	2009	2008

Land	$104,391	$104,391	—
Gaming building and improvements	151,506	136,865	3–35 years
Gaming equipment and furnishings	62,983	59,772	3–5 years
Nongaming buildings and improvements	253,913	70,968	39 years
Nongaming office furniture and equipment	43,914	28,208	5–7 years
Construction in progress	8,560	183,910	—

	625,267	584,114
Less accumulated depreciation and amortization	152,996	135,529

Property, building, and equipment, net	$472,271	$448,585

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

          Certain costs incurred relate to the development and construction of the Expanded Complex, in accordance with the terms of the Revised Development Agreement. These costs are capitalized, and depreciation commenced in February 2009, when the Expanded Complex opened.

5. Casino Development Rights and Impairment

          In accordance with the Revised Development Agreement, Greektown Casino is authorized to own and operate on a permanent basis, within certain boundaries in the City, a casino complex containing specified amenities. Under the terms of the Revised Development Agreement:

(a)	Greektown Casino agreed to pay the City $44 million in installment payments (the “Installment Payments”), and contributed certain investment assets.

(b)

Greektown Casino was required to maintain standby letters of credit, totaling $49,360,000, to secure principal and interest payments on certain bonds issued by the Economic Development Corporation of the City (the “EDC”); however, these letters of credit were called by the EDC in June 2008 as a result of the Chapter 11 Bankruptcy filing (see Note 13).

(c)

Greektown Casino signed an indemnity agreement with the City and the EDC with respect to certain matters. Payments made under this indemnity agreement plus liabilities accrued, resulted in capitalizing costs of $32,047,000 at December 31, 2009 and 2008, respectively.

This amount includes the costs to settle a lawsuit as more fully described in Note 13.

(d)	Greektown Casino contributed to the City its one-third interest, with a cost basis of $2,833,000, in Jefferson Casino, LLC.

          The Installment Payments, EDC payments, payments under the indemnity agreement and lawsuit settlement, and the contribution of the ownership interest in Jefferson Holdings, LLC gave rise to an identifiable intangible asset, Casino Development Rights, in the amount of $128,240,000, which under the terms of the Development Agreement, have an indefinite life.

          The Company’s last license was renewed on December 14, 2007 and the annual renewal period expired on December 14, 2008 and its renewal is currently held in abeyance by the Michigan Gaming Control Board pending the Company’s bankruptcy reorganization.

          Goodwill and indefinite-lived intangible assets must be reviewed for impairment at least annually or more frequently if impairment indicators are present. The Company performs its annual impairment test for Casino Development Rights as of October 1 of each fiscal year. In the fourth quarter of 2008, in connection with the preparation of the Company’s financial statements, management determined it was necessary to revise its assumptions and perform an interim impairment test of the Casino Development Rights intangible asset at December 31, 2008 due to several factors, which included (i) the uncertainty in the gaming market, (ii) continued uncertainty around the Company’s bankruptcy filing, and (iii) the recent and ongoing deterioration in the local and national economies.

          Given the uncertainties in the gaming markets, coupled with the Company’s bankruptcy filing, management determined that the Casino Development Rights of the Company were fully impaired. Accordingly, during the fourth quarter of 2008, the Company impaired this asset in its entirety based on a discounted cash flow analysis. As a result, the Company recorded an impairment charge of $128,240,000 in the statement of operations for the year ended December 31, 2008.

6. Long-Term Debt, Notes Payable, and Debtor in Possession Financing

          The Company entered into a financing agreement on December 2, 2005 that provided for a $190 million term loan and a $100 million revolving credit facility, to finance the payment for Greektown Casino’s existing credit facilities that were expiring. Effective April 2007, the Company’s

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

existing five-year revolving credit facilities (including letter-of-credit facilities) were increased to $125,000,000, expiring December 2010. The funds received by the Company under these credit facilities were advanced to Greektown Casino under the following terms:

•	Seven-year maturity for the original long-term indebtedness and five-year maturity for revolving credit facility.

•

Quarterly amortization of $475,000, beginning on December 31, 2006 through December 31, 2011; thereafter, quarterly amortization payments of one-fourth the remaining outstanding amount for each of the four quarters beginning on March 31, 2012. As a result of the bankruptcy filing, these amortization payments have been stayed.

•

Interest payments are payable monthly or quarterly, at a rate equal to, at the Company’s option: (i) for a base rate loan, (a) the greater of (I) the rate of interest then most recently established by the administrative agent (Merrill Lynch Capital Corporation) in New York, New York, as its base rate for U.S. dollars loaned in the United States, and (II) the federal funds rate plus 0.50%, plus (b) a margin based on the ratio of total net senior debt to Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) (1.50% or 1.75%) or (ii) for a LIBOR loan, LIBOR plus a margin based on the ratio of total net senior debt to EBITDA (2.50% or 2.75%). The margins mentioned above have been increased by 2% as a result of the bankruptcy filing.

•	Interest rate swap agreement with notional amount of $70 million, as more fully described below.

          The funds received and outstanding from the financing agreement are considered secured debt in default. As of December 31, 2009 and 2008, outstanding secured debt in default, along with the interest rates associated with such funds, consists of the following:

Amount of Obligation		Interest Rate Structure	Rate of Interest

December 31

2009	2008

(In Thousands)
$172,157	$160,561	BASE RATE + 3.250%	7.00%
34,370	32,054	BASE RATE + 3.250%	7.00%
135,527	126,717	BASE RATE + 3.000%	6.75%

$342,054	$319,332

          On June 9, 2008, Holdings and the Company entered into a $150 million debtor-in-possession financing facility (the “DIP Financing”) in order to finance the remainder of the Expanded Complex and provide funding for working capital and reorganization expenses. The DIP Financing included a delayed draw term loan agreement for $135 million and a revolving credit facility for $15 million. There were strict guidelines as to how these funds would be used and were required to be approved and monitored by the U.S. Trustee as well as the MGCB.

          The funds from the delayed draw term loan facility were only for construction related expenditures, while the funds from the revolving credit facility could be used to pay operational and construction related expenses.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

          As of December 31, 2008, the Company’s obligations, as they related to the DIP Financing, and the interest rates on these obligations are set forth below:

Amount of Obligation	Interest Rate Structure	Rate of Interest

(In Thousands)
$115,134	BASE + 5.25% payable monthly	8.50%
15,000	BASE + 5.25% payable monthly	8.50%

$130,134

          The DIP Financing was amended and restated on February 20, 2009 (the “Amended DIP Financing”) to provide up to an additional $46 million in two delayed draw term loans. There were strict guidelines as to how these additional funds could be used and had to be approved and monitored by the U.S. Trustee as well as the MGCB. Of the funds received from the two delayed draw term loans, $26 million could only be used for construction related expenses, while up to $20 million of the remaining commitment could be used to pay operational and construction related expenses and was available to the Company in increments upon achieving certain milestones as set forth in the agreement.

          In addition to providing additional borrowings, the Amended DIP Financing adjusted the rate of interest on the delayed draw term loan and revolving credit facility as provided by the original DIP Financing from the base rate plus 5.25% per annum to the base rate plus 7.25% per annum. The interest rate applicable to the additional delayed draw term loans was the base rate plus 5.25%. The Amended DIP Financing restated the covenant requirements which the Company must comply with under the terms of the agreement.

          The Amended DIP Financing also set forth an additional Paid-in-Kind interest (“PIK”) amount that was accrued and added to the then outstanding DIP Financing. The PIK was 5% of the outstanding amount of the original DIP Financing and had the same maturity date as the DIP Financing.

          On December 29, 2009 the Company executed the Senior Secured Superpriority Debtor-in-Possession credit agreement (the “New DIP Credit Facility”), which provides maximum aggregate principal of $210 million. The New DIP Credit Facility consists of a $190 million Term A loan and a $20 million delayed draw term loan; the interest rate associated with these borrowings is 14.50% of which 11% is cash interest and 3.50% is PIK. Under the terms of the New DIP Credit Facility, the Term A Loan was utilized to fund the repayment in full of the DIP Credit Facility and the Amended DIP Credit Facility, while the delayed draw term loan may be used for operational needs. As of December 31, 2009 the Company was fully extended on the Term A Loan and had $20 million available to it under the delayed draw term loan. The PIK interest accrued at December 31, 2009 totaled $37,000.

          The New DIP Credit Facility contains covenants including limitations on additional indebtedness, capital expenditures, mergers or acquisitions, dispositions of assets, loans and advances, and transactions with affiliates. Further, the Agreement requires the Company to maintain specific financial ratios including monthly minimum earnings before interest, taxes, depreciation, amortization, and restructuring costs (EBITDAR), as defined in the New DIP Credit Facility. At December 31, 2009, the Company was in compliance with the various covenants of the New DIP Credit Facility.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

          As of December 31, 2009, the Company’s obligations, as they relate to the New DIP Credit Facility and the interest rates on these obligations are set forth below:

Amount of Obligation	Rate of Interest

(In Thousands)
$190,037	11.00% fixed rate payable quarterly; 3.50% PIK

$190,037

          As security for the term loan and any amounts owing under the revolving credit facility, the Company has pledged its 100% equity interest in Greektown Casino.

          Further, Greektown Casino also assigned a security interest in all of its assets as collateral for the above agreements, and has guaranteed repayment of these borrowings.

          Except as permitted under the terms of the New DIP Credit Facility and other existing credit facilities, the Company will not be permitted to incur any other indebtedness.

Unsecured Notes

          The Company also issued $185,000,000 in unsecured notes in December 2005 to finance its operations and meet its liability and equity commitments. The maturity date of the notes is December 1, 2013. As a result of the Chapter 11 filing the notes became unsecured pre-petition liabilities subject to compromise. Upon effectiveness of the Noteholder Plan, it is anticipated that the notes will be cancelled (See Note 3).

          Effective January 19, 2006 and September 28, 2007, Holdings entered into interest rate swap agreements with notional amounts of $195 million and $70 million, respectively. The purpose of these interest rate swaps was to manage the cash flows related to well-defined interest rate costs and the risk associated with variable rate debt. These financial instruments were terminated as a result of the Chapter 11 filing. On the date of termination, the liabilities under the swap agreements became fixed at $9,270,000 related to the $195 million interest rate swap agreement and $2,750,000 related to the $70 million interest rate swap agreement and were included in liabilities not subject to compromise. Interest on these obligations is recorded in accrued expenses and other liabilities and monthly interest is accrued at an 8.5% interest rate.

7. Leases

          Greektown Casino entered into a non-cancelable operating lease for warehouse space; however, this agreement expired during May 2009, and the new agreement includes a thirty (30) day cancellation clause. Rental expense under these agreements for the years ended December 31, 2009, 2008, and 2007, was $80,000, $423,000, and $2,662,000, respectively. Greektown Casino also subleases certain portions of its owned or leased facilities under noncancelable operating leases. Rental income under these leases for the years ended December 31, 2009, 2008, and 2007 was $506,000, $660,000, and $778,000, respectively.

          In addition, during 2007 Greektown Casino entered into a settlement agreement with the lessor of a parking garage whereby Greektown Casino agreed to pay $2.25 million related to lease restoration costs; this amount was recorded as an expense during 2007, and the related liability is recorded in pre-petition payables subject to compromise at December 31, 2009 and 2008.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

          At December 31, 2009, future minimum rental payments required under noncancelable operating leases, with initial or remaining lease terms in excess of one year and lease and sublease income were as follows:

	Capital Lease Payments	Lease and Sublease Income

Periods ending December 31:
2010	$336	$446
2011	336	428
2012	336	319
2013	336	319
2014	336	265
Thereafter	7,364	1,993

	9,044	$3,770

Less amount representing interest	8,258

Present value of net minimum capital lease payments	786
Less current installments of obligation under a capital lease	—

	$786

          Certain of the leases include escalation clauses relating to the consumer price index, utilities, taxes, and other operating expenses. Greektown Casino will receive additional rental income in future years based on those factors that cannot be estimated currently.

8. Related-Party Transactions

          The Company and Greektown Casino have entered into certain business transactions with individuals or entities related to the ownership of direct or indirect member interests. Under the provisions of their internal control system, expenditures to any one related party in excess of $50,000 annually must be approved by the Company’s management board.

          For the years ended December 31, 2009, 2008, and 2007 payments to related parties, other than financing-related activities and member distributions, totaled approximately $8,926,000, $2,136,000, and $784,000, respectively.

          Greektown Casino entered into a management services agreement with the Sault Ste. Marie Tribe of Chippewa Indians (the “Tribe”), a related entity to Kewadin, Monroe, and the Company, which required the Greektown Casino to pay a base management fee of $110,000 per month, as well as the reimbursement of travel, lodging, and out-of-pocket expenses incurred and all reasonable salary costs and fringe benefit expenses of key personnel who are providing such contracted services. This agreement was rejected by the Debtors in the restructuring proceedings. As such, these payments were discontinued, however, the pre-petition amount owed to the Tribe as of December 31, 2009 and 2008 is $550,000, which is classified as liabilities subject to compromise.

          In November 2007, Kewadin made a $35 million equity contribution to the Company to cure non-compliance with certain financial covenants under the Company’s pre-petition credit facility. Additionally, Kewadin made equity contributions of approximately $600,000, $10 million and $1.5 million to Greektown Holdings for construction fees related to the construction of the Expanded Complex in January 2008, March 2008, and May 2008, respectively.

          Greektown Casino periodically enters into certain business transactions with persons related to the direct or indirect ownership of their member interests. Since 2007, Greektown Casino has entered into the following related person transactions:

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•

Greektown Casino has entered into various transactions with New Millennium Advisors, LLC to purchase uniforms used in the operation of Greektown Casino (e.g., uniforms for dealers, kitchen staff, security, etc.) which totaled approximately $1,000, $83,000 and $129,000 for the years ended December 31, 2009, 2008, and 2007, respectively. New Millennium Advisors, LLC is owned, in whole or in part, by Marvin Beatty, a former director of Holdings and Greektown Casino and current member of Monroe.

•

Customers of Greektown Casino have the ability to earn food complimentaries (comps) for use at Fishbones, an upscale seafood restaurant located near Greektown Casino. Greektown reimburses Fishbones at a discounted rate for the costs to Fishbones for providing food to customers redeeming the comps. Greektown LLC expenses with respect to the Fishbones comps totaled approximately $672,000, $1 million, and $0 for the years ended December 31, 2009, 2008, and 2007, respectively. Fishbones is owned in part by Ted Gatzaros, a former director of Greektown LLC and current member of Monroe.

•

Customers of Greektown have the ability to earn hotel comps for use at the Atheneum Suite Hotel at a discounted rate for the costs to the hotel for providing lodging to customers redeeming the comps. Greektown LLC expenses with respect to the Atheneum Suite Hotel complimentaries totaled approximately $169,000, $306,000, and $0 for the years ended December 31, 2009, 2008, and 2007, respectively. The Atheneum Suite Hotel is owned in part by Ted Gatzaros, a former director of Greektown Casino and current member of Monroe.

          Randall A. Fine, who was the Chief Executive Officer until December 31, 2009, is the Managing Director of the Fine Point Group. Greektown Casino and the Fine Point Group entered into the Consulting Agreement (as subsequently defined) as of December 31, 2008 (See Note 11).

          Accounts receivable—other includes $298,000 as of December 31, 2009 and 2008, for the amounts due from Monroe, a member of the Company.

9. Members’ Deficit

          When it was formed in September 2005, Holdings’ interest in Greektown Casino was transferred to Holdings by the two owners. Consistent with their former ownership interests in Greektown Casino, Kewadin and Monroe each own a 50% interest in Holdings. The transactions involving a substitution of Holdings for the members’ interests in Greektown Casino have been considered as transactions between common control entities, and therefore have been accounted for at carrying value.

          As part of this ownership transaction, the member agreement among Kewadin, Monroe, and Greektown Holdings became the member agreement among Kewadin, Monroe, and the Company.

          During the years ended December 31, 2009, 2008, and 2007, a member of the Company made equity contributions totaling $0, $12,100,000, and $35,000,000, respectively, to the Company. The 2008 contributions were made in the first and second quarter, and all contributions were made before the Chapter 11 filing.

10. Gaming Taxes and Fees

          Under the provisions of the Michigan Gaming Control and Revenue Act (the “Act”), casino licensees are subject to the following gaming taxes and fees on an ongoing basis:

•	An annual licensing fee;

•

An annual payment, together with the other two casino licensees, of all MGCB regulatory and enforcement costs. Greektown Casino was assessed $10,233,000, $10,003,000, and $9,826,000, for its portion of the annual payment for the years ended December 31, 2009, 2008, and 2007, respectively;

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•

A wagering tax, calculated based on adjusted gross gaming receipts, payable daily, of 24% (the Act also provides for certain increases in the wagering tax if Greektown Casino’s Expanded Complex facilities are not operational from and after July 1, 2009, and a reduction in that tax once they are operational); and,

•	A municipal services fee in an amount equal to the greater of 1.25% of adjusted gross gaming receipts or $4 million annually.

          These gaming taxes and fees are in addition to the taxes, fees, and assessments customarily paid by business entities conducting business in the State of Michigan and the City and amounted to $75,635,000, $83,116,000, and $89,596,000, for the years ended December 31, 2009, 2008, and 2007, respectively.

          Effective January 1, 2006, the Company has also been required to pay a daily fee to the City of 1% of adjusted gross receipts, increasing to 2% of adjusted gross receipts if adjusted gross receipts exceed $400 million in any one calendar year. Additionally, if and when adjusted gross receipts exceed $400 million, the Company will be required to pay $4 million to the City. The Company’s adjusted gross receipts did not exceed $400 million during the calendar years 2009, 2008, or 2007.

          The Act, was amended in 2004 to increase the wagering tax rate for the three Detroit casinos from 18% of adjusted gross receipts to 24% of adjusted gross receipts. If the MGCB determines that (1) the licensee has been “fully operational” for 30 consecutive days and (2) the licensee has been in compliance with its Revised Development Agreement for at least 30 consecutive days, then the MGCB is required to certify the licensee and the tax rate will revert to a 1% increase only, resulting in a tax rate for Greektown of 19% of adjusted gross receipts (the “Tax Rollback”).

          Greektown was “fully operational” and had complied with the first requirement (fully operational for 30 consecutive days) on March 17, 2009. “Fully operational” is defined in the Gaming Act as follows: “a certificate of occupancy has been issued to the casino licensee for the operation of a hotel with not fewer than 400 guest rooms and, after issuance of the certificate of occupancy, the casino licensee’s casino, casino enterprise and 400-guest room hotel have been opened and made available for public use at their permanent location and maintained in that status.” MCL 432.212(15)(a). Greektown received a temporary certificate of occupancy on the 400 guest room hotel on February 6, 2009, and opened all of the 400 guest rooms to the public on February 15, 2009.

          The Company also has met the second requirement, that it had been in compliance with the Development Agreement for 30 consecutive days, however, the City had asserted that it did not believe Greektown was in compliance with the Development Agreement.

          On October 9, 2009, the Debtors filed a motion with the Bankruptcy Court to approve a settlement agreement (the “Settlement Agreement”) with the City, which resolved all disputes with the City. The Bankruptcy Court approved the Settlement Agreement on February 22, 2010, which reached a resolution of all disputes with the City. The Settlement Agreement provides, among other things:

•	The City should use its best efforts to support the Debtors efforts in obtaining the Tax Rollback effective as of February 15, 2009 before the MGCB (which was subsequently obtained on March 9, 2010);

•

The Debtors should pay the City a settlement amount in the aggregate of $16,629,000 (the “Settlement Payment”), less certain credits described below, subject to the following provisions: (i) the Debtor should pay initial cash payment of $3.5 million (the “Initial Cash Payment”) within two business days after entry of an order by the Bankruptcy court approving the Settlement Agreement; (ii) a credit should be applied to reduce the Settlement Payment in an amount equal to the difference between (a) the amount of gaming taxes actually paid to the City between February 15, 2009 and February 15, 2010 and (b) the

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

amount of gaming taxes that would have been paid through the date of the settlement to the City had the Tax Rollback been effective as of February 15, 2009); and (iii) the Debtors should pay a final cash amount of $9,600,000 (“Final Cash Payment”), which is the remaining amount of Settlement Payment after the Initial Cash Payment and the application of the credit described above.

•	Upon the receipt of the Final Cash Payment, the City should be deemed to have dismissed and waived any and all claims of default under the Development Agreement;

•	The City should cease its demand for a 1% tax increase due to the delayed completion of the Expanded Complex;

•	The City should consent to the transfer of the ownership of the Greektown Casino and the Development Agreement to the reorganized Debtors in accordance with the Plan; and

•	The City should take actions to dismiss all related litigation.

          The Settlement Agreement was conditioned upon (i) approval of the Settlement Agreement by the Bankruptcy Court, which was obtained on February 22, 2010; and (ii) final approvals of the Settlement Agreement from various offices of the City, which was obtained on February 24, 2010.

          On March 9, 2010, the Michigan Gaming Control Board certified that the casino was in compliance with the development agreement as of February 15, 2009 and as such was entitled to a tax adjustment retroactive to February 15, 2009. As a result of the retroactive adjustment, the Company recorded a receivable from the State of Michigan for approximately $12.3 million at December 31, 2009.

          On December 11, 2007, the Company entered into an Acknowledgement of Violation (“AOV”) with the Michigan Gaming Control Board. The AOV included four complaints addressing procurement, kiosks, electronic gaming device meters, and signage. Under the terms of the AOV, a total fine of $750,000 was assessed, of which $300,000 was immediately payable and $450,000 would not be an obligation unless the Company commits further violation for three years. The Company recorded the $300,000 as expense during 2007. The remaining amount has not been recorded as no further violations occurred during the years ended December 31, 2009 and 2008.

11. Commitments and Contingencies

          Millennium Management Group LLC (“Millennium”) was previously retained to provide the Company with certain consulting services related to the operation of the casino for a period through November 30, 2010, $1 million was paid for the year ended December 31, 2007 under the terms of this agreement. During 2008, a motion was filed with the U.S. Bankruptcy Court to reject the contract and the motion was granted by the bankruptcy judge.

          In 2009, the Company entered into a consulting agreement with the Fine Point Group (the “Consultants”) as required by the bankruptcy court. The Consultants received a fixed fee of $150,000 per month plus expenses.

          The Consultants also received a success fee, which was calculated on a quarterly basis, based on preset EBITDAR numbers.

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

          The table below shows the budgeted EBITDAR numbers that were required to be attained in order to receive the success fee:

	A	B

Quarter ended:
03/31/09	$9,436,000	$11,534,000
06/30/09	11,058,000	13,515,000
09/30/09	10,688,000	13,063,000
12/31/09	13,818,000	16,888,000

	$45,000,000	$55,000,000

          For any calendar quarter during 2009, the success fee was equal to: (i) 10% of the amount by which actual quarterly EBITDAR exceeds the amount referenced in column A for the corresponding quarter, up to the amount referenced in column B; plus (ii) 30% of the amount by which actual quarterly EBITDAR exceeds the amount referenced in column B for the corresponding quarter. For purposes of calculating EBITDAR, the fees earned by and owing to the consultants, including all out of pocket expenses reimbursed to the Consultants, shall be included as expenses. For the year ended December 31, 2009, expenses related to the consulting agreement with the Fine Point Group consisted of the following: success fees of $6,240,000, fixed fees of $1,725,000 and expenses of $434,000. The Consultants’ agreement expired as of December 31, 2009 and was not renewed.

          During the construction period, the Company entered into several agreements with various vendors providing goods and services related to the development of the Expanded Complex. As of December 31, 2009, there were no material commitments related to construction of the Expanded Complex.

          The Company is a defendant in various pending litigation. In management’s opinion, the ultimate outcome of such litigation will not have a material adverse effect on the results of operations or the financial position of the Company.

          The Revised Development Agreement also provides that should a triggering event as defined, occur, the Company must sell its assets, business, and operations as a going concern at their fair market value to a developer named by the City.

12. Selected Quarterly Financial Data (unaudited)

          The following tables present selected quarterly financial information for the years ended December 31, 2009 and 2008.

	2009 Quarter Ended

	March 31	June 30	September 30	December 31

	(In Thousands)
Net revenues	$78,568	$85,500	$86,272	$81,265
Operating expenses	66,180	69,445	72,981	76,833
Income from operations	12,388	16,055	13,291	4,432
Net loss	(10,208)	(10,902)	(15,997)	(28,837)

	2008 Quarter Ended

	March 31	June 30	September 30	December 31

	(In Thousands)
Net revenues	$80,538	$72,887	$69,100	$64,203
Operating expenses	65,590	60,474	58,250	188,135
Income (loss) from operations	14,948	12,413	10,850	(123,932)
Net (loss) income	(3,626)	929	(9,643)	(140,568)

GREEKTOWN HOLDINGS, L.L.C.
(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13. Long-Term Payables to the City

          Under the original Development Agreement among the Company, the City, and the EDC, the Company was required to provide letters of credit (“LOCs”) to support certain bonds issued by the EDC in connection with the acquisition and development of a proposed permanent casino site. Under the Revised Development Agreement, the Company was required to maintain its standby LOCs, totaling $49,928,000, recorded as a long-term payable for the year ended December 31, 2007, to secure principal and interest payments on certain bonds issued by the EDC; however, the LOCs were redeemed as a result of the Chapter 11 Bankruptcy filing. On June 12, 2008, the EDC redeemed the LOCs for a total amount of $49,393,000 of which $49,360,000 was the payment of the principal amount and the $33,000 was accrued interest through eleven (11) days of June, which resulted in the retirement of the long-term payable to the City and effectively converted the balance to secured debt in default. The proceeds of the bonds were used to acquire land along the Detroit River, where the permanent casino facilities were initially proposed to be located. Under the Revised Development Agreement, the Company and the other Detroit casino developers will forgo their right to receive any of the land.

14. 401(k) Plan

          Employees of the Company can participate in a 401(k) Plan (the “Plan”). For union employees, Greektown Casino shall make contributions to the Plan based on years of service. The total payments made and expense recognized under the Plan by the Company for the years ended December 31, 2009, 2008, and 2007 amounted to $1,606,000, $1,969,000, and $2,178,000, respectively. In December 2008, the Company terminated the matching contribution as it relates to salaried employees.

15. Lawsuit Settlement Obligation

          A settlement agreement was reached in various lawsuits that were filed challenging the constitutionality of the Casino Development Competitive Selection Process Ordinance. As of December 31, 2009, payments totaling $17 million have been made against this settlement obligation. Additional payments required under the agreement include $1 million (inclusive of interest) annually for the next 24 years through 2031. As a result of the Chapter 11 filing the estimated settlement of $12,303,000 as of December 31, 2009 and 2008, is classified as “Liabilities Subject to Compromise” and no payments have been made in 2009.

Part I – FINANCIAL INFORMATION

Item 1. – Financial Statements

Greektown Superholdings, Inc.
Consolidated Balance Sheets
(In Thousands, except share and per share data)

	Successor September 30, 2010	Predecessor December 31, 2009

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,600	$25,692
Certificate of deposit	533	530
Accounts receivable – gaming, net	1,310	3,603
Accounts receivable – other, net	1,459	1,069
Notes receivable	2,000	2,460
Gaming tax receivable	—	12,328
Inventories	339	433
Prepaid expenses and other current assets	10,544	19,498
Current portion of financing fees	3,345	3,042

Total current assets	55,130	68,655

Property, building, and equipment, net	337,423	472,271

Other assets:
Financing fees, net of accumulated amortization	12,206	6,670
Deposits and other assets	30	30
Casino development rights	117,800	—
Trade names	26,300	—
Rated player relationships	65,550	—
Goodwill	108,475	—

Total assets	$722,914	$547,626

The accompanying notes are an integral part of the consolidated financial statements.

Greektown Superholdings, Inc.
Consolidated Balance Sheets
(In Thousands, except share and per share data)

	Successor September 30, 2010	Predecessor December 31, 2009

	(unaudited)
Liabilities and shareholders’ equity (members’ deficit)
Current liabilities:
Debtor-in-possession financing	$—	$190,037
Secured debt in default	—	342,054
City of Detroit settlement agreement accrual	—	13,547
Accounts payable	14,440	12,846
Accrued interest	12,968	1,650
Accrued income taxes	7,120
Unsecured distribution liability	10,000	—
Notes payable	504	1,890
Accrued expenses and other liabilities	10,386	20,947

Total current liabilities	55,418	582,971

Liabilities subject to compromise	—	252,420

Long-term liabilities:
Senior secured notes - net	363,402	—
Obligation under capital lease	2,519	786
Deferred michigan business tax	3,702	2,370

Total long-term liabilities	369,623	3,156

Total liabilities	425,041	838,547

Shareholders’ equity (members’ deficit):
Series A-1 preferred stock at $0.01 par value; 1,688,268 shares authorized, 1,463,535 shares issued and outstanding at September 30, 2010	185,396	—
Series A-2 preferred stock at $0.01 par value; 645,065 shares authorized, 162,255 shares issued and outstanding at September 30, 2010	20,551	—
Series A-1 preferred warrants at $0.01 par value; 202,511 shares issued and outstanding at September 30, 2010	25,651	—
Series A-2 preferred warrants at $0.01 par value; 460,587 shares issued and outstanding at September 30, 2010	58,342	—
Series A-1 common stock at $0.01 par value; 4,354,935 shares authorized, 140,000 shares issued and outstanding at September 30, 2010	1	—
Series A-2 common stock at $0.01 par value; 645,065 shares authorized, no shares issued	—	—
Additional paid-in capital	12,937	47,588
Accumulated deficit	(5,005)	(338,509)

Total shareholders’ equity (members’ deficit)	297,873	(290,921)

Total liabilities and shareholders’ equity (members’ deficit)	$722,914	$547,626

The accompanying notes are an integral part of the consolidated financial statements.

Greektown Superholdings, Inc.
Consolidated Statements of Operations (unaudited)
(In Thousands, except share and per share data)

	Successor	Predecessor

	Three Months Ended September 30,	Three Months Ended September 30,	Six Months Ended June 30,	Nine Months Ended September 30,

	2010	2009	2010	2009

Revenues
Casino	$85,134	$87,680	$173,563	$250,310
Food and beverage	5,900	5,917	11,924	16,764
Hotel	2,569	2,274	4,628	5,755
Other	1,291	1,351	2,482	3,851

Gross revenues	94,894	97,222	192,597	276,680
Less promotional allowances	12,235	10,949	23,591	26,340

Net revenues	82,659	86,273	169,006	250,340

Operating expenses
Casino	20,402	18,743	40,425	55,102
Gaming taxes	18,832	23,799	38,469	68,260
Food and beverage	3,916	4,182	7,817	12,592
Hotel	2,188	2,021	4,397	4,745
Marketing, advertising, and entertainment	1,496	2,512	4,146	5,368
Facilities	4,736	4,504	9,689	13,746
Depreciation and amortization	10,031	4,412	10,488	10,159
General and administrative expenses	11,018	10,575	21,437	30,914
Other	58	153	105	438
Pre-opening expenses	—	—	—	1,043
Consulting company success fee	—	2,080	—	6,240

Operating expenses	72,677	72,981	136,973	208,607

Income from operations	9,982	13,292	32,033	41,733

Other income (expense)
Interest expense	(13,070)	(18,317)	(37,489)	(49,670)
Amortization of finance fees	(1,633)	(3,101)	(2,079)	(11,457)
Net gain (loss) on Chapter 11 related reorganization items and fresh start adjustments	378	(7,348)	301,352	(17,602)
Other	(30)	10	(298)	163

Total other income (expense), net	(14,355)	(28,756)	261,486	(78,566)

Income (loss) before provisions for state income taxes	(4,373)	(15,464)	293,519	(36,833)

Michigan business tax expense – current	(650)	(518)	(1,248)	(529)
Michigan business tax benefit (expense) – deferred	18	(14)	(1,350)	256

Net income (loss)	$(5,005)	$(15,996)	$290,921	$(37,106)

Loss per share-basic and dilutive:

Basic	$(66.41)	N/A	N/A	N/A

Diluted	$(66.41)	N/A	N/A	N/A

Weighted average common shares	140,000	N/A	N/A	N/A

Weighted average common and common equivalent shares	140,000	N/A	N/A	N/A

The accompanying notes are an integral part of the consolidated financial statements.

Greektown Superholdings, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In Thousands)

	Successor	Predecessor

	Three Months Ended September 30, 2010	Six Months Ended June 30, 2010	Nine Months Ended September 30, 2009

Operating activities
Net income (loss)	$(5,005)	$290,921	$(37,106)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	10,031	10,488	10,159
Amortization of financing fees	1,633	2,079	11,457
Bad debt expense	—	1,500	—
Chapter 11 related reorganization items and fresh start adjustments	(378)	(301,352)	17,602
Deferred Michigan business tax	(18)	1,350	(256)
Stock based compensation	79	—	—
Changes in current assets and liabilities:
Accounts receivable	219	642	(99)
State of Michigan gaming tax refundable	5,743	6,585	—
Inventories	74	20	164
Prepaid expenses and other current assets	2,180	4,748	5,908
Accounts payable	7,355	(6,315)	(8,725)
Accrued PIK interest	—	(27,783)	4,586
City of Detroit settlement agreement accrual	—	(13,547)	—
Accrued expenses, interest, and other liabilities	9,419	14,031	33,385

Net cash provided by (used in) operating activities before reorganization costs	31,332	(16,633)	37,075
Operating cash flows for reorganization costs	(4,216)	(14,557)	(19,587)

Net cash provided by (used in) operating activities	27,116	(31,190)	17,488

Investing activities
Capital expenditures	(4,450)	(5,566)	(40,261)
Investment in certificate of deposit	(1)	(2)	(7)

Net cash used in investing activities	(4,451)	(5,568)	(40,268)

Financing activities
Proceeds from borrowings under Amended DIP
Financing	—	—	36,715
Proceeds from borrowings on long-term debt and notes payable	—	362,605	—
Payments on long-term debt	—	(516,328)	(220)
Payments on notes payable	(476)	(913)	(4,339)
Financing fees paid	(185)	(16,702)	(8,415)
Proceeds from issuance of stockholders’ equity	—	196,000	—

Net cash provided by (used in) financing activities	(661)	24,662	23,741

Net increase (decrease) in cash and cash equivalents	22,004	(12,096)	961
Cash and cash equivalents at beginning of period	13,596	25,692	24,032

Cash and cash equivalents at end of period	$35,600	$13,596	$24,993

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$103	$13,689	$15,210

Cash paid during the period for (MBT) Michigan Business Taxes	$760	$475	$165

The accompanying notes are an integral part of the consolidated financial statements.

Greektown Superholdings, Inc.
Consolidated Statements of Shareholders’ Equity (unaudited)
(In Thousands)

	Successor Greektown Superholdings, Inc.									Predecessor Greektown Holdings

	Common Stock A-1	Common Stock A-2	Preferred Stock A-1	Preferred Stock A-2	Preferred Warrants A-1	Preferred Warrants A-2	Additional Paid-in Capital	Accumulted Deficit	Total Shareholders’ Equity	Contributed Capital	Accumulated Income (Deficit)	Total Members’ Deficit

Balance at December 31, 2009										$47,588	$(338,509)	$(290,921)
Net income										—	290,921	290,921
Elimination of Holdings’ deficit										(47,588)	47,588	—

Balance at March 17, 2010	$—	$—	$—	$—	$—	$—	$—	$—	$—	—	—	—

Issuance of shareholders’ equity	1	—	185,396	20,551	25,651	58,342	12,858	—	302,799	—	—	—

Balance at June 30, 2010	$1	$—	$185,396	$20,551	$25,651	$58,342	$12,858	$—	$302,799	$—	$—	$—

Net loss								$(5,005)	$(5,005)
Stock based compensation	$—						79		79

Balance at September 30, 2010	$1	$—	$185,396	$20,551	$25,651	$58,342	$12,937	$(5,005)	$297,873

The accompanying notes are an integral part of the consolidated financial statements.

Note 1. Organization, Background and Bankruptcy Considerations

Organization

          Greektown Holdings, L.L.C. (“Greektown Holdings”) was formed in September 2005 as a limited liability company owned by Kewadin Greektown Casino, L.L.C. (“Kewadin Greektown”), which was 100% owned by the Sault Ste. Marie Tribe of Chippewa Indians (the “Tribe”), and Monroe Partners, L.L.C. (“Monroe”). Greektown Holdings owns Greektown Casino, L.L.C. (“Greektown LLC”), which is engaged in the operation of a hotel and casino gaming facility known as Greektown Casino Hotel (“Greektown Casino”) located in downtown Detroit that opened November 10, 2000 under a license granted by the Michigan Gaming Control Board (“MGCB”) and a Development Agreement with the City of Detroit.

          On May 29, 2008, Greektown Holdings, together with its direct and indirect subsidiaries and certain affiliates, filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan. As contemplated by a plan of reorganization (the “Plan”) approved by the Bankruptcy Court, Greektown Superholdings, Inc. (“Greektown Superholdings,” and together with its subsidiaries “we,” “our,” “us,” “the Company,” or “Greektown”) was incorporated under the laws of the State of Delaware on March 17, 2010. As of the Effective Date as defined below, each of Greektown Superholdings and its wholly-owned subsidiary, Greektown Newco Sub, Inc. (the “Greektown Sub”), hold 50% of the outstanding membership interests of Greektown Holdings. Greektown Superholdings is a holding company that has no other operating assets. Through its direct and indirect ownership of Greektown Holdings, Greektown Superholdings owns and operates Greektown Casino. Greektown LLC also holds all the ownership interest in Contract Builders Corporation (“Contract Builders”) and Realty Equity Company, Inc. (“Realty Equity”), each of which own real estate near Greektown Casino. The assets of Trappers GC Partners, LLC (“Trappers”) were transferred to Greektown Casino and Trappers has been dissolved pursuant to the Plan. Unless otherwise indicated or the context otherwise requires, the following discussion describes the business and operations of Greektown Superholdings after the Effective Date. Greektown Superholdings’ corporate headquarters are located at 555 East Lafayette, Detroit, Michigan 48226.

Background & Bankruptcy Considerations

          The following discussion provides a summary of the events leading to consummation of the Plan, which was proposed by the Put Parties (as defined below) and certain other parties in the Chapter 11 cases involving Greektown Holdings.

          On May 29, 2008 (the “Petition Date”), Greektown Holdings, its direct and indirect subsidiaries and certain affiliates (collectively, the “Debtors” or “Predecessor”) filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Michigan (the “Bankruptcy Court”). These cases were consolidated under the caption, “In re Greektown Holdings, L.L.C., et al. Case No. 08-53104.” On August 26, 2009, the Debtors filed the Second Amended Joint Plans of Reorganization (the “Debtor Plan”) and the Second Amended Disclosure Statement for Joint Plans of Reorganization (the “Debtor Disclosure Statement”). On September 3, 2009, the Bankruptcy Court approved the Debtor Disclosure Statement.

          On November 2, 2009, certain holders of the 10-3/4% Senior Notes due 2013 (the “Senior Notes”) issued by Greektown Holdings and Greektown Holdings II, Inc. and certain other parties (the “Put Parties”) entered into a Purchase and Put Agreement, dated November 2, 2009 (as amended by that certain First Amendment to Purchase and Put Agreement, dated January 11, 2010, the “Purchase and Put Agreement”).

          The effectiveness of the Plan was conditioned, among other things, on the receipt of all required authorizations, consents and regulatory approvals, including those from the City of Detroit and the MGCB, obtaining the Revolving Loan, as defined below, the satisfaction or waiver of the conditions precedent in the documents governing the Exit Financing, as defined below, and the actions, documents and agreements necessary to implement the Plan being satisfactory in form and substance to the Put Parties prior to June 30, 2010. The Plan became effective and the Debtors emerged from bankruptcy on June 30, 2010 (the “Effective Date”), upon satisfaction of such conditions.

          The Plan, which was substantially consistent with the terms set forth in the Purchase and Put Agreement, generally provided for the full payment or reinstatement of allowed administrative claims, priority claims, post-petition secured claims, and pre-petition secured claims, the satisfaction of general unsecured claims through the distribution of cash and litigation trust interests and the cancellation of the existing equity interests in Greektown Holdings. The deadline to file administrative claims, professional claims and substantial contribution claims occurred on August 14, 2010. As provided in the Plan and confirmation order, such claims may not be subject to resolution under the Plan. The Plan also provided that the holders of Senior Notes receive all of the shares of our Common Stock issued pursuant to the Plan and the rights issued in the Rights Offering (as defined below) plus interests in litigation trust (the “Litigation Trust”). The Litigation Trust, which has been established pursuant to the Plan, has authority and standing to, among other things, (i) monitor distributions to general unsecured creditors under the Plan and (ii) perform the general unsecured creditors’ claims reconciliation process. On the Effective Date, rights to certain claims or causes of action of the Debtors were placed into the Litigation Trust. On the Effective Date, Greektown LLC loaned $375,000 on a non-recourse basis to the Litigation Trust to fund the fees, expenses, and costs of the Litigation Trust (the “Litigation Trust Loan”), which is evidenced by a note payable by the Litigation Trust to Greektown LLC. A trustee was appointed for the Litigation Trust who will, among other things, hold the assets of the trust for the benefit of the holders of general unsecured claims and such other beneficiaries as described in the Plan, prosecute or resolve certain unsettled litigation claims and make distributions of consideration received by the Litigation Trust as a result of any judgment, settlement, or compromise of any such claims.

          The terms of the Litigation Trust require that the Company fund $10,000,000 to a segregated account, payable in four equal quarterly installments of $2,500,000 commencing on September 30, 2010.

          Pursuant to the Plan, the sale of 1,850,000 shares of Preferred Stock in a rights offering (the “Rights Offering”), together with the direct purchase of 150,000 shares of Preferred Stock by certain of the Put Parties, all at a purchase price of $100 per share, provided approximately $196 million in net proceeds. Such net amount reflects the determination of the Put Parties to receive $4 million of the Cash Put Premium from Greektown Superholdings in cash and 66,666 shares of Preferred Stock in lieu of the remaining $6 million of the Cash Put Premium. All of the purchases of Preferred Stock were completed on the Effective Date and the shares of Preferred Stock were issued on the Effective Date or as soon as reasonably practicable thereafter. Each party who agreed to purchase Preferred Stock was given the option to purchase Preferred Stock with regular or reduced voting rights. However, certain parties that elected to purchase Preferred Stock and were concerned that they might acquire more than 4.9% of the capital stock of Greektown Superholdings, or certain parties that qualified as “Institutional Investors” under Michigan gaming law that were concerned that they may acquire more than 14.9% of the capital stock of Greektown Superholdings, elected to receive Warrants to purchase Preferred Stock at an exercise price of $0.01 per share representing a portion of the Preferred Stock that they had elected to purchase. As a result, the holders of Senior Notes and the Put Parties own all of the outstanding equity interests of Greektown Superholdings as of the Effective Date. In addition, under the Plan, at the end of the day on the Effective Date, Greektown Holdings’ existing members’ capital deficit was extinguished and no distributions were made to existing members. Certain of the Put Parties assigned their Put Commitment and certain of their other rights and obligations under the Purchase and Put Agreement to other Put Parties pursuant to an Assignment and Assumption Agreement dated as of March 31, 2010.

          On the Effective Date, Greektown Superholdings issued $385 million in 13% Senior Secured Notes (the “New Senior Secured Notes”) and entered into a $30 million revolving credit facility with Comerica Bank, $20 million of which is currently available for borrowings (the “Revolving Loan” and, together with the New Senior Secured Notes, the “Exit Financing”). On the Effective Date, the proceeds of the Rights Offering, the proceeds of the direct purchase of Preferred Stock, and the proceeds from the sale of the New Senior Secured Notes were used to pay all outstanding borrowings under the DIP Facility, to repay the pre-petition secured claims, and to make other payments required upon exit from bankruptcy. The proceeds from the sale of the New Senior Secured Notes remaining after the foregoing payments were made, as well as the Revolving Loan, were used to provide ongoing liquidity to conduct our operations.

Note 2. Summary of Significant Accounting Policies

Presentation and Basis of Accounting

          The accompanying consolidated financial statements present the financial position of Greektown Superholdings, Inc. and its wholly owned subsidiaries as of and for the three months ended September 30, 2010. The accompanying consolidated statements of operations and cash flows of the Predecessor are presented for the six months ended June 30, 2010 and three and nine months ended September 30, 2009.

          The accompanying consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, the consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles. However, they do contain all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods included therein. The interim results reflected in these financial statements are not necessarily indicative of results to be expected for the full fiscal year.

Use of Estimates

          The preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles requires management of the Company to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include valuation allowances for receivables, tax obligations and certain other accrued liabilities. Actual results could differ from those estimates.

Casino Revenues

          Greektown Casino recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Revenues from food and beverage and hotel operations are recognized at the time of sale or upon the provision of service.

Promotional Allowances

          The retail value of food, beverage, and other complimentary items furnished to customers without charge is included in revenues and then deducted as promotional allowances. The estimated costs of providing such promotional allowances for the nine months ended September 30, 2010 and 2009, are approximately as follows (in thousands):

	Successor	Predecessor

	Three Months Ended September 30,	Three Months Ended September 30,	Six Months Ended June 30,	Nine Months Ended September 30,

	2010	2009	2010	2009

Food and beverage	$3,013	$2,798	$6,055	$6,946
Hotel	649	917	1,585	1,822

	$3,662	$3,715	$7,640	$8,768

Cash, Cash Equivalents, and Certificates of Deposit

          The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Certificates of deposit represent cash deposits with original maturities in excess of three months.

Goodwill and Intangible Assets

          Goodwill represents the excess of reorganization value over fair value of assets acquired and liabilities assumed in fresh start accounting at June 30, 2010. In accordance with accounting guidance related to goodwill and other intangible assets, we test for impairment of goodwill and indefinite-lived intangible assets annually in the fourth quarter of each year and in certain situations between those annual dates, if indicators of impairment arise.

          Goodwill is tested for impairment using a discounted cash flow model based on the estimated future results of the Company, discounted using the Company’s weighted-average cost of capital and market indicators of terminal year capitalization rates. The implied fair value of goodwill is determined by allocating the fair value of the Company to its assets and liabilities and the amount remaining, if any, is the implied fair value of goodwill. The implied fair value of the Company’s goodwill is compared to the carrying value of that goodwill. If the implied fair value of the goodwill is less than its carrying value, then goodwill is written down to its implied fair value and an impairment charge is recorded.

          Indefinite-lived intangible assets are not subject to amortization but are tested for impairment using a discounted cash flow approach. Intangible assets with a definite life are amortized over their useful life which is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Management periodically assesses the amortization period of intangible assets with definite lives based upon estimated future cash flows from related operations.

          Inherent in the reviews of the carrying amounts of goodwill and intangible assets are various estimates. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, political and economic climates, recent operating information and budgets of the property where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our properties.

Fair Value of Financial Instruments

          The carrying amount of cash and cash equivalents, certificates of deposit, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of these instruments. The fair value of senior secured notes, net of original issue discount and capital lease obligation approximates their carrying value, as determined by the Company, using available market information.

Earnings per Share

          Earnings per Share —Basic earnings (loss) per common share (“EPS”) is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from securities that could share in the earnings of the Company. Anti-dilutive securities are excluded from the calculation of diluted EPS. See Note 10 for further information.

Stock-Based Compensation

          Stock-based compensation cost is estimated at the grant date based on the fair value of the award and is being expensed ratably over the service period of the award. Total compensation costs recognized under all share-based arrangements for the three months ended September 30, 2010 was $79,000. The Company did not record a stock-based compensation expense for three month and nine months ended September 30, 2009, and six months ended June 30, 2010, as the restricted shares were issued during the quarter ended September 30, 2010. See Note 9 for further information.

Income and Other Taxes

          A provision for federal taxes for the three months ended September 30, 20010 was not recorded because the Company provided a full valuation allowance on its losses during the quarter. A provision for federal income taxes for the six months ended June 30, 2010 and the three and nine months ended September 30, 2009 was not recorded because the operating results presented within the statement of operations are the results of the limited liability company (“LLC”) taxed as a partnership for federal tax purposes. As such, taxable income or loss was allocated to the members of Greektown Holdings based on their respective ownership percentages in accordance with the LLC agreement, for the respective period.

The Company records income taxes for the Michigan Business Tax (MBT) which is considered an income tax under the provisions of the Income Taxes topic of the FASB ASC. The MBT has a gross receipts tax and an income tax component. The Company has a deferred tax asset of approximately $1.2 million and a deferred tax liability of approximately $4.9 million as of September 30, 2010. These amounts are presented net as a long-term deferred tax liability of approximately $3.7 million. Included in accrued income taxes is an estimated liability for 2010 MBT of approximately $650,000 and an estimated income tax contingency of $6.5 million related to certain potential taxes that could be assessed in connection with the enactment of the Plan. In addition, in connection with the emergence transaction, the Company has uncertainties regarding state tax attributes that could have a material impact on deferred taxes recorded in the consolidated balance sheet.

Impairment or Disposal of Long-Lived Assets

          The Company accounts for long-lived assets in accordance with the provisions of the Property, Plant, and Equipment topic of the FASB ASC. The Property, Plant, and Equipment topic of the FASB ASC requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Recently adopted accounting pronouncements

          The Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The guidance clarifies and extends the disclosure requirements about recurring and nonrecurring fair value measurements. The Standard is effective for reporting periods beginning after December 15, 2009. The Company adopted ASU No. 2010-06 in the first quarter of 2010. The adoption of this Topic did not have a material impact on the consolidated financial statements.

Recent Accounting Pronouncements

          The FASB issued ASU No. 2010-16, Entertainment-Casinos (Topic 924): Accruals for Casino Jackpot Liabilities. The guidance clarifies that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can avoid paying that jackpot. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. This guidance applies to both base jackpots and the incremental portion of progressive jackpots. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company is currently determining the impact of this guidance on its consolidated financial statements.

          A variety of proposed or otherwise potential accounting standards are currently under consideration by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of such proposed standards would have on our consolidated financial statements. The Company is currently determining the impact of this guidance on its consolidated financial statements.

Note 3. Emergence from Chapter 11

Plan of Reorganization

          Pursuant to the Plan, on the Effective Date, a series of restructuring transactions were consummated through which the Company emerged from bankruptcy and the Senior Noteholders of the Predecessor acquired the equity ownership of the Company through (a) the issuance of shares of its Common and Preferred Stock and warrants to purchase additional shares of its Preferred Stock and (b) the assumption of certain liabilities of the Predecessor included after the Petition Date to the extent not paid on or prior to the Effective Date.

          The Plan also provided for, among other things:

•	the cancellation of the Senior Notes in the amount of $185 million;

•	the cancellation of pre-petition accounts payable, in the amount of $14.2 million;

•	the cancellation of approximately $65.0 million of other indebtedness pertaining to pre-petition obligations;

•	payment in full of the DIP Financing in the amount of $193.4 million and related interest;

•	payment in full of the pre-petition Secured Debt in Default in the amount of $367.3 million;

•	reinstatement, payment in full, or satisfaction in full by return of collateral of all other Allowed Claims (as defined in the Plan); and

•	the entry into of certain Exit Financing arrangements, which consisted of (i) the New Senior Secured Notes and (ii) the Revolving Loan.

Fresh Start Consolidated Balance Sheet

          In accordance with the Reorganizations topic of the ASC, the Company adopted fresh-start reporting upon the Effective Date. The Company was required to apply the provisions of fresh-start reporting to its financial statements because the reorganization value of the assets on the emerging entity immediately before the date of confirmation was less than the total of all post-petition liabilities and allowed claims and the holders of the existing voting shares of the Predecessor’s common stock immediately before confirmation received less than 50 percent of the voting shares of the emerging entity. Under the accounting guidance, fresh-start reporting is required on the date on which the plan of reorganization is confirmed by the Bankruptcy Court, but further provides that fresh-start reporting should not be applied until all material conditions to the Plan are satisfied. All material conditions to the Plan were satisfied on June 30, 2010, the Effective Date.

          Fresh-start reporting generally requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s enterprise value as set forth in the Plan to its assets and liabilities pursuant to accounting guidance related to business combinations as of the Effective Date. As set forth in the disclosure statement, relating to the Plan, that was confirmed by the Bankruptcy Court on December 4, 2009, the enterprise value was estimated to be in the range of $626.7 million to $696.2 million, with a mid-point estimate of $662.7 million, based on financial projections. The enterprise value was estimated using various valuation methods, including (i) a calculation of the present value of projected free cash flows and a terminal value, using a range of discount rates (the “Discounted Cash Flow Analysis”); (ii) a comparison of the financial data of the reorganized Debtors with comparable publicly traded gaming companies (the “Comparable Companies Analysis”); and (iii) an analysis of comparable valuations indicated by precedent mergers and acquisitions transactions in the gaming industry (the “Precedent Transactions Analysis”).

          The enterprise value using the Discount Cash Flow Analysis was determined using the Predecessor’s financial projections for the periods through 2013. The four year compounded annual growth rate used in the projections was 2.7%. These financial projections were provided in the Plan disclosure statement and included anticipated changes associated with the Company’s reorganization plans, general market conditions, as well as other pertinent economic factors. The discount rate applied was in the range of 9% to 10% which was calculated using a weighted average cost of capital analysis based on comparable statistics of the Company’s peer group. The present value of all cash flows after 2013 were calculated using terminal values which were calculated by applying exit multiples ranging from 7.0x to 8.0x the 2013 financial projections which was then discounted in the range of 9% to 10%. Exit multiples ranging from 7.0x to 8.0x were based upon comparable company EBITDA multiples of the Company’s peer group.

          Based upon an evaluation of relevant factors used in determining the range of enterprise value, including an assessment of the Company’s expected future cash flow projections, the Company concluded that the midpoint enterprise value estimate of $662.7 million should be used for fresh start reporting purposes, as it most closely approximately fair value.

          In accordance with fresh start reporting, at June 30, 2010, the Company’s enterprise value has been allocated to existing assets using the measurement guidance provided in accounting guidance related to business combinations. In addition, liabilities, other than deferred taxes, have been recorded at the present value of amounts estimated to be paid. Finally, the Predecessor’s accumulated deficit has been eliminated and the Company’s new debt and equity have been recorded at fair value in accordance with the Plan. Deferred taxes have been determined in accordance with accounting guidance related to income taxes.

          Estimates of fair value represent the Company’s best estimates, which are based on industry data and trends and by reference to relevant market rates and transactions, and discounted cash flow valuation methods, among other factors. The determination of the fair value of assets and liabilities is subject to significant estimation and assumptions and there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized and actual results could vary materially.

          The implementation of the Plan and the effects of the consummation of the transactions contemplated therein, which included the settlement of various liabilities, repayment of the Predecessor’s indebtedness, incurrence of new indebtedness and the adoption of fresh-start reporting in the Company’s consolidated balance sheet at June 30, 2010 were as follows (in thousands):

	Predecessor/ Historical Greektown Holdings, L.L.C.	Plan Effect Adjustments (a)		Fresh Start Adjustments (g)		Greektown Superholdings, Inc. As Adjusted

	(In thousands, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$31,282	$(17,686	)(b)	$—		$13,596
Certificates of deposit	532	—		—		532
Accounts receivable—gaming, net	1,692	—		—		1,692
Accounts receivable—other, net	921	375	(c)	—		1,296
Notes receivable	2,000	—		—		2,000
Inventories	413	—		—		413
State of Michigan gaming tax refundable	5,743	—		—		5,743
Prepaid expenses and other current assets	13,900	850	(d)	(2,026	)(e)	12,724
Current portion of financing fees	—	3,308	(f)	—		3,308

Total current assets	56,483	(13,153)		(2,026)		41,304
Property, building and equipment, net	467,349	—		(127,795	)(h)	339,554
Financing fees, net	17,309	(4,415	)(f)	—		12,894
Deposits and other assets	30	—		—		30
Other identifiable intangible assets:
Trade names	—	—		26,300	(i)	26,300
Rated player relationships	—	—		69,000	(i)	69,000
Casino development rights	—	—		117,800	(i)	117,800

Total other identifiable intangible assets	—	—		213,100		213,100
Goodwill	—	—		108,475	(j)	108,475

Total assets	$541,171	$(17,568)		$191,754		$715,357

	Predecessor/ Historical Greektown Holdings, L.L.C.	Plan Effect Adjustments (a)		Fresh Start Adjustments (g)		Greektown Superholdings, Inc. As Adjusted

	(In thousands, except per share amounts)
Liabilities and shareholders’/members’ equity (deficit)
Current liabilities:
Debtor-in-possession financing	$193,415	$(193,415	)(k)	$—		$—
Secured debt in default	367,322	(367,322	)(l)	—		—
Accounts payable	11,569	—		—		11,569
Accrued income taxes	760	6,470	(m)	—		7,230
Unsecured distribution liability	—	10,000	(n)	—		10,000
Notes payable	977	—		—		977
Accrued expenses and other liabilities	11,285	2,650	(o)	—		13,935
Accrued interest	5,441	(5,441	)(k)			—

Total current liabilities	590,769	(547,058)		—		43,711
Long-term liabilities:
New senior secured revolving credit facility	—	—	(p)	—		—
New senior secured notes, net of discount	—	362,605	(q)	—		362,605
Obligation under capital lease	786	—		1,736	(r)	2,522
Deferred Michigan Business Tax, net	3,720	—		—		3,720

Total long-term liabilities	4,506	362,605		1,736		368,847
Liabilities subject to compromise	264,987	(264,987	)(s)	—		—
Shareholders’ equity/members’ equity (deficit)	(319,091)	431,872	(t)	190,018	(u)	302,799

Total liabilities and shareholders’ equity/members’ equity (deficit)	$541,171	$(17,568)		$191,754		$715,357

Explanatory notes:

(a)—Represents amounts recorded as of the Effective Date for the consummation of the Plan, including the settlement of liabilities subject to compromise, the satisfaction of the DIP financing and pre-petition secured debt in default, the issuance of new indebtedness and related cash payments, the issuance of Common and Preferred Stock and warrants to purchase Preferred Stock, and other transaction associated with the consummation of the Plan.

(b)—Reflects the sources and uses from the Plan, the Exit Financing, the Rights Offering and the cash used as detailed in the following table:

Sources of cash:
Proceeds from issuance of New Senior Secured Notes—series A (net of 5% original issue discount)	$266,159
Proceeds from issuance of New Senior Secured Notes—series B (net of 8% original issue discount)	96,446
Net Proceeds from Rights Offering (net of Cash Put Premium)	196,000
On-hand cash and cash equivalents	17,686

Total sources of cash	$576,291

Uses of cash:
Repayment of debtor-in-possession financing	$193,415
Repayment of secured debt in default	367,322
Repayment of accrued interest on debtor-in-possession financing	5,389
Advances to fund litigation trust under the Plan	375
Payment for pre-paid title insurance fees	850
Payment of fees related to the emergence transaction	8,940

Total uses of cash	$576,291

(c)—Represents an adjustment to record a non-recourse loan in the amount of $375,000 which is required to be loaned from Greektown Superholdings to fund the fees, expenses and costs of a liquidating trust established pursuant to Section 4.12 of the Plan.

(d)—Represents prepaid title-insurance fees paid at Effective Date in connection with the consummation of the Plan.

(e)—Represents an adjustment to revalue prepaid expenses at fair market value as of the Effective Date in accordance with the adoption of fresh start reporting requirements.

(f)—Represents an adjustment to eliminate the deferred financing fees, net of accumulated amortization of the Predecessor on the Effective Date and establish the new deferred financing fees in connection with the Exit Financing.

(g)—Represents the adjustments of assets and liabilities to fair value, or other measurement as specified in accounting guidance related to business combinations, in conjunction with the adoption of fresh start reporting.

(h)—Represents an adjustment to record property, building and equipment at estimated fair value on June 30, 2010, as set forth in the table below. The determination of fair value of assets and liabilities is subject to significant estimation and assumptions and there can be no assurances that the estimates, assumptions and values reflected in the valuations will be realized and actual results could vary materially. The allocation of the enterprise value is subject to additional adjustments to the extent that improved information on assets and liability valuations becomes available.

(In $’000)	Net Book Value	Estimated Fair Value	Adjustment

Property, building and equipment:
Land	$104,191	$45,400	$(58,791)
Building and improvements	331,173	245,441	(85,732)
Gaming equipment and furnishings	11,222	19,774	8,552
Non-gaming equipment and furnishings	13,122	21,298	8,176
Construction in progress	7,641	7,641	—

Total property, building and equipment	$467,349	$339,554	$(127,795)

(i)—Represents an adjustment to record other identifiable intangible assets related to Greektown Holdings’ trade names, rated player relationships and casino development rights under the Development Agreement at estimated fair value in connection with fresh start reporting. The determination of fair value of assets and liabilities is subject to significant estimation and assumptions and there can be no assurances that the estimates, assumptions and values reflected in the valuations will be realized and actual results could vary materially. The preliminary allocation of the enterprise value is subject to additional adjustments to the extent that improved information on assets and liability valuations becomes available.

(j)— Represents the establishment of goodwill as a result of fresh start reporting.

(k)—Represents an adjustment to record the payment on the Effective Date of the principal amount of the DIP Facility, inclusive of PIK interest, cash interest from the proceeds of the Exit Financing and the Rights Offering.

(l)—Represents an adjustment to record the payment on the Effective Date of the amount of the pre-petition senior secured obligations of the Debtors and accrued interest thereon from the proceeds of the Exit Financing and the Rights Offering.

(m)—This adjustment reflects the MBT impact of the consummation of the plan.

(n)—Represents an adjustment to record the $10 million unsecured settlement obligation reflecting the treatment provided for under the Plan whereby general unsecured claimants will receive their pro rata share of $10 million in cash payable over 4 quarterly installments during the initial year following the Effective Date.

(o)—Represents an adjustment to record liabilities for the expected settlement of certain pre-petition claims that were not settled at the Effective Date.

(p)—We entered into the Revolving Loan (a $30 million revolving credit facility, $20 million of which is currently available) on the Effective Date. The Revolving Loan bears interest at an annual rate of LIBOR plus 3.50% or the higher of Comerica Bank’s prime reference rate and 3.25%. Upon the discharge and release of existing mortgages on a small parcel of real property underlying a portion of our casino operations securing indebtedness owed by third parties, the amount available under the Revolving Loan will increase to $30 million, and the Revolving Loan will bear interest at an annual rate (depending on a leverage ratio) of LIBOR plus 1.75% to 2.25% or the higher of Comerica Bank’s prime reference rate and 2.5% minus 0.5% to 1%. The Revolving Loan was undrawn as of the Effective Date.

(q)— Represents an adjustment to record the New Senior Secured Notes, net of original issue discounts as summarized in the table below.

	Face Amount of Notes	Original Issue Discount Rate	Original Issue Discount	Net Proceeds

Series A Senior Secured Notes	$280,167	5.0%	$14,008	$266,159
Series B Senior Secured Notes	104,833	8.0%	8,387	96,446

Total.	$385,000		$22,395	$362,605

(r)—Represents an adjustment to revalue capital lease obligations at fair market value as of the Effective Date in accordance with the adoption of fresh start reporting requirements.

(s)—Represents an adjustment to eliminate the balances of liabilities subject to compromise, reflecting the treatment provided for under the Plan whereby general unsecured claimants will receive their pro rata share of $10 million in cash payable over 4 quarterly installments during the initial year following the Effective Date in full satisfaction of general unsecured claims. Liabilities subject to compromise as of emergence are detailed in the following table.

Pre-petition accounts payable	$14,210
Pre-petition amounts due to parent	1,350
Unsecured Notes	185,000
Accrued interest on Unsecured Notes	51,376
Lawsuit settlement obligation	12,303
Accrued interest on Lawsuit settlement obligation	748

Total	$264,987

(t)—This adjustment reflects the entries necessary to record the cancellation of previous ownership interests and the elimination of the accumulated deficit in Predecessor, in accordance with the adoption of fresh start reporting requirements.

(u)—Represents adjustment to equity related to fresh start reporting.

Reorganization items and fresh start adjustments

          Reorganization items and fresh start adjustments represent amounts incurred as a direct result of the Chapter 11 cases, the consummation of the Plan and the adoption of fresh start accounting, and were comprised of the following for the three-month periods ended September 30, 2010 and 2009, six- month periods ended June 30, 2010, and nine months periods ended September 30, 2009 (in thousands):

	Successor		Predecessor

	Three months ended September 30,	Three months ended September 30,	Six Months Ended June 30,	Nine Months Ended September 30,

	2010	2009	2010	2009

Non-cash reorganization items and fresh start adjustments:
Discharge of liabilities subject to compromise	$2,100	$—	$130,937	$—
Revaluation of assets and liabilities	—	—	190,018	—

Total non-cash reorganization items and fresh start adjustments	2,100	—	320,955	—
Professional fees and expenses:
Legal professional fees	(745)	(3,958)	(12,336)	(8,845)
Consulting professional fees	(763)	(3,359)	(6,758)	(8,663)
U.S. Trustee fees and other expenses	(214)	(32)	(509)	(95)

Total professional fees and expenses	(1,722)	(7,348)	(19,603)	(17,602)

Net gain (loss) on reorganization items and fresh start adjustments	$378	$(7,348)	$301,352	$(17,602)

          Professional fees include financial advisory, consulting, tax, legal, real estate and valuation services, among other items, that are directly associated with the Chapter 11 reorganization process. The Company continues to incur expenses related to the Predecessor’s Chapter 11 cases, which includes professional fees that were classified as reorganization items by the Predecessor.

Note 4. Goodwill & Other Identifiable Intangible Assets

          Goodwill represents the excess of the reorganization value of Greektown Superholdings over the fair value of tangible and identified intangible net assets upon emergence from bankruptcy. Greektown recorded goodwill of $108.5 million upon the application of fresh start reporting.

          Other identifiable intangible assets consist of the following (in thousands):

	Estimated Fair Value	Assumed Useful Life

Other identifiable intangible assets:
Trade names	$26,300	Indefinite
Rated player relationships	65,550	5 years
Casino development rights	117,800	Indefinite

Total other identifiable intangible assets	$209,650

Accumulated amortization related to the rated player relationships intangible asset for the three months ended September 30, 2010 totaled $3.5 million.

          Upon the Effective Date, in connection with fresh start reporting, the Company recognized Greektown Holdings’ trade names, rated player relationships and casino development rights under the Development Agreement at estimated fair value as set forth in the table above. Intangible assets related to Greektown Superholdings were valued by valuation professionals who used income and cost based methods, as appropriate. The Greektown trade name was valued based on the relief from royalty method, which is a function of projected revenue, the royalty rate that would hypothetically be charged by a licensor of an asset to an unrelated licensee and a discount rate. The royalty rate was based on factors such as age, market competition, absolute and relative profitability, market share and prevailing rates from similar assets to reach a 1% royalty rate. The discount rate applied was 12.5%, based on the weighted average cost of capital of the properties benefiting from the trade name. Casino development rights were valued based on the Greenfield method, which is a function of the cost to build a new casino operation, the build out period, and projected cash flows attributable to the casino once operational at a discount rate. The projected cash flows assumed a compound revenue growth rate of 2.7% and an effective tax rate of 40%. The discount rate assumed was 11.5% based on the weighted average cost of capital for the respective property. The value assigned to the rated player relationships was based on the present value of future earnings using the replacement cost method based on internally developed estimates. The determination of fair value of assets and liabilities is subject to significant estimation and assumptions and there can be no assurances that the estimates, assumptions and values reflected in the valuations will be realized and actual results could vary materially.

          We comply with the provisions of the Intangible Assets—Goodwill and Other topic of the ASC, which provides guidance on how identifiable intangible assets should be accounted for upon acquisition and subsequent to their initial financial statement recognition. This topic requires that identifiable intangible assets with indefinite lives be capitalized and tested for impairment at least annually by comparing the fair values of those assets with their recorded amounts. Accordingly, we perform our impairment test as of October 1 of each year by comparing their estimated fair value to the related carrying value as of that date.

Note 5. Debt

Predecessor

          Long term debt and notes payable of the Predecessor consisted of the proceeds generated by Holdings as borrower under a seven-year term loan agreement to finance the payment for the Casino’s existing credit facilities that were expiring. Also effective April 2007, Holdings’ existing five-year revolving credit facilities (including letter-of-credit facilities) were increased to $125 million. The funds received by Holdings under these credit facilities were advanced to the Casino under terms which were similar to those contained in Holdings’ agreements with its lender.

          On June 9, 2008, Holdings and the Casino entered into a $150 million DIP Credit Facility (the DIP Financing) in order to finance the remainder of the Expanded Complex and provide funding for working capital purposes; the DIP Financing included a delayed draw term loan agreement for $135 million and a revolving credit facility for $15 million.

          The DIP Financing was amended and restated on February 20, 2009 (Amended DIP Financing) to provide up to an additional $46 million in two delayed draw term loans. Of the funds received from the Amended DIP Financing, $26 million could only be used for construction related expenses, while up to $20 million of the remaining commitment could be used to pay operational and construction related expenses and was available to the Casino in increments upon achieving certain milestones as set forth in the agreement. In addition to providing additional borrowings, the Amended DIP Financing adjusted the rate of interest on the delayed draw term loan and revolving credit facility as provided by the original DIP Financing from the Base Rate plus 5.25% per annum to the Base Rate plus 7.25% per annum. The interest rate applicable to the additional delayed draw term loan is the Base Rate plus 5.25%. The Amended DIP Financing restated the covenant requirements which the Company was required to comply with under the terms of the agreement.

          The Amended DIP Financing also set forth an additional paid-in-kind (PIK) amount that was accrued and then added to the then outstanding DIP Financing. The PIK was 5.00% of the outstanding amount of the original DIP Financing and had the same maturity date as the DIP Financing.

          On December 29, 2009, the Predecessor executed the Senior Secured Superpriority Debtor-In-Possession credit agreement (New DIP Credit Facility), which provided maximum aggregate principal of $210 million. The New DIP Credit Facility consisted of a $190 million Term A loan and a $20 million delayed draw term loan; the interest rate associated with these borrowings was 14.50% of which 11.00% was cash interest and 3.50% was PIK. Under the terms of the New DIP Credit Facility, the Term A Loan was utilized to fund the repayment in full the original DIP financing and the Amended DIP Financing.

          The New DIP Credit Facility contained covenants including limitations on additional indebtedness, capital expenditures, mergers or acquisitions, dispositions of assets, loans and advances, and transactions with affiliates. Further, the Agreement required the Casino to maintain specific financial ratios including monthly minimum earnings before interest, taxes, depreciation, amortization, and restructuring costs (EBITDAR), as defined in the New DIP Credit Facility.

          As security for the term loan and any amounts owed under the revolving credit facility, Holdings had pledged its 100% equity interest in the Casino. Further, the Casino also assigned a security interest in all of its assets as collateral for the above agreements, and had guaranteed repayment of these borrowings.

          Except as permitted under the terms of New DIP Credit Facility and other existing Credit Facilities, the Company was not permitted to incur any other indebtedness. On June 30, 2010, the Company repaid the New DIP Financing as part of the plan of reorganization.

Other

          Predecessor also borrowed $185 million in December 2005 under an unsecured note arrangement to finance its operations and meet its liability and equity commitments. The maturity date of the note was December 1, 2013. As a result of the Chapter 11 filing the notes became unsecured pre-petition liabilities subject to compromise and were settled upon effectiveness of the Noteholder Plan.

          Effective January 19, 2006 and September 28, 2007, Predecessor entered into interest rate swap agreements with notional amounts of $195 million and $70 million, respectively. The purpose of these interest rate swaps was to manage the cash flows related to well-defined interest rate costs and the risk associated with variable rate debt. These financial instruments were terminated as a result of the Chapter 11 filing. On the date of termination, the liabilities under the swap agreements became fixed at $9.3 million related to the $195 million interest rate swap agreement and $2.8 million related to the $70 million interest rate swap agreement. These liabilities were recorded by Predecessor and were included in liabilities not subject to compromise. Interest on these obligations is accrued as PIK at a 6.75% interest rate. Due to the effectiveness of the Noteholder Plan these liabilities were settled.

Successor

Exit Facility

Purchase Agreement; Indenture; Notes

          On June 25, 2010, the Company entered into a purchase agreement (the “Purchase Agreement”), by and between the Company and Goldman, Sachs & Co. (the “Initial Purchaser”), pursuant to which the Company agreed to issue and sell, and the Initial Purchaser agreed to purchase, $280.2 million principal amount of its Series A 13% Senior Secured Notes due 2015 (the “Series A Notes”) and $104.8 million principal amount of its Series B 13% Senior Secured Notes due 2015 (the “Series B Notes” and, together with the Series A Notes, the “Notes”) which are guaranteed (the “Guarantees”) by substantially all of the Company’s domestic subsidiaries (the “Guarantors” and, together with the Company, the “Obligors”) executed a joinder to the Purchase Agreement on June 30, 2010.

          On the Effective Date, the Company consummated the issuance and sale of the Notes under the Purchase Agreement in a private placement to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act.

          The Notes were issued pursuant to an indenture, dated as of June 30, 2010 (the “Indenture”), among the Company, the Guarantors, and Wilmington Trust FSB, as trustee.

          Maturity: The Notes mature on July 1, 2015. The Notes bear interest at a rate of 13.0% per annum. Interest on the Notes is payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          Guarantees: The obligations of the Obligors under the Notes are fully and unconditionally guaranteed, jointly and severally, on a second-priority senior secured basis by all of the Company’s current and future domestic subsidiaries, subject to certain exceptions.

          Security: The Notes and the related Guarantees secured by a second-priority lien on (i) substantially all of the properties and assets of the Company and each Guarantor, whether now owned or hereafter acquired, except certain excluded assets and (ii) a pledge of all the capital stock of all the subsidiaries of the Company, subject to certain limitations (in each case subject to certain permitted prior liens and liens securing certain permitted priority lien debt, including borrowings under the Company’s revolving credit facility described below).

          Optional Redemption: At any time prior to January 1, 2013, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a specified premium as of, and accrued and unpaid interest and special interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. On or after January 1, 2013, the Company may redeem some or all of the Notes at any time at the redemption prices specified in the Indenture plus accrued and unpaid interest and special interest, if any, to the applicable redemption date.

          Mandatory Redemption: The Notes are subject to mandatory disposition or redemption following certain determinations by applicable gaming regulatory authorities.

          The Notes are subject to mandatory redemption, at 103% of their principal amount plus accrued and unpaid interest and special interest, if the Company has consolidated excess cash flow, as defined in the Indenture, for any fiscal year commencing with the fiscal year beginning on the date of the Indenture and ending December 31, 2010.

          If the Company experiences certain change of control events, the Company must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. If the Company sells assets or experiences certain events of loss under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date.

          Covenants: The Indenture contains covenants limiting the ability of Greektown and/or its direct and indirect subsidiaries (and in certain instances Greektown Superholdings) to, among other things, (i) engage in businesses other than the operation of Greektown Casino; (ii) incur or guarantee additional indebtedness; (iii) create liens; (iv) make certain investments; (v) pay dividends on or make payments in respect of capital stock; (vi) consolidate or merge with other companies; (vii) sell certain assets; (viii) enter into transactions with affiliates; (ix) agree to negative pledge clauses and (x) enter into sales and leasebacks. Failure to comply with these covenants could result in a default under the Indenture unless Greektown Superholdings, Inc obtains a waiver of, or otherwise mitigates, the default.

          Events of Default: The Indenture for the New Senior Secured Notes contains events of default, including (i) failure to pay principal, interest, fees or other amounts when due; (ii) breach of any covenants which are not cured within a stated cure period; (iii) default under certain other indebtedness; (iv) becoming subject to certain judgments; (v) failure to keep liens or security interests valid; (vi) certain events of bankruptcy insolvency; (vii) impairment of any collateral to the loans; (viii) ceasing to own the casino complex; or (ix) loss of gaming or certain other licenses, or the legal authority to conduct gaming activities. A default could result in an acceleration of the New Senior Secured Notes and acceleration of amounts outstanding there under.

Revolving Credit Agreement

          On the Effective Date, the Company entered into a Credit Agreement with Comerica Bank (the “Credit Agreement”) for the Revolving Loan.

          General: The Credit Agreement provides for the Revolving Loan, which is a three and one-half year revolving credit facility in an aggregate principal amount initially of up to $20 million (increasing to $30 million upon the discharge and release of existing mortgages on the Trappers Parcel (as defined below) securing indebtedness owed by third parties (the “Trappers Mortgage Release”), including $5 million for the issuance of standby letters of credit. The maximum expiration of individual letters of credit is twelve months after the issuance thereof or, if earlier, the maturity of the Revolving Loan.

          Security and Guarantees. The Revolving Loan is secured by a perfected first priority lien and security interest on all the assets of the Company and all its direct and indirect subsidiaries, excluding, among other things, the Company’s gaming license.

          Interest and Fees. Borrowings under the Revolving Loan initially bear interest at an annual rate of LIBOR plus 3.50% or the higher of Comerica Bank’s prime reference rate and 3.25%. Upon the Trappers Mortgage Release, the Revolving Loan will bear interest at an annual rate of LIBOR plus 1.75% (if the Leverage Ratio (as defined below) is less than 4 to 1) or 2.25% (if the Leverage Ratio is greater than or equal to 4 to 1) or at an annual rate of (a) the higher of (i) Comerica Bank’s prime reference rate and (ii) 2.50% minus (b) 0.50% (if the Leverage Ratio is greater than or equal to 4 to 1) or 1% (if the Leverage Ratio is less than 4 to 1). There is a facility fee of 0.50% per annum on the aggregate revolving credit commitment amount payable quarterly in arrears commencing on July 1, 2010 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. There is also a non-refundable letter of credit fee of 3.50% per annum on the face amount of each letter of credit payable quarterly in advance. Upon the Trappers Mortgage Release, this rate drops to 1.75% (if the Leverage Ratio is less than 4 to 1) or 2.25% (if the Leverage Ratio is greater than or equal to 4 to 1). “Leverage Ratio” means as of the last day of any fiscal quarter of the Company, the ratio of an amount equal to, on a consolidated basis, the sum of all of the funded debt of the Company and its subsidiaries as of such date, excluding all subordinated debt, to EBITDA (as defined below) for the four fiscal quarters then ending. Adjustments to the interest rate and the applicable letter of credit fee rate are implemented quarterly based on the Leverage Ratio.

          Prepayment. The Revolving Loan requires mandatory prepayments in an amount equal to (i) 100% of the net proceeds of the permitted sale of assets (subject to certain exclusions and permitted reinvestments), (ii) 100% of the net proceeds of any recovery from insurance arising from an event of loss (subject to certain exclusions and permitted reinvestments), and (iii) 100% of the net proceeds for the issuance of any debt or equity securities (subject to certain exclusions). Except with respect to certain asset sales, mandatory prepayments do not reduce revolving credit commitments.

          Certain Covenants. The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions and materiality thresholds, the ability of the Company and its subsidiaries to sell assets and property, incur additional indebtedness, create liens on assets, make investments, loans, guarantees or advances, make distributions, dividends or payments on account of, or purchase, redeem or otherwise acquire, any of the Company’s capital stock, prepay certain indebtedness, engage in acquisitions, mergers or consolidations, engage in transactions with affiliates, amend agreements governing the Company’s indebtedness, including the Notes, make capital expenditures, enter into negative pledges, change fiscal year and change the Company’s or any Subsidiary’s name, jurisdiction of incorporation or location at which any Collateral is stored. The Company has also agreed to complete the Trappers Mortgage Release within one year following the date of the Revolving Loan.

          In addition, the Credit Agreement contains a financial covenant pursuant to which the Company must maintain as of each Test Date, a Fixed Charge Coverage Ratio of not less than 1.05 to 1 (measured from the Effective Date until the applicable determination date for all fiscal quarters ending on or before March 31, 2011 and thereafter, on a trailing twelve month basis). “Test Date” means (i) the last day of each fiscal year of the Company, and (ii) the last day of each fiscal quarter, if the sum of the average daily outstanding advances plus the aggregate undrawn face amount of all issued, outstanding and unexpired letters of credit under the Revolving Loan exceeded $7.5 million during such quarter or if there are any advances outstanding under the Revolving Loan on the last day of such fiscal quarter. “Fixed Charge Coverage Ratio” means EBITDA divided by the sum, without duplication, of (i) cash interest expense, (ii) principal payments, (iii) cash income tax payments, (iv) restricted payments paid or payable in cash, (v) unfinanced capital expenditures, and (vi) capitalized lease payments. For the September 30, 2010, December 31, 2010 and March 31, 2011 measuring periods, unfinanced capital expenditures will be assumed to be the lesser of (x) actual unfinanced capital expenditures and (y) $3 million, $6 million and $9 million, respectively. “EBITDA” means, for any period of determination, net income for the applicable period plus, without duplication and only to the extent deducted in determining net income, (i) depreciation and amortization expense for such period, (ii) interest expense, whether paid or accrued, for such period, (iii) all income taxes for such period, and (iv) certain unusual and non-recurring charges occurring within twelve months of effectiveness of the Revolving Loan.

          Event of Default. The Revolving Loan contains certain events of default, including failure to make required payments; breaches of covenants which are not cured within a stated cure period or any representations and warranties in any material adverse respect; defaults under certain other indebtedness; certain judgments against the Company for the payment of money; failure to keep any material provision of any loan document valid, binding and enforceable; a change of control; an event of bankruptcy or insolvency; loss of the Company’s gaming licenses to the extent such loss is reasonably likely to cause a material adverse effect; the Company becomes the subject of certain enforcement actions if such enforcement action has not been dismissed or terminated within 60 days after commencement; or the Company becomes prohibited from conducting gaming activities for a period of greater than thirty consecutive days. A default could result in, among other things, a termination of the revolving credit commitment and acceleration of amounts outstanding under the Revolving Loan.

          Trappers Mortgage Release. A small parcel of real property underlying a portion of our casino operations (the “Trappers Parcel”) is encumbered by mortgages which secure indebtedness owed to the Company and third parties. While the Company believes that these third party liens are discharged pursuant to the terms of the Plan, the liens established by these mortgages were not removed from the title record or insured by the title company prior to the Effective Date. Historical subordination agreements from the third parties holding such mortgages exist whereby such parties have agreed not to exercise remedies until Casino has exercised such remedies under a mortgage in favor of Casino on the same parcel.

Further, the Company and its subsidiaries have agreed to collaterally assign the mortgage in favor of the Company as well as a mortgage under which a pre-bankruptcy affiliate of the Company is the borrower (but as to which the Company is also the beneficiary of a collateral assignment to secure the mortgage in favor of us) to the lenders under the Revolving Loan on a first-priority basis and to the holders of the Notes on a second-priority basis. However, if the subordination agreements and the collateral assignment of the mortgage in favor of the Company and under which the Company’s pre-bankruptcy affiliate is the borrower were determined not to be enforceable, such mortgages could be deemed to have a higher priority than the mortgage on such property that the Company is granting to holders of the notes. In the event that the holders of such mortgages are able to exercise their rights under such mortgages, they would be entitled, among other remedies, to foreclose such liens which could result in the Company’s loss of title to such property. Pending the discharge of the liens on the Trappers Parcel, availability under the Revolving Loan is limited to $20 million, and the failure to resolve the issue within one year of the closing of the Revolving Loan will result in a default under the Credit Agreement unless otherwise waived.

          As of September 30, 2010, the Company had not drawn under the Revolving Credit Facility; however the Company had approximately $0.8 million of letters of credit outstanding.

Note 6. Shareholders’ Equity (Successor)

Common Stock

          Greektown Superholdings is authorized to issue 5 million shares of Common Stock, of which 140,000 shares were issued and outstanding as of September 30, 2010. A total of 4,354,935 shares of Greektown Superholdings’ Common Stock are designated as Series A-1 Common Stock, par value $0.01 per share (the “Series A-1 Common Stock”), and a total of 645,065 shares of Greektown Superholdings’ Common Stock are designated as Series A-2 Common Stock, par value $0.01 per share (the “Series A-2 Common Stock”). Each share of Series A-1 Common Stock represents the same economic interest in Greektown Superholdings as each share of Series A-2 Common Stock and such shares differ only with respect to voting rights as set forth below.

Preferred Stock

          Greektown Superholdings is authorized to issue 2,333,333 shares of Preferred Stock. A total of 1,688,268 shares of Greektown Superholdings’ Preferred Stock are designated as a series known as Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), of which 1,463,535 were issued and outstanding as of September 30, 2010. A total of 645,065 shares of Greektown Superholdings’ Preferred Stock are designated as a series known as Series A-2 Participating Convertible Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred Stock”; together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), of which 162,255 shares were issued and outstanding as of June 30, 2010. A holder’s shares of Series A Preferred Stock are voluntarily convertible at the election of such holder at any time after December 31, 2010 and all shares of Series A Preferred Stock are mandatorily convertible upon the vote or written consent of 66 2/3% of the then outstanding shares of Series A Preferred Stock (with each holder of Series A-1 Preferred Stock and each holder of Series A-2 Preferred Stock entitled to cast one vote with respect to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock held by such holder) voting together as a single class. Each share of Series A-1 Preferred is convertible into the lesser of (i) such number of fully paid and nonassessable shares of Series A-1 Common Stock as is determined by dividing (A) the sum of $100 per share of Series A Preferred Stock plus an amount equal to the aggregate amount of accrued but unpaid dividends per share of Series A Preferred Stock whether or not declared and subject to certain adjustments (the “Series A Reference Price”) by (B) the Series A Conversion Price (defined below) in effect at the time of conversion, and (ii) the maximum number of shares of Series A-1 Common Stock that can be issued to such holder in accordance with the Certificate of Incorporation of Greektown Superholdings and in compliance with the requirements of the MGCB. Each share of Series A-2 Preferred Stock is convertible into the lesser of (i) such number of fully paid and nonassessable shares of Series A-2 Common Stock as is determined by dividing the Series A Reference Price by the Series A Conversion Price in effect at the time of conversion and (ii) the maximum number of shares of Series A-2 Common Stock that can be issued to such holder in accordance with the Certificate of Incorporation and in compliance with the requirements of the MGCB. The “Series A Conversion Price” means an amount initially equal to $100 but which is subject to adjustment for stock splits, combinations, certain dividends and distributions and with respect to mergers, reorganizations and similar transactions as set forth in the Certificate of Incorporation. Each share of Series A-1 Preferred Stock represents the same economic interest in Greektown Superholdings as each share of Series A-2 Preferred Stock and such shares differ only with respect to voting rights as set forth below.

Summary of Stock Terms

          Issuance of Additional Stock. The Board does not have the right to (i) authorize additional shares of Common Stock without the vote of the holders of shares of capital stock of Greektown Superholdings representing a majority of the votes represented by all outstanding shares of capital stock (on an as-converted basis) of Greektown Superholdings entitled to vote, voting together as a single class, (ii) authorize or issue additional shares of Common Stock or Preferred Stock if such authorization or issuance would adversely affect (A) the Series A-1 Preferred Stock in a manner different than it would affect the

Series A-2 Preferred Stock without the separate consent of a majority of the outstanding shares of Series A-1 Preferred Stock and (B) the Series A-2 Preferred Stock in a manner different than it would affect the Series A-1 Preferred Stock without the separate consent of a majority of the outstanding shares of Series A-2 Preferred Stock or (iii) cause Greektown Superholdings to issue or sell to any person (including holders of shares of capital stock and affiliates of holders of shares of capital stock) more than five percent (5%) of any Common Stock, Preferred Stock or other voting securities, voting interests or equity interests of Greektown Superholdings except in accordance with the provisions of the Michigan Gaming Act and the rules promulgated there under. Greektown Superholdings may not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the title 11 of the Bankruptcy Code; provided, however that such restriction (A) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (B) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to Greektown Superholdings; and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

          Transfer Restrictions. No stockholder may transfer its shares of Common Stock, Preferred Stock or other voting securities, voting interests or equity interests of Greektown Superholdings unless such transfer is in accordance with the Michigan Gaming Act and the rules promulgated there under.

          Voting Rights. The holders of Series A-1 Common Stock are entitled to ten (10) votes for each outstanding share of Series A-1 Common Stock. The holders of Series A-2 Common Stock are entitled to one (1) vote for each outstanding share of Series A-2 Common Stock; provided, however, that, except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware. Except as provided below, the holders of Series A-1 Preferred Stock are entitled a number of votes equal to ten (10) times the number of shares of Series A-1 Common Stock into which such share of Series A-1 Preferred Stock is then convertible. Except as provided below, the holders of Series A-2 Preferred Stock are entitled to a number of votes equal to one (1) times the number of shares of Series A-2 Common Stock into which such share of Series A-2 Preferred Stock is then convertible. Except as provided by law and as set forth below, holders of Series A-1 Preferred Stock and holders of Series A-2 Preferred Stock will vote together with the holders of Common Stock as a single class. The approval of a majority of the votes of Series A-1 Preferred Stock are required in order to amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of Greektown Superholdings if such amendment, alteration or repeal would adversely affect the Series A-1 Preferred Stock in a manner different than it would affect the Series A-2 Preferred Stock. The approval of a majority of the votes of Series A-2 Preferred Stock are required in order to amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of Greektown Superholdings if such amendment, alteration or repeal would adversely affect the Series A-2 Preferred Stock in a manner different than it would affect the Series A-2 Preferred Stock. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth in the Certificate of Incorporation may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of sixty six and two thirds percent (66 2/3%) of the shares of Series A Preferred Stock then outstanding (with each holder of Series A-1 Preferred Stock and each holder of Series A-2 Preferred Stock entitled to cast one vote with respect to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock held by such holder) voting together as a single class.

          Dividends. Each share of Series A Preferred Stock (including unissued shares) accrues dividends on a daily basis at the rate equal to 7.5% per annum of the Series A Reference Price (whether or not declared), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. Such dividends are cumulative; provided, however, that such dividends should be payable only when, as, and if declared by the Board and for so long as Greektown Superholdings is subject to the jurisdiction of the MGCB, Greektown Superholdings may not pay any dividends unless such dividends are approved by, and issued in compliance with the regulations and restrictions imposed by, the MGCB. Greektown Superholdings may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of Greektown Superholdings (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding will first receive, or simultaneously receive, a dividend equal to (i) the amount of accrued but unpaid dividends with respect to each share of Series A Preferred Stock plus (ii) either (A) in the case of a dividend on Common Stock or any class or series of capital stock convertible into Common Stock, the amount that would have been payable with respect to each share of Series A Preferred Stock if such share had been converted to Common Stock on the record date for payment of such dividend or (B) in the case of a dividend on any class or series of capital stock that is not convertible into Common Stock, an amount determined by (x) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of each share of such class or series of capital stock and (y) multiplying such fraction by the Series A Reference Price; provided that, if Greektown Superholdings declares, pays or sets aside, on the same date, a dividend on more than one class or series of capital stock, the holders of Series A Preferred Stock will receive an amount calculated based on the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

          Distributions. All distributions to the shareholders of Greektown Superholdings upon a voluntary or involuntary liquidation, dissolution or winding up of Greektown Superholdings, if any, will be made in accordance with the order and priority set forth in the Certificate of Incorporation.

Warrants to Purchase Series A Preferred Stock

          On the effective date, Greektown Superholdings issued warrants to purchase Series A-1 Preferred Stock and warrants to purchase Series A-2 Preferred Stock, in each case, at an initial purchase price per share equal to $0.01 (the “Warrant Shares”) which price will be adjusted as set forth in the Warrant to Purchase Series A Convertible Preferred Stock (the “Warrant”), which will be used for both warrants to purchase the Series A-1 Preferred Stock and warrants to purchase the Series A-2 Preferred Stock. Greektown Superholdings entered into such warrants with any Put Party and/or holder of Senior Notes who elected to purchase Preferred Stock representing more than 4.9% of the capital stock of Greektown Superholdings as of the Effective Date, or if such party that qualified as an “Institutional Investor” under Michigan gaming law elected to purchase more than 14.9% of the capital stock of Greektown Superholdings as of the Effective Date.

          Voting Rights. The holders of Warrants have no voting rights prior to exercise of the Warrant.

          Dividends. The holder of a Warrant is entitled to receive any and all dividends and other distributions paid to the holders of shares of Series A Preferred Stock in accordance with the Certificate of Incorporation. However, such dividends or distributions are payable only upon exercise of the Warrant. In accordance with the Certificate of Incorporation, from the date on which Greektown Superholdings first issues Series A Preferred Stock, each Warrant Share (including unissued Warrant Shares) will accrue dividends on a daily basis at the rate equal to 7.5% per annum of the Series A Reference Price (whether or not declared), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

          Early Termination. In the event of any capital reorganization, or any reclassification of the capital stock of Greektown Superholdings (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of Greektown Superholdings with or into another corporation (other than a merger solely to effect a reincorporation of Greektown Superholdings into another state), or the sale, lease, transfer, exclusive license or other disposition in a single transaction or series of related transactions of all or substantially all of its assets to any other person and such transaction results in a liquidation, dissolution or winding up of Greektown Superholdings pursuant to Section B.3 of Article 4 of Greektown Superholdings’ Certificate of Incorporation, at any time prior to the earlier of the expiration of a Warrant or the exercise in full of a Warrant, each holder of a Warrant will be entitled to receive, subject to the consummation of such event, the cash, securities and other property that such holder would have received in respect of the Warrant Shares had such holder exercised its Warrant immediately prior to the effective time of such event less an amount equal to (i) the number of Warrant Shares then subject to the applicable Warrant multiplied by (ii) the purchase price per share of such Warrant in effect at the time of such event.

          Limitations on Exercise. The exercise of each Warrant and the issuance of the Warrant Shares by Greektown Superholdings upon such exercise are subject to Article Twelfth of the Certificate of Incorporation which prohibits the issuance of shares of capital stock of Greektown Superholdings in certain circumstances.

Note 7. Related-Party Transactions

          Greektown Holdings entered into certain business transactions with individuals or entities related to the ownership of direct or indirect member interests. Under the provisions of their internal control system, expenditures to any one related party in excess of $50,000 annually must be approved by the Company’s management board. Payments to related parties, other than financing-related activities and member distributions, totaled approximately $197,000 for the three months ended September 30, 2009; $340,000 for the six months ended June 30, 2010 and $786,000 for the nine months ended September 30, 2009. There were no amounts paid during the three months ended September 30, 2010.

          Greektown Casino periodically enters into certain business transactions with persons related to the direct or indirect ownership of their member interests. Since 2007, Greektown Casino has entered into transactions where customers of Greektown Casino have the ability to earn food complimentary for use at Fishbones, an upscale seafood restaurant located near Greektown Casino. Greektown reimburses Fishbones at a discounted rate for the costs to Fishbones for providing food to customers redeeming the complimentary. Fishbones is owned in part by Ted Gatzaros, a former director of Greektown Casino and current member of Monroe. Monroe had been a related party, however, as of the Effective Date; Monroe is no longer an affiliated entity.

Note 8. Gaming Taxes and Fees

          Under the provisions of the Michigan Gaming Control and Revenue Act (the Act), casino licenses are subject to the following gaming taxes and fees on an ongoing basis:

•	An annual licensing fee;

•	An annual payment, together with the other two casino licensees, of all MGCB regulatory and enforcement costs. The Company paid $10.2 million for its portion of the annual assessment in 2010;

•

A wagering tax, calculated based on adjusted gross gaming receipts, payable daily, of 19%; (24% through February 2009 when the Company was determined to be “fully operative” by the Michigan Gaming Control Board when the rate was reduced to 19%) and

•	A municipal services fee in an amount equal to the greater of 1.25% of adjusted gross gaming receipts or $4 million annually.

          These gaming taxes and fees are in addition to the taxes, fees, and assessments customarily paid by business entities conducting business in the State of Michigan and the City of Detroit, the Company recorded $18.8 million as gaming tax expense and $23.8 million, for the three months ended September 30, 2010 and 2009, respectively and $57.3 million and $68.3 million, for the nine months ended September 30, 2010 and 2009, respectively. The Company recorded $38.4 million for the six months ended June 30, 2010.

          The Company is also required to pay a daily fee to the City of Detroit (City) in the amount of 1% of adjusted gross receipts, increasing to 2% of adjusted gross receipts if adjusted gross receipts exceed $400 million in any one calendar year. Additionally, if and when adjusted gross receipts exceed $400 million, the Company will be required to pay $4 million to the City of Detroit. The Company’s adjusted gross receipts are not projected to exceed $400 million during the calendar year 2010.

          The Act was amended in 2004 to increase the wagering tax rate for the three Detroit casinos from 18% of adjusted gross receipts to 24% of adjusted gross receipts. If the MGCB determines that (1)the licensee has been “fully operational” for 30 consecutive days and (2) the licensee has been in compliance with its Revised Development Agreement for at least 30 consecutive days, then the MGCB is required to certify the licensee and the tax rate will revert to a 1% increase only, resulting in a tax rate for Greektown of 19% of adjusted gross receipts. Greektown was “fully operational” and had complied with the first requirement (fully operational for 30 consecutive days) on March 17, 2009.

          The Company also has met the second requirement that it had been in compliance with the Development Agreement for 30 consecutive days, however, the City had asserted that it did not believe Greektown was in compliance with the Development Agreement.

          On October 9, 2009, the Debtors filed a motion with the Bankruptcy Court to approve a settlement agreement (the Settlement Agreement) with the City, which resolved all disputes with the City. The Settlement Agreement provided, among other things, that:

•	The City should use its best efforts to support the Debtors efforts in obtaining the Tax Rollback effective as of February 15, 2009 before the MGCB (which was obtained on March 9, 2010);

•

The Debtors should pay the City a settlement amount in the aggregate of $16.6 million (the “Settlement Payment”), less certain credits described below, subject to the following provisions: (i)the Debtor should pay initial cash payment of $3.5 million (the “Initial Cash Payment”) within two business days after entry of an order by the Bankruptcy court approving the Settlement Agreement; (ii) a credit should be applied to reduce the Settlement Payment in an amount equal to the difference between (a) the amount of gaming taxes actually paid to the City between February 15, 2009 and February 15, 2010 and (b) the amount of gaming taxes that would have been paid through the date of the settlement to the City had the Tax Rollback been effective as of February 15, 2009); and (iii)the Debtors should pay a final cash amount of $9.6 million (Final Cash Payment), which is the remaining amount of Settlement Payment after the Initial Cash Payment and the application of the credit described above;

•	Upon the receipt of the Final Cash Payment, the City should be deemed to have dismissed and waived any and all claims of default under the Development Agreement;

•	The City should cease its demand for a 1% tax increase due to the delayed completion of the Expanded Complex;

•	The City should consent to the transfer of the ownership of the Greektown Casino and the Development Agreement to the reorganized Debtors in accordance with the Plan; and

•	The City should take actions to dismiss all related litigation.

          The Settlement Agreement was conditioned upon (i) approval of the Settlement Agreement by the Bankruptcy Court, which was obtained on February 22, 2010; and (ii) final approvals of the Settlement Agreement from various offices of the City, which were obtained on February 24, 2010.

          On March 9, 2010, the Michigan Gaming Control Board certified that the Casino was in compliance with the development agreement as of February 15, 2009 and as such was entitled to a tax adjustment retroactive to February 15, 2009. As a result of the retroactive adjustment, the Company recorded a refundable from the State of Michigan for approximately $15.0 million at March 8, 2010, which was utilized instead of making daily payments through September 10, 2010. As of September 30, 2010, there was no refundable amount outstanding.

          The Predecessor paid the City $13.5 million for the City of Detroit Settlement during the six months ended June 30, 2010.

Note 9: Stock Based Compensation

          On August 11, 2010 (supplemented on September 29, 2010), the Compensation Committee approved a director compensation program for members of the Company’s Board of Directors. Under the terms of the compensation program, the Chairman of the Board shall receive an annual retainer of $225,000, the Vice Chairman of the Board shall receive an annual retainer of $125,000, and all other board members shall receive an annual retainer of $75,000. In addition, the Chairmen of the Audit Committee, the Nominating and Corporate Governance Committee, the Regulatory Compliance Committee and the Compensation Committee shall each receive an additional $25,000, and each member of the Board of Directors that serves on a committee in a non-chair capacity shall receive an additional $10,000.

          All annual retainers will be paid half in cash and half in restricted shares of Series A-1 Common Stock, vesting in quarterly increments over a one year period. Each director may elect annually to receive all or part of the equity portion of the award in cash. Such cash payments will be made when the equity would have vested.

          The director compensation program provides that each member of the Company’s Board of Directors is entitled to receive restricted shares of the Company’s Series A-1 Common Stock. In addition to the annual retainer, upon joining the Company’s Board of Directors, the Chairman of the Board became entitled to $275,000 of such stock, the Vice Chairman of the Board became entitled to $150,000 of such stock, and all other directors are entitled to $125,000 of such stock. All such restricted shares will vest in three equal annual installments.

          The Company accounts for its stock based compensation in accordance with ASC Topic 718. Stock based compensation expense for the three months ended September 30, 2010 totaled $79,000.

          The weighted-average fair value at the grant date of restricted stock granted during the quarter ended September 30, 2010 was approximately $90.

          The following table summarizes the Company’s restricted unvested stock activity for the three months ended September 30, 2010:

Shares

Unvested at July 1, 2010	—
Granted during quarter ended September 30, 2010	7,331
Unvested at September 30, 2010	7,331

Note 10: Earnings per share

          Basic loss per common share (“EPS”) is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if certain restrictions lapse on restricted stock awards and preferred stock and warrants are converted to common stock. Anti-dilutive securities are excluded from diluted EPS.

          The following is a reconciliation of the number of shares used in the basic and diluted EPS computations for the three months ended September 30, 2010 (in thousands, except per share data).

Successor

Three months ended September 30, 2010

Net loss attributable to common stockholders for basic computation	$(5,005)
Less: Preferred stock dividends	(3,048)
Less: Preferred stock dividends on shares underlying warrants	(1,243)

Adjusted net loss available to common stockholders	(9,296)

Basic loss per common share:
Weighted average common shares outstanding	140

Basic loss per common share	$(66.41)

          Due to the Company’s net loss for the three months ended September 30, 2010, the dilutive effect of convertible preferred stock and warrants were not included in the computation of EPS, as their inclusion would have been anti-dilutive.

Note 11. Fair Value Measurements

          The Fair Value Measurements topic of the FASB ASC establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2:	Inputs to the valuation methodology include;

•	Quoted prices for similar assets or liabilities in active markets;
•	Quoted prices for identical or similar assets or liabilities in inactive markets;
•	Inputs other than quoted prices that are observable for the asset or liability;
•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

          If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

          The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

          Fair values of assets and liabilities measured on a recurring basis at September 30, 2010 are as follows: Cash and cash equivalents and certificates of deposit.

          Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

          Following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at September 30, 2010.

          Valuation methodologies for cash and cash equivalents, and certificates of deposit can be found in Note 2.

          The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.

          Fair values of assets measured on a recurring basis at September 30, 2010 are as follows (in thousands):

	Assets at fair value as of September 30, 2010

	Level 1	Level 2		Level 3		Total

Cash and cash equivalents	$35,600		—		—	$35,600
Certificates of deposit	533		—		—	533

Total assets at fair value	$36,133	$		$		$36,133

	Assets at fair value as of December 31, 2009

	Level 1	Level 2		Level 3		Total

Cash and cash equivalents	$25,692		—		—	$25,692
Certificates of deposit	530		—		—	530

Total assets at fair value	$26,222	$		$		$26,222

Note 12. Michigan Gaming Control Board Covenant

          On June 28, 2010, the MGCB approved Greektown’s new ownership structure, capitalization and management. The MGCB’s approval order (the “Order”) provides that the Company must demonstrate its continuing financial viability for so long as any indebtedness is outstanding under the Revolving Loan and the Notes by complying with a minimum fixed charge coverage ratio maintenance covenant and a limitation on certain restricted payments.

Minimum Fixed Charge Coverage Ratio

          The Order requires the Company and its subsidiaries to maintain a ratio of EBITDA to Fixed Charges (each as defined below) on the last day of each calendar quarter of not less than:

(1)	1.00 to 1.00 (until March 31, 2011); and

(2)	1.05 to 1.00 (after March 31, 2011).

          The fixed charge coverage ratio will be measured from the Effective Date until the applicable determination date for all fiscal quarters ending on or before March 31, 2011 and on a trailing twelve month basis thereafter.

          The Order defines the ratio as the ratio of:

(1)	EBITDA for the measurement period then ending to

(2)	Fixed Charges for the measurement period.

          For purposes of the Order:

          “EBITDA” means, for any period of determination, net income for the applicable period plus, without duplication and only to the extent deducted in determining net income:

(1)	depreciation and amortization expense for such period;

(2)	interest expense, whether paid or accrued, for such period;

(3)	all income taxes for such period; and

(4)	for any fiscal quarter ending on or before June 30, 2011, specified non-recurring expenses for such period.

“Fixed Charges” means, for any period, the sum, without duplication, of:

(1)	all cash interest expense on funded debt paid or payable in respect of such period; plus

(2)

all installments of principal with respect to funded debt, including excess cash flow recapture payments, or other sums paid or due and payable during such period by the Company with respect to all of its funded debt (other than the repayment of advances under a revolving credit facility and payments of principal in connection with any refinancing of any funded debt); plus

(3)	all preferred dividends paid in cash for such period; plus

(4)	all unfinanced capital expenditures for such period; plus

(5)	all capitalized rent and lease expense for such period.

The Company will be permitted to cure any anticipated non-compliance with this ratio with capital raised in an offering of equity securities. The Company may add to EBITDA the net proceeds of any offering of equity securities of the Company or its subsidiaries consummated before the date that a financial audit must be delivered to the MGCB for the applicable period with respect to which the fixed charge coverage ratio is measured under the order to make up the amount of any shortfall in the minimum fixed charge coverage ratio for the applicable period. Any equity proceeds exceeding those necessary to make up the shortfall will be available to make up shortfalls in the minimum fixed charge coverage ratio for any subsequent periods.

Limitation on Certain Restricted Payments

          The MGCB order also prohibits the Company from making any distributions or pay any dividends on account of the Company’s capital stock without the prior written approval of the MGCB, other than repurchases, redemptions or other acquisitions for value of any of the Company’s preferred stock or common stock held by any current or former officer, director or employee of the Company or its subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders agreement or similar agreement, not to exceed $1.5 million in any twelve month period.

City of Detroit Covenant

          The Company is required, within six months of the Effective Date, to propose a manager to the City of Detroit for approval by Detroit’s mayor and city council (which approval shall not be unreasonably withheld by the mayor or the city counsel); provided, that such time may be extended by the mayor of Detroit, in his discretion, for up to two one-month periods upon written request. In addition, any such manager or supplement to the existing management team would also be subject to the approval of the MGCB and any other applicable regulatory approvals.

Note 13. Commitments and Contingencies

          The Company is a defendant in various pending litigation. In management’s opinion, the ultimate outcome of such litigation will not have a material adverse effect on the results of operations or the financial position of the Company.

          The Revised Development Agreement also provides that should a triggering event as defined, occur, the Company must sell its assets, business, and operations as a going concern at their fair market value to a developer named by the City. The Company noted that as of September 30, 2010, no triggering event has occurred.

          As part of the bankruptcy reorganization process, the Company engaged Moelis & Company, LLC (“Moelis”) to act as investment banker. The Moelis engagement letter provides for a success fee if certain requirements are met. Moelis has asserted a claim for $12.9 million in fees and expenses of which approximately $3 million was paid prior to the Effective Date. The Company believes such amount substantially exceeds the amount to which Moelis is entitled under its engagement letter. The Company has filed an objection to Moelis’s administrative claim and a hearing on that matter before the Bankruptcy Court is currently scheduled for early February 2011.

          Certain parties to contracts entered into prior to the commencement of the Debtors’ bankruptcy proceedings have asserted claims alleging that the Company assumed those contracts and is responsible for amounts necessary to cure prepetition defaults under such contracts. Other similar claims may still be asserted. The Company may become involved in disputes over the nature and amount of such claims. Certain of such claims have been withdrawn. There are currently claims of less than $100,000 in total, although certain additional claims may still be asserted. The amounts of such claims are estimated at approximately $0.6 million.

Greektown Superholdings, Inc.

Exchange Offer for
$280,167,000 Series A 13% Senior Secured Notes due 2015 and
$104,833,000 Series B 13% Senior Secured Notes due 2015

PRELIMINARY PROSPECTUS

DECEMBER 15, 2010

          No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus.

          Until          , 2010, all broker-dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Greektown Superholdings is a company organized under the laws of the State of Delaware.

          Our Certificate of Incorporation and Bylaws include provisions that generally eliminate personal liability of our directors and officers for breaches of their fiduciary duty. These provisions do not eliminate liability for: (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (ii) in respect of any claim, issue or matter as to which a director or officer has been finally adjudged by a court of competent jurisdiction to be liable to Greektown Superholdings, unless, and only to the extent that, the Court of Chancery of Delaware or another court in which the proceeding for which the director or officer is seeking indemnification determines that, despite adjudication of liability, but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnification for expenses deemed proper by such court.

          Our Bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Our Bylaws permit us to indemnify our employees to the fullest extent authorized by the Delaware General Corporation Law, when authorized from time to time by the board of directors. We are authorized to carry directors’ and officers’ insurance protecting us, any director, officer or employee, against any expense, liability or loss, whether or not we would have the power to indemnify such person.

          The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, we may be adversely affected to the extent we pay the costs of settlement and damage awards pursuant to these indemnification provisions.

          The Bylaws also provide that indemnification provided for in the Bylaws will not be deemed exclusive of any other rights to which the indemnified party may be entitled and that any repeal or modification of the Bylaws’ indemnification provisions will be prospective only and will not adversely affect the rights of any director or officer in effect at the time of any act or omission occurring prior to such repeal or modification.

          In addition to the above, Greektown Superholdings may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in Greektown Superholdings’ Certificate of Incorporation or the Bylaws. The Board of Directors has approved a form of indemnification agreement for each member of the Board of Directors of the Company pursuant to which the Company would agree to indemnify each director (and provide expense advancement) to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director of the Company.

          There is no pending litigation or proceeding involving a director, officer or employee of Greektown Superholdings as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

Item 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The attached Exhibit Index is incorporated herein by reference.

Item 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant duly caused this Amendment No. 3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 15, 2010.

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ George Boyer

Name:	George Boyer
Title:	Executive Chairman of the Board

Signature	Title	Date

/s/ George Boyer	Executive Chairman of the Board, Chairman
of the Board, Director (Principal Executive
George Boyer	Officer)	December 15, 2010

/s/ Clifford J. Vallier
President, Chief Financial Officer and
Clifford J. Vallier	Treasurer (Chief Accounting Officer)	December 15, 2010

*

John I. Bitove	Director	December 15, 2010

*

Freman Hendrix	Director, Vice Chairman of the Board	December 15, 2010

*

Yvette E. Landau	Director	December 15, 2010

* By Clifford J. Vallier as attorney-in-fact.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant duly caused this Amendment No. 3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 15, 2010.

GREEKTOWN NEWCO SUB, INC.

By:	/s/ Clifford J. Vallier
Name:	Clifford J. Vallier
Title:	President, Chief Financial Officer and Treasurer

Signature	Title	Date

Executive Chairman of the Board, Chairman
/s/ George Boyer	of the Board, Director (Principal Executive
George Boyer	Officer)	December 15, 2010

/s/ Clifford J. Vallier	President, Chief Financial Officer and
Clifford J. Vallier	Treasurer (Chief Accounting Officer)	December 15, 2010

*
John I. Bitove*	Director	December 15, 2010

*
Freman Hendrix*	Director, Vice Chairman of the Board	December 15, 2010

*
Yvette E. Landau*	Director	December 15, 2010

* By Clifford J. Vallier as attorney-in-fact.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant duly caused this Amendment No. 3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 15, 2010.

GREEKTOWN HOLDINGS, L.L.C.

By:	/s/ Clifford J. Vallier
Name:	Clifford J. Vallier
Title:	President, Chief Financial Officer and Treasurer

Signature	Title	Date

Executive Chairman of the Board, Chairman
/s/ George Boyer	of the Board, Director (Principal Executive
George Boyer	Officer)	December 15, 2010

/s/ Clifford J. Vallier	President, Chief Financial Officer and
Clifford J. Vallier	Treasurer (Chief Accounting Officer)	December 15, 2010

*
John I. Bitove*	Director	December 15, 2010

*
Freman Hendrix*	Director, Vice Chairman of the Board	December 15, 2010

*
Yvette E. Landau*	Director	December 15, 2010

* By Clifford J. Vallier as attorney-in-fact.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant duly caused this Amendment No. 3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 15, 2010.

GREEKTOWN CASINO, L.L.C.

By:	/s/ Clifford J. Vallier
Name:	Clifford J. Vallier
Title:	President, Chief Financial Officer and Treasurer

Signature	Title	Date

Executive Chairman of the Board, Chairman
/s/ George Boyer	of the Board, Director (Principal Executive
George Boyer	Officer)	December 15, 2010

/s/ Clifford J. Vallier	President, Chief Financial Officer and
Clifford J. Vallier	Treasurer (Chief Accounting Officer)	December 15, 2010

*
John I. Bitove*	Director	December 15, 2010

*
Freman Hendrix*	Director, Vice Chairman of the Board	December 15, 2010

*
Yvette E. Landau*	Director	December 15, 2010

* By Clifford J. Vallier as attorney-in-fact.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant duly caused this Amendment No. 3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 15, 2010.

CONTRACT BUILDERS CORPORATION

By:	/s/ Clifford J. Vallier
Name:	Clifford J. Vallier
Title:	President, Chief Financial Officer and Treasurer

Signature	Title	Date

Executive Chairman of the Board, Chairman
/s/ George Boyer	of the Board, Director (Principal Executive
George Boyer	Officer)	December 15, 2010

/s/ Clifford J. Vallier	President, Chief Financial Officer and
Clifford J. Vallier	Treasurer (Chief Accounting Officer)	December 15, 2010

*
John I. Bitove*	Director	December 15, 2010

*
Freman Hendrix*	Director, Vice Chairman of the Board	December 15, 2010

*
Yvette E. Landau*	Director	December 15, 2010

* By Clifford J. Vallier as attorney-in-fact.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant duly caused this Amendment No. 3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 15, 2010.

REALTY EQUITY COMPANY

By:	/s/ Clifford J. Vallier
Name:	Clifford J. Vallier
Title:	President, Chief Financial Officer and Treasurer

Signature	Title	Date

Executive Chairman of the Board, Chairman
/s/ George Boyer	of the Board, Director (Principal Executive
George Boyer	Officer)	December 15, 2010

/s/ Clifford J. Vallier	President, Chief Financial Officer and
Clifford J. Vallier	Treasurer (Chief Accounting Officer)	December 15, 2010

*
John I. Bitove*	Director	December 15, 2010

*
Freman Hendrix*	Director, Vice Chairman of the Board	December 15, 2010

*
Yvette E. Landau*	Director	December 15, 2010

* By Clifford J. Vallier as attorney-in-fact.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1

Second Amended Joint Plans of Reorganization filed with the United States Bankruptcy Court for the Eastern District of Michigan on December 7, 2009. (Schedules omitted. The Registrant hereby agrees to provide the omitted schedules to the Plan supplementally to the Securities and Exchange Commission upon request.)*

3.1	Certificate of Incorporation of Greektown Superholdings, Inc.*

3.2	Certificate of Amendment to the Certificate of Incorporation of Greektown Superholdings, Inc.*

3.3	Bylaws of Greektown Superholdings, Inc.*

4.1	Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated December 29, 2009.*

4.2	Form of Series A Preferred Stock Warrant.*

4.3	Indenture, dated June 30, 2010, by and among Greektown Superholdings, Inc., Wilmington Trust FSB and certain subsidiaries of Greektown Superholdings, Inc.**

5.1	Opinion of Dechert LLP.

10.1	Revised Development Agreement, dated August 5, 2002, by and among the City of Detroit, The Economic Development Corporation of the City of Detroit and Greektown Casino, L.L.C.*

10.2	Lease between Adam J. Maida Roman Catholic Archbishop of the Archdiocese of Detroit and Greektown Casino, LLC dated August 28, 2006.*

10.3	Amended Settlement Agreement dated February 22, 2010 among the City of Detroit, Greektown Casino, L.L.C., Greektown Holdings, L.L.C. and the other affiliated debtors and debtors in possession.*

10.4

Collective Bargaining Agreement effective June 13, 2008, by and between Greektown Casino, LLC., dba Greektown Casino, and the International Union, Security, Police, Fire Professionals Of America (IUSPFPA), and its Amalgamated Local #1227.*

10.5	Collective Bargaining Agreement dated October 17, 2007, between Greektown Casino, LLC, and The Detroit Casino Council.*

10.6	Consulting Agreement dated February 12, 2010, by and between Greektown Casino, L.L.C., and WG-Michigan LLC.*

10.7	Indemnification Agreement dated March 31, 2010, by and among Greektown Superholdings, Inc., George Boyer and certain other parties thereto.*

10.8	Indemnification Agreement dated March 31, 2010, by and among Greektown Superholdings, Inc., Cliff J. Vallier and certain other parties thereto.*

10.9	Purchase and Put Agreement, dated November 2, 2009, by and among the Put Parties.***

10.10	First Amendment to the Purchase and Put Agreement, dated January 11, 2010, by and among the Put Parties.***

10.11	Disclosure Statement filed with the United States Bankruptcy Court for the Eastern District of Michigan on December 7, 2009. ****

10.12

Form of Litigation Trust Agreement, to be entered into by and among the Debtors, the trustee for the Litigation Trust and certain members of the governing board of the Litigation Trust appointed pursuant to the Plan.***

10.13	Form of Litigation Trust 8% Promissory Note.***

10.14	Letter Agreement, dated November 13, 2009, by and among the Put Parties and certain pre-petition lenders.***

10.15	Form of Management Agreement, to be entered into by and between Greektown Superholdings, Inc. and WG-Michigan, LLC. ****

10.16	Greektown Superholdings, Inc. Stock Incentive Plan.*****

10.17

Pledge and Security Agreement, dated June 30, 2010, by and among Greektown Superholdings, Inc., Greektown Newco Sub, Inc., Greektown Holdings, L.L.C., Greektown Casino, L.L.C., Realty Equity Company Inc., Contract Builders Corporation and Comerica Bank.*****

10.18

Pledge and Security Agreement, dated June 30, 2010, by and among Greektown Superholdings, Inc., Greektown Newco Sub, Inc., Greektown Holdings, L.L.C., Greektown Casino, L.L.C., Realty Equity Company Inc., Contract Builders Corporation and Wilmington Trust FSB*****.

10.19	Credit Agreement, dated June 30, 2010, by and between Greektown Superholdings, Inc. and Comerica Bank.**

10.20	Form of Indemnification Agreement, to be entered into by and between Greektown Superholdings, Inc. and the members of the Board of Directors.

12.1	Statement regarding computation of ratio of earnings to fixed charges.*****

16.1	KPMG Letter dated March 31, 2010.*

21.1	List of Subsidiaries of Greektown Superholdings, Inc.*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Powers of Attorney.*****

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wilmington Trust FSB.*****

99.1	Form of Letter of Transmittal. ******

99.2	Form of Notice of Guaranteed Delivery. ******

99.3	Form of Letter to Holders. ******

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. ******

99.5	Form of Letter to Clients. ******

* Previously filed with Form 10

** Previously filed with Form 8-K on July 2, 2010

*** Previously filed with Amendment No. 1 to Form 10

**** Previously filed with Amendment No. 2 to Form 10

***** Previously filed with Form S-4 on September 17, 2010

****** Previously filed with Amendment No. 1 to Form S-4 on November 4, 2010